     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2001
                                                      REGISTRATION NO. 333-52920
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 WORLDCOM, INC.
             (Exact name of Registrant as specified in its charter)

            GEORGIA                           4813                          58-1521612
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
incorporation or organization)     Classification Code Number)                 No.)

                            ------------------------

                               BERNARD J. EBBERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 WORLDCOM, INC.
                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056
                                 (601) 460-5600

(Address, including zip code, and telephone      (Name and address, including zip code, and
number, including area code, of Registrant's     telephone number, including area code, of agent
principal executive offices)                     for service)

                            ------------------------

                                WITH COPIES TO:

               SCOTT D. SULLIVAN                                ANDREW R. KELLER
            Chief Financial Officer                        Simpson Thacher & Bartlett
                WorldCom, Inc.                                425 Lexington Avenue
           500 Clinton Center Drive                          New York, NY 10017-3954
          Clinton, Mississippi 39056

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 26, 2001
THE INFORMATION IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       PROXY STATEMENT AND PROSPECTUS OF

                                [WORLDCOM LOGO]

                      ANNUAL MEETING OF SHAREHOLDERS TO BE
                HELD AT 10:00 A.M., LOCAL TIME, ON JUNE 7, 2001
                             ---------------------

                                                                  April 26, 2001

Dear Shareholder,

    You are cordially invited to attend our annual meeting of WorldCom, Inc. shareholders, to be held on June 7, 2001, at 10:00 a.m., local time, at 500 Clinton Center Drive, Clinton, Mississippi for the purposes of:

    - amending our charter to approve the tracking stock proposal described below;

    - amending the fair price provisions of our charter to reflect the tracking stock structure;

    - electing a board of 12 directors;

    - adopting the MCI Group 2001 Employee Stock Purchase Plan; and

    - transacting any other business that properly comes before the meeting or any adjournments or postponements thereof.

    As part of our ongoing efforts to create additional value for our shareholders, our board of directors requests your approval to amend our charter to effect a recapitalization that will replace our existing common stock with two new series of our common stock that are intended to reflect, or track, the performance of our WorldCom businesses and our MCI businesses. We believe that this new capital structure will facilitate our efforts to continue to create value for our shareholders by highlighting our distinct businesses.

    If the shareholders approve the recapitalization, each share of our existing common stock will be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock. After the recapitalization, a common shareholder's ownership in WorldCom, Inc. will then be represented by two stocks: WorldCom group stock and MCI group stock. We will seek the listing of both the WorldCom group stock and the MCI group stock on the Nasdaq National Market.

    We intend to pay a quarterly dividend of $0.60 per share on the MCI group stock. We do not intend to pay dividends on the WorldCom group stock in the foreseeable future.

    The terms of the WorldCom group stock and the MCI group stock, a description of the director nominees and a description of the MCI Group 2001 Employee Stock Purchase Plan, along with other important information, are included in this proxy statement and prospectus.

    Our board of directors unanimously recommends that you vote "FOR" all of the proposals.

    This proxy statement provides you with detailed information about the proposals. We encourage you to read this entire document.

    FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN CONNECTION WITH THE TRACKING STOCK PROPOSALS, SEE "RISK FACTORS" BEGINNING ON PAGE 26 OF THIS PROXY STATEMENT AND PROSPECTUS.

    I look forward to seeing you at our annual meeting.

                                          Sincerely,

                                          [LOGO]
                                          Bernard J. Ebbers
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT AND PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement and prospectus is dated April 26, 2001 and is first being mailed to shareholders on or about May 2, 2001.

                      HOW YOU CAN OBTAIN MORE INFORMATION

    This proxy statement and prospectus incorporates important information that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                    Attention: Investor Relations Department
                  Telephone: (877) 624-9266 or (601) 460-5600

    TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE THIS REQUEST NO LATER THAN FIVE BUSINESS DAYS BEFORE JUNE 7, 2001, THE DATE OF THE ANNUAL MEETING.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND PROSPECTUS TO VOTE ON THE MATTERS BEING CONSIDERED AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS. THIS PROXY STATEMENT AND PROSPECTUS IS DATED APRIL 26 , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT AND PROSPECTUS TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                [WORLDCOM LOGO]

                            500 Clinton Center Drive
                           Clinton, Mississippi 39056

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                            Clinton, Mississippi
                                                                  April 26, 2001

    The annual meeting of shareholders of WorldCom, Inc. will be held on June 7, 2001, at 10:00 a.m. local time, at 500 Clinton Center Drive, Clinton, Mississippi for the purpose of:

    - considering and approving a proposal to amend our articles of incorporation, which would provide for each outstanding share of our existing common stock to be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock;

    - considering and approving a proposal to amend the fair price provisions of our articles of incorporation to reflect the tracking stock structure;

    - electing a board of 12 directors;

    - adopting the MCI Group 2001 Employee Stock Purchase Plan; and

    - transacting any other business that properly comes before the meeting or any adjournments or postponements thereof.

    Proposed articles of amendment to our charter to be voted on at the annual meeting are included in Annex A and Annex B to the accompanying proxy statement and prospectus. In addition, a copy of the proposed MCI Group 2001 Employee Stock Purchase Plan is attached as Annex D to the accompanying proxy statement and prospectus.

    You can vote if you were a shareholder of record on April 16, 2001 of our common stock or of our series B preferred stock.

    Your vote is important. Please vote in one of these ways:

       1)  use the toll-free telephone number shown on your proxy card;

       2)  visit and cast your vote at the web site listed on the proxy card; or

       3)  mark, sign and return the accompanying proxy.

    We are offering our stockholders the opportunity to consent to receive all documents issued by WorldCom, including but not limited to, prospectuses, proxy materials, annual reports and other routine company filings electronically by providing the appropriate information when you vote on the proposals via the Internet. By choosing to receive this information electronically, you help support WorldCom in its efforts to control escalating printing and postage costs, and we hope that our stockholders find this service convenient and useful. If you consent and WorldCom elects to deliver future documents to you electronically, then WorldCom will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. WorldCom may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at our website.

    By consenting to electronic delivery, you are stating to WorldCom that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because WorldCom may rely on your consent and not deliver paper copies of documents including, for example, future annual meeting materials or other documents issued by WorldCom. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of documents such as the proxy materials and annual report.

                                          By Order of the Board of Directors

                                          Scott D. Sullivan

                                          SECRETARY

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS...................       1

SUMMARY.....................................................       2

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............       9

RISK FACTORS................................................      26
  Risks Relating to Our New Tracking Stock Capital
    Structure...............................................      26
  Risks Relating to the Businesses Attributed to the
    WorldCom Group..........................................      33
  Risks Relating to the Businesses Attributed to the MCI
    Group...................................................      36

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS...      37

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING.............      38
  Date, Time and Place of the Annual Meeting................      38
  Proposals to be Considered at the Annual Meeting..........      38
  Who Can Vote..............................................      38
  Shares Outstanding........................................      38
  Voting of Shares..........................................      38
  Voting of Proxies.........................................      38
  Votes Required to Approve the Proposals...................      38
  How You Can Vote..........................................      39
  Revocation of Proxy.......................................      39
  Quorum....................................................      40
  Solicitation of Proxies...................................      40

PROPOSAL 1--THE TRACKING STOCK PROPOSAL.....................      41
  Description of Proposal 1--The Tracking Stock Proposal....      41
  Recommendation of Our Board of Directors..................      44
  Dividend Policy...........................................      44
  The WorldCom Group and the MCI Group......................      44
  Description of WorldCom Group Stock and MCI Group Stock...      45
  U.S. Federal Income Tax Considerations....................      65
  Stock Exchange Listings...................................      67
  Stock Transfer Agent and Registrar........................      67
  Financial Advisors........................................      67
  Effect on Existing Stock Based Awards, Preferred Stock and
    Warrants................................................      68
  No Dissenters' Rights.....................................      68

BUSINESS....................................................      69

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     100

RELATIONSHIP BETWEEN THE WORLDCOM GROUP AND THE MCI GROUP...     131
  General Policy............................................     131
  Amendment and Modification of the Policy Statement........     131
  Corporate Opportunities...................................     131
  Relationship Between the Groups...........................     132
  Dividend Policy...........................................     134
  Financial Reporting; Allocation Matters...................     135

PROPOSAL 2--AMENDMENTS TO FAIR PRICE PROVISIONS OF
  CHARTER...................................................     136

PROPOSAL 3--ELECTION OF DIRECTORS...........................     137

PROPOSAL 4--ADOPTION OF MCI GROUP 2001 EMPLOYEE STOCK
  PURCHASE PLAN.............................................     140

                                                                PAGE
                                                              --------
OTHER MATTERS...............................................     142

PRINCIPAL SHAREHOLDERS......................................     143

INFORMATION CONCERNING OUR BOARD OF DIRECTORS...............     145

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE ON
  EXECUTIVE COMPENSATION....................................     146

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS............     150

EXECUTIVE COMPENSATION......................................     151

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS............     156

PRICE RANGE AND DIVIDENDS ON EXISTING COMMON STOCK..........     157

FUTURE SHAREHOLDER PROPOSALS................................     157

LEGAL MATTERS...............................................     158

EXPERTS.....................................................     158

WHERE YOU CAN FIND MORE INFORMATION.........................     158

INDEX TO FINANCIAL STATEMENTS...............................     F-1

              ANNEX A          -          Proposed Articles of Amendment to the Second Amended and
                                          Restated Articles of Incorporation of WorldCom, Inc. to
                                          Establish Tracking Stock

              ANNEX B          -          Proposed Articles of Amendment to Fair Price Provisions of
                                          the Second Amended and Restated Articles of Incorporation of
                                          WorldCom, Inc.

              ANNEX C          -          Tracking Stock Policy Statement

              ANNEX D          -          Proposed MCI Group 2001 Employee Stock Purchase Plan

              ANNEX E          -          Charter of Audit Committee of the Board of Directors of
                                          WorldCom, Inc.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

 Q-1: WHAT AM I BEING ASKED TO VOTE ON?

 A-1: We are asking you to approve:

        - articles of amendment to our charter to permit us to change each outstanding share of our existing common stock into one share of WorldCom group stock and 1/25 of a share of MCI group stock;

        - an amendment to the fair price provisions of our charter to reflect the tracking stock structure;

        - the election to our board of 12 directors; and

        - the adoption of the MCI Group 2001 Employee Stock Purchase Plan.

 Q-2: SHOULD I SEND IN MY STOCK CERTIFICATES?

 A-2: No. Each old share certificate will represent your new interests in the WorldCom group stock and MCI group stock. Shortly after the implementation of the tracking stock proposal, you will receive instructions on how you may, at your option, exchange your existing stock certificates for new stock certificates representing your WorldCom group stock and MCI group stock.

 Q-3: HOW DO I VOTE ON THE PROPOSALS?

 A-3: You may vote by telephone or via the Internet. You may also mail your signed proxy card in the enclosed return envelope, but please do so as soon as possible so that your shares may be represented at the annual meeting. Or, you may attend the annual meeting, as we describe in this proxy statement and prospectus. The annual meeting will take place on June 7, 2001.

 Q-4: IF I HOLD MY SHARES THROUGH A BROKER, HOW DO I VOTE ON THE PROPOSALS?

 A-4: You should have received with this proxy statement and prospectus a voting instruction card. If you have further questions on voting, please contact your broker.

 Q-5: CAN I CHANGE MY VOTE?

 A-5: Yes. If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. You may do this by (1) voting again by telephone or on the Internet prior to the annual meeting; (2) signing another proxy card with a later date and returning it to us prior to the annual meeting; or (3) attending the annual meeting in person and casting a ballot.
     If you own your shares through a broker, your broker can tell you how to change your vote.

 Q-6: WHAT HAPPENS IF I DO NOT VOTE ON THE PROPOSALS?

 A-6: If you do not return a proxy card or otherwise vote on the tracking stock and fair price amendment proposals, the effect will be the same as if you have voted "AGAINST" these proposals. With respect to the other proposals, not returning the proxy card or otherwise voting does not count as a vote against these proposals. We urge you to vote "FOR" all of the proposals.

 Q-7: WHOM CAN I CALL WITH QUESTIONS?

 A-7: If you have any questions about the proposals, please call Mackenzie
      Partners, Inc. at (212) 929-5500 (call collect) or call toll free at
      (800) 322-2885.

                                    SUMMARY

    This summary, together with the "Questions and Answers About the Proposals" on the preceding page, highlights important information from this proxy statement and prospectus. To understand the proposals fully, you should carefully read this entire document.

TRACKING STOCK

    We are asking you to permit us to create two new series of common stock. The WorldCom group stock is intended to reflect or "track" the separate performance of our data, Internet, international and commercial voice businesses and the MCI group stock is intended to track the performance of our consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses. These groups are collections of businesses that we have grouped together in order for us to issue WorldCom group stock and MCI group stock. The groups are not separate legal entities and cannot issue any securities. Holders of WorldCom group stock and holders of MCI group stock will be shareholders of WorldCom, Inc. only and will not have an ownership interest in the WorldCom group or the MCI group or any company in these groups. As a result, holders of WorldCom group stock and holders of MCI group stock will be subject to the benefits and risks associated with an investment in WorldCom and all of our businesses, assets and liabilities.

    We cannot assure you that either the WorldCom group stock or the MCI group stock will reflect the separate performance of the WorldCom group or the MCI group as we intend. In particular, we cannot assure you that the terms of WorldCom group stock and MCI group stock will guarantee a linkage between their market prices and group performance. In addition, the market prices of WorldCom group stock and MCI group stock could be affected by factors that do not affect the market price of the WorldCom stock you now own. We discuss these risks more fully beginning on page 26.

    If shareholders approve the tracking stock proposal, you will be able to decide whether to retain or sell either or both series of common stock, depending on your investment objectives.

    The following chart contrasts our current capital structure and our capital structure following the completion of the expected recapitalization:

                             OUR CAPITAL STRUCTURE

                                    [GRAPH]

                                    WORLDCOM

    We provide a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. We are a global communications company utilizing a strategy based on being able to provide service through our own facilities throughout the world instead of being restricted to a particular geographic location. We call this our "on-net" strategy. The on-net approach allows our customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving our networks. The on-net approach provides our customers with superior reliability and low operating costs. Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

    Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056 and our telephone number is (601) 460-5600. We are incorporated under the laws of the State of Georgia.

OUR OPERATIONS INTENDED TO BE TRACKED BY WORLDCOM GROUP STOCK

    The WorldCom group includes our data services, Internet-related services, commercial voice services and international services businesses. The assets attributed to the WorldCom group include all of our network assets except voice switches, which are used to forward audio information from one point to another, and dial-up Internet modems, and also include, cash, investments, buildings, furniture, fixtures, and equipment, tradenames and the goodwill, other intangible assets, other long-term assets and other current assets associated with these businesses. Under our tracking stock policy statement, our board of directors may reallocate these assets to the MCI group for fair value at any time without shareholder approval. The businesses attributed to the WorldCom group accounted for 58.2% of our revenues, 62.0% of our net income and 85.2% of our assets for the year ended December 31, 2000.

    Through the businesses attributed to the WorldCom group, we provide a broad range of communications and managed network services to both U.S. and non-U.S. based corporations using our extensive and advanced facilities-based communications networks. We call our networks "facilities-based" because we offer our services globally through company-owned facilities. We believe we are positioned to use our global assets and customer base to lead the new generation of fast growing, e-commerce and data-driven segments of the communications industry.

    WorldCom group stock is intended to reflect the separate performance of the businesses attributed to the WorldCom group, which include the assets and liabilities shown in the combined balance sheets of the WorldCom group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to the WorldCom group or MCI group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets attributed to the WorldCom group will be attributed to the WorldCom group and all net proceeds from any disposition of these assets will also be attributed to the WorldCom group.

OUR OPERATIONS INTENDED TO BE TRACKED BY MCI GROUP STOCK

    The MCI group includes our long distance voice communications, consumer local voice communications, wireless messaging, private line services and dial-up Internet access services businesses. The assets attributed to the MCI group include voice switches, dial-up Internet modems and the goodwill, other intangible assets, other long-term assets and other current assets associated with the businesses attributed to the MCI group. Under our tracking stock policy statement, our board of directors may reallocate these assets to the WorldCom group for fair value at any time without shareholder approval. The businesses attributed to the MCI group accounted for 41.8% of our revenues, 38.0% of our net income and 14.8% of our assets for the year ended December 31, 2000.

    Through the businesses attributed to the MCI group, we provide a broad range of retail and wholesale communications services. Our retail services are provided to consumers and small businesses in the United States. We are the second-largest carrier of long distance telecommunications services in the United States. We provide a wide range of long distance telecommunications services, including basic long distance telephone service, dial around such as our 10-10-321 service, collect calling, operator assistance and calling card services (including prepaid calling cards) and toll-free or 800 services. We offer these services individually and in combinations. Through combined offerings, we provide customers with benefits such as single billing, unified services for multi-location companies and customized calling plans. Our businesses include wholesale long distance voice and data services provided to carrier customers and other resellers, and dial-up Internet services.

    MCI group stock is intended to reflect the separate performance of the businesses attributed to the MCI group, which includes the assets and liabilities shown in the combined balance sheets of the MCI group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to the MCI group or the WorldCom group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets attributed to the MCI group will be attributed to the MCI group and all net proceeds from any disposition of these assets will also be attributed to the MCI group.

                               THE ANNUAL MEETING

PROPOSALS TO BE CONSIDERED AT THE MEETING (PAGE 38)

    We are asking you to consider and vote upon the following proposals at the annual meeting:

    - PROPOSAL 1: The adoption of articles of amendment to our charter pursuant to which our board of directors intends to create the WorldCom group stock and MCI group stock with the terms described under "Proposal 1--The Tracking Stock Proposal--Description of WorldCom Group Stock and MCI Group Stock."

    - PROPOSAL 2: The adoption of articles of amendment to our charter pursuant to which, as described under "Proposal 2--Amendment to Fair Price Provisions of Charter," we will amend the fair price provisions of our charter to reflect the tracking stock structure.

    - PROPOSAL 3: The election to our board of 12 directors.

    - PROPOSAL 4: The adoption of the MCI Group 2001 Employee Stock Purchase
      Plan.

VOTES REQUIRED TO APPROVE THE PROPOSALS (PAGE 38)

    The following shareholder votes are required for approval of the proposals:

    - PROPOSAL 1: The favorable vote by a majority of:

       - all of the outstanding shares of our existing common stock; and

       - all of the outstanding shares of our existing common stock and our series B preferred stock voting together as a single group.

    - PROPOSAL 2: The favorable vote by:

       - 70% of the shares of our existing common stock and our series B preferred stock present at the meeting voting together as a single group; and

       - a majority of all of the outstanding shares of our existing common stock and our series B preferred stock voting together as a single group.

    - PROPOSAL 3: The election of each director requires the favorable vote by a plurality of our existing common stock and our series B preferred stock present at the meeting voting together as a single group.

    - PROPOSAL 4: The adoption of the MCI Group 2001 Employee Stock Purchase Plan requires that votes cast by our common stock and our series B preferred stock in favor of the plan exceed the votes cast against it.

    Our directors and executive officers beneficially owned approximately 1.8% of the outstanding shares of our existing common stock and none of the outstanding shares of our existing series B preferred stock on April 16, 2001.

               PROPOSAL 1--THE TRACKING STOCK PROPOSAL (PAGE 41)

THE TRACKING STOCK ARTICLES OF AMENDMENT (PAGE 41)

    The adoption of the articles of amendment to our charter will:

    - permit us to issue a total of 4.85 billion shares of our common stock as WorldCom group stock and 150 million shares of our common stock as MCI group stock; and

    - provide for each outstanding share of our existing common stock to be exchanged for one share of WorldCom group stock and 1/25 of a share of MCI group stock.

    If subsequent considerations arise, our board of directors can decide not to create WorldCom group stock and MCI group stock even if our shareholders have approved the articles of amendment. In addition, our board of directors can decide to delay filing the articles of amendment.

REASONS FOR PROPOSAL 1--THE TRACKING STOCK PROPOSAL (PAGE 41)

    We expect the tracking stock proposal to:

    - permit greater market recognition of our businesses and result in more focused coverage of each of the groups by research analysts;

    - increase the effectiveness of management incentives, since incentives awarded to management who work principally for the businesses attributed to a group can be tied more directly to the performance of that group; and

    - enhance our strategic flexibility by allowing us to issue either WorldCom group stock or MCI group stock for strategic investments, acquisitions and for other transactions related to that group.

    For additional reasons for the tracking stock proposal, see "Proposal 1--The Tracking Stock Proposal--Background of and Reasons for Proposal 1--The Tracking Stock Proposal."

COMPARISON OF EXISTING COMMON STOCK WITH WORLDCOM GROUP STOCK AND MCI GROUP
  STOCK (PAGE 45)

    The following table compares the terms of our existing common stock to the terms of WorldCom group stock and MCI group stock. This comparison should be read together with the more detailed information set forth under "Proposal 1--The Tracking Stock Proposal--Description of WorldCom Group Stock and MCI Group Stock."

                                EXISTING COMMON STOCK        WORLDCOM GROUP STOCK            MCI GROUP STOCK
                             ---------------------------  ---------------------------  ---------------------------
DIVIDENDS: (SEE PAGE 47)     None.                        None for the foreseeable     Expected quarterly dividend
                                                          future.                      of $0.60 per share paid at
                                                                                       the discretion of our board
                                                                                       of directors.

VOTING RIGHTS: (SEE          One vote per share.          One vote per share.          Variable, based on relative
  PAGE 47)                                                                             average market prices of
                                                                                       the two series of common
                                                                                       stock.

CONVERSION AT OPTION OF      Not convertible.             Not convertible.             Convertible into WorldCom
  BOARD OF DIRECTORS: (SEE                                                             group stock at any time.
  PAGE 50)

REDEMPTION IN EXCHANGE FOR   Not redeemable.              Redeemable for common stock  Redeemable for common stock
  THE STOCK OF A SUBSIDIARY                               of WorldCom subsidiary       of WorldCom subsidiary
  AT OPTION OF BOARD OF                                   holding all assets and       holding all assets and
  DIRECTORS: (SEE PAGE 52)                                liabilities attributed to    liabilities attributed to
                                                          the WorldCom group.          the MCI group.

RIGHTS ON SALE OF AT LEAST   None.                        Holders will receive a       Holders will receive a
  80% OF ASSETS ATTRIBUTED                                dividend or their shares     dividend or their shares
  TO A GROUP: (SEE                                        will be redeemed or the MCI  will be redeemed or
  PAGE 52)                                                group stock will be          converted into WorldCom
                                                          converted into WorldCom      group stock at the option
                                                          group stock at the option    of our board of directors.
                                                          of our board of directors.

DISSOLUTION: (SEE PAGE 57)   Receives remaining WorldCom  Receives remaining WorldCom  Receives remaining WorldCom assets in equal amounts per  assets on a per share basis  assets on a per share basis
                             share of existing common     in proportion to             in proportion to
                             stock.                       liquidation units per        liquidation units per
                                                          share. Each share has one    share. Each share has 1/25
                                                          liquidation unit.            of one liquidation unit.

TRACKING STOCK POLICY STATEMENT (PAGE 131)

    Our board of directors adopted a tracking stock policy statement to govern the ongoing relationship between the WorldCom group and the MCI group where the holders of WorldCom group stock and MCI group stock may have potentially divergent interests. The tracking stock policy statement also sets forth the methods and assumptions for allocating our assets, liabilities, revenues and expenses between the groups. Our board of directors may change our tracking stock policy statement at any time without shareholder approval.

    Our tracking stock policy statement provides that we will resolve all material matters as to which the holders of WorldCom group stock and the holders of MCI group stock may have potentially divergent interests, including the allocation of corporate opportunities, in a manner that our board of directors, or any special committee appointed by the board at that time, determines to be in the best interests of WorldCom as a whole. The best interests of WorldCom may be different from the best interests of the holders of one series of stock. The tracking stock policy statement provides that due consideration will be given to the potentially divergent interests and all other interests of the separate series of our common stock that our board of directors, or any special committee appointed by the board, deems relevant.

SHARES RESERVED FOR ANOTHER GROUP OR FOR ISSUANCE TO THE HOLDERS OF THE SERIES OF STOCK RELATED TO THAT GROUP (PAGE 58)

    The articles of amendment will allow us to reserve shares of stock related to one group for the other group or for issuance to the holders of the other series of common stock. For example, if one group transfers assets to the other group, we may reserve shares related to the other group for the transferor group instead of transferring cash or other assets in exchange for those assets or incurring indebtedness to the transferor group. We may reserve shares of stock related to one group for the other group instead of issuing the shares to the holders of the other series of common stock because our board may decide that proceeds from any future sale of these shares could be productively used in the businesses attributed to the other group. Any common stock related to one group that we reserve for the other group or for issuance to the holders of the other series of common stock are not outstanding shares and are not entitled to vote until we actually issue them.

ATTRIBUTION OF PROCEEDS OF ISSUANCES OF COMMON STOCK (PAGE 46)

    If we issue shares of a series of common stock for cash or other property, we will attribute the proceeds of that issuance to the group related to that series of common stock that we are issuing. However, if there are shares of the series of stock being issued that are reserved for the other group, our board of directors will decide whether any portion of the proceeds should be attributed to the other group.

RISK FACTORS (PAGE 26)

    When evaluating the tracking stock proposal, you should be aware of the risk factors we describe under "Risk Factors," starting on page 26.

U.S. FEDERAL INCOME TAX CONSIDERATIONS (PAGE 65)

    Simpson Thacher & Bartlett has opined that the WorldCom group stock and the MCI group stock will be considered our common stock for U.S. federal income tax purposes. This means that you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the tracking stock proposal, except for any cash received instead of fractional shares of MCI group stock. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the terms of stock similar to those of the WorldCom group stock and the MCI group stock. In addition, the Internal Revenue Service announced that it will not issue rulings on the characterization of stock with characteristics similar to the WorldCom group stock and the MCI group stock. Therefore, the tax treatment of the tracking stock proposal is subject to some uncertainty.

STOCK EXCHANGE LISTINGS (PAGE 67)

    Our existing common stock is listed on the Nasdaq National Market. We expect to list WorldCom group stock on the Nasdaq National Market under the trading symbol "WCOM." We expect to list MCI group stock on the Nasdaq National Market under the trading symbol "MCIT."

NO DISSENTERS' RIGHTS

    Under Georgia law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.

NO REGULATORY APPROVALS

    No state or federal regulatory approvals are required for the recapitalization.

      PROPOSAL 2--AMENDMENT TO FAIR PRICE PROVISION OF CHARTER (PAGE 136)

    We are also asking you to vote on a related proposal to amend the fair price provisions of our charter to reflect the tracking stock structure. In addition to approvals otherwise required by applicable law, the existing fair price provisions of our charter require approval by the holders of at least 70% of the outstanding shares of our capital stock whose holders are present at a meeting of shareholders to approve a business combination unless the combination is approved by our board or minimum price requirements are met. The fair price provision amendments would:

    - require 70% of the voting power of our outstanding shares of capital stock to approve a business combination instead of 70% of our outstanding shares of capital stock; and

    - provide that to satisfy the minimum price requirements, the price which must be paid for shares of a particular series of our capital stock in a business combination is required to be the highest stock purchase price paid for that particular series of capital stock, rather than for any series of capital stock.

                  PROPOSAL 3--ELECTION OF DIRECTORS (PAGE 137)

    We are also asking you to vote on the election to our board of twelve director nominees. The directors will hold office until the 2002 annual meeting of our shareholders and until their successors have been duly elected and qualified.

    PROPOSAL 4--ADOPTION OF THE MCI GROUP 2001 EMPLOYEE STOCK PURCHASE PLAN
                                   (PAGE 140)

    We are also asking you to approve the adoption of the MCI Group 2001 Employee Stock Purchase Plan. If the recapitalization is implemented, each outstanding stock option under our existing stock plans will be converted into a stock option to acquire shares of WorldCom group stock. The board believes that in order to properly incentivize the employees attributed to the MCI group, we will need to give these employees the opportunity to purchase MCI group stock at a discount. The MCI Group 2001 Employee Stock Purchase Plan accomplishes this goal.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    We derived the selected historical consolidated financial data presented below as of and for the five years ended December 31, 2000 from our consolidated financial statements and related notes, which include the WorldCom group and the MCI group. Our audited consolidated financial statements for each of the years ended December 31, 1998, 1999 and 2000 are included in this proxy statement and prospectus. The pro forma net income per share data set forth below give effect to the recapitalization as though the recapitalization had occurred on January 1, 2000.

    You should read the selected financial data together with our audited and unaudited consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this document. In reading the following selected financial data, please note the following:

    - On September 14, 1998 we completed our merger with MCI Communications Corporation. The MCI merger was accounted for as a purchase; accordingly, the operating results of MCI are included from the date of that acquisition.

    - Results for 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and a $685 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

    - In 1998, we recorded a pre-tax charge of $196 million in connection with the Brooks Fiber Properties, Inc. merger, the MCI merger and the asset write-downs and loss contingencies as described below. This charge included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to asset write-downs and loss contingencies associated with the Brooks Fiber Properties merger and the MCI merger. Additionally, in connection with 1998 business combinations, we made allocations of the purchase price to acquired in-process research and development totaling $429 million in the first quarter of 1998 related to the CompuServe Corporation merger and the acquisition of ANS Communications, Inc., $3.1 billion in the third quarter of 1998 related to the MCI merger and $2.1 billion in the fourth quarter of 1996 related to the MFS Communications Company, Inc. merger.

    - Results for 1996 include other after-tax charges of $121 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and a $344 million after-tax write-down of operating assets within our non-core businesses. On a pre-tax basis, these charges totaled $600 million.

    - In connection with debt refinancings, we recognized in 1998, 1997 and 1996 extraordinary items of $129 million, $3 million and $4 million, respectively, net of taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees. Additionally, in 1996 we recorded an extraordinary item of $20 million, net of taxes, related to a write-off of deferred international costs.

    - We adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of taxes. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the advanced messaging network of SkyTel

      Communications, Inc., which are required to be expensed as incurred in accordance with this accounting standard.

    - During the fourth quarter of 2000, we implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", or
      SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $85 million, net of income tax benefit of $50 million.

    - Revenues and line costs for all periods reflect classification changes for reciprocal compensation and central office based remote access equipment sales, which are now being treated as an offset to line costs instead of revenues. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to these carriers. Central office based remote access equipment sales represent the reimbursement of customer specific equipment costs incurred by us on behalf of the customer as part of service provisioning. As such, we determined that it is more appropriate to reflect these reimbursements net of cost. Previously, we recorded these items on a gross basis as revenues. Revenues and line costs for all periods also reflect the reclassification of small business and consumer primary interexchange carrier charges, or PICC, from revenues to line costs. PICC are flat-rate charges mandated by the FCC which apply to telecommunications companies that connect to customers through a traditional phone company's facilities. Effective
      July 1, 2000, as a result of the FCC's Coalition for Affordable Local and Long Distance Services, or CALLs order, the PICC fee is billed directly to the customer by the traditional phone company rather than to WorldCom and rebilled to the customer. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

                                                                 AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------------------
                                                            1996       1997       1998       1999       2000
                                                          --------   --------   --------   --------   --------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Revenues................................................  $ 4,799    $ 7,643    $17,617    $35,908    $39,090
Operating income (loss).................................   (2,006)       982       (942)     7,888      8,153
Income (loss) before cumulative effect of accounting
  change and extraordinary items........................   (2,354)       185     (2,560)     4,013      4,238
Cumulative effect of accounting change..................       --         --        (36)        --        (85)
Extraordinary items.....................................      (24)        (3)      (129)        --         --
Net income (loss) applicable to common shareholders.....   (2,391)       143     (2,767)     3,941      4,088
Preferred dividend requirement..........................       13         39         24          9          1

Earnings (loss) per common share:
Income (loss) before cumulative effect of accounting
  change and extraordinary items:
  Basic.................................................    (3.44)      0.10      (1.35)      1.40       1.46
  Diluted...............................................    (3.44)      0.10      (1.35)      1.35       1.43

Net income (loss):
  Basic.................................................    (3.47)      0.10      (1.43)      1.40       1.43
  Diluted...............................................    (3.47)      0.09      (1.43)      1.35       1.40
Weighted average shares:
  Basic.................................................      689      1,470      1,933      2,821      2,868
  Diluted...............................................      689      1,516      1,933      2,925      2,912

Unaudited WorldCom group pro forma net income per
  share(1):
  Basic.................................................       --         --         --         --    $  0.88
  Diluted...............................................       --         --         --         --    $  0.87
Unaudited MCI group pro forma net income per share(1):
  Basic.................................................       --         --         --         --    $ 13.52
  Diluted...............................................       --         --         --         --    $ 13.29

FINANCIAL POSITION:
Total assets............................................  $21,683    $24,400    $87,092    $91,072    $98,903
Long-term debt..........................................    5,758      7,811     16,448     13,128     17,696
Subsidiary trust and other mandatorily redeemable
  preferred securities..................................       --         --        798        798        798
Shareholders' investment................................   13,616     14,087     45,241     51,238     55,409

--------------------------

(1) The WorldCom group stock and the MCI group stock pro forma net income per share calculations were calculated using the two-class method, by dividing the earnings allocated to each series of common stock by the number of shares of that series outstanding for the relevant period. The earnings allocated to each series of common stock was determined based on the net income or loss amounts of the relevant group determined in accordance with accounting principles generally accepted in the United States consistently applied. The number of shares of each series was determined by assuming that there were the same number of shares of WorldCom group stock outstanding for the periods as there were for our existing stock and that the number of shares of MCI group stock outstanding for the periods equaled 1/25 of that amount. For the WorldCom group their share amounts equaled 2,868 million (basic) and 2,912 million (diluted) and for the MCI group their share amounts equaled 115 million (basic) and 117 million (diluted). The combined financial statements of the WorldCom group and the MCI group do not present earnings per share because the WorldCom group stock and the MCI group stock are series of common stock of WorldCom and because the WorldCom group and the MCI group are not legal entities with their own capital structure.

                SELECTED HISTORICAL CONSOLIDATING FINANCIAL DATA

    The following schedules present balance sheet, statement of operations and statement of cash flows data of the WorldCom group, the MCI group and WorldCom for each of the three years ended December 31, 2000. We have presented this information to illustrate the financial results of the WorldCom group and the MCI group and how the financial results of these groups relate to the consolidated results of WorldCom. This information, which has been prepared in accordance with accounting principles generally accepted in the United States, should be read together with the audited financial statements of each of WorldCom, the WorldCom group and the MCI group and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this proxy statement and prospectus.

    The balance sheets, statements of operations and statement of cash flows of WorldCom for the years ended December 31, 1998, 1999 and 2000 have been derived from the WorldCom audited financial statements which are included in this proxy statement and prospectus. The balance sheets, statements of operations and statements of cash flows of the WorldCom group and the MCI group have been derived, in the case of the year ended December 31, 1998, from the WorldCom group's and the MCI group's unaudited financial statements, and, in the case of the years ended December 31, 1999 and 2000, from the WorldCom group's and the MCI group's audited financial statements included in this proxy statement and prospectus. Management of WorldCom is solely responsible for the WorldCom group's and MCI group's 1998 unaudited financial statements, without benefit of independent accounting experts, and believes the 1998 unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States using standards of materiality consistent with the WorldCom group's and MCI group's audited combined financial statements for 1999 and 2000.

    The financial information reflects the performance of the businesses attributed to each of the WorldCom group and the MCI group and includes the attribution and allocation of our assets, liabilities, revenues and expenses between the WorldCom group and the MCI group in accordance with our tracking stock policy. Our initial tracking stock policy statement sets forth the methods and assumptions for making financial allocations between the groups, which are used in preparing the financial statements of the groups, and requires:

    - centralized management of most financial activities, under which the MCI group will generally not be allocated any cash balances;

    - debt allocated to the MCI group to carry an interest rate equal to the weighted average interest rate of WorldCom plus a spread based upon rates at which the MCI group would borrow if it was a wholly owned subsidiary of WorldCom but did not have the benefit of any guarantee by WorldCom. Each group's allocated debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities;

    - the MCI group to be allocated an expense for use of our fiber optic systems, which are attributed to the WorldCom group, and the WorldCom group to be allocated an expense for use of our business voice switched services, which are attributed to the MCI group. The fees for each of these services will be equal to a portion, based on usage, of the applicable costs and results in a corresponding decrease in the other group's related depreciation expense;

    - the transfer of assets and liabilities between the businesses attributed to one group and the businesses attributed to the other group to be at fair value, and all other material transactions between the groups are intended to be on an arm's-length basis. These other transactions initially consist of the MCI group's use of buildings, furniture and fixtures and the MCI tradenames, which assets have been attributed to the WorldCom group. The MCI group will be allocated a portion, based on usage, of the applicable costs, which will result in a corresponding decrease in the WorldCom group's related depreciation and amortization expense;

    - line costs which are specifically identifiable to a particular group based on usage of the network are allocated to that group; any remaining line costs that cannot be specifically identified are allocated between the groups using methodologies that management believes are reasonable, such as the total revenues generated by each group;

    - the cost of shared corporate services and related balance sheet amounts to be attributed to each of the groups based upon identification of the services specifically benefiting the group. Where determinations based on specific identification are impractical, other methods and criteria are used to make allocations between the groups, such as number of employees and total revenues generated by each group; and

    - the tax expense allocable to the MCI group to be the amount the MCI group would have incurred had it filed tax returns as a separate taxpayer and the tax expense allocable to the WorldCom group to be the excess, if any, of WorldCom's tax expense over the tax expense allocable to the MCI group. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits.

    Our tracking stock policy statement will not be in place until the recapitalization is effected; however, in order to prepare financial statements that include the charges and benefits of the types provided for under our policy, the above consolidating statement of operations data reflect charges and benefits that would have applied if this policy had been in effect during the periods presented.

    Our board of directors or any special committee appointed by our board of directors may, without shareholder approval, change the policies set forth in our policy statement, including any resolution implementing the provisions of our policy statement. Our board of directors or any special committee appointed by our board of directors also may, without shareholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in our policy statement in connection with particular facts and circumstances, all as they may determine to be in the best interests of WorldCom.

                          CONSOLIDATING BALANCE SHEET
                            (UNAUDITED. IN MILLIONS)

                                                                  AT DECEMBER 31, 1998
                                                    ------------------------------------------------
                                                    WORLDCOM     MCI
                                                     GROUP      GROUP     ELIMINATIONS(1)   WORLDCOM
                                                    --------   --------   ---------------   --------
Current assets....................................  $ 9,178    $ 2,012         $(421)       $10,769
Property and equipment, net.......................   22,649      1,919            --         24,568
Goodwill and other intangibles....................   37,445      9,840            --         47,285
Other assets......................................    4,361        109            --          4,470
                                                    -------    -------         -----        -------
  Total assets....................................  $73,633    $13,880         $(421)       $87,092
                                                    =======    =======         =====        =======

Current liabilities...............................  $12,197    $ 4,404         $(421)       $16,180
Long-term debt....................................   10,448      6,000            --         16,448
Noncurrent liabilities............................    4,223        502            --          4,725
Minority interests................................    3,676         24            --          3,700
Company obligated mandatorily redeemable preferred
  securities......................................      798         --            --            798
Shareholders' investment..........................   42,291      2,950            --         45,241
                                                    -------    -------         -----        -------

  Total liabilities and shareholders'
    investment....................................  $73,633    $13,880         $(421)       $87,092
                                                    =======    =======         =====        =======

------------------------

(1) Represents the elimination of intergroup receivables and payables associated with other intergroup allocations between the WorldCom group and the MCI group. The WorldCom group had a net receivable from the MCI group of $421 million and the MCI group had a corresponding net payable to the WorldCom group.

                     CONSOLIDATING STATEMENT OF OPERATIONS
                            (UNAUDITED. IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31, 1998
                                                       ---------------------------------------------
                                                       WORLDCOM     MCI
                                                        GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                       --------   --------   ------------   --------
Revenues.............................................  $ 9,809     $7,808       $   --      $17,617
                                                       -------     ------       ------      -------
Operating expenses:
  Line costs:
    Attributed costs (1).............................    4,781      3,201           --        7,982
    Intergroup allocated expenses (2)................       20        118         (138)          --
  Selling, general and administrative:
    Attributed costs (1).............................    1,395      1,641        1,527        4,563
    Shared corporate services (3)....................      817        710       (1,527)          --
    Other intergroup allocated expenses (4)..........       --         90          (90)          --
  Depreciation and amortization:
    Attributed costs (1).............................    1,952        337           --        2,289
    Intergroup allocated expenses (5)................     (208)       (20)         228           --
  In-process research and development and other
    charges..........................................    2,474      1,251           --        3,725
                                                       -------     ------       ------      -------
Total................................................   11,231      7,328           --       18,559
                                                       -------     ------       ------      -------
Operating income (loss)..............................   (1,422)       480           --         (942)
Interest expense.....................................     (180)      (512)          --         (692)
Miscellaneous income.................................       44         --           --           44
                                                       -------     ------       ------      -------
Loss before income taxes, minority interests,
  cumulative effect of accounting change and
  extraordinary items................................   (1,558)       (32)          --       (1,590)
Provision for income taxes...........................      409        468           --          877
                                                       -------     ------       ------      -------
Loss before minority interests, cumulative effect of
  accounting change and extraordinary items..........   (1,967)      (500)          --       (2,467)
Minority interests...................................      (93)        --           --          (93)
                                                       -------     ------       ------      -------
Loss before cumulative effect of accounting change
  and extraordinary items............................   (2,060)      (500)          --       (2,560)
Cumulative effect of accounting change...............       --        (36)          --          (36)
Extraordinary items..................................     (129)        --           --         (129)
                                                       -------     ------       ------      -------
Loss before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities
  and preferred dividend requirements................   (2,189)      (536)          --       (2,725)
Distributions on subsidiary trust mandatorily
  redeemable preferred securities....................       18         --           --           18
Preferred dividend requirements......................       24         --           --           24
                                                       -------     ------       ------      -------
Net loss.............................................  $(2,231)    $ (536)      $   --      $(2,767)
                                                       =======     ======       ======      =======

(1) Attributed costs represent costs directly incurred by or attributed to the WorldCom group and the MCI group and do not include any intergroup allocations.

(2) The WorldCom group was allocated $20 million for its usage of our business voice switches, which have been attributed to the MCI group, and the MCI group was allocated $118 million for its usage of our fiber optic systems, which have been attributed to the WorldCom group.

(3) Our shared corporate services (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been allocated to the WorldCom group and the MCI group in the amount of $817 million and $710 million, respectively.

(4) The MCI group was allocated $83 million of costs related to its use of buildings, furniture and fixtures and $7 million for use of the MCI tradenames, which assets have been attributed to the WorldCom group.

(5) A credit of $201 million and $20 million to depreciation expense has been recorded by the WorldCom group and the MCI group, respectively, to reflect the allocation of a portion of the applicable costs for the use by the WorldCom group of the business voice switches attributed to the MCI group, and the proportionate use by the MCI group of the fiber optic systems and buildings, furniture and fixtures attributed to the WorldCom group. Additionally, a credit of $7 million to amortization expense has been recorded by the WorldCom group to reflect the charge to MCI group for use of the MCI tradenames.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                            (UNAUDITED. IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 1998
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Cash flows from operating activities:
  Net loss..........................................  $(2,189)   $  (536)    $      --     $(2,725)
  Adjustments to reconcile net loss to net cash
    provided by operating activities................    4,723      2,184            --       6,907
                                                      -------    -------     ---------     -------
    Net cash provided by operating activities.......    2,534      1,648            --       4,182
                                                      -------    -------     ---------     -------

Cash flows from investing activities:
  Capital expenditures..............................   (4,523)      (594)           --      (5,117)
  Capital expenditures, Embratel and undersea
    cables..........................................     (369)        --            --        (369)
  Acquisitions and related costs....................   (1,811)    (1,589)           --      (3,400)
  Other investing activities, net...................     (603)        (9)           --        (612)
                                                      -------    -------     ---------     -------
    Net cash used in investing activities...........   (7,306)    (2,192)           --      (9,498)
                                                      -------    -------     ---------     -------
Cash flows from financing activities:
  Principal borrowings on debt, net.................    6,390         --            --       6,390
  Attributed stock activity of WorldCom, Inc........      472         --            --         472
  Distributions on subsidiary trust mandatorily
    redeemable preferred securities.................      (18)        --            --         (18)
  Dividends paid on preferred stock.................      (24)        --            --         (24)
  Intergroup advances, net..........................     (551)       551            --          --
Other...............................................       48         --            --          48
                                                      -------    -------     ---------     -------
    Net cash provided by financing activities.......    6,317        551            --       6,868
                                                      -------    -------     ---------     -------
Net increase in cash and cash equivalents...........    1,545          7            --       1,552
Cash and cash equivalents beginning of period.......      158         17            --         175
                                                      -------    -------     ---------     -------
Cash and cash equivalents end of period.............  $ 1,703    $    24     $      --     $ 1,727
                                                      =======    =======     =========     =======

                          CONSOLIDATING BALANCE SHEET
                                 (IN MILLIONS)

                                                                  AT DECEMBER 31, 1999
                                                    ------------------------------------------------
                                                    WORLDCOM     MCI
                                                     GROUP      GROUP     ELIMINATIONS(1)   WORLDCOM
                                                    --------   --------   ---------------   --------
Current assets....................................  $ 9,037    $ 2,263         $(976)       $10,324
Property and equipment, net.......................   26,227      2,391            --         28,618
Goodwill and other intangibles....................   37,252     10,056            --         47,308
Other assets......................................    4,717        105            --          4,822
                                                    -------    -------         -----        -------
  Total assets....................................  $77,233    $14,815         $(976)       $91,072
                                                    =======    =======         =====        =======

Current liabilities...............................  $12,694    $ 5,491         $(976)       $17,209
Long-term debt....................................    7,128      6,000            --         13,128
Noncurrent liabilities............................    5,276        824            --          6,100
Minority interests................................    2,599         --            --          2,599
Company obligated mandatorily redeemable preferred
  securities......................................      798         --            --            798
Shareholders' investment..........................   48,738      2,500            --         51,238
                                                    -------    -------         -----        -------

  Total liabilities and shareholders'
    investment....................................  $77,233    $14,815         $(976)       $91,072
                                                    =======    =======         =====        =======

------------------------

(1) Represents the elimination of intergroup receivables and payables associated with other intergroup allocations between the WorldCom group and the MCI group. The WorldCom group had a net receivable from the MCI group of $976 million and the MCI group had a corresponding net payable to the WorldCom group.

                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 1999
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Revenues............................................  $19,736    $16,172       $   --      $35,908
                                                      -------    -------       ------      -------
Operating expenses:
  Line costs:
    Attributed costs (1)............................    7,841      6,898           --       14,739
    Intergroup allocated expenses (2)...............       64        189         (253)          --
  Selling, general and administrative:
    Attributed costs (1)............................    2,594      3,113        3,228        8,935
    Shared corporate services (3)...................    1,601      1,627       (3,228)          --
    Other intergroup allocated expenses (4).........       --        331         (331)          --
  Depreciation and amortization:
    Attributed costs (1)............................    3,533        821           --        4,354
    Intergroup allocated expenses (5)...............     (520)       (64)         584           --
  In-process research and development and other
    charges.........................................       (8)        --           --           (8)
                                                      -------    -------       ------      -------
Total...............................................   15,105     12,915           --       28,020
                                                      -------    -------       ------      -------
Operating income....................................    4,631      3,257           --        7,888
Interest expense....................................     (460)      (506)          --         (966)
Miscellaneous income................................      237          5           --          242
                                                      -------    -------       ------      -------
Income before income taxes and minority interests...    4,408      2,756           --        7,164
Provision for income taxes..........................    1,856      1,109           --        2,965
                                                      -------    -------       ------      -------
Income before minority interests....................    2,552      1,647           --        4,199
Minority interests..................................     (186)        --           --         (186)
                                                      -------    -------       ------      -------
Net income before distributions on subsidiary trust
  and other mandatorily redeemable preferred
  securities and preferred dividend requirements....    2,366      1,647           --        4,013
Distributions on subsidiary trust mandatorily
  redeemable preferred securities...................       63         --           --           63
Preferred dividend requirements.....................        9         --           --            9
                                                      -------    -------       ------      -------
Net income..........................................  $ 2,294    $ 1,647       $   --      $ 3,941
                                                      =======    =======       ======      =======

(1) Attributed costs represent costs directly incurred by or attributed to the WorldCom group and the MCI group and do not include any intergroup allocations.

(2) The WorldCom group was allocated $64 million for its usage of our business voice switches, which have been attributed to the MCI group, and the MCI group was allocated $189 million for its usage of our fiber optic systems, which have been attributed to the WorldCom group.

(3) Our shared corporate services (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been allocated to the WorldCom group and the MCI group in the amounts of $1.6 billion and $1.6 billion, respectively.

(4) MCI group was allocated $303 million of costs related to its use of buildings, furniture and fixtures and $28 million for use of the MCI tradenames, which assets have been attributed to the WorldCom group.

(5) A credit of $492 million and $64 million to depreciation expense has been recorded by the WorldCom group and the MCI group, respectively, to reflect the allocation of a portion of the applicable costs for the use by the WorldCom group of the business voice switches attributed to the MCI group, and the proportionate use by the MCI group of the fiber optic systems and buildings, furniture and fixtures attributed to the WorldCom group. Additionally, a credit of $28 million to amortization expense has been recorded by the WorldCom group to reflect the charge to the MCI group for use of the MCI tradenames.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31, 1999
                                                       ---------------------------------------------
                                                       WORLDCOM     MCI
                                                        GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                       --------   --------   ------------   --------
Cash flows from operating activities:
Net income...........................................   $2,366     $1,647     $      --      $4,013
Adjustments to reconcile net income to net cash
  provided by operating activities...................    4,986      2,006            --       6,992
                                                        ------     ------     ---------      ------
    Net cash provided by operating activities........    7,352      3,653            --      11,005
                                                        ------     ------     ---------      ------

Cash flows from investing activities:
Capital expenditures.................................   (7,036)      (787)           --      (7,823)
Capital expenditures, Embratel and undersea cables...     (893)        --            --        (893)
Acquisitions and related costs.......................     (786)      (292)           --      (1,078)
Proceeds from sale of SHL............................    1,640         --            --       1,640
Other investing activities, net......................     (970)      (431)           --      (1,401)
                                                        ------     ------     ---------      ------
    Net cash used in investing activities............   (8,045)    (1,510)           --      (9,555)
                                                        ------     ------     ---------      ------

Cash flows from financing activities:
Principal repayments on debt, net....................   (2,894)        --            --      (2,894)
Attributed stock activity of WorldCom, Inc...........      886         --            --         886
Distributions on subsidiary trust mandatorily
  redeemable preferred securities....................      (63)        --            --         (63)
Dividends paid on preferred stock....................       (9)        --            --          (9)
Intergroup advances, net.............................    2,097     (2,097)           --          --
                                                        ------     ------     ---------      ------
    Net cash provided by (used in) financing
      activities.....................................       17     (2,097)           --      (2,080)
                                                        ------     ------     ---------      ------
Effect of exchange rates on cash.....................     (221)        --            --        (221)
                                                        ------     ------     ---------      ------
Net increase (decrease) in cash and cash
  equivalents........................................     (897)        46            --        (851)
Cash and cash equivalents beginning of period........    1,703         24            --       1,727
                                                        ------     ------     ---------      ------
Cash and cash equivalents end of period..............   $  806     $   70     $      --      $  876
                                                        ======     ======     =========      ======

                          CONSOLIDATING BALANCE SHEET
                                 (IN MILLIONS)

                                                                  AT DECEMBER 31, 2000
                                                    ------------------------------------------------
                                                    WORLDCOM     MCI
                                                     GROUP      GROUP     ELIMINATIONS(1)   WORLDCOM
                                                    --------   --------   ---------------   --------
Current assets....................................  $ 9,068    $ 2,312        $(1,625)      $ 9,755
Property and equipment, net.......................   35,177      2,246             --        37,423
Goodwill and other intangibles....................   36,685      9,909             --        46,594
Other assets......................................    4,963        168             --         5,131
                                                    -------    -------        -------       -------
  Total assets....................................  $85,893    $14,635        $(1,625)      $98,903
                                                    =======    =======        =======       =======

Current liabilities...............................  $14,213    $ 5,085        $(1,625)      $17,673
Long-term debt....................................   11,696      6,000             --        17,696
Noncurrent liabilities............................    3,648      1,087             --         4,735
Minority interests................................    2,592         --             --         2,592
Company obligated mandatorily redeemable preferred
  securities......................................      798         --             --           798
Shareholders' investment..........................   52,946      2,463             --        55,409
                                                    -------    -------        -------       -------

  Total liabilities and shareholders'
    investment....................................  $85,893    $14,635        $(1,625)      $98,903
                                                    =======    =======        =======       =======

------------------------

(1) Represents the elimination of intergroup receivables and payables associated with other intergroup allocations between the WorldCom group and the MCI group. The WorldCom group had a net receivable from the MCI group of $1.6 billion and the MCI group had a corresponding net payable to the WorldCom group.

                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 2000
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Revenues............................................  $22,755    $16,335       $   --      $39,090
                                                      -------    -------       ------      -------
Operating expenses:
  Line costs:
    Attributed costs (1)............................    8,658      6,804           --       15,462
    Intergroup allocated expenses (2)...............       87        373         (460)          --
  Selling, general and administrative:
    Attributed costs (1)............................    3,682      2,981        3,934       10,597
    Shared corporate services (3)...................    2,007      1,927       (3,934)          --
    Other intergroup allocated expenses (4).........       --        254         (254)          --
  Depreciation and amortization:
    Attributed costs (1)............................    3,907        971           --        4,878
    Intergroup allocated expenses (5)...............     (627)       (87)         714           --
                                                      -------    -------       ------      -------
Total...............................................   17,714     13,223           --       30,937
                                                      -------    -------       ------      -------
Operating income....................................    5,041      3,112           --        8,153
Interest expense....................................     (458)      (512)          --         (970)
Miscellaneous income................................      385         --           --          385
                                                      -------    -------       ------      -------
Income before income taxes, minority interests and
  cumulative effect of accounting change............    4,968      2,600           --        7,568
Provision for income taxes..........................    1,990      1,035           --        3,025
                                                      -------    -------       ------      -------
Income before minority interests and cumulative
  effect of accounting change.......................    2,978      1,565           --        4,543
Minority interests..................................     (305)        --           --         (305)
                                                      -------    -------       ------      -------
Income before cumulative effect of accounting
  change............................................    2,673      1,565           --        4,238
Cumulative effect of accounting change..............      (75)       (10)          --          (85)
Net income before distributions on subsidiary trust
  and other mandatorily redeemable preferred
  securities and preferred dividend requirements....    2,598      1,555           --        4,153
Distributions on subsidiary trust mandatorily
  redeemable preferred securities...................       64         --           --           64
Preferred dividend requirements.....................        1         --           --            1
                                                      -------    -------       ------      -------
Net income..........................................  $ 2,533    $ 1,555       $   --      $ 4,088
                                                      =======    =======       ======      =======

(1) Attributed costs represent costs directly incurred by or attributed to the WorldCom group and the MCI group and do not include any intergroup allocations.

(2) The WorldCom group was allocated $87 million for its usage of our business voice switches, which have been attributed to MCI group, and the MCI group was allocated $373 million for its usage of our fiber optic systems, which have been attributed to the WorldCom group.

(3) Our shared corporate services (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been allocated to the WorldCom group and the MCI group in the amounts of $2.0 billion and $1.9 billion, respectively.

(4) The MCI group was allocated $226 million of costs related to its use of buildings, furniture and fixtures and $28 million for use of the MCI tradenames, which assets have been attributed to the WorldCom group.

(5) A credit of $599 million and $87 million to depreciation expense has been recorded by the WorldCom group and the MCI group, respectively, to reflect the allocation of a portion of the applicable costs for the use by the WorldCom group of the business voice switches attributed to the MCI group, and the proportionate use by the MCI group of the fiber optic systems and buildings, furniture and fixtures attributed to the WorldCom group. Additionally, a credit of $28 million to amortization expense has been recorded by the WorldCom group to reflect the charge to the MCI group for use of the MCI tradenames.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 2000
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Cash flows from operating activities:
Net income..........................................  $ 2,598    $ 1,555     $      --     $  4,153
Adjustments to reconcile net income to net cash
  provided by operating activities..................    2,732        781            --        3,513
                                                      --------   -------     ---------     --------
    Net cash provided by operating activities.......    5,330      2,336            --        7,666
                                                      --------   -------     ---------     --------

Cash flows from investing activities:
Capital expenditures................................   (9,368)      (500)           --       (9,868)
Capital expenditures, Embratel and undersea
  cables............................................   (1,616)        --            --       (1,616)
Acquisitions and related costs......................      (14)        --            --          (14)
Other investing activities, net.....................   (2,614)      (273)           --       (2,887)
                                                      --------   -------     ---------     --------
    Net cash used in investing activities...........  (13,612)      (773)           --      (14,385)
                                                      --------   -------     ---------     --------

Cash flows from financing activities:
Principal borrowings on debt, net...................    6,377         --            --        6,377
Attributed stock activity of WorldCom, Inc..........      585         --            --          585
Distributions on subsidiary trust mandatorily
  redeemable preferred securities...................      (64)        --            --          (64)
Dividends paid on preferred stock...................       (1)        --            --           (1)
Intergroup advances, net............................    1,592     (1,592)           --           --
Other                                                    (274)        --            --         (274)
                                                      --------   -------     ---------     --------
    Net cash provided by (used in) financing
      activities....................................    8,215     (1,592)           --        6,623
                                                      --------   -------     ---------     --------
Effect of exchange rates on cash....................      (19)        --            --          (19)
                                                      --------   -------     ---------     --------
Net decrease in cash and cash equivalents...........      (86)       (29)           --         (115)
Cash and cash equivalents beginning of period.......      806         70            --          876
                                                      --------   -------     ---------     --------
Cash and cash equivalents end of period.............  $   720    $    41     $      --     $    761
                                                      ========   =======     =========     ========

                                  RISK FACTORS

    You should carefully consider the following risks and other information contained in this proxy statement and prospectus before deciding to vote in favor of the tracking stock proposal or the proposals to amend the fair price provisions of our charter.

RISKS RELATING TO OUR NEW TRACKING STOCK CAPITAL STRUCTURE

                     RISKS RELATING TO BOTH SERIES OF STOCK

THE MARKET PRICES OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK MAY NOT REFLECT THE SEPARATE PERFORMANCE OF THE GROUPS

    The market price of WorldCom group stock may not reflect the separate performance of our non-MCI businesses. Similarly, the market price of MCI group stock may not reflect the separate performance of our MCI businesses. The market price of either or both series of common stock could simply reflect the performance of WorldCom as a whole, or the market price could move independently of the performance of the businesses of the related group. Investors may discount the value of WorldCom group stock and MCI group stock because they are part of a common enterprise rather than stand-alone entities.

THE MARKET PRICES OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK COULD BE ADVERSELY AFFECTED BY FACTORS THAT DO NOT AFFECT TRADITIONAL COMMON STOCK

    THE COMPLEX NATURE OF THE TERMS OF THE TWO SERIES OF STOCK MAY ADVERSELY AFFECT THE MARKET PRICES OF THE TWO SERIES OF STOCK

    The complex nature of the terms of WorldCom group stock and MCI group stock, such as the convertibility of each stock, and the potential difficulties investors may have in understanding these terms, may adversely affect the market prices of WorldCom group stock and MCI group stock. As a result, the combined market values of WorldCom group stock and MCI group stock after the recapitalization may not equal or exceed the market value of our existing common stock.

    THE MARKET PRICE OF ONE SERIES OF STOCK COULD BE ADVERSELY AFFECTED BY EVENTS INVOLVING THE OTHER GROUP OR THE PERFORMANCE OF THE OTHER SERIES OF STOCK

    Events, such as earnings announcements or announcements of new products or services, acquisitions or dispositions that the market does not view favorably and thus adversely affect the market price of one series of stock, may adversely affect the market price of the other series of stock. Because both series are common stock of WorldCom, an adverse market reaction to one series of stock may, by association, cause an adverse reaction to the other series of stock. This could occur even if the triggering event was not material to WorldCom as a whole.

    THE MARKET PRICES OF THE WORLDCOM GROUP STOCK AND MCI GROUP STOCK MAY BE VOLATILE AND FLUCTUATE SUBSTANTIALLY

    Market reaction to the establishment of the tracking stocks is unpredictable, and stock prices of telecommunications service providers have been volatile. To the extent the market price of either or both series of common stock track the performance of more focused groups of businesses than those of WorldCom as a whole, the market prices of these stocks may be more volatile than the market price of WorldCom's existing common stock has been to date. This volatility may be in response to any of the following factors, some of which are beyond the control of the management of each of the WorldCom and MCI groups:

    - variations in WorldCom group's or MCI group's quarterly operating results;

    - changes in financial estimates or investment recommendations by securities analysts relating to the WorldCom group and/or MCI group stocks generally;

    - changes in market valuations of other telecommunications services companies engaged in similar lines of business; and

    - the potential for future sales or issuances of WorldCom group and MCI group stocks.

BECAUSE THERE HAS BEEN NO PRIOR MARKET FOR EITHER THE WORLDCOM GROUP STOCK OR THE MCI GROUP STOCK, THE VALUE OF THE STOCK YOU RECEIVE COULD BE LESS THAN THE VALUE OF THE EXISTING STOCK

    Because there has been no prior market for the WorldCom group stock or the MCI group stock, the market prices of a share of WorldCom group stock and 1/25 of a share of MCI group stock could be less than the market value of a share of our existing common stock prior to the distribution.

YOU WILL BE SUBJECT TO ALL OF THE RISKS OF AN INVESTMENT IN WORLDCOM AS A WHOLE, EVEN IF YOU OWN ONLY ONE SERIES OF STOCK

    The holders of WorldCom group stock and the holders of MCI group stock will be shareholders of a single company, WorldCom. Financial effects arising from one group that affect WorldCom's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group. The WorldCom group and the MCI group will not be separate legal entities and as such cannot own assets or enter into legally binding agreements. The issuance of WorldCom group stock and MCI group stock and the attribution of assets, liabilities and shareholders' equity to the WorldCom group or the MCI group will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries.

    WE COULD BE REQUIRED TO USE ASSETS ATTRIBUTED TO ONE GROUP TO PAY THE LIABILITIES ATTRIBUTED TO THE OTHER GROUP

    The assets we attribute to one group could be subject to the liabilities attributed to the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. No provision of our charter prevents us from using the assets attributed to one group to satisfy the liabilities attributed to the other group.

    NET LOSSES FROM ONE GROUP COULD ADVERSELY AFFECT THE OTHER GROUP'S ABILITY TO PAY DIVIDENDS

    Net losses of either the WorldCom group or the MCI group and dividends paid on shares of WorldCom group stock, MCI group stock and our preferred stock will reduce the dividends we can pay on each series of common stock under Georgia law.

    FINANCIAL EFFECTS FROM ONE GROUP COULD ADVERSELY AFFECT THE OTHER GROUP'S BORROWING COSTS

    If WorldCom or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of WorldCom and its subsidiaries. This, in turn, could increase the borrowing costs of the companies in the other group and WorldCom as a whole.

OUR BOARD OF DIRECTORS MAY CHANGE OUR TRACKING STOCK POLICY STATEMENT TO THE DETRIMENT OF ONE GROUP WITHOUT SHAREHOLDER APPROVAL

    Our board of directors may at any time change, or make exceptions to, the policies set forth in our tracking stock policy statement with respect to the allocation of corporate opportunities, financing arrangements, taxes, debt, interest and other matters, or may adopt additional policies, without shareholder approval. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage the holders of one series of common stock relative to the holders of the other series of common stock.

HOLDERS OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK WILL NOT HAVE SHAREHOLDER RIGHTS ASSOCIATED WITH TRADITIONAL COMMON STOCK

    THERE WILL BE NO BOARD OF DIRECTORS THAT OWES ANY SEPARATE DUTIES TO THE HOLDERS OF EITHER SERIES OF STOCK

    Neither the WorldCom group nor the MCI group will have a separate board of directors to represent solely the interests of the holders of WorldCom group stock or MCI group stock. Consequently, there will be no board of directors that owes any separate duties to the holders of either series of stock and the board will act in the best interests of WorldCom as a whole, which may be detrimental to the interests of the holders of one series of stock.

    HOLDERS OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK MAY NOT HAVE ANY REMEDIES IF ANY ACTION BY DIRECTORS OR OFFICERS HAS AN ADVERSE EFFECT ON THE SERIES OF STOCK RELATED TO THEIR GROUP

    Shareholders may not have any remedies if any action or decision of our directors or officers has an adverse effect on the holders of one series of common stock compared to the other series of common stock. Although we are not aware of any Georgia court adjudicating such an action in the context of our anticipated capital structure, recent cases in Delaware involving tracking stocks have indicated that decisions by directors or officers involving treatment of tracking stock shareholders should be judged under the business judgment rule unless self-interest is shown.

    The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to WorldCom if that person acts in a manner he or she believes in good faith to be in the best interests of WorldCom as a whole, not of either group. As a result, in some circumstances, our directors or officers may even be required to make a decision that is adverse to the holders of one series of common stock.

    A Georgia court hearing a case involving this type of a challenge may decide to apply principles of Georgia law that are different from the principles of Delaware law that are discussed above, or may develop new principles of law.

    HOLDERS OF THE SERIES OF STOCK RELATED TO ONE GROUP MAY NOT BE ENTITLED TO VOTE ON A SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS ATTRIBUTED TO THAT GROUP, AND MAY NOT BE ABLE TO BLOCK A TRANSACTION THEY BELIEVE IS UNFAIR

    Georgia law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. If either group represents less than substantially all of the assets of WorldCom as a whole, our board of directors could, without shareholder approval, approve sales and other dispositions of any amount, including all or substantially all, of the assets attributed to that group. Initially, the assets attributed to the MCI group will not represent substantially all of the assets of the entire company and therefore our board could sell the assets attributed to the MCI group without shareholder approval. In exercising its discretion, our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of the series of stock related to the group to which we have attributed the assets being sold or with the smallest effect on the series of stock related to the other group.

    In addition, under Georgia law, our board of directors could decline to sell the assets attributed to a group, despite the request of a majority of the holders of the series of stock related to that group.

TRANSFERS OF CASH, OTHER ASSETS OR LIABILITIES BETWEEN THE WORLDCOM GROUP AND THE MCI GROUP COULD CAUSE A LOSS IN VALUE TO ONE SERIES OF STOCK

    Under our tracking stock policy statement, our board of directors may decide to transfer cash, other assets or liabilities between groups, except as otherwise described herein, at fair value as determined by the board of directors. If the fair value determination is not equitable or the financial markets do not view a transfer as fair to both groups, then one series of stock may suffer a loss in value.

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CONFLICTS OF INTEREST MAY ARISE BETWEEN HOLDERS OF WORLDCOM GROUP STOCK AND
HOLDERS OF MCI GROUP STOCK THAT MAY BE RESOLVED ADVERSELY TO EITHER GROUP, WHICH MAY SUFFER A LOSS IN VALUE

    The existence of separate series of common stock could give rise to occasions in which the interests of the holders of WorldCom group stock and the holders of MCI group stock diverge, conflict or appear to diverge or conflict. Our board of directors will resolve conflicts of interest between the two groups in favor of WorldCom as a whole.

    OPERATIONAL AND FINANCIAL DECISIONS COULD FAVOR ONE GROUP OVER THE OTHER

    Because our board of directors owes a duty only to WorldCom as a whole, and not to either of the WorldCom group or the MCI group, our board of directors could from time to time, without shareholder approval, make operational and financial decisions or implement policies that adversely affect the businesses attributed to either group. These decisions could include:

    - allocation of financing opportunities in the public markets;

    - allocation of business opportunities, resources and personnel; and

    - transfers of funds, assets or liabilities between groups and other inter-group transactions.

    In each case, the opportunity, resources or personnel allocated, or funds, assets or liabilities transferred, to one group may be equally or more suitable for the other group. Furthermore, any decision may benefit the businesses of one group more than the businesses of the other. For example, the decision to borrow funds for companies in one group may adversely affect the ability of companies in the other group to obtain funds sufficient to implement their growth strategies or may increase the cost of those funds.

    PROCEEDS OF A MERGER MAY BE ALLOCATED DISPROPORTIONATELY BETWEEN THE TWO SERIES OF STOCK

    Our board of directors will determine how consideration to be received in a merger involving WorldCom will be allocated between the holders of WorldCom group stock and the holders of MCI group stock. In doing so, our board of directors could allocate the proceeds in a manner not proportionate to the market capitalizations of the two series of stock. If this were perceived as unfair by the investment community, the holders of one series could be adversely affected.

    OUR BOARD OF DIRECTORS MAY PAY MORE OR LESS DIVIDENDS ON THE SERIES OF STOCK RELATED TO ONE GROUP THAN IF THAT GROUP WERE A SEPARATE COMPANY

    Our board of directors has the authority to declare and pay dividends on WorldCom group stock and MCI group stock in any legal amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on WorldCom group stock, exclusively on MCI group stock, or on both, in equal or unequal amounts. It is not currently contemplated that we will pay dividends on the WorldCom group stock. Our board of directors could pay more dividends on the series of stock related to one group than would be financially prudent if that group were a stand-alone corporation.

    CONVERSION OF ONE SERIES STOCK INTO THE OTHER SERIES WILL CHANGE THE NATURE OF YOUR INVESTMENT, COULD DILUTE YOUR ECONOMIC INTEREST IN WORLDCOM AND COULD RESULT IN A LOSS IN VALUE

    Our board of directors could, without shareholder approval, convert shares of MCI group stock into shares of WorldCom group stock or, in more limited circumstances discussed herein, shares of WorldCom group stock into shares of MCI group stock, at some or no premium. A conversion would preclude the holders of both series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the related group.

    If you own shares of the series of stock into which the other series is being converted and the conversion is at a premium, it is likely that your shares would suffer a loss in value because your economic interest in WorldCom would be diluted. In addition, if you own shares of the series of stock into which the other series is being converted and that other series is considered over-valued, the holders of shares of the series being converted would receive more shares of your series of stock than they should and you would suffer a loss in value in addition to any loss resulting from dilution of your economic interest. Conversely, if you own shares of the series of stock being converted and these shares are considered under-valued, you would not receive as many shares of the other series of stock as you should and would suffer a loss in value. Your loss would increase if the other series of stock was also considered over-valued.

DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT MARKET PRICES COULD DECREASE RELATIVE VOTING POWER OF A SERIES OF STOCK AND THE NUMBER OF SHARES RECEIVED IN A CONVERSION

    The relative voting power per share of each series of common stock and the number of shares of one series of common stock issuable upon the conversion of the other series of common stock will vary depending upon the relative market prices of WorldCom group stock and MCI group stock. The market price of either or both series of common stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to disadvantage one series of common stock.

IF OUR BOARD OF DIRECTORS CAUSES A SEPARATION OF ONE GROUP FROM WORLDCOM, EITHER OR BOTH SERIES OF STOCK MAY SUFFER A LOSS IN VALUE

    Our board of directors may, without shareholder approval, declare that all outstanding shares of either series of common stock will be exchanged for shares of one or more wholly owned subsidiaries of WorldCom that own all of the assets and liabilities attributed to that group. Such an exchange would result in two independent companies: one that owned all of the assets and liabilities of the WorldCom group and one that owned all the assets and liabilities of the MCI group. After this type of exchange, shareholders of a group would no longer benefit from the assets allocated to the other group. If our board of directors chooses to exchange shares of one series of common stock:

    - the market value of the subsidiary shares received in that exchange could be or become less than the market value of the series of common stock exchanged; and/or

    - the market value of WorldCom's remaining series of common stock could decrease from its market value before the exchange.

    The market value of the subsidiary shares and/or our remaining series of common stock may decrease in part because the subsidiary and/or our remaining businesses may no longer benefit from the advantages of doing business under common ownership with the other group. Specifically, the MCI group or the WorldCom group would no longer be able to take advantage of the strategic and operational benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, cost savings in corporate overhead and enhanced access to capital markets. In addition, the WorldCom group has been attributed all tradenames, including the MCI tradename and other related MCI tradenames. If an exchange for either series of common stock were effected, the company holding the MCI assets would not own any rights to the MCI tradenames, unless the company holding the WorldCom assets agreed to license the tradenames to the MCI company.

HOLDERS OF ONE SERIES OF COMMON STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THEIR GROUP THAN IF THEIR GROUP WERE A SEPARATE COMPANY

    If we sell 80% or more of the properties and assets attributed to either group, our board of directors must, subject to some exceptions:

    - distribute to the holders of the stock related to that group by special dividend or redemption an amount equal to their proportionate interest in the net proceeds of the sale; or

    - convert the outstanding shares of the MCI group into a number of shares of the WorldCom group, based on the average market values of the two series of common stock during a ten-trading day period after the sale.

    If the group to which the sold assets were attributed were a separate, independent company and its shares were acquired by another person, some of the costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of the stock related to that group. In addition, we cannot assure you that the net proceeds per share of the stock related to that group will be equal to or more than the market value per share of the series of common stock prior to or after announcement of a sale.

IF WORLDCOM WERE TO BE LIQUIDATED, AMOUNTS DISTRIBUTED TO HOLDERS OF EACH SERIES WILL NOT BEAR ANY RELATIONSHIP TO THE VALUE OF THE ASSETS ATTRIBUTED TO THE GROUPS

    The liquidation rights of the holders of the respective series of common stock are fixed. As a result, liquidation rights of the two series of stock will not bear any relationship to the relative market values, the relative voting rights of the series of common stock or the relative value of the assets attributed to the groups. For example, each share of MCI group stock will be entitled to an amount equal to 1/25 of the amount to which each share of WorldCom group stock will be entitled. As a result, holders of MCI group stock may receive less than they would if there were only one series of WorldCom common stock outstanding.

STOCK OWNERSHIP COULD CAUSE DIRECTORS AND OFFICERS TO FAVOR ONE GROUP OVER THE OTHER

    Our directors and officers will initially own more shares, including shares subject to stock options, of WorldCom group stock than MCI group stock. As a policy, our board of directors will periodically monitor the ownership of shares of WorldCom group stock and shares of MCI group stock by our directors and senior officers and our option grants to them so that their interests are generally aligned with the two series of common stock and with their duty to act in the best interests of WorldCom and our shareholders as a whole. However, because the actual value of their interests in the WorldCom group stock and MCI group stock is anticipated to vary significantly, it is possible that they could favor one group over the other due to their stock and option holdings.

GROUPS MAY COMPETE WITH EACH OTHER TO THE DETRIMENT OF THEIR BUSINESSES

    There is no board policy prohibiting competition between the groups. Any price or other competition between the groups could be detrimental to the businesses of either or both of the groups.

BECAUSE IT MIGHT BE POSSIBLE FOR AN ACQUIROR TO OBTAIN CONTROL OF WORLDCOM BY PURCHASING SHARES OF ONLY ONE OF THE TRACKING STOCKS, SHAREHOLDERS OF BOTH SERIES MAY NOT SHARE IN ANY TAKEOVER PREMIUM

    A potential acquiror could acquire control of WorldCom by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. A majority of the voting power could be obtained by acquiring a sufficient number of shares of both series of common stock or, if one series of common stock has a majority of the voting power, only shares of that series. We expect that initially the WorldCom group stock will have a substantial majority of the voting power. As a result, initially, it might be possible for an acquiror to obtain control by purchasing only shares of WorldCom group stock.

EITHER COMMON STOCK MIGHT NOT BE INCLUDED IN STOCK MARKET INDICES, WHICH COULD RESULT IN A DECLINE OF THE MARKET PRICE OF THAT STOCK

    We do not anticipate that the MCI group stock initially will be included in any stock market index. As a result, holders of a substantial number of shares of our existing common stock that are required to own only stocks included in an index will be required to sell immediately the MCI group stock received by them in the recapitalization. Further, we cannot assure you that the WorldCom group stock will continue to be included in any particular index or that the weighting in an index of the WorldCom group stock will be the same as our existing common stock. Either of these circumstances could adversely affect the market price of the series of common stock.

PROVISIONS GOVERNING COMMON STOCK COULD DISCOURAGE A CHANGE OF CONTROL AND THE PAYMENT OF A PREMIUM FOR SHAREHOLDERS' SHARES

    Our articles of incorporation contain provisions which could prevent shareholders from profiting from an increase in the market value of their shares as a result of a change in control of WorldCom by delaying or preventing a change in control.

    Our articles of incorporation contain a provision that requires the approval by the holders of at least 70% of the outstanding shares of our capital stock whose holders are present at a meeting of shareholders and entitled to vote generally in the election of directors, voting as a single group, as a condition to consummate specified business transactions unless the board of directors approves the transaction and minimum price requirements are met. In addition, if Proposal 2 is not approved but Proposal 1 is implemented, our existing fair price provisions could discourage a takeover because a person seeking to take over the company might have to pay the highest price paid for one series of common stock to holders of both series of common stock.

    The existence of two series of common stock could also present complexities and could pose obstacles, financial and otherwise, to an acquiring person. For example, it will be impossible to obtain control of the assets attributed to the MCI group without acquiring control of WorldCom as a whole. Because this could be prohibitively expensive, it is unlikely that the MCI stock will have any takeover premium priced factored into its trading price.

IF THE INTERNAL REVENUE SERVICE ASSERTS THAT THE RECEIPT OF TRACKING STOCK IS TAXABLE, YOU COULD HAVE A TAXABLE GAIN OR TAXABLE INCOME

    While we believe that no income, gain or loss will be recognized by you for federal income tax purposes as a result of the tracking stock proposal, except for any cash received instead of fractional shares of MCI group stock, there are no court decisions or other authorities bearing directly on the effect of the features of the MCI group stock and the WorldCom group stock. In addition, the Internal Revenue Service announced that it will not issue rulings on the characterization of stock with characteristics similar to the MCI group stock and the WorldCom group stock. It is possible, therefore, that the Internal Revenue Service could successfully assert that the receipt of the MCI group stock or the WorldCom group stock as well as the subsequent conversion of one series of our common stock into the other series of common stock could be taxable to you and/or to us.

LEGISLATIVE PROPOSALS COULD HAVE ADVERSE TAX CONSEQUENCES FOR US OR FOR HOLDERS OF MCI GROUP STOCK OR WORLDCOM GROUP STOCK

    The Clinton Administration Budget Proposals in 1999 and 2000 proposed legislation that would have adversely affected holders of tracking stock such as MCI group stock and WorldCom group stock. Although Congress did not act on either proposal and the recent Bush Administration Budget Proposal contains no such similar provision, it is impossible to predict whether any proposals relating to tracking stock will be made in the future, and to what extent Congress would act upon any such proposals.

    Under the amended charter, we may convert the MCI group stock into shares of WorldCom group stock at any time if there is more than an insubstantial risk of adverse U.S. federal income tax law developments, and upon any such conversion, you will not be entitled to the 10% premium that generally accompanies conversions at our option during the first three years after the implementation of the tracking stock proposal.

WE MAY NOT BE ABLE TO PAY A DIVIDEND ON EITHER THE WORLDCOM GROUP STOCK OR THE MCI GROUP STOCK

    We do not anticipate declaring a dividend on the WorldCom group stock and we currently intend to pay a quarterly dividend of $0.60 per share on MCI group stock. The payment of dividends on MCI group stock will be a business decision to be made by our board of directors from time to time based primarily upon the results of operations, financial condition and capital requirements of the companies in the MCI group and of WorldCom as a whole, and such other factors as our board of directors considers relevant. Georgia law limits the amount of dividends that we can pay on all series of common stock to funds legally available for distributions. Our charter further limits the amount of dividends we can pay on the series of stock related to either group to the lesser of funds available for distributions under Georgia law and the available distribution amount for the applicable group. The available distribution amount for a group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law. Moreover, we cannot assure you we will have any funds available to pay dividends.

                  RISKS RELATING TO WORLDCOM GROUP STOCK ONLY

IN CIRCUMSTANCES WHERE A SEPARATE SERIES VOTE IS REQUIRED, HOLDERS OF MCI GROUP STOCK CAN BLOCK ACTION

    If Georgia law, Nasdaq National Market rules, our charter, our bylaws or our board of directors requires a separate vote on a matter by the holders of MCI group stock, those holders could prevent approval of the matter--even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as one voting group, were to vote in favor of it.

                     RISKS RELATING TO MCI GROUP STOCK ONLY

SHAREHOLDERS THAT OWN ONLY MCI GROUP STOCK MAY NOT HAVE SUFFICIENT VOTING POWER TO PROTECT THEIR INTERESTS

    The holders of WorldCom group stock, to the extent they vote the same way, will control the outcome of a vote because WorldCom group stock will retain a substantial majority of the combined voting power of WorldCom group stock and MCI group stock. This will be true even if the matter involves a divergence from or conflict with the interests of the holders of WorldCom group stock and the holders of MCI group stock. These matters may include mergers and other extraordinary transactions. This control results because both series of stock will generally vote as a single voting group, except in limited circumstances requiring a vote of a single series voting as a separate voting group.

RISKS RELATING TO THE BUSINESSES ATTRIBUTED TO THE WORLDCOM GROUP

IF OUR TECHNOLOGY BECAME OBSOLETE OUR BUSINESS WOULD SUFFER

    The market for data and voice communications and Internet access and related products is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We cannot assure you that we will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. We are also at risk from fundamental changes in the way data and voice communications, including Internet access services, are marketed and delivered. Our pursuit of necessary technological advances may require substantial time and expense, and we cannot assure you that we will succeed in adapting our communications services business to alternate access devices, conduits and protocols.

POLITICAL, REGULATORY AND ECONOMIC RISKS IN INTERNATIONAL MARKETS POSE NUMEROUS RISKS TO OUR INTERNATIONAL OPERATIONS

    Because we derive substantial revenue from international operations, our business is subject to risks inherent in international operations, including:

    - unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers;

    - challenges in staffing and managing foreign operations;

    - employment laws and practices in foreign countries;

    - longer payment cycles and problems collecting accounts receivable;

    - fluctuations in currency exchange rates and imposition of currency exchange controls;

    - foreign taxation of earnings and payments received by us from our subsidiaries and affiliates;

    - potential inflation in the foreign countries where we conduct operations;

    - differences in technology standards;

    - exposure to different legal standards; and

    - political, economic and social conditions in the foreign countries where we conduct operations.

    We operate internationally through a variety of channels and entities, including wholly-owned subsidiaries, joint ventures and operating agreements with local telecommunications companies. Each of these presents risks. For example, some countries have foreign ownership limitations with respect to companies that provide telecommunications services within their borders. These restrictions require us to partner with one or more local companies if we want to participate in the market. In these settings, our ability to control or direct the operations of the local entity is limited, either contractually or statutorily, by our obligations to our local partners.

    Although most of the foreign countries where we operate are liberalizing their telecommunications market, whether as a result of domestic legislation or by virtue of international commitments, there are no guarantees as to the timing or continuation of these initiatives. For example, more than 70 countries have bound themselves to undertake liberalizing measures in their telecommunications market pursuant to treaty commitments under the World Trade Organization. We cannot assure you, however, that such liberalizing measures will be implemented in a timely manner or at all. Moreover, if there is a failure to implement those liberalizing measures, there may not be adequate or effective recourse against the foreign government for such failure.

    While we have a growing concentration of Internet-related services, the rate of development and adoption of the Internet has been slower outside the United States. Laws in the United States and foreign countries regarding the Internet and related data privacy issues are largely unsettled, but are becoming an increasing focus for lawmakers. Changes in these laws could require us to expend significant resources to comply or could limit our business. Furthermore, the application of multiple sets of laws and regulations may subject us to regulation, taxation, enforcement or other liability in unexpected ways, which could make it more expensive to conduct our business or limit our ability to conduct business. Regulation of the Internet may also adversely impact our customers' businesses, which could lead to reduced demand for our services.

WE COMPETE WITH AN INCREASING NUMBER OF COMMUNICATIONS PROVIDERS, SOME OF WHOM HAVE GREATER RESOURCES. OUR FAILURE TO COMPETE EFFECTIVELY AGAINST THE NEW COMPETITORS OR OTHERWISE COULD RESULT IN THE LOSS OF CUSTOMERS, REVENUES AND PROFITABILITY

    Virtually every aspect of the telecommunications industry is extremely competitive. Moreover, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to us.

    We compete domestically with the following companies, some of which have significantly greater financial, personnel and other resources:

    - traditional phone companies, such as Verizon Communications and SBC Communications, which dominate local telephone service in a particular region and are now permitted to offer long distance and other services in a number of states and could gain approval to offer long distance and other services in a number of other states as well;

    - other telecommunications companies that offer a broad range of telecommunication services, such as AT&T, Cable & Wireless, Genuity, Global Crossing, Level 3, Qwest, Sprint and Williams; and

    - equipment vendors and consulting companies such as Cisco, Accenture and IBM.

    Overseas, we compete with the incumbent telephone companies, some of which still have special regulatory status and the exclusive rights to provide services, and virtually all of which historically dominated their local, domestic long distance and international services business. These companies have numerous advantages including existing facilities, customer loyalty, and substantial financial resources. We may be dependent upon obtaining facilities from these incumbent telephone companies. We also compete with other service providers, many of which are affiliated with incumbent telephone companies in other countries. Typically, we must devote extensive resources to obtain regulatory approvals necessary to operate overseas, and then to obtain access to and interconnection with the incumbent's network on a non-discriminatory basis.

    We may also be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity.

    We also compete in offering data communications and Internet-based services, including web hosting, Internet access and related services. This is also an extremely competitive business and we expect that competition will intensify in the future.

IF WE DO NOT IMPLEMENT SOPHISTICATED INFORMATION AND BILLING SYSTEMS, WE MAY NOT BE ABLE TO ACHIEVE DESIRED OPERATING EFFICIENCIES

    Sophisticated information and billing systems are vital to our growth and ability to monitor costs, bill customers, fulfill customer orders and achieve operating efficiencies. Our plans for further developing and enhancing our existing information and billing system for the businesses attributed to the WorldCom group rely primarily on the delivery of products and services by third party vendors. We may not be able to develop new business, identify revenues and expenses, service customers, collect revenues or develop and maintain an adequate work force if any of the following occur:

    - vendors fail to deliver proposed products and services in a timely and effective manner or at acceptable costs;

    - we fail to adequately identify all of our information and processing needs;

    - our related processing or information systems fail; or

    - we fail to integrate our systems with those of our major customers.

PRICE COMPETITION MAY ADVERSELY AFFECT THE WORLDCOM GROUP'S OPERATING RESULTS

    Prices for data communications have fallen historically and prices for commercial voice communications have fallen due to advanced technology, increased competition and deregulation. We expect both trends to continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive. The extent to which the business, financial condition, results of operations and cash flow of these businesses could be adversely affected will depend on the pace at which these industry-wide changes continue and our ability to create new and innovative services to differentiate our offerings, enhance customer retention and grow market share.

RISKS RELATING TO THE BUSINESSES ATTRIBUTED TO THE MCI GROUP

THE MCI GROUP HAS NOT BEEN ATTRIBUTED THE MCI TRADENAME. THE LOSS OF USE OF THE MCI TRADENAME BY THE MCI BUSINESSES WOULD HARM THE GROUP'S RESULTS

    The WorldCom group has been assigned all tradenames, including the MCI tradename and other related MCI tradenames, and the MCI group is allocated a charge for the use of the MCI tradenames. If we terminate this arrangement or let it expire, the MCI group will no longer have access to the MCI tradenames for marketing purposes.

WE COMPETE WITH AN INCREASING NUMBER OF COMMUNICATIONS PROVIDERS. OUR FAILURE TO COMPETE EFFECTIVELY AGAINST THESE NEW COMPETITORS OR OTHERWISE COULD RESULT IN THE LOSS OF CURRENT AND POTENTIAL CUSTOMERS, REVENUE AND PROFITABILITY

    The telecommunications industry is extremely competitive, which has resulted in downward pressure on revenues and profitability. We compete with the following companies, some of which have significantly greater financial, personnel and other resources:

    - traditional phone companies, such as Verizon Communications and SBC Communications, which are now permitted to offer long distance voice services in a number of states and could gain approval to offer long distance voice services in a number of other states as well; and

    - other telecommunications companies that offer retail and wholesale communications services, including AT&T, Qwest, Excel and Sprint.

    We may also be subject to additional competitive pressures from the development of new technologies and increased availability of transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite, wireless and fiber optic transmission capacity for services similar to those provided by us. We cannot predict which of many possible future product and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide these products and services.

PRICE COMPETITION MAY CONTINUE TO ADVERSELY AFFECT MCI GROUP'S OPERATING RESULTS

    Prices for voice communications have fallen because of the introduction of more efficient networks and advanced technology, competition from wireless communications and other competing technologies and deregulation. We expect these trends to continue and we cannot predict to what extent we may need to continue to reduce our prices in the future to remain competitive. In addition, we cannot assure you that we will be able to achieve increased traffic volumes to sustain our current revenue levels. The extent to which the business, financial condition, results of operations and cash flow of our consumer long distance voice business could be adversely affected will depend on the pace at which these industry-wide changes continue and our ability to create new and innovative services to differentiate our offerings, enhance customer retention and grow market share.

IF OUR TECHNOLOGY BECAME OBSOLETE OUR BUSINESS WOULD SUFFER

    The telecommunications industry is subject to rapid and significant changes in technology. The effect on the businesses attributed to the MCI group of technology changes, including changes relating to emerging wireline and wireless transmission, voice over the Internet and switching technologies, cannot be predicted.

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
                         CAUTIONARY LANGUAGE CONCERNING
                           FORWARD-LOOKING STATEMENTS

    The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    - any statements contained or incorporated herein regarding possible or assumed future results of operations of the WorldCom group's or the MCI group's business, anticipated cost savings or other synergies, the markets for the WorldCom group's or the MCI group's services and products, anticipated capital expenditures, the outcome of Euro conversion efforts, regulatory developments or competition;

    - any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

    - other statements contained or incorporated by reference herein regarding matters that are not historical facts.

    Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to:

    - the effects of vigorous competition;

    - the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

    - uncertainties associated with the success of acquisitions;

    - risks of international business;

    - regulatory risks in the United States and internationally;

    - contingent liabilities;

    - risks associated with Euro conversion efforts;

    - uncertainties regarding the collectibility of receivables;

    - risks associated with debt service requirements and interest rate fluctuations;

    - our financial leverage; and

    - the other risks discussed under "Risk Factors."

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or persons acting on its behalf.

                                       37
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                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

DATE, TIME AND PLACE OF THE ANNUAL MEETING

    We are providing this proxy statement and prospectus to you in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our shareholders. The annual meeting will be held on June 7, 2001, at 10:00 a.m, local time, at 500 Clinton Center Drive, Clinton Mississippi. This proxy statement and prospectus is first being mailed to our shareholders on or about May 2, 2001.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

    You will be asked to consider and vote on the proposals described in this proxy statement and prospectus. If proposal 1 is approved, we intend to implement it whether or not the other proposals are approved. However, even if our shareholders approve proposal 1, our board can decide to delay the filing of the related articles of amendment or not to implement the proposal at all. If proposal 2 is approved, we will implement it only if proposal 1 is approved and whether or not the other proposals are approved. Similarly, if proposal 4 is approved, we will implement it only if proposal 1 is approved and whether or not the other proposals are approved. The election of directors is not dependent on the approval of any of the other proposals.

WHO CAN VOTE

    You are entitled to vote if you were a holder of record of our existing common stock or our series B preferred stock as of the close of business on April 16, 2001. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

SHARES OUTSTANDING

    On April 16, 2001, 2,887,664,559 shares of our existing common stock were outstanding and entitled to vote and 10,338,265 shares of our series B preferred shares were outstanding and entitled to vote. We do not know of any shareholder who beneficially owned more than 5% of WorldCom common stock or any of our preferred stock as of April 16, 2001.

VOTING OF SHARES

    Each share of our common stock and series B preferred stock represented at the annual meeting is entitled to one vote on each matter properly brought before the annual meeting.

VOTING OF PROXIES

    All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holders of those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval of the proposals.

VOTES REQUIRED TO APPROVE THE PROPOSALS

    In order for proposal 1 to be approved, we will need the favorable vote by the holders of a majority of:

    - all of the outstanding shares of our existing common stock, and

    - all of the outstanding shares of our existing common stock and series B preferred stock voting together as a single group.

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
As a result, abstentions and broker non-votes on proposal 1 will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on the proposal.

    In order for proposal 2 to be approved, we will need the favorable vote by:

    - 70% of the shares of our existing common stock and our series B preferred stock present at the meeting voting together as a single group; and

    - a majority of all of the outstanding shares of our existing common stock and our series B preferred stock voting together as a single group.

    As a result abstentions and broker non-votes on proposal 2 will have the same effect as negative votes.

    The election of each director requires the favorable vote by a plurality of our existing common stock and our series B preferred stock present at the meeting voting together as a single group.

    In order for proposal 4 to be approved the votes cast by our common stock and our Series B preferred stock in favor of the plan must exceed the votes cast against it.

HOW YOU CAN VOTE

    You may vote by proxy or in person at the annual meeting. To vote by proxy, you may select one of the following options:

    VOTE BY TELEPHONE

    You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours-a-day, seven days-a-week. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. Proxies granted by telephone using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

    VOTE BY INTERNET

    You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available
24 hours-a-day, seven days-a-week. You will be given the opportunity to confirm that your instructions have been properly recorded. Proxies granted over the Internet using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

    VOTE BY MAIL

    If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

REVOCATION OF PROXY

    If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. You may do this by:

    - voting again by telephone or on the Internet prior to the meeting;

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
    - signing another proxy card with a later date and returning it to us prior to the meeting; or

    - attending the meeting in person and casting a ballot.

QUORUM

    A quorum will be present at the WorldCom annual meeting if the holders of shares representing a majority of the votes to be cast on the matter are represented in person or by proxy.

SOLICITATION OF PROXIES

    We will pay the costs of soliciting proxies from the holders of our common stock. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of WorldCom may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees of WorldCom who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We have also retained MacKenzie Partners, Inc. to solicit proxies by mail, in person or by telephone, for a fee of $10,000 plus reasonable out-of-pocket expenses.

    Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have retained Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. to perform various advisory and solicitation services in connection with the tracking stock proposal. We have agreed to pay each of Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. a fee of
$3.5 million for their solicitation services and financial advisory services, in addition to reimbursement by us of their reasonable out-of-pocket expenses, including attorneys' fees, in connection with the tracking stock proposal. Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. have in the past provided and are currently providing investment banking services to us.

                    PROPOSAL 1--THE TRACKING STOCK PROPOSAL

DESCRIPTION OF PROPOSAL 1--THE TRACKING STOCK PROPOSAL

    We are asking you to consider and approve a proposal to amend our articles of incorporation, which would:

    - permit us to issue a total of 4.85 billion shares of "WorldCom, Inc.--WorldCom Group Common Stock," a new series of our common stock that is intended to reflect the separate performance of the businesses attributed to the WorldCom group and 150 million shares of "WorldCom, Inc.--MCI Group Common Stock," a new series of our common stock that is intended to reflect the separate performance of the businesses attributed to the MCI group; and

    - provide for each outstanding share of our existing common stock to be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock.

    The articles of amendment we are asking you to consider and approve are set forth in Annex A.

    If the tracking stock proposal is implemented, your rights as shareholders will continue to be governed by our charter as amended by the proposed articles of amendment submitted to the shareholders attached as Annex A, our bylaws, which will have been filed with the SEC, and Georgia law.

    If the articles of amendment are approved, we will file the articles of amendment with the Secretary of State of the State of Georgia. No state or federal regulatory approvals are required for the consummation of the tracking stock proposal.

    LINKAGE BETWEEN GROUP PERFORMANCE AND STOCK PRICE

    We believe that WorldCom group stock and MCI group stock will reflect the separate performance of our WorldCom group businesses and our MCI group businesses, respectively. Our belief is based in part on the following:

    - upon the sale of 80% or more of the assets attributed to a group, our board of directors may take action that returns the value of the net proceeds of those assets to the holders of the series of stock related to that group;

    - the amount available for payment of dividends to the holders of WorldCom group stock and MCI group stock is limited to the amount that would be available for payment of dividends if the businesses tracked by each stock were separate corporations;

    - if we decide to split off the assets attributed to a group, we can redeem shares of the series of stock related to that group for shares of a subsidiary that holds all of those assets; and

    - the availability of separate, more detailed and specific public information about the WorldCom group and the MCI group and more focused coverage of each group by research analysts.

    While we believe that these factors will cause WorldCom group stock to reflect the separate performance of our non-MCI businesses and MCI group stock to reflect the separate performance of our MCI businesses, we cannot guarantee that the stocks will perform as intended.

    BACKGROUND OF AND REASONS FOR PROPOSAL 1--THE TRACKING STOCK PROPOSAL

    We continually review each of our businesses and WorldCom as a whole to determine ways to increase shareholder value. As a result of this review process, we concluded that a different capital structure would improve our ability to execute our business strategies and achieve a proper valuation of the businesses of each of the groups.

    At meetings of our board of directors on March 2, 2000 and September 7, 2000, our directors discussed the creation of tracking stock for some or all of our WorldCom group and MCI group businesses. At meetings on October 31 and November 16, 2000, our board of directors continued these discussions. On October 11, 2000, we engaged financial advisors with respect to the tracking stock. After extensive discussions with our senior management, legal counsel and financial advisors, our board of directors has determined that the recapitalization would increase market awareness of our WorldCom group and MCI group businesses and provide for more efficient valuation of all of our businesses, advance our strategic and financial objectives and create flexibility for our overall future growth.

    Our board of directors considered the tracking stock alternative among others, including a sale of the MCI business and a tax-free spin-off of the MCI business. The board chose to pursue the establishment of a tracking stock due to the relative speed with which the transaction could be executed as a result of regulatory and other factors, and the benefits realized from maintaining both operating entities within a single corporate structure with the efficiencies of a consolidated network and consolidated debt structure.

    In making this determination, our directors determined that implementation of the tracking stock proposal would likely have the following advantages:

    - GREATER MARKET RECOGNITION AND MORE EFFICIENT VALUATION. Separating the performance of the businesses attributed to the WorldCom group and the MCI group and reflecting separately the operating results and prospects of each group should permit greater market recognition of the businesses attributed to the WorldCom group and the MCI group. Separate public information about the WorldCom group and the MCI group should result in more focused coverage by research analysts. As a result, investors should better understand the businesses attributed to the WorldCom group and the MCI group and our company as a whole. Having separate publicly traded equity securities for two groups of businesses that have different economic characteristics should allow equity investors to apply different and more specific criteria in valuing the businesses attributed to the WorldCom group and the MCI group.

    - INCREASED SHAREHOLDER CHOICE. The creation of tracking stock will allow investors to invest in us by owning either or both series of common stock, depending on their particular investment objectives. Some investors may want to own MCI group stock, which is intended to reflect a more mature business with more predictable dividends, while other investors may desire to own WorldCom group stock, which is intended to reflect a growth business with higher risk and growth profiles. Others may want to own both WorldCom group stock and MCI group stock.

    - MORE EFFECTIVE MANAGEMENT INCENTIVES. WorldCom group stock will permit us to structure distinctive and more effective incentive and retention programs for our WorldCom group management and employees. Stock options and other incentive awards to management and employees who work principally for the businesses attributed to the WorldCom group will be tied more directly to the performance of the WorldCom group. Incentive awards to management and employees who work principally for the businesses attributed to the MCI group will be based on its ability to generate strong operating cash flow, reduce debt and return excess cash flow to the MCI group shareholders.

    - ADVANTAGES OF DOING BUSINESS UNDER COMMON OWNERSHIP. In contrast to a spin-off, the tracking stock proposal will retain for us the advantages of doing business as a single company and allow the businesses attributed to each group to capitalize on relationships with the businesses attributed to the other group. As part of a single organization, we expect to continue to take advantage of the strategic and operational benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, consolidated tax benefits, debt ratings and cost savings in corporate overhead expenses.

    - PRESERVES CAPITAL STRUCTURE FLEXIBILITY. The tracking stock proposal retains future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as split-offs, if we decide that any of these actions are appropriate. The proposal also preserves our ability to modify our capital structure by unwinding the tracking stock structure.

    - GREATER STRATEGIC FLEXIBILITY. Having two different equity securities that are intended to track the performance of separate business groups should provide us with greater flexibility to take advantage of strategic opportunities for each group. We will be able to issue either WorldCom group stock or MCI group stock for strategic investments, in acquisitions and for other transactions. In addition, shareholders of an entity acquired for the series of stock related to either the WorldCom group or the MCI group will be able to continue to own a security that is intended to track familiar businesses with similar dynamics rather than in the much larger and more diversified company.

    Our board of directors also considered that the implementation of the tracking stock proposal is not expected to be taxable for U.S. federal income tax purposes to us or to you. In addition, our board of directors considered the performance of similar equity securities issued by other telecommunications companies, such as U S West and Sprint.

    Our board of directors also considered the following potential negative consequences of the tracking proposal:

    - UNCERTAINTY OF MARKET VALUATION. Not every company that has issued tracking stock has seen an increase in its market capitalization. In fact, many tracking stocks have traded flat or down from their original issue price. We cannot predict:

       - the degree to which the market price of WorldCom group stock and MCI group stock will reflect the separate performances of the WorldCom group and the MCI group;

       - the impact of the tracking stock proposal on the market price of our existing common stock prior to the annual meeting of shareholders; or

       - whether the issuance of WorldCom group stock and MCI group stock will increase our total market capitalization.

    - MORE COMPLEX CORPORATE GOVERNANCE. The tracking stock proposal introduces additional corporate governance issues, such as the fiduciary obligation of our board of directors to holders of different series of common stock representing different lines of business. Interests of the companies in the two groups could diverge or conflict, or appear to diverge or conflict, and issues could arise in resolving conflicts with the result that our board of directors may favor the companies in one group more than the companies in the other group with respect to any particular issue.

    - COMPLEX CAPITAL STRUCTURE. The tracking stock proposal will make our corporate structure more complex and could confuse investors, thereby adversely affecting their valuation of our businesses.

    - UNCERTAINTY OF MARKET REACTION TO TRACKING STOCK DECISIONS. The market values of WorldCom group stock and MCI group stock could be affected by the market reaction to decisions by our board of directors and management that investors perceive as affecting differently one series of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups and the allocation of assets, expenses, liabilities and corporate opportunities and financing resources.

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
    - POTENTIAL ADVERSE EFFECTS IN CONNECTION WITH ACQUISITIONS. The use of a tracking stock in connection with future acquisitions could have various adverse effects, such as the possible inability or increased difficulty of obtaining a ruling from the Internal Revenue Service for an acquisition designed to be tax-free.

    - POTENTIAL ADVERSE TAX CONSEQUENCES. The uncertain tax treatment of tracking stock under current law, as well as the recent proposal by the Clinton Administration to tax shareholders on the receipt of stock similar to the MCI group stock and the WorldCom group stock in exchange for other stock in the corporation or in a distribution by the corporation, could require us to change our capital structure after their issuance to avoid adverse tax consequences.

    Our board of directors determined that, on balance, the potential advantages of the tracking stock proposal outweigh any potentially negative consequences.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

    Our board of directors carefully considered the tracking stock proposal and believes that the approval of this proposal by the shareholders is advisable and in our best interests. Our board of directors unanimously recommends that you vote FOR this proposal.

DIVIDEND POLICY

    WORLDCOM GROUP STOCK. Because the businesses in the WorldCom group are expected to require significant capital to finance their operations and fund their future growth, we do not expect to pay any dividends on shares of WorldCom group stock for the foreseeable future. If and when our board of directors does determine to pay any dividends on shares of WorldCom group stock, this determination will be based primarily on the results of operations, financial condition and capital requirements of the companies in the WorldCom group and of WorldCom as a whole and other factors as our board of directors considers relevant.

    MCI GROUP STOCK. We currently intend to pay a quarterly dividend of $0.60 per share on MCI group stock. The payment of dividends on MCI group stock will be a business decision to be made by our board of directors from time to time based primarily upon the results of operations, financial condition and capital requirements of the companies in the MCI group and of WorldCom as a whole, and other factors as our board of directors considers relevant.

    In making its dividend decisions, our board of directors will rely on our consolidated financial statements and the combined financial statements of the MCI group.

    Georgia law limits the amount of dividends that we can pay on all series of common stock to funds legally available for distributions. Our articles of amendment will further limit the amount of dividends we can pay on the series of stock related to either group to the lesser of funds available for distributions under Georgia law and the available distribution amount for the applicable group. The available distribution amount for a group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law.

THE WORLDCOM GROUP AND THE MCI GROUP

    The articles of amendment to our charter will establish our WorldCom group stock and our MCI group stock. The businesses attributed to the WorldCom group will consist of our core data, Internet, hosting and international businesses and the businesses attributed to the MCI group will consist of our consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access operations. The businesses attributed to the WorldCom group are described under "Our Operations Intended to be Tracked by WorldCom Group Stock" and the businesses attributed to the MCI group are described under "Our Operations Intended to be Tracked by MCI Group Stock," both located in the "Business" section. Each group is a collection of businesses, and neither is a separate legal entity. Neither group can issue securities or incur obligations; those powers can only be exercised by us or one of the companies in the groups. WorldCom group stock and MCI group stock are both common stocks of WorldCom, Inc. and not of either group.

DESCRIPTION OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK

We have summarized below the material terms of WorldCom group stock and MCI group stock, the terms of which will be contained in the articles of amendment to be adopted by our board of directors.

   ACTIONS BY OUR BOARD OF DIRECTORS WITHOUT SHAREHOLDER APPROVAL; NO SEPARATE BOARDS OF DIRECTORS FOR THE GROUPS

    Under our charter as amended by our articles of amendment, our board of directors will be able to take actions with respect to the WorldCom group and the MCI group and WorldCom group stock and MCI group stock without shareholder approval so long as those actions are taken on the terms and conditions set forth in our charter. Neither the WorldCom group nor the MCI group will have a separate board of directors to represent solely the interests of holders of WorldCom group stock or MCI group stock. As described under "--Voting Rights," the holders of WorldCom group stock and the holders of MCI group stock will generally vote together as a single voting group on all matters on which holders of common stock are entitled to vote. This includes the election of directors of WorldCom.

    If we decide to take other actions with respect to WorldCom group stock or MCI group stock or the WorldCom group or the MCI group that are not on the terms and conditions in our articles of amendment, we would be required to obtain shareholder approval of an amendment to our charter. In instances listed under "--Voting Rights," approval of this type of an amendment would require both the approval of the holders of WorldCom group stock and MCI group stock, voting together as a single voting group, and the approval of the holders of any series of common stock whose rights were affected by the amendment, voting as a separate voting group.

    The actions that our board of directors may take without shareholder approval, discussed in more detail below, include decisions to:

    - issue additional shares of WorldCom group stock and MCI group stock so long as those additional shares are authorized shares under our charter;

    - pay dividends on a series of common stock, subject to the limitations set forth in the charter;

    - convert MCI group stock into WorldCom group stock on the terms set forth in the charter;

    - redeem a series of common stock in exchange for stock of one or more wholly owned subsidiaries holding all of the assets and liabilities attributed to the related group;

    - dispose of assets attributed to the WorldCom group or the MCI group, except as otherwise required by Georgia law;

    - if we dispose of 80% or more of the assets attributed to a group, pay a special dividend on, or redeem shares of, the series of common stock related to that group or convert the MCI group stock into shares of WorldCom group stock; or

    - take actions that require an increase or decrease in the number of shares of MCI group stock reserved for the WorldCom group or the number of shares of WorldCom group stock reserved for the MCI group.

                                       45
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AUTHORIZED AND OUTSTANDING SHARES

    OUR CURRENT CAPITAL STRUCTURE

    Our current charter authorizes us to issue 5,050,000,000 shares of stock, consisting of 5,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. Of the 50,000,000 shares of preferred stock, our board has designated:

    - 94,992 as Series A Preferred Stock,

    - 15,000,000 as Series B Preferred Stock,

    - 3,750,000 as Series C Preferred Stock, and

    - 5,000,000 as Series 3 Preferred Stock.

    As of April 16, 2001, 2,894,429,875 billion shares of our existing common stock (including treasury shares) and 10,338,265 shares of preferred stock were issued and outstanding.

    OUR PROPOSED CAPITAL STRUCTURE

    The articles of amendment will authorize us to issue 5.05 billion shares of stock as follows:

    - 4.85 billion shares as "WorldCom, Inc.--WorldCom Group Common Stock;"

    - 150 million shares as "WorldCom, Inc.--MCI Group Common Stock; and

    - 50 million shares of preferred stock in series, par value $.01 per share (of which the shares described above and an additional 4.85 million shares of Series 4 Preferred Stock and 150,000 shares of Series 5 Preferred Stock will have been designated by our board of directors).

    As a result of the tracking stock proposal, assuming the number of shares of existing common stock then outstanding on April 16, 2001, 2,894,429,875 shares of WorldCom group stock and 115,777,195 shares of MCI group stock will be issued and outstanding. In addition, 320,227,746 shares of WorldCom group stock and 6,304 shares of MCI group stock will be reserved for issuance upon the exercise of outstanding options and warrants, the conversion of outstanding convertible securities and otherwise.

    ISSUANCES OF COMMON STOCK WITHOUT SHAREHOLDER APPROVAL

    After the implementation of the tracking stock proposal, our board of directors may issue authorized but unissued shares of WorldCom group stock and MCI group stock from time to time for any proper corporate purpose. Our board of directors will have the authority under our charter, as amended by our articles of amendment, to issue additional shares of MCI group stock or WorldCom group stock without a vote of our shareholders, except as may be required by Georgia law, the Nasdaq listing rules or the rules of any stock exchange on which any series of outstanding common stock may then be listed.

    ATTRIBUTION OF PROCEEDS OF ISSUANCES OF COMMON STOCK

    If we issue shares of a series of common stock for cash or other property, such as in an acquisition, the proceeds of that issuance, including property acquired in an acquisition, will be attributed to the group in respect of which that series of common stock has been issued; provided, however, that no property will be attributed to the MCI group for issuance of any MCI group stock in connection with the Intermedia merger. If there are shares of series of stock related to that group reserved for another group or for issuance to the holders of the series of stock related to that other group, our board of directors will decide at the time of the issuance whether any portion of the proceeds should be attributed to the group for which those reserved shares have been reserved.

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DIVIDENDS

    Dividends on our existing common stock are limited to the funds we legally have available for distributions under Georgia law, subject to the prior payment of dividends on any preferred stock.

    Our articles of amendment provide that dividends on WorldCom group stock or MCI group stock will be limited to the lesser of:

    - the funds we legally have available for distributions under Georgia law;
      and

    - the available distribution amount for the WorldCom group or the MCI group, as the case may be.

    The available distribution amount for a particular group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law. The available distribution amount for the relevant group is the lesser of:

    - any amount in excess of the minimum amount necessary to pay debts attributed to that group as they become due in the usual course of business; and

    - the total assets attributed to that group less the sum of the total liabilities attributed to that group plus the amount that would be needed to satisfy the preferential rights upon dissolution of shares of stock, if any, attributed to that group that are superior to the series of stock related to that group.

    Under Georgia law, the amount of funds we legally have available for distributions is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of:

    - any net losses of each group;

    - any distributions on WorldCom group stock, MCI group stock or any preferred stock; and

    - any repurchases of WorldCom group stock, MCI group stock or any preferred stock.

    Payment of dividends on WorldCom group stock or MCI group stock also may be restricted by loan agreements, indentures and other agreements or obligations entered into by us from time to time.

VOTING RIGHTS

    Currently, the holders of our existing common stock are entitled to one vote per share on all matters submitted to shareholders.

    The holders of WorldCom group stock and the holders of MCI group stock will be entitled to vote on any matter on which our shareholders are, by Georgia law, by Nasdaq listing rules or by the provisions of our charter or our bylaws or as determined by our board of directors, entitled to vote.

    The holders of WorldCom group stock and the holders of MCI group stock will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except as described below.

    On all matters as to which all series of common stock will vote together as a single voting group:

    - each share of WorldCom group stock will have one vote; and

    - each share of MCI group stock will have a number of votes, which may be a fraction of one vote, equal to the average market value of one share of MCI group stock divided by the average market value of one share of WorldCom group stock. We will calculate the average market values during the 20-day trading period ending on the tenth trading day prior to the record date for determining the holders entitled to vote.

    Accordingly, the relative per share voting rights of WorldCom group stock and MCI group stock will fluctuate depending on changes in the relative market values of shares of the series of common stock.

    Upon implementation of the tracking stock proposal, we expect that WorldCom group stock will retain a substantial majority of the total voting power of WorldCom because we expect that initially the total market value of the outstanding shares of WorldCom group stock will be substantially greater than the total market value of the outstanding shares of MCI group stock.

    We will set forth the number of outstanding shares of WorldCom group stock and MCI group stock in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a shareholders' meeting the number of outstanding shares and per share voting rights of WorldCom group stock and MCI group stock.

    If shares of only one series of common stock are outstanding, each share of that series will have one vote. If any series of common stock is entitled to vote as a separate voting group with respect to any matter, each share of that series will, for purpose of that vote, have one vote on that matter.

    The holders of WorldCom group stock and the holders of MCI group stock will not have any rights to vote separately as a voting group on any matter coming before our shareholders, except in the limited circumstances provided under Georgia law described below or by Nasdaq listing rules, our charter or our bylaws. Our board of directors could also decide, in its sole discretion, to condition the taking of any action upon the approval of a series of common stock, voting as a separate voting group.

    The holders of the outstanding shares of a series are entitled to vote as a separate voting group on a proposed amendment to our charter if the amendment would:

    - effect an exchange or reclassification of all or part of the shares of the series into shares of the other series;

    - effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of the other series into shares of the series;

    - change the designation, rights, preferences or limitations of all or part of the shares of the series;

    - change the shares of all or part of the series into a different number of shares of the same series;

    - create a new series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

    - increase the rights, preferences or number of authorized shares of any series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series; or

    - cancel, redeem or repurchase all or part of the shares of the series.

    If the holders of shares of a series would otherwise be entitled to vote as a separate voting group on a proposed charter amendment, but the amendment would affect the other series of common stock in the same or a substantially similar way, the holders of all the affected series would vote together on the amendment as a single voting group.

    THE FOLLOWING ILLUSTRATIONS DEMONSTRATE THE CALCULATION OF THE NUMBER OF VOTES TO WHICH EACH SHARE OF MCI GROUP STOCK WOULD BE ENTITLED ON ALL MATTERS ON WHICH THE HOLDERS OF WORLDCOM GROUP STOCK AND THE HOLDERS OF MCI GROUP STOCK VOTE TOGETHER AS A SINGLE VOTING GROUP.

    THE VALUES FOR THE SHARES USED IN THESE AND THE OTHER ILLUSTRATIONS INCLUDED IN THIS PROXY STATEMENT AND PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO BE INDICATIVE OF ACTUAL OR FUTURE TRADING VALUES.

    If:

    - 3 billion shares of WorldCom group stock and 120 million shares of MCI group stock were outstanding;

    - the average market value for the 20-trading day valuation period for MCI group stock was $50 per share; and

    - the average market value for the 20-trading day valuation period for WorldCom group stock was $40 per share;

then each share of WorldCom group stock would have one vote and each share of MCI group stock would have 1.25 votes based on the following calculation:

average market value of
    MCI group stock           $50 per share       1.25 votes per share of
 ---------------------    =    -----------    =       MCI group stock
average market value of       $40 per share
 WorldCom group stock

    As a result, the shares of WorldCom group stock would represent 3 billion votes, which would equal 95.24% of our total voting power, and the shares of MCI group stock would represent 150 million votes, which would equal 4.76% of our total voting power. These amounts are calculated as follows:

1 vote per share                 3 billion shares of            3 billion votes for
of WorldCom group      X           WorldCom group          =      WorldCom group
      stock                             stock                          stock

 1.25 votes per
      share            X      120 million shares of MCI    =   150 million votes for
  of MCI group                       group stock                  MCI group stock
      Stock

            3 billion votes
        for WorldCom group stock                     95.24% of total voting power
  ------------------------------------        =                  held
         150 million votes for                         by WorldCom group stock
           MCI group stock +
3 billion votes for WorldCom group stock

         150 million votes for
            MCI group stock
  ------------------------------------               4.76% of total voting power
         150 million votes for                =                  held
           MCI group stock +                              by MCI group stock
   3 billion votes for WorldCom group
                 stock

CONVERSION AND REDEMPTION

    Our charter does not provide for either mandatory or optional conversion or redemption of our existing common stock. The articles of amendment will permit the conversion or redemption of WorldCom group stock and MCI group stock as described below.

    CONVERSION OF MCI GROUP STOCK AT OUR OPTION AT ANY TIME

    Our board of directors may at any time, without shareholder approval, convert each share of MCI group stock into a number of shares of WorldCom group stock equal to a percentage, set forth below under "--Conversion Ratios," of the ratio of the average market value of one share of MCI group stock to the average market value of one share of WorldCom group stock.

    Except as described below under "Mandatory Dividend, Redemption or Conversion of Stock if Disposition of Group Assets Occurs," our board of directors may not convert shares of WorldCom group stock into shares of MCI group stock without shareholder approval.

    CONVERSION RATIOS. The percentage of the ratio of the average market values will be as follows:

    - during the first three years after the implementation of the tracking stock proposal--110%; and

    - beginning on the third anniversary of implementation of the tracking stock proposal--100%.

    The premium described above that is provided upon any conversion of MCI group stock is intended for the protection of the holders of that series of stock since a decision by us to convert that stock may be made without the consent of the holders of MCI group stock. The elimination of the premium after the first three years the MCI group stock is outstanding is intended to allow us greater flexibility in using these provisions over time. Provisions similar to these, with comparable declining premiums, are included in the terms of tracking stocks of other public companies that have issued tracking stock. Accordingly, we believe these premiums are necessary in order for us to be able to balance our need to maintain flexibility in our capital structure and the desire of holders of MCI group stock to have a level of certainty regarding the underlying businesses that their security is intended to track.

    CALCULATION PERIODS. We will calculate the average market values during the 20-trading day period ending on the fifth trading day prior to the date we begin to mail the conversion notice to holders.

    TAX EVENT. If at any time there is more than an insubstantial risk of the adverse income tax consequences described below, the percentage of the ratio of the average market values will be 100%. This means that the holders of the MCI group stock to be converted will not receive any premium in a conversion that is effected under such circumstances.

    Our board of directors may exercise our conversion rights at any time without a premium if we receive an opinion of our tax counsel to the effect that, as a result of any amendment to, clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of the United States or any political subdivision or taxing authority of or in the United States, including:

    - the enactment of any legislation;

    - the publication of any judicial or regulatory decision, determination or pronouncement; or

    - any announced proposed change in law by an applicable legislative committee or the chairperson of an applicable legislative committee, regardless of whether the amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving us and regardless of whether the amendment, clarification, change or proposed change is subject to appeal, there is more than an insubstantial risk that:

    - for tax purposes, any issuance of WorldCom group stock or MCI group stock would be treated as a sale or other taxable disposition by us or any of our subsidiaries of any of the assets, operations or relevant subsidiaries to which WorldCom group stock or MCI group stock relates;

    - the issuance or existence of WorldCom group stock or MCI group stock would subject us, our subsidiaries or affiliates, or our or their successors or shareholders to tax or other adverse tax consequences; or

    - for tax purposes, either WorldCom group stock or MCI group stock is not, or at any time in the future will not be, treated solely as common stock of WorldCom.

For purposes of rendering this opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

    PURPOSES OF OPTIONAL CONVERSION PROVISIONS; SHAREHOLDER
CONSIDERATIONS. These provisions allow us the flexibility to recapitalize WorldCom group stock and MCI group stock into one series of common stock that would, after the recapitalization, represent an equity interest in the combined businesses of the WorldCom group and the MCI group.

    The optional conversion could be exercised at any future time if our board of directors determines that an equity structure consisting of these two series of stock was no longer in the best interests of WorldCom. Our board of directors may decide to convert MCI group stock into WorldCom group stock if the equity capital markets were to use the same criteria in valuing MCI group stock as they use to value WorldCom group stock. For example, if WorldCom group stock were to be valued primarily on the basis of an earnings per share multiple and dividends, rather than multiples of cash flow, and if the performance of the underlying businesses were expected to be similarly based on those criteria, then our board of directors may be more likely to consider converting MCI group stock into WorldCom group stock and eliminate the separate series. A conversion could be exercised, however, at a time that is disadvantageous to the holders of the series of stock related to one group.

    Conversion would be based upon the relative market values of WorldCom group stock and MCI group stock. Many factors could affect the market values of WorldCom group stock and MCI group stock, including:

    - our results of operations and those of each of the groups,

    - trading volume, and

    - general economic and market conditions.

    Market values also could be affected by decisions by our board of directors or our management that investors perceive to affect differently the series of stock related to one group compared to the series of stock related to the other group. These decisions could include:

    - changes to our tracking stock policies,

    - transfers of assets and liabilities between groups,

    - allocations of corporate opportunities, and

    - financing resources between the groups and changes in dividend policies.

    THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF MCI GROUP STOCK INTO SHARES OF WORLDCOM GROUP STOCK AT OUR OPTION DURING THE FIRST THREE

YEARS AFTER THE IMPLEMENTATION OF THE TRACKING STOCK PROPOSAL. THE VALUES FOR THE SHARES ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO BE INDICATIVE OF ACTUAL OR FUTURE TRADING VALUES.

    If:

    - there is not more than an insubstantial risk of adverse income tax consequences;

    - 3 billion shares of WorldCom group stock and 120 million shares of MCI group stock were outstanding immediately prior to the conversion;

    - the average market value of one share of MCI group stock over the 20-trading day valuation period was $50 per share; and

    - the average market value of one share of WorldCom group stock over the 20-trading day valuation period was $40 per share then each share of MCI group stock could be converted into 1.375 shares of WorldCom group stock based on the following calculation:

                 average market value of
                     MCI group stock
110%      X       ---------------------       =
                 average market value of
                  WorldCom group stock

                      $50 per share
1.1       X       ---------------------       =       1.375 shares
                      $40 per share

    REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

    Our board of directors may at any time, without shareholder approval, redeem on a pro rata basis all of the outstanding shares of WorldCom group stock or MCI group stock in exchange for shares of the common stock of one or more of our wholly owned subsidiaries that own all of the assets and liabilities attributed to the relevant group.

    These provisions give us increased flexibility with respect to splitting off the assets attributed to one of the groups by allowing us to transfer all of the assets attributed to that group to one or more wholly owned subsidiaries and redeeming the related series of common stock with the stock of those subsidiaries. As a result of this redemption, the holders of WorldCom group stock and the holders of MCI group stock would hold securities of separate legal entities operating in distinct lines of business, and would no longer have an interest in WorldCom, Inc. as a whole.

    We currently do not have any intention of redeeming the WorldCom group stock or the MCI group stock for the assets of the relevant group. A redemption, however, could be authorized by our board of directors at any time in the future if it determines that an equity structure comprised of WorldCom group stock and MCI group stock is no longer in the best interests of WorldCom.

    We may redeem shares of WorldCom group stock or MCI group stock for subsidiary stock only if we have funds legally available for distribution under Georgia law.

    MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF STOCK IF DISPOSITION OF
     GROUP ASSETS OCCURS

    If we dispose of 80% or more of the then fair value of the properties and assets attributed to either the WorldCom group or the MCI group in a transaction or series of related transactions, our board of directors is required to take action that returns the value of the net proceeds of those assets to the holders of the stock related to that group. That action could take the form of a special dividend, a redemption of shares or a conversion into WorldCom group stock. There are exceptions, however, to this requirement that are described below under "--Exceptions to the Mandatory Dividend, Redemption and Conversion Requirement if a Disposition Occurs."

    If no exception applies, our board of directors will elect, without shareholder approval, to do one of the following:

    - pay a special dividend to the holders of shares of the stock related to that group in cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

    - if the disposition involves:

       - 100% of the properties and assets attributed to that group, redeem all outstanding shares of the stock series related to that group in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

       - 80% or more but less than 100% of the then fair market value of the properties and assets attributed to that group, redeem a number of whole shares of the stock related to that group in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; the number of shares so redeemed will have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 51st trading day following the disposition date, closest to the net proceeds of the disposition; or

    - convert each outstanding share of MCI group stock into a number of shares of WorldCom group stock equal to 110%, in the case of the sale of assets attributed to the MCI group, or 100% in the case of the sale of assets attributed to the WorldCom group, of the ratio of the average market value of one share of the MCI group stock to the average market value of one share of the WorldCom group stock. However, if, in the case of the sales of assets attributed to the MCI group, the disposition is consummated after the third anniversary of the implementation of the tracking stock proposal, the number of shares to be issued as a result of a conversion will equal 100% of the applicable ratio. We will calculate the average market values during the ten-trading day period beginning on the 51st trading day following the disposition date.

    If we dispose of 80% or more of the then fair value of the properties and assets attributed to the WorldCom group and distribute the net proceeds of the disposition by means of a special dividend or redemption as described in the preceding paragraph, we may at any time thereafter convert each outstanding share of WorldCom group stock into a number of shares of MCI group stock equal to the ratio of the average market value of one share of WorldCom group stock to the average market value of one share of MCI group stock.

    We may only pay a special dividend or redeem shares of WorldCom group stock or MCI group stock if we have funds for distributions under Georgia law and the amount to be paid to holders is less than or equal to the available distribution amount for the group. We will pay the special dividend or complete the redemption or conversion on or prior to the 120th trading day following the disposition date.

    The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

    - any taxes we estimate will be payable by us, or which we estimate would have been payable but for the utilization of tax benefits attributable to another group, in respect of the disposition or in respect of any resulting dividend or redemption;

    - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

    - any liabilities attributed to the group whose assets are disposed of, including, without limitation:

       - any liabilities for deferred taxes;

       - any indemnity or guarantee obligations incurred in connection with the disposition or otherwise;

       - any liabilities for future purchase price adjustments; and

       - any preferential amounts plus any accumulated and unpaid dividends in respect of any preferred stock attributed to that group.

    We may elect to pay the special dividend or redemption price either in:

    - the same form as the proceeds of the disposition were received; or

    - any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have a total market value of not less than the fair value of the net proceeds.

    The factors our board of directors will consider when it is required to choose among paying a special dividend, redeeming shares or converting shares of MCI group stock into WorldCom group stock will depend upon all of the facts and circumstances at the time. Generally, if we dispose of 80% or more of the properties and assets attributed to a group, we probably would redeem the series of common stock related to that group and exercise our conversion option with respect to the remaining shares of that series because the scope or scale of the remaining properties and assets attributed to the group would likely not provide a reasonable basis for a tracking stock for that group. We may wish to convert the MCI group stock into the WorldCom group stock, even at the applicable premium, if it was then desirable for us to retain the proceeds of the sale for our remaining businesses. However, the likely taxability of an asset sale and dividend or redemption at both the corporate and shareholder levels makes it unlikely that we would dispose of any substantial amount of properties or assets in this manner.

    THE FOLLOWING ILLUSTRATIONS DEMONSTRATE THE APPLICATION OF THE PROVISIONS REQUIRING A MANDATORY SPECIAL DIVIDEND, REDEMPTION OR CONVERSION IF A DISPOSITION OCCURS PRIOR TO THE THIRD ANNIVERSARY OF THE IMPLEMENTATION OF THE TRACKING STOCK. THE VALUES FOR THE SHARES ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO BE INDICATIVE OF ACTUAL OR FUTURE TRADING VALUES.

    If:

    - 120 million shares of MCI group stock were outstanding;

    - the net proceeds of the sale of more than 80% but less than 100% of the properties and assets attributed to the MCI group equals $5.4 billion;

    - the average market value of MCI group stock during the ten-trading day valuation period was $50 per share; and

    - the average market value of WorldCom group stock during the ten-trading day valuation period was $40 per share;

then we could do any one of the following:

    (1) pay a special dividend to the holders of MCI group stock equal to:

    net proceeds
 -------------------
number of outstanding     =
       shares
 of MCI group stock

    $5.4 billion
 -------------------      =         $45 per share
 120 million shares

    (2) redeem for $50 per share a number of shares of MCI group stock equal to:

     net proceeds
 ---------------------
average market value of     =
    MCI group stock

     $5.4 billion
 ---------------------      =       108 million shares
     $50 per share

    (3) convert each outstanding share of MCI group stock into a number of shares of WorldCom group stock equal to:

                 average market value of
                     MCI group stock
110%      X       ---------------------       =
                 average market value of
                  WorldCom group stock

                      $50 per share
1.1       X       ---------------------       =       1.375 shares
                      $40 per share

    EXCEPTIONS TO THE MANDATORY DIVIDEND, REDEMPTION OR CONVERSION REQUIREMENT IF A DISPOSITION OCCURS. We are not required to take any of the above actions for any disposition of 80% or more of the properties and assets attributed to either group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity that:

    - acquires those properties or assets or succeeds to the business conducted with those properties or assets or that controls the acquirer or successor; and

    - is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

    The purpose of this exception is to enable us technically to "dispose" of properties or assets of a group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a special dividend on, or a redemption or conversion of, the series of stock related to that group, so long as we receive an equity interest in that entity. We are not required to control that entity, whether by ownership or contract provisions.

    In addition, we are not required to effect a special dividend, redemption or conversion if a disposition is:

    - of 80% or more of our properties and assets in one transaction or a series of related transactions in connection with our dissolution and the distribution of our assets to shareholders;

    - on a pro rata basis, such as in a split-off;

    - made to any person or entity controlled by us, as determined by our board of directors; or

    - a disposition conditioned upon the affirmative vote of a majority of the votes entitled to be cast by the holders of the stock related to that group, voting as a separate voting group.

    NOTICES IF DISPOSITION OF GROUP ASSETS OCCURS. Not later than the 45th trading day after the disposition date, we will announce publicly by press release:

    - the net proceeds of the disposition;

    - the number of shares outstanding of the series of common stock related to the group to which the disposed assets were attributed;

    - the number of shares of that series of common stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities; and

    - if applicable, the outstanding shares fraction on the date of the notice.

    Not earlier than the 61st trading day and not later than the 65th trading day after the disposition date, we will announce publicly by press release whether we will pay a special dividend or redeem shares of stock with the net proceeds of the disposition or convert the MCI group stock into WorldCom group stock.

    We will mail to each holder of shares of the series of stock related to the group to which the disposed assets were attributed the additional notices and other information required by our articles of amendment.

    DISPOSITION OF LESS THAN 80% OF THE ASSETS. If we dispose of less than 80% of the properties and assets attributed to either the WorldCom group or the MCI group in a transaction or series of transactions, we will attribute the proceeds to the group to which the disposed assets were attributed. We will use those proceeds:

    - in the business of that group;

    - for distribution to the holders of the series of stock related to that group; or

    - to buy back shares of the series of stock related to that group in the open market.

We may use those proceeds in the business of another group only if we reattribute to the group to which the disposed assets and proceeds were originally attributed consideration with an equivalent fair value.

    SELECTION OF SHARES FOR REDEMPTION

    If fewer than all of the outstanding shares of a series of stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of that series of stock or by a method as may be determined by our board of directors to be equitable.

    FRACTIONAL INTERESTS; TRANSFER TAXES

    We are not required to issue fractional shares of any capital stock or any fractional securities to any holder of either series of stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

    We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities to the holders of record on redemption or conversion of shares.

    LIQUIDATION RIGHTS

    Currently, in the event of our dissolution, the holders of existing common stock are entitled to share equally in our net assets after payment or provision for payment of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled.

    Under our articles of amendment, in the event of our dissolution, the holders of WorldCom group stock, the holders of MCI group stock and the holders of any additional series of common stock that is subsequently created will be entitled to receive our assets on a per share basis in proportion to the liquidation units per share of that series. Similar to our existing common stock, however, holders of WorldCom group stock and MCI group stock will be entitled to receive our assets only after payment or provision for payment of the debts and other liabilities of WorldCom and full preferential amounts to which holders of any preferred stock are entitled. In the event of our dissolution, no holder of either series of common stock will have any special right to receive specific assets attributed to the related group.

    The liquidation rights of the series of common stock will be as follows:

    - each outstanding share of WorldCom group stock will have one liquidation unit; and

    - each outstanding share of MCI group stock will have 1/25 of one liquidation unit.

    The number of liquidation units to which each share of WorldCom group stock and MCI group stock is entitled will not be changed without the approval of the holders of each series of common stock voting as a separate voting group, except in the limited circumstances described below. As a result, the liquidation rights of the holders of the respective series of common stock may not bear any relationship to the relative market values, the relative voting rights of the series of common stock or the relative value of the assets attributed to the groups.

    If we subdivide or combine the outstanding shares of a series of common stock or declare a dividend or other distribution of shares of a series of common stock to holders of that series of common stock, the number of liquidation units of the other series of common stock will be appropriately adjusted. Our board of directors will make this adjustment to avoid any dilution in the relative liquidation rights of any series of common stock.

    Neither a merger or share exchange of WorldCom into or with any other corporation, nor any sale, lease, exchange or other disposition of 80% or more of our assets, will, alone, cause the dissolution of WorldCom for purposes of these liquidation provisions.

    SHARES RESERVED FOR ANOTHER GROUP OR FOR ISSUANCE TO THE HOLDERS OF THE
     SERIES OF STOCK RELATED TO THAT GROUP

    The articles of amendment will allow us to reserve shares of stock related to one group for the other group or for issuance to the holders of the other series of common stock. For example, if one group transfers assets to the other group we may reserve shares related to the other group instead of transferring cash or other assets in exchange for these assets or incurring indebtedness to the transferor group. Any common stock related to one group that we reserve for the other group or for issuance to the holders of the other series of common stock are not outstanding shares and are not entitled to vote until we actually issue them.

    At any time that there are shares of stock related to one group reserved for the other group or for issuance to the holders of the other series of common stock, we will use what we refer to as the outstanding shares fraction to allocate to the other group any dividend or redemption payment made to the holders of the other stock.

    In addition, if at the time of any split off of a group by means of redemption of the stock related to that group for shares of one or more wholly owned subsidiaries, there are shares of stock related to the other group reserved for the split group or for issuance to the holders of stock related to the split group, we will distribute the reserved shares of stock to the split group or the holders of the stock related to the split group.

    The outstanding shares fraction indicates the relationship between the number of shares of a series of common stock held by the public and the number of shares reserved for the other group or for issuance to the holders of the other series of common stock. It is calculated by dividing the number of shares of a series of common stock issued to the public by the sum of the number of shares of that series of stock issued to the public plus the number of shares of that series of stock then reserved for the other group or for issuance to the holders of the other series of common stock.

    The outstanding shares fraction will equal 1.0 at any time that there are no shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock. Immediately after the implementation of the tracking stock proposal, there will be no shares of MCI group stock or WorldCom group stock reserved for the other group or for issuance to the holders of the other series of common stock.

    THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE OUTSTANDING SHARES FRACTION.

    If:

    - 120 million shares of MCI group stock were outstanding; and

    - 30 million shares of MCI group stock were reserved for the WorldCom group or for issuance to the holders of WorldCom group stock;

then the outstanding shares fraction with respect to the MCI group stock would equal 4/5 based on the following calculation:

          Number of shares of
      MCI group stock outstanding
                                            =
  ----------------------------------
          Number of shares of
     MCI group stock outstanding +
     Number of reserved shares of
            MCI group stock

          120 million shares
                                            =        4/5
  ----------------------------------
120 million shares + 30 million shares

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
The number of shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock would be increased, without shareholder approval, to reflect:

    - share dividends on that series of common stock;

    - reclassifications of that series of common stock resulting in a greater number of shares of that series of common stock outstanding;

    - purchases of that series of common stock with assets attributed to the other group;

    - transfers to the group related to that series of common stock of assets attributed to the other group; and

    - transfers to the other group of liabilities attributed to the group related to that series of common stock.

The number of shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock would be decreased, without shareholder approval, to reflect:

    - sales of that series of common stock for the account of the other group;

    - share dividends of that series of common stock to the holders of the other common stock;

    - the issuance of that series of common stock when convertible securities are converted if those shares of stock were reserved for the other group or for issuance to the holders of the other series of common stock;

    - the issuance of that series of common stock when securities convertible into that stock and issued as a distribution to the holders of the other series of common stock are converted;

    - reclassifications of that series of common stock resulting in a smaller number of shares of that series of common stock outstanding;

    - the redemption of shares of that series of common stock as described under "Mandatory Dividend, Redemption or Conversion of Stock if Disposition of Group Assets Occurs" above;

    - transfers to the other group of assets attributed to the group related to that series of common stock; and

    - transfers to that group of liabilities attributed to the other group.

    Our board of directors could, without shareholder approval, also increase or decrease the number of shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock under other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

    DETERMINATIONS BY OUR BOARD OF DIRECTORS

    Any determinations made in good faith by our board of directors with respect to a series of common stock will be final and binding on all of our shareholders.

    PREEMPTIVE RIGHTS

    The holders of any series of common stock will not have any preemptive rights.

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
    ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW, OUR CHARTER AND BYLAWS

    The following discussion concerns material provisions of Georgia law, our charter and bylaws and our restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of WorldCom, Inc.

    NUMBER AND ELECTION OF DIRECTORS

    Our existing bylaws provide that the number of members of the board of directors is fixed by the board of directors, but cannot be less than three. Currently, our board of directors has 12 members. Neither our existing articles of incorporation nor our existing bylaws provide for a staggered board of directors.

    Our existing bylaws provide that directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. No class or series of our shares may elect any director solely by vote of that class or series. Currently, however, no directors are elected by a separate class or series. Our existing articles of incorporation do not provide for cumulative voting.

    VACANCIES ON THE BOARD OF DIRECTORS

    Our existing bylaws provide that any vacancy on our board of directors caused by an increase in the number of directors by action of the shareholders will be filled by the shareholders in the same manner as at an annual meeting. Any vacancy created by an increase in the number of directors by action of the board of directors or by the removal or resignation of a director will be filled by the affirmative vote of a majority of the remaining directors, except that a class of shareholders may fill a vacancy created by the removal or resignation of a director elected by that class. Currently, no directors are elected by a separate class or series of shares of our capital stock.

    SHAREHOLDER NOMINATIONS AND PROPOSALS

    Under our bylaws, in order for a shareholder to nominate a candidate for director, timely notice of the nomination must be given to and received by us in advance of the meeting. Ordinarily, notice must be given and received not less than 120 nor more than 150 days before the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from that anniversary date, then notice must be given by the shareholder and received by not earlier than 150 days before the annual meeting and not later than the close of business on the later of the 120th day before the annual meeting or the 10th day following the day on which public announcement of the meeting is first made. In some cases, notice may be delivered and received later if the number of directors to be elected to our board of directors is increased. The shareholder submitting the notice of nomination must describe various matters as specified in the bylaws, including the name, age and address of each proposed nominee, his or her occupation, and the class and number of shares held by the nominee.

    In the case of special meetings of shareholders, the only business that will be conducted, and the only proposals that will be acted upon, will be those that are brought pursuant to our notice of meeting. Nominations for persons for election to the board of directors at a special meeting for which the election of directors is a stated purpose in the notice of meeting may be made by any shareholder who complies with the notice and other requirements of the bylaws. If we call a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate, if notice from the shareholder is given and received not earlier than 150 days before the special meeting and not later than the close of business on the later of the 120th day before the special meeting or the 10th day following the day on which public announcement of the meeting and/or of the nominees proposed by

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
us is first made. The notice from the shareholder must also include the same information described above.

    In order for a shareholder to bring other business before an annual meeting, timely notice must be given to and received by us within the time limits described above. The shareholder's notice must include:

    - a description of the proposed business, which must be a proper subject for action by the shareholders,

    - the reasons for conducting the business, and

    - other matters specified in the bylaws.

    Proposals of other business may be considered at a special meeting requested in accordance with the bylaws only if the requesting shareholder gives and we receive a notice containing the same information as required for an annual meeting at the time the meeting is requested.

    RIGHTS PLAN

    Under our current rights agreement, each share of our existing common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holders to purchase at a purchase price of $160, subject to adjustment, two-thirds of 1/1000 of a share of our Series 3 preferred stock under the circumstances provided for in our current rights agreement.

    Our board of directors reviewed our rights plan in connection with the tracking stock proposal and a shareholder proposal approved at the 2000 annual meeting which requested that our board consider the adoption of a bylaw amendment requiring shareholder approval of rights plans. As a result of this review, our board determined to amend our existing rights plan to reflect the creation of the tracking stocks, but otherwise to wait until closer to the September 6, 2001 scheduled expiration of our rights plan to take any further action regarding rights plans.

    Our board of directors will designate shares of our preferred stock as Series 4 Preferred Stock and Series 5 Preferred Stock in connection with the restated rights agreement. As a result, instead of rights currently applicable to our existing common stock:

    - each share of WorldCom group stock will have associated with it a right to purchase 1/1000 of a share of series 4 preferred stock at a purchase price described below; and

    - each share of MCI group stock will have associated with it a right to purchase 1/1000 of a share of series 5 preferred stock at a purchase price described below.

    The purchase price of the series 4 preferred stock will be equal to $160 multiplied by a fraction the numerator of which is the opening price of the WorldCom group stock on the Nasdaq National Market on the first day that stock is traded after the recapitalization, and the denominator of which is the closing trading price of our existing common stock on the last day immediately prior to the recapitalization. The purchase price of the series 5 preferred stock will equal the difference between $160 and the series 4 preferred stock purchase price.

    The rights will not become exercisable until the earlier of:

    - 10 business days following a public announcement that a person or group has become an "acquiring person";

    - 10 business days after we first determine that a person or group has become an acquiring person; or

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
    - 10 business days, or a later date as may be determined by our board of directors, following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

    Under our current rights agreement and the restated rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the total voting power of all of our voting stock. For these purposes, the voting power of a person or group will be determined at any time and from time to time as if the day on which the determination is made is the record date for a vote of shareholders.

    The restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. For example, it gives a person who inadvertently acquired 15% or more of the total voting power of all of our voting stock and does not have any intention of changing or influencing the control of WorldCom the opportunity to sell a sufficient number of shares so that the acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required by:

    - our repurchase of shares of voting stock, or

    - any change in the market values of either series of common stock which could raise the proportion of voting power held by a person to over the applicable 15% threshold.

However, any person who exceeds the threshold as a result of our stock repurchases or any changes in the market values will trigger the rights if the person subsequently acquires any additional shares of voting stock.

    Additionally, at any time a person or a group becomes an acquiring person, the flip-in or flip-over features of our rights or, at the discretion of the board of directors, the exchange features of our rights, may be exercised by any holder, except for the acquiring person. A summary description of each of these features follows:

    "FLIP IN" FEATURE. In the event a person or group becomes an acquiring person, each holder of a WorldCom group stock right or MCI group stock right, except for the acquiring person, will have the right to acquire, upon exercise of the right, instead of one ten-thousandth of a share of our Series 4 Preferred Stock or Series 5 Preferred Stock, shares of our WorldCom group stock or MCI group stock, having a value equal to twice the exercise price of the right.

    "EXCHANGE" FEATURE. After the rights have been triggered, our board of directors may, at its option, exchange the rights, other than rights owned by an acquiring person, at an exchange ratio of one share of WorldCom group stock per WorldCom group right and one share of MCI group stock per MCI group right.

    "FLIP OVER" FEATURE. In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power, are sold, each holder of a right, except for an acquiring person, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

    REDEMPTION OF RIGHTS.  At any time before the earlier to occur of:

    - public disclosure that a person or group has become an acquiring person, or

    - our determination that a person or group has become an acquiring person,

our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon redemption, and at that time, the holders of the rights will have the right to receive only the redemption price for each right held.

    AMENDMENT OF RIGHTS. At any time before a person or group becomes an acquiring person, the terms of the restated rights agreement may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower the trigger thresholds to not less than the greater of:

    - any percentage greater than the largest percentage of the voting power of all our voting stock then known to us to be beneficially owned by any person or group, and

    - 10% of the voting power of all of our voting stock.

    However, if at any time after a person or group becomes an acquiring person, or acquires a lower percentage as may be amended in the restated rights agreement, of the voting power of our voting stock, our board of directors may not adopt amendments to the restated rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

    TERMINATION OF RIGHTS. If not previously exercised, the rights will expire on September 6, 2001, unless we earlier redeem or exchange the rights or extend the final expiration date.

    ANTI-TAKEOVER EFFECTS. The rights have anti-takeover effects. Once the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us. Accordingly, the existence of the rights may deter potential acquirors from making a takeover proposal or tender offer. Our rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem our rights as described above and since a transaction approved by our board of directors would not cause the rights to become exercisable.

    SERIES 4 PREFERRED STOCK. In connection with the creation of the WorldCom group rights, as described above, the WorldCom board of directors authorized the issuance of 4.85 million shares of preferred stock as series 4 junior participating preferred stock.

    WorldCom has designed the dividend, liquidation, voting and redemption features of the WorldCom series 4 preferred stock so that the value of 1/1000 of a share of WorldCom series 4 preferred stock approximates the value of one share of WorldCom group common stock. Shares of WorldCom series 4 preferred stock may only be purchased after the WorldCom group rights have become exercisable, and each share of the WorldCom series 4 preferred stock:

    - is nonredeemable and junior to all other series of preferred stock, except the series 5 preferred stock and unless otherwise provided in the terms of those series of preferred stock;

    - will have a preferential dividend in an amount equal to the greater of $10 or 1,000 times any dividend declared on each share of WorldCom group stock;

    - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of WorldCom group stock;

    - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

    - in the event of any merger, consolidation or other transaction in which shares of WorldCom group stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of WorldCom group stock.

    The rights of the WorldCom series 4 preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

    SERIES 5 PREFERRED STOCK. In connection with the creation of the MCI group rights, as described above, the WorldCom board of directors authorized the issuance of 150,000 shares of preferred stock as series 5 junior participating preferred stock.

    WorldCom designed the dividend, liquidation, voting and redemption features of the WorldCom series 5 preferred stock so that the value of 1/1000 of a share of WorldCom series 5 preferred stock approximates the value of one share of MCI group stock. Shares of WorldCom series 5 preferred stock may only be purchased after the MCI rights have become exercisable, and each share of the WorldCom series 5 preferred stock:

    - is nonredeemable and junior to all other series of preferred stock, except the series 4 preferred stock and unless otherwise provided in the terms of those series of preferred stock;

    - will have a preferential dividend in an amount equal to the greater of $10 or 1,000 times any dividend declared on each share of MCI group stock;

    - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of MCI group stock;

    - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

    - in the event of any merger, consolidation or other transaction in which shares of MCI group stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of MCI group stock.

    The rights of the WorldCom series 5 preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

    BUSINESS COMBINATION RESTRICTIONS

    Our existing articles of incorporation contain a provision, which will be amended by Proposal 2, that requires the approval by the holders of at least 70% of the outstanding shares of our capital stock whose holders are present at a meeting of shareholders and which entitle their holders to vote generally in the election of directors, voting as a single voting group, as a condition to consummate a "business transaction", as described below, involving WorldCom and a "related person", as described below, or in which a related person has an interest, unless:

    - the business transaction is approved by at least a majority of our "continuing directors" as described below, then serving on the board of directors or, if the votes of those continuing directors would have been insufficient to constitute an act of the board of directors, then the unanimous vote of the continuing directors is sufficient to approve the transaction so long as at least three continuing directors serve on the board of directors at the time of the unanimous vote; or

    - minimum price and other requirements are met.

    A "business transaction" means:

    - any merger, share exchange or consolidation involving us or any of our subsidiaries;

    - any sale, lease, exchange, transfer or other disposition by us or any of our subsidiaries of more than 20% of its assets;

    - any sale, lease, exchange, transfer or other disposition of more than 20% of the assets of an entity to us or a subsidiary of us;

    - the issuance, sale, exchange, transfer or other disposition by us or a subsidiary of us of any securities of us or any subsidiary of us in exchange for cash, securities or other property having an aggregate fair market value of $15 million or more;

    - any merger, share exchange or consolidation of us with any subsidiary of us in which we are not the surviving corporation and the charter of the surviving corporation does not contain provisions similar to the business combination restrictions in the existing articles of incorporation;

    - any recapitalization or reorganization of us or reclassification of our securities which would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding;

    - any liquidation, spin-off, split-off, split-up or dissolution of us; or

    - any agreement, contract or other arrangement providing for any of the business transactions described above or having a similar purpose or effect.

    A "related person" generally means a person or entity that, together with its affiliates and associates, beneficially owns 10% or more of the voting power of our outstanding voting stock.

    A "continuing director" means a director who either:

    - was a member of the board of directors on September 15, 1993; or

    - became a director after that date, and whose election, or nomination for election, was approved by at least a majority of the continuing directors then on the board of directors;

provided that any director who is a related person with an interest in the business transaction to be voted upon, other than a proportionate interest as a shareholder, is not considered a continuing director.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

    Where indicated, the following discussion is the opinion of Simpson
Thacher & Bartlett, our counsel, and is based on the Internal Revenue Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, as well as customary factual representations made to Simpson Thacher & Bartlett by management. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the WorldCom group stock and the MCI group stock, or the Treasury Department could issue regulations or other guidance that change current law. Any future legislation or regulations (or other guidance) could apply retroactively to the implementation of the tracking stock proposal. See "--Legislative Proposals" below.

    This discussion addresses only those of you who hold your existing common stock and would hold your WorldCom group stock and MCI group stock as a capital asset and did not acquire your shares in a compensatory transaction, including the exercise of employee stock options. We have included this discussion for general information only.

    This discussion does not:

    - discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular tax circumstances;

    - apply to you if you are:

       - a foreign person;

       - a dealer in securities or currencies;

       - a trader in securities that has elected the mark-to-market method of accounting for your securities;

       - a tax-exempt organization;

       - an S corporation or other pass-through entity;

       - a mutual fund;

       - a small business investment company;

       - a regulated investment company;

       - an insurance company or other financial institution;

       - a broker-dealer;

       - a U.S. person whose "functional currency" is not the U.S. dollar; or

       - otherwise subject to special treatment under the federal income tax law; or

    - apply to you if you hold your existing common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAW TO YOUR PARTICULAR SITUATION AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

    TAX IMPLICATIONS TO YOU OF THE IMPLEMENTATION OF PROPOSAL 1-THE TRACKING
     STOCK PROPOSAL

    In the opinion of Simpson Thacher & Bartlett, our counsel, WorldCom group stock and MCI group stock will be considered our common stock for U.S. federal income tax purposes. This means that:

    - you will not recognize any income, gain or loss on the exchange of your existing common stock for shares of WorldCom group stock and MCI group stock;

    - your basis in the existing common stock held immediately before the implementation of the tracking stock proposal will be allocated between the WorldCom group stock and MCI group stock received, including any fractional shares deemed received, in proportion to the fair market value of the WorldCom group stock and MCI group stock on the date the tracking stock proposal is implemented;

    - your holding period for WorldCom group stock and MCI group stock will include the holding period of the existing common stock; and

    - any gain or loss recognized upon a subsequent sale or exchange of either the WorldCom group stock or MCI group stock will be capital gain or loss.

    Generally, you will recognize capital gain or loss on any cash received in lieu of fractional shares of MCI group stock equal to the difference between the amount of cash received and the basis allocated to the fractional shares. If you are an individual and have held your existing common stock for more than one year, your capital gain may be taxable at a reduced rate. Your ability to deduct capital losses may be limited.

    TAX IMPLICATIONS TO YOU OF A CONVERSION OF MCI GROUP STOCK OR WORLDCOM GROUP
     STOCK

    Generally, you will not recognize any income, gain or loss if we exercise our option to convert one series of common stock into the other series of common stock, and you will have a carry-over adjusted

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
tax basis in the shares of common stock that you receive and generally a holding period that includes the holding period of the common stock you surrendered in the conversion.

    NO INTERNAL REVENUE SERVICE RULING

    No ruling has been sought from the Internal Revenue Service. The Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly on the classification of instruments with characteristics similar to those of the WorldCom group stock and MCI group stock. The opinion of Simpson Thacher & Bartlett is not binding on the Internal Revenue Service or the courts and merely represents its best judgment based upon existing authorities and customary representations made to Simpson Thacher & Bartlett by management.

    It is possible, therefore, that the Internal Revenue Service could assert successfully that the receipt of the WorldCom group stock and MCI group stock as well as any subsequent conversion of one series of common stock into the other series of common stock could be taxable to you and/or to us. The Internal Revenue Service could also assert successfully that gain from a subsequent sale of the WorldCom group stock or the MCI group stock is taxable as ordinary income rather than capital gain. Once again, you should consult your own tax advisor.

    LEGISLATIVE PROPOSALS

    The Clinton Administration Budget Proposals in 1999 and 2000 proposed legislation that would have adversely affected holders of tracking stock such as MCI group stock and WorldCom group stock. Congress did not act on either proposal, and the recent Bush Administration Budget Proposal contains no such similar provision. It is impossible to predict, however, whether any proposals relating to tracking stock will be made in the future, and to what extent Congress would act upon any such proposals. Under the amended charter, we may convert the MCI group stock into WorldCom group stock at any time if there is more than an insubstantial risk of adverse United States federal income tax law developments, and upon any such conversion, you will not be entitled to the 10% premium that generally accompanies conversions at our option during the first three years after the implementation of the tracking stock proposal. See "--Conversion and Redemption--Conversion of MCI Group Stock at Our Option at Any Time."

STOCK EXCHANGE LISTINGS

    We expect WorldCom group stock to be listed on the Nasdaq National Market. WorldCom group stock will be listed under the symbol "WCOM".

    We expect MCI group stock to be listed on the Nasdaq National Market. MCI group stock will be listed under the symbol "MCIT".

STOCK TRANSFER AGENT AND REGISTRAR

    Our existing stock transfer agent and registrar, The Bank of New York, will act as the stock transfer agent and registrar for both WorldCom group stock and MCI group stock.

FINANCIAL ADVISORS

    We have retained Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. to perform various advisory and solicitation services in connection with the tracking stock proposal. We have agreed to pay each of Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. a fee of $3.5 million for their

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
solicitation services and their financial advisory services, in addition to reimbursement by us of their reasonable out-of-pocket expenses, including attorneys' fees, in connection with the tracking stock proposal. Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. have in the past provided and are currently providing investment banking services to us.

EFFECT ON EXISTING STOCK BASED AWARDS, PREFERRED STOCK AND WARRANTS

    If the recapitalization is implemented, each outstanding stock option under our existing stock option plans will be converted into a stock option to acquire shares of WorldCom group stock. We are not converting our existing stock options into options to acquire shares of MCI stock because we believe that a large component of the returns to holders of shares of MCI stock will be through dividends, and therefore, a stock purchase plan such as the proposed MCI group 2001 employee stock purchase plan which allows employees attributed to the MCI group to purchase MCI group stock at a discount rather than stock options is a more appropriate form of employee incentive compensation for the future. Additionally, because our existing stock options are administered under numerous different stock option plans which cover all employees around the world, administering those plans for two different series of common stock would be administratively difficult and more costly.

    The number of shares of WorldCom group stock subject to each stock option will equal the number of shares of common stock subject to the existing stock option multiplied by a fraction, the numerator of which is the closing trading price of the common stock on the last day immediately prior to the recapitalization, and the denominator of which is the closing price of the WorldCom group stock on the first day the stock is traded after the recapitalization. The exercise price for each share of WorldCom group stock issuable upon exercise of a WorldCom group stock option will be calculated by dividing the exercise price per share under the existing stock option by this fraction. The adjustments described in the two preceding sentences will only be made if the opening price of the WorldCom group stock on the first day the stock is traded after the recapitalization is less than the closing price of our existing common stock on the last day immediately prior to the recapitalization. We intend to adjust all of our existing stock option plans to provide for the issuance of options on the WorldCom group stock instead of on our existing common stock.

    We presently have a warrant outstanding to purchase 157,615 shares of our common stock at an exercise price of $44.91 per share. If the recapitalization is implemented, pursuant to its terms the warrant will become exercisable for 157,615 shares of WorldCom group stock and 6,304 shares MCI group stock.

    We presently have a series of preferred stock outstanding which is convertible into an aggregate of 1,510,875 shares of our common stock. If the recapitalization is implemented, pursuant to the terms of our preferred stock, the preferred shares will become convertible into an aggregate of 1,510,875 shares of WorldCom group stock and 60,435 shares of MCI group stock.

    If the Intermedia merger is completed, we will issue four additional series of preferred stock. Each series of this preferred stock will be convertible preferred which would have been convertable into an aggregate, as of April 16, 2001, of 22,482,374 shares of WorldCom group stock and 899,294 shares of MCI group stock.

NO DISSENTERS' RIGHTS

    Under Georgia law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.

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
                                    BUSINESS

    WorldCom provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. We are a global communications company utilizing a strategy based on being able to provide service through our own facilities throughout the world instead of being restricted to a particular geographic location. We call this our "on-net" strategy. The on-net approach allows our customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving our networks. The on-net approach provides our customers with superior reliability and low operating costs. Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

    Following are descriptions of the businesses attributed to each of the WorldCom group and the MCI group. Although we are describing these businesses separately for purposes of establishing our tracking stock structure and in order to give you a better understanding of the assets attributed to each group, the two groups are not separate legal entities and the holders of each group's stock are shareholders of a single company, WorldCom. No holder of a group's stock will have any special right to receive assets attributed to that group.

    The assets attributed to the WorldCom group include all of our network assets except voice switches, which are used to forward audio and data information from one point to another, and dial-up Internet modems, and also include cash, investments, buildings, furniture, fixtures and equipment, and the goodwill, other intangible assets, other long-term assets and other current assets associated with the businesses attributed to the WorldCom group. The assets attributed to the MCI group include voice switches, dial-up Internet modems and the goodwill, other intangible assets, other long-term assets and other current assets associated with the businesses attributed to the MCI group. For a further discussion of the assets attributed to the groups and the allocation methods used to allocate the assets, see the management's discussion and analysis related to each group and "Relationship Between the WorldCom Group and the MCI Group".

         OUR OPERATIONS INTENDED TO BE TRACKED BY WORLDCOM GROUP STOCK

OVERVIEW

    Our businesses attributed to the WorldCom group include:

    - data services such as frame relay, asynchronous transfer mode and Internet protocol networks. Each of these networks provides a system, requiring a standard format, to forward, or switch, video, data or audio information from one point to another;

    - Internet related services, including:

       - always-on connections to the Internet, which we refer to as dedicated access;

       - secure communication over the Internet allowing a business to link various sites and employees, which we refer to as a virtual private network;

       - high speed and always-on digital connections to the Internet, which we refer to as digital subscriber lines; and

       - web site management and web-enabled products which provide customers with the hardware, software and monitoring for their web sites;

    - the design, implementation and ongoing management of a customer's communications system;

    - commercial voice services; and

    - international communications services.

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
We believe we are positioned to use those global assets and our customer base to lead the new generation of fast growing, e-commerce and data-driven segments of the communications industry.

    The businesses attributed to the WorldCom group accounted for 58.2% of our revenues, 62.0% of our net income and 85.2% of our assets for the year ended December 31, 2000.

    We have extensive networks that connect metropolitan centers and various regions throughout the world. As of December 31, 2000, excluding our investment in Embratel Participacoes S.A., Brazil's facilities-based national and international communications provider, our networks that connect metropolitan centers covered approximately 56,500 route miles, with an additional 10,150 route miles of local connections to customers worldwide. We also had over 2,500 centers where our equipment connects to the local telephone company for call termination, which we call points of presence, 1,742 data switches, which forward information to its proper address, and connected 123 cities across North America, Europe, Latin America and Asia. Embratel provides interstate long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, satellite, Internet, frame relay and packet-switched services.

    Using our Internet protocol infrastructure, we intend to continue our expansion into high growth, next generation services, such as virtual private networks which use Internet protocol technology, web centers that allow customers to interact with sales and service agents over the Internet, the telephone or mail, and Internet content delivery services. We believe the breadth and scale of these services differentiate our offerings from those of our competitors and meet our customers' increasingly complex communications needs, highlighting the unique quality and reach of our networks.

    We are positioning the company for leadership in the high growth segments of our industry. Our proposed merger with Intermedia Communications and resulting controlling interest in Digex will provide us with a strong foothold in the expanding managed hosting arena. Managed hosting services include providing the computer hardware, software, network technology and systems management necessary to offer customers comprehensive outsourced web site hosting solutions. This position, combined with our extensive facilities-based network assets and corporate customer base, would create a strong competitor for e-commerce services and a platform for leadership in our target segments of U.S. and non-U.S. based corporations.

INDUSTRY

    For several years, the communications industry has been undergoing a dramatic transformation due to several factors including:

    - technological advances such as the Internet;

    - rapid development of new services and products;

    - the Telecommunications Act of 1996;

    - the deregulation of communications services markets in selected countries around the world; and

    - the entry of new competitors in existing and emerging markets.

    These are only a few of the forces impacting the communications industry today. However, each of these factors is driven by the rapid development of data services that are replacing traditional voice services. The development of frame relay, asynchronous transfer mode and Internet protocol networks has dramatically transformed the array and breadth of services offered by telecommunications carriers.

    The use of the Internet, including intranets and extranets, which are private, secure communications networks, has grown rapidly in recent years. This growth was driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. Consequently, the Internet is now an important new global communications and commerce medium. The Internet

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
represents an opportunity for enterprises to interact in new and different ways with both existing and prospective customers, employees, suppliers and partners. Enterprises are responding to this opportunity by substantially increasing their investment in Internet sites and services.

    The market for data communications and Internet access and related products is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We believe that the Transmission Control Protocol/IP, where we use fiber optic or copper-based telecommunications infrastructure, will continue to be the primary protocol and transport infrastructure for Internet-related services. Transmission Control Protocol/IP combines two protocols, transmission control protocol and Internet protocol, to establish a connection between two devices so that streams of data can be sent between them. Emerging transport alternatives include wireless cable modems and satellite delivery of Internet information. Alternative protocols, which are proprietary or allow systems using different formats to transfer data to communicate with each other, have been and are being developed. We are also participating in trials of next generation, more advanced technology.

    Developments in technology are further increasing the capacity and lifespan of previously deployed fiber optic cables. Throughout 2001, we plan to deploy high capacity broadband systems and fiber optic systems, both of which function to connect different networks, and long distance transmission systems which are not subject to signal deterioration. These network investments result in reduced regeneration requirements for long distance transmissions and higher bandwidth capacity from existing fiber optic cables which enhances our ability to serve global businesses cost effectively.

STRATEGY

    Our objective is to use our strategic assets and customer base to be a leader in each of our target segments and deliver long-term sustainable growth. Key elements of our strategy include:

    TARGET HIGH GROWTH DATA BUSINESSES: Our strategy is to focus primarily on high growth and high value-added data services that we can provide utilizing our extensive, high quality global networks. This should decrease our reliance on traditional voice services, which are experiencing intense pricing pressures.

    CONTINUE OUR FOCUS ON CORPORATE ENTERPRISES: We are realigning our businesses with the customer bases they serve. We expect to further focus our resources, including assets, technical expertise and marketing skills, to better serve and grow our presence with corporate enterprise customers.

    RAPIDLY DEPLOY WEB HOSTING SERVICES: We will quickly take advantage of the web hosting and managed data capabilities of Digex to be acquired through the proposed merger with Intermedia. By combining Digex's comprehensive portfolio of hosting products with our extensive networks and customer relationships, we expect to obtain a significant market position from which to rapidly grow our data services revenues.

    AGGRESSIVELY EXPAND VIRTUAL PRIVATE NETWORK SERVICES USING INTERNET
PROTOCOL: Virtual private networks are private corporate communications networks and are quickly replacing private lines as the cost effective and flexible solution of choice for mid-sized and large corporate enterprises. We view this segment as a key contributor to our future growth and an integral part of our high-value service strategy. With over 2,500 points of presence, we intend to leverage the global reach and quality of our networks to capitalize on this high growth and high margin segment.

    TARGET WEB CUSTOMER CENTER OPPORTUNITIES: As part of our strategy to target emerging growth data services segments, we expect to aggressively expand our web customer center services. We expect the need for these services to grow in line with the rapid growth of the Internet and e-commerce. We will capitalize on this trend by using our customer relationships, networks and expertise in this area to remain at the forefront of high growth opportunities.

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
    MAINTAIN LEADERSHIP IN INTERNET DATA TRANSPORT AND ACCESS: We intend to remain at the forefront of Internet protocol implementation worldwide. We expect Internet protocol services such as virtual private networks and e-business applications to proliferate and will use our tradition of pioneering innovative Internet infrastructure services to continuously expand our Internet value-added services.

    EXPAND GLOBALLY: We intend to leverage and further expand our global networks in line with our customers' expansion internationally and the rapid growth in cross-border communications. We expect to see continued rapid expansion in international communications markets and we believe that our global networks reaching across North America, Brazil, Europe and our current build-out in Asia will position us to capitalize on this growth.

    UTILIZE OUR EXTENSIVE NETWORKS: We will continue to utilize our networks to benefit our customers and reduce our costs. The global reach and quality of our networks enable us to provide complex services at low operating costs as a result of our facilities-based, on-net approach. The on-net approach allows our customers to send data streams or voice traffic locally, across the United States, or to any of our facilities-based networks in Europe or Asia, without ever leaving our networks. We believe this approach lowers our operating costs and provides our customers with superior reliability and quality of service. Our networks are also highly adaptable for future capacity expansions at lower per unit costs, and are designed to cost-effectively integrate future generations of optical-networking components to enhance efficiency and quality.

DESCRIPTION OF SERVICES

    We provide a broad range of enhanced data and voice communications and managed network services through our direct commercial sales force of approximately 8,000 people, excluding Embratel's sales force of approximately 700 people. Core services include data services, Internet services, commercial local and long distance voice communications and international communications services.

    According to a Gartner Dataquest report, "E-Data Services North America 2000" authored by Charles Carr, "The total data services market in the United States in 1999 is estimated to be US $36.5 billion, increasing robustly at a
24.7 percent compound annual growth rate (CAGR) to US $109.8 billion in 2004." Domestic connections using Internet protocol technology are expected to grow at an annual rate of approximately 27% from $13.5 billion in 1998 to approximately $46.3 billion by 2003, according to market studies by Probe Research. Much of the growth is expected to result from increased demand for e-mail, web hosting services, e-commerce, collaborative workflow and real-time video services and applications. We believe that most of the growth in data communications will be driven by corporations' demand for high quality and scalable Internet-based infrastructure and services, including web hosting and other managed network services. We are well positioned to capitalize on these growth opportunities and to shape the future of global digital communications due to our network, global customer base, tradition of innovation and corporate strategy to target and lead the high end of data-driven emerging communications segments.

    DATA SERVICES

    The ability of businesses to transmit data within their company or outside to business partners is a critical function today. Over the last 10 years, businesses made significant investments in software development and equipment purchases to effectively process and transmit this data and information. The Internet also introduced yet another means to communicate digitally worldwide.

    We continue to make significant investments in network technologies to satisfy the continuing demand in high bandwidth data processing. Our global frame relay, asynchronous transfer mode and Internet protocol networks provide a full spectrum of public and private network options for any data transmission requirement. The ability to interconnect and to increase the bandwidth capacity of these networks protects customers' existing investments in established networks while taking advantage of the newest technologies.

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
    Frame Relay: Frame relay is a high-speed communications technology that divides the information into frames or packets. Each frame has an address that the network uses to determine the destination of the frame. The frames travel through a series of switches within the frame relay network to arrive at their destination. This technology gives businesses a cost-effective, flexible way to connect local area networks, system network architecture, voice, and Internet protocol-based applications. Local area networks are computer networks which span a relatively small area and system network architecture is a protocol for connecting computers.

    Our frame relay service, which is operated over our own facilities, is available in 26 countries and is supplemented by network-to-network interface partnerships that reach additional locations worldwide. These networks allow us to provide our customers around the globe with the highest quality standards of service.

    Asynchronous Transfer Mode: Our on-net asynchronous transfer mode service is a technology and protocol structure that integrates data, voice, and video over a single communications network while offering a variety of access speeds and multiple service categories. Asynchronous transfer mode technology is able to service both the local area networks and wide area networks, which are computer networks spanning a large geographic area, providing scalability for users' current and future needs.

    Our asynchronous transfer mode services use our highly redundant OC-48 backbone to obtain these networking advantages. OC-48 refers to a type of high speed optical carrier and backbone refers to the network connecting the system. These public data networking services offer a number of different access speeds and support multiple classes of service to meet customers' application needs. The nature of the services provides users with the security and control of a private network, plus the flexibility and economies of a public network. Our asynchronous transfer mode services allow for the consolidation of applications into a single network service, reducing network, equipment and operational costs.

    Data services revenue grew by approximately 27.0%, to $7.4 billion or 18.9% of WorldCom total revenues, for the year ended December 31, 2000, from $5.8 billion, or 16.2% of WorldCom total revenues, during the same period in 1999.

    INTERNET SERVICES

    As a leading Internet backbone provider, we offer a comprehensive range of Internet access and value-added options, applications and services tailored to meet the needs of businesses and other telecommunications providers. Our Internet products and services include dedicated Internet access, managed networking services and applications (such as virtual private networks), web hosting, electronic commerce and transaction services (such as web centers and credit card transaction processing) and wireless Internet access.

    INTERNET ACCESS AND TRANSPORT: Our Internet infrastructure is based on our OC-192c and OC-48c optical networks which use a combination of asynchronous transfer mode, frame relay and router technologies at the transport layer for both metropolitan and inter-regional connectivity. This network infrastructure enables customers to access the Internet through dedicated lines. Once connected, the customer's traffic is routed through our networks to the desired Internet location, whether on our networks or elsewhere on the Internet.

    Through our networks, we offer the following access products to our customers:

    - full, partial or shadow high speed T1 / T3 connections;

    - Internet gateway services which provide the hardware and software to link a customer's network to the Internet;

    - frame relay to Internet protocol connections;

    - asynchronous transfer mode to Internet protocol connections;

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
    - digital subscriber line; and

    - metropolitan area exchanges asynchronous transfer mode.

    These access options provide the variety of bandwidth choices required for all business types and sizes.

    VIRTUAL PRIVATE NETWORKS: We provide virtual private networks on public and shared environments for small and large customers. Our customers use virtual private networks to connect their corporate intranets, data centers, remote users, and the World Wide Web via the public Internet.

    Our virtual private network service, called UUSecure, includes built-in encryption, bandwidth prioritization and 24-hour centralized management and monitoring services. UUSecure is already available in 18 countries, with significant expansion planned.

    WEB HOSTING FOR BUSINESSES AND APPLICATION SERVICE PROVIDERS: We are a leading provider of web hosting services to businesses operating mission-critical, multi-functional web sites and also offer related value-added services, such as:

    - web site management products, such as Windows NT and UNIX managed servers;

    - integrated business solutions, such as e-commerce, business intelligence and office solutions; and

    - enterprise and professional services, such as stress testing and customized web site activity reporting.

    We deliver our services from geographically distributed, advanced Internet data centers that are connected to our dedicated and redundant UUNET Internet backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations.

    In September, 2000, we entered into a definitive merger agreement with Intermedia. We expect the merger to be completed in the second quarter of 2001. As a result of this merger, WorldCom will acquire a controlling interest in Digex, a provider of managed web and application hosting services for some of the world's fastest growing companies. This merger will support our web hosting expansion by providing a comprehensive portfolio of hosting products and services for mid-sized and large businesses. These services enable businesses to more efficiently deliver their application services to their customers over the Internet. Digex also offers related services, such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. Digex's services include providing the computer hardware, software, network technology and systems management necessary to offer our customers comprehensive outsourced web site hosting solutions.

    Digex's server hosting and Internet connection services are offered through its advanced data centers. Today, these data centers cover over 200,000 square feet of space and deploy advanced security systems. Within these centers, Digex provides the services and expertise to ensure secure, adaptable, high-performance operation of web sites 24 hours a day. Digex continues to upgrade its networks in order to accommodate expected traffic growth. Its managed services include performance monitoring, site management reports, data backup, content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, adaptability and reliability of customers' mission-critical Internet operations. In addition, Digex integrates technologies from leading vendors with our industry expertise and proprietary technology.

    Through a resale agreement completed in November 2000, we are able to sell Digex services to our customer base prior to the close of the Intermedia merger. Our combination will:

    - combine Digex's range of managed, enterprise and portal hosting solutions with our worldwide, facilities-based networks and relationships with leading businesses around the globe;

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
    - enable us to offer key solutions for emerging and established Internet-based businesses and web sites as well as established businesses who are leveraging e-business to open new markets, lower costs, improve customer satisfaction and broaden distribution;

    - focus our capital investments in one of the industry's fastest growing segments; and

    - enable us to strategically integrate Intermedia's network facilities to improve our local presence in select key markets.

    With this merger, we believe we will accelerate our ability to provide managed web and application hosting services--one of the highest growth markets in the industry--by acquiring the tools to provide premier web hosting products and services that customers are demanding. We offer a comprehensive suite of access, transport and applications solutions to customers around the globe.

    WEB CENTERS: Our web center products, which we are currently testing and expect to introduce in mid 2001, are unified, web-enabled solutions that allow customers to interact with sales and service agents using multiple contact mediums--e-mail, chat, online collaboration, call back request, voice mail and voice recognition, wireless device support, fax, or traditional toll-free calls and mail. Customers can order, integrate, maintain, use, monitor, report and manage customer contacts through a browser-based interface that we provide.

    Internet services revenue grew by approximately 58.7%, to $2.5 billion, or 6.3% of WorldCom total revenues, for the year ended December 31, 2000, from $1.6 billion, or 4.3% of WorldCom total revenues, during the same period in 1999.

    WIRELESS INTERNET ACCESS: We provide the Internet protocol network backbone for Metricom's Ricochet wireless service. Metricom's wireless Internet service, introduced in select markets in October 2000, represents one of the first commercial rollouts of complete mobile wireless broadband Internet access. The service offers business users an always-on, low cost, fully compatible and complete mobile Internet access technology.

    The service offers Internet access at 128 kbps. The network is based on an architecture that uses a combination of unlicensed spectrum as well as licensed spectrum. The network is comprised of wireless modems that the users attach to any PC or handheld computer, and Metricom's wireless network of small shoebox-sized radio transceivers, typically mounted to streetlights or utility poles every quarter-to half-mile in a mesh network. The end-user wireless modems communicate with the radios and on wired access points. The wired access points collect the information and transmit it on a wired Internet protocol network backbone that enables users to reach the Internet or a corporate network. Each wired access point and the radios that support it can handle thousands of subscribers.

    Our wireless Internet services enhance and complement the existing wireless and messaging services available from us, and are a key component of our focus on high-growth data, Internet and wireless services. The service ties not only to our UUNET backbone for Internet protocol access, but also provides an extension of our virtual private network strategy for customers that want secure access to corporate intranets.

    COMMERCIAL LOCAL AND LONG DISTANCE VOICE COMMUNICATIONS

    We provide a single source for integrated local and long distance telecommunications services and facilities management services to businesses, government entities and other telecommunications companies.

    The market for local exchange services consists of a number of distinct service components. These services include:

    - local network services, which generally include basic dial tone charges and private line services;

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
    - network access services, which consist of the local portion of long distance telephone calls; and

    - long distance network services.

    We also offer a broad range of related services that enhance customer convenience, add value and provide additional revenue sources. Advanced toll-free services offer features for caller and customer convenience, including a variety of call routing and call blocking options, customer reconfiguration, termination overflow to switched or dedicated lines, dialed number identification service, real-time automatic number identification and flexible after-hours call handling services.

    Business local and long distance voice services revenue was $7.0 billion, or 18.0% of WorldCom total revenues, for the year ended December 31, 2000, versus $7.4 billion, or 20.7% of WorldCom total revenues, during the same period in 1999.

    INTERNATIONAL OPERATIONS

    Our global strategy is enabled by the position of the company as an owner of telecommunications infrastructure throughout Europe, Asia and North America. Our international strategy is to use this foundation to design and deliver product sets and features globally so that multinational enterprises enjoy a consistency in service performance regardless of geography.

    We provide switched voice, private line and/or value-added data services over our own facilities and leased facilities in the United Kingdom, Germany, France, the Netherlands, Sweden, Switzerland, Belgium, Italy, Ireland, Luxembourg, Denmark, Austria, Norway and Spain. We operate metropolitan digital fiber optic networks in London, Paris, Frankfurt, Hamburg, Dusseldorf, Amsterdam, Rotterdam, Stockholm, Brussels, Zurich, Dublin, Birmingham, Edinburgh, Lyons, Marseille, Lille and Strasbourg. We also offer international services over leased facilities in selected Asian markets, including Australia, Japan, Hong Kong, Singapore, New Zealand, Indonesia, Malaysia, Thailand, Philippines, Taiwan and South Korea. We were granted authority in the first quarter of 1998 to serve as a local and international facilities-based carrier in Australia and Japan and now operate metropolitan digital fiber optic networks in Sydney and Tokyo.

    Data centers are being deployed throughout Europe and Asia, interconnected with the global networks, allowing us to expand into new business areas using our worldwide telecommunications infrastructure as the platform for technology and service expansion.

    Our investment in Embratel further extends our local-to-global-to-local strategy. Embratel's business consists principally of providing intra-regional long distance, inter-regional long distance and international long distance telecommunications services as well as data communications, text, Internet services and mobile satellite and maritime communications services. Embratel operates under a domestic long distance concession and an international long distance concession granted by Brazil's Agencia Nacional de Telecomunicacoes. We have a 51.79% voting interest and a 19.26% economic interest in Embratel.

    Revenues from international operations grew by approximately 33.7%, to $5.9 billion, or 15.0% of WorldCom total revenues, for the year ended December 31, 2000, from $4.4 billion, or 12.2% of WorldCom total revenues, during the same period in 1999.

FACILITIES

    NETWORKS

    We own domestic long distance, international and multi-city local service fiber optic networks with access to additional fiber optic networks through lease agreements with other carriers. Additionally, we own and lease trans-oceanic cable capacity in the Atlantic and Pacific oceans.

    Deployed in business centers throughout the United States, Western Europe, the United Kingdom, Australia and Japan, our local networks are constructed using a closed loop which is referred to as ring topology. Transmission networks are based on optical network equipment. Network backbones and local

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networks are installed in conduits owned by us or leased from third parties such as utilities, railroads, long distance carriers, state highway authorities, local governments and transit authorities. Lease arrangements are generally executed under multi-year terms with renewal options and are non-exclusive.

    The long distance networks are protected by systems that are capable of restoring backbone traffic in the event of an outage in milliseconds. In addition, long distance switched traffic is dynamically rerouted via switch software to any available capacity to complete calls.

    To serve customers in buildings that are not located directly on the fiber networks, we utilize leased T-3s, T-1s or local connections obtained from the traditional phone companies, competitive local exchange carriers and other carriers who serve these buildings.

    Our Internet infrastructure is based on our OC-192c and OC-48c optical networks which use a combination of asynchronous transfer mode, frame relay and router technologies to transport data.

    We are deploying technology that integrates a business' wide area networks with the public switched telecommunications network utilizing voice-over-Internet protocol gateways and session initiated protocol, which will provide businesses with a wide range of Internet voice and messaging services.

    The WorldCom group is allocated an expense and the MCI group is allocated a corresponding decrease in costs for the use by the WorldCom group of the business voice switches attributed to the MCI group. The expense is equal to a proportion, based on usage, of the MCI group's related costs. All other material transactions between the groups are intended to be on an arm's-length basis.

    Internationally, we own or lease fiber optic capacity on most major international undersea cable systems in the Pacific and Atlantic Ocean regions. In the first quarter of 1998, we, together with our joint venture partner
Cable & Wireless, placed into service a high capacity digital fiber optic undersea cable between the United States and the United Kingdom. We also own fiber optic capacity for services to the former Soviet Union Republics, Central America, South America and the Caribbean. Furthermore, we own and operate 36 international gateway satellite earth station antennas, which enable us to extend public switched and private line voice and data communications to and from locations throughout the world.

    Our network statistics, excluding Embratel, are as follows:


                                                               DECEMBER     DECEMBER
                                                                 31,          31,
                                                                 1999         2000
                                                              ----------   ----------
Domestic and international long distance route miles........     55,163        56,496
Local domestic and international route miles................      9,323        10,153
Voice grade equivalents.....................................  33,060,614   65,537,123
Buildings connected.........................................     48,961        61,674
Telecom collocations........................................        429           477

    Embratel owns the largest long distance telecommunications network in Latin America providing both national and international telecommunications services. It is the main provider of high-speed data transmission in Brazil, with the largest network of broadband fiber optic transmission systems, with a total installed national transmission capacity of 90Gbps, covering approximately
1.7 million fiber miles as of December 31, 2000.

    DATA NETWORK SWITCHING

    Our asynchronous transfer mode networks utilize our intracity fiber connections to customers, asynchronous transfer mode switches and high-capacity fiber optic networks. Asynchronous transfer mode is a switching and transmission technology based on encapsulation of information in short (53-byte) fixed-length packets or "cells." Asynchronous transfer mode switching was specifically developed to allow simultaneous switching and transmission of mixed voice, data and video (sometimes

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referred to as "multimedia" information at various rates of transmission). In addition, characteristics of asynchronous transfer mode switching allow switching information to be directly encoded in integrated circuitry rather than in software.

    Our frame relay networks utilize our owned and maintained frame relay switches and our high-capacity fiber optic networks to provide data networking services to commercial customers. Networking equipment at customer sites connects to our frame relay switches which in turn are connected to each other via our extensive fiber optic networks. Frame relay utilizes variable length frames of data to transport customer data from one customer location across our networks to another customer location. Customers utilize the frame relay technology to support traditional business applications such as connecting local networks and financial applications.

RATES AND CHARGES

    Domestic and international business services originating in the United States are primarily billed in six-second increments; other rate structures bill in 18, 30 or 60 second increments. Switched voice services originating in international markets are billed in increments subject to local market conditions and interconnect agreements. Switched long distance services are billed in arrears, with monthly billing statements itemizing date, time, duration and charges. Local charges may be billed in arrears or in advance. Fixed recurring charges are billed in advance while metered charges are billed in arrears. Data services are generally billed a fixed rate per circuit and, depending on the service, a separate fixed network port charge. Data service rates are based on the speed of transmission, and depending on the service type, may be billed in arrears or in advance. Private line services are billed monthly in advance, with the invoice indicating applicable rates by circuit. Our rates are generally designed to be competitive with those charged by other long distance and local carriers.

    Our Internet access options are sold in the United States and in many foreign countries for both domestic and global Internet services. Prices vary, based on service type. Due to various factors, such as available telecommunications technology, foreign government regulation and market demand, the service options offered outside of the United States vary as to speed, price and suitability for various purposes.

    Embratel's rates for most telecommunications services are subject to final regulatory approval, to which Embratel submits requests for rate adjustments. Embratel's rates for domestic and international long distance service are regulated and are uniform throughout Brazil. The majority of Embratel's revenues from data communications are provided by monthly line rental charges for private leased circuits. The balance consists mainly of charges for access to the only data transmission network and measured charges based on the amount of data transmitted.

SALES AND MARKETING

    We market our business communications services primarily through a direct sales force targeted at markets defined by both communications needs and geographies. Our commercial sales force of approximately 8,000 people, excluding Embratel's 700 people, also provides advanced data specialization for the domestic and international marketplaces, including private line services.

    Our sales force can be grouped loosely into three channels. The first targets small to large U.S.-centric enterprises in the U.S. The second addresses the same small to large enterprises outside the U.S. The third channel serves the largest 1,000 multinational corporations with a unified sales and service organization that mirrors the customers' own operations.

    In each of our geographic markets, we employ full service support teams that provide our customers with prompt and personal attention. Our localized management, sales and customer support are designed to engender a high degree of customer loyalty and service quality.

    In addition, we expect to launch in the second quarter of 2001 an online sales and support channel that will complement our activities to reach smaller U.S.-based businesses. This web-based channel will offer a suite of basic data and voice services in a cost-efficient manner.

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COMPETITION

    The telecommunications industry is extremely competitive, and we expect that competition will intensify in the future. We face substantial competition in each of our business segments. Some of our existing and potential competitors have financial and other resources significantly greater than ours. Moreover, some of these providers presently enjoy advantages as a result of their historic monopoly control over local exchange facilities. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors. A number of traditional and emerging competitors, including AT&T, Cable & Wireless, Genuity, Global Crossing, Level 3, Qwest, Sprint and Williams, have made significant investments in advanced fiber optic network facilities. In addition to voice and data competition from long distance service competitors, a number of facilities-based competitive local exchange carriers and cable television multi-system operators plan to offer local telecommunications services in major U.S. cities over their own facilities or through resale of the local exchange carriers' or other providers' services.

    Increasingly, we also must compete with equipment vendors and consulting companies in emerging Internet service markets. Companies, including Cisco, Accenture and IBM, obtained or expanded their Internet-based services as a result of network deployment, acquisitions and strategic investments. We expect these acquisitions and strategic investments to increase, thus creating significant new competitors. Furthermore, we expect these firms to devote greater resources to develop new competitive products and services and to market those and existing products and services.

    Overseas, we compete with new entrants as well as with incumbent providers, some of which still are partially government-owned, have special regulatory status along with the exclusive rights to provide services, and virtually all of which have historically dominated their local, domestic long distance and international services business. These incumbent providers enjoy numerous advantages including existing facilities, customer loyalty, and substantial financial resources. We often must rely on facilities or termination services from these incumbent providers. We also compete with other service providers, some of which are affiliated with incumbent providers in other countries. We devote extensive resources to obtaining regulatory approvals necessary to operate overseas, and to obtain access to and interconnect with the incumbent's network on a non-discriminatory basis. In Europe, we compete directly with companies such as British Telecom, Deutsche Telekom, Cable & Wireless, France Telecom, and Equant (in which France Telecom recently announced plans to acquire a controlling interest), global telecommunications alliances such as Concert and KPNQwest and regional Internet service providers such as Terra, Oleane, and Demon Internet Limited.

    The development of new technologies and increased availability of domestic and international transmission capacity may also give rise to new competitive pressures. For example, even though fiber optic networks, such as those used by us, are now widely used for long distance transmission, it is possible that the desirability of these networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new routing and switching technologies, new services, and increasing wireless, satellite and fiber optic transmission capacity for services similar to those provided by us. We cannot predict with certainty which of many possible future product and service offerings will help maintain our competitive position or what expenditures will be required to develop and provide these products and services. Nor can we predict whether valuable spectrum licenses will be affected by regulatory decisions to re-allocate spectrum for other uses, or whether current deployment plans for our MMDS services will be sustainable if spectrum reallocation occurs.

    Under the Telecom Act and ensuing federal and state regulatory initiatives, many barriers to local exchange competition are being eliminated. The introduction of competition, however, also establishes, in part, the ability of the traditional phone companies to provide inter-LATA long distance services within a particular region. Local access and transport area, or LATA, refers to an area within a

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geographic region. To date, the FCC has granted applications by Verizon for the states of New York and Massachusetts and by SBC for Texas, Kansas and Oklahoma to provide in-region inter-LATA services. We believe the traditional phone companies will continue to seek to enter these markets given their ownership of extensive facilities in their local service regions, their long-standing customer relationships and their very substantial capital and other financial resources. As the traditional phone companies are allowed to offer in-region long distance services in additional states, they will be in a position to offer single source local and long distance service similar, if not superior, to that being offered by us. We expect that increased competition will result in additional pricing and margin pressures in the domestic telecommunications services business. Indeed, competition has already significantly reduced consumer long distance pricing, and as a result negatively affected the profitability of traditional service providers. As rates stabilize, we expect to compete effectively as a result of our innovation, quality and diversity of services, our ability to offer a combination of services, and our level of customer service.

    As noted, we offer data communications and Internet-based services, including web hosting, collocation services, virtual private network services, dedicated and wholesale Internet access, and related services. This is an extremely competitive business and we expect that competition will intensify in the future. We believe that the ability to compete successfully in this arena depends on a number of factors, including:

    - industry presence;

    - the ability to expand rapidly;

    - the capacity, reliability and security of network infrastructure;

    - ease of access to and navigation on the Internet;

    - the pricing policies of our competitors and suppliers;

    - the timing of the introduction of new products and services by us and our competitors;

    - our ability to support industry standards; and

    - industry and overall economic trends.

Our success will depend heavily upon our ability to provide high quality data communications services, including Internet connectivity and value-added Internet services, at competitive prices.

    Before the Brazilian telecom system reform, Embratel was the exclusive provider of interstate and international long distance services in Brazil, although it was subject to indirect competition from a number of sources. The companies organized under Telecomunicacoes Brasileiras S.A., Telebras were the exclusive providers of intrastate and local telephone services. However, since 1995, Brazil has been adopting sweeping regulatory changes intended to open the telecommunications market to competition.

    Under the 1997 General Telecommunications Law and the General Grant Plan, the Ministry of Communications was required to privatize the Telebras system. According to the privatization model, the Brazilian states were divided among three regions and the Telebras companies, which provided services in each of these states, were grouped under three holding companies and granted concessions to provide local and intra-regional long distance services within one of the three regions. On June 2, 1998, Embratel was granted concessions to provide domestic long distance (intra-regional and inter-regional) and international services. The privatization occurred on July 29, 1998, but only on July 3, 1999, with the introduction of the carrier selection code, Embratel became subject to competition in the intra-regional long distance markets.

    The General Law and the General Grant Plan also required the regulator, Anatel, promptly after the privatization, to auction the mirror authorizations for the provision of local and intra-regional long

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distance telephone services in each of the three regions, and one mirror authorization for the provision of intra-regional, inter-regional and international long distance telephone services.

    Embratel has three competitors in the north east region for the provision of intra-regional long distance services (the north east incumbent provider, the north east mirror authorization holder (Vesper, formerly known as Canbra), and the national long distance mirror authorization holder (Intelig)); three competitors in the south region for the provision of the intra-regional long distance services (the south incumbent provider, Global Village Telecom and Intelig); and three competitors in the Sao Paulo State region for the provision of inter-regional long distance services (the Sao Paulo State incumbent provider, Vesper and Intelig).

    Beginning in 2002, Anatel may grant an unlimited number of additional authorizations for the provision of local and intra-regional, inter-regional and international long distance telephone services.

EMPLOYEES

    Through our businesses attributed to the WorldCom group, excluding Embratel, we employed a total of approximately 59,000 full and part-time personnel as of March 16, 2001, approximately 450 of whom are represented by organized labor organizations. As of March 16, 2001, Embratel employed approximately 12,200 full and part-time personnel. We consider our relationship with these employees to be good.

PATENTS, TRADEMARKS, TRADENAMES AND SERVICE MARKS

    We actively pursue the protection of intellectual property rights in the United States and relevant foreign jurisdictions. Our continuing efforts have produced numerous issued patents and pending patent applications on innovative technology.

    All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to the WorldCom group. The MCI group is allocated an expense and the WorldCom group is allocated a corresponding decrease in costs for use by the MCI group of the MCI tradenames based on the following schedule:

                              2001: $27.5 million

                              2002: $30.0 million

                              2003: $35.0 million

                              2004: $40.0 million

                              2005: $45.0 million

    Any renewal or termination of use of the MCI tradename by the businesses attributed to the MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom. For purposes of preparing the historical financial statements for the WorldCom group included in this proxy statement and prospectus, costs related to the MCI tradenames allocated to the WorldCom group were decreased by $27.5 million per annum since the date of acquisition of MCI, for use of the MCI tradenames by the MCI group.

REGULATION

    We are involved in legal and regulatory proceedings that are incidental to our business and have included loss contingencies in other current liabilities and other liabilities for these matters in the WorldCom group's financial statements. In some instances, rulings by federal and state regulatory authorities may result in increased operating costs to us. The results of these various legal and regulatory matters are uncertain and could have a material adverse effect on the WorldCom group's combined results of operations or financial position.

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    GENERAL

    We are subject to varying degrees of federal, state, local and international regulation. In the United States, our subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Our subsidiaries must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects us to price cap or rate of return regulation, nor are we currently required to obtain FCC authorization for installation or operation of our network facilities used for domestic services, other than licenses for specific multichannel multipoint distribution services, wireless communications service and terrestrial microwave and satellite earth station facilities that utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of our international facilities and services. We are subject to varying degrees of regulation in the foreign jurisdictions in which we conduct business, including authorization for the installation and operation of network facilities. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on us.

    DOMESTIC

    In August 1996, the FCC established nationwide rules pursuant to the Telecom Act designed to encourage new entrants to compete in local service markets through interconnection with the traditional phone companies, resale of traditional phone companies' retail services, and use of individual and combinations of unbundled network elements, owned by the traditional phone companies. Unbundled network elements are defined in the Telecom Act as any "facility or equipment used in the provision of a telecommunication service," as well as "features, function, and capabilities that are provided by means of such facility or equipment." Implementation of these rules has been delayed by various appeals by traditional phone companies. In January 1999, the Supreme Court of the United States confirmed the FCC's authority to issue the rules, including a pricing methodology for unbundled network elements. On remand, the FCC clarified the requirement that traditional phone companies make specific unbundled network elements available to new entrants. The traditional phone companies have sought reconsideration of the FCC's order and have petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit. The traditional phone companies also petitioned for review of the FCC's rules for pricing unbundled network elements in the United States Court of Appeals for the Eighth Circuit which, in July 2000, invalidated the portion of those rules that mandated that the pricing be based on a forward-looking cost methodology which calculates costs by reference to efficient technology and design choices. At the request of various parties, including us, the Supreme Court will review the Eighth Circuit's decision. A ruling from the Supreme Court is expected in early 2002.

    The Telecom Act requires traditional phone companies to petition the FCC for permission to offer long distance services for each state within their region.
Section 271 of the Act provides that for these applications to be granted, the FCC must find, among other things, that the traditional phone company has demonstrated that it has met a 14-point competitive checklist to open its local network to competition and that granting the petition is in the public interest. To date, the FCC has rejected five traditional phone company applications and it has granted five: Verizon's for New York and Massachusetts and SBC's for Texas, Kansas and Oklahoma. Other applications may be filed at any time. We have challenged, and will continue to challenge, any application that does not satisfy the requirements of Section 271 or the FCC's local competition rules. To date, these challenges have focused on the pricing of unbundled network elements and on the adequacy of the traditional phone companies' operations support systems. In addition, several bills have been introduced in Congress that would have the effect of allowing traditional phone companies to offer in-region long distance data services without satisfying Section 271 of the Act or of making it more difficult for competitors to resell

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traditional phone company high-speed Internet access services or to lease the unbundled network elements used to provide these services. To date, WorldCom and others have successfully opposed these bills.

    In August 1998, the FCC ruled that the interconnection, unbundling, and resale requirements imposed on traditional phone companies by the Telecom Act, as well as the prohibition on traditional phone company provision of in-region long distance services, apply to advanced telecommunication services such as digital subscriber line technology. U S West petitioned for review of this order in the United States Court of Appeals for the D.C. Circuit which, at the request of the FCC, remanded the case for further administrative proceedings. In December 1999, the FCC reaffirmed its order, but reserved ruling on whether these obligations apply to traffic jointly carried by a traditional phone company and a competitive local exchange carrier to an Internet service provider which self-provides the transport component of its Internet access services. The order also found that digital subscriber line-based advanced services used to connect Internet service providers to their subscribers to facilitate Internet-bound traffic ordinarily constitute exchange access service. In
January 2000, we petitioned for review of this latter aspect of the FCC's order in the United States Court of Appeals for the D.C. Circuit and a decision from the court is pending.

    In November 1999, the FCC's Pricing Flexibility Order, which allowed price-cap regulated traditional phone companies to offer customer specific pricing in contract tariffs, took effect. Price-cap regulated traditional phone companies can now offer access arrangements with contract-type pricing in competition with long distance carriers and other competitive access providers, who have previously been able to offer this pricing for access arrangements. As traditional phone companies experience increasing competition in the local services market, the FCC will grant increased pricing flexibility and relax tariffing requirements for access services. The FCC also is conducting a proceeding to consider additional pricing flexibility for a wider range of access services. We petitioned for review of the Pricing Flexibility Order in the United States Court of Appeals for the D.C. Circuit, and in an opinion entered February 2, 2001, the court denied these petitions and affirmed the FCC's order.

    In July 1999, the United States Court of Appeals for the Fifth Circuit reversed in part the FCC's May 1997 universal service decision. Among other things, the court held that the FCC may collect universal service contributions from interstate carriers based on only interstate revenues, and that the FCC could not force the traditional phone companies to recover their universal service contributions through interstate access charges. In November 1999, the FCC implemented the Fifth Circuit's decision. AT&T has petitioned for review of this FCC order in the United States Court of Appeals for the Fifth Circuit, and we have intervened in support of AT&T. Pending reconsideration petitions at the FCC seek retroactive treatment for implementation of the remand order. The FCC has released two additional universal service orders, which provide for federal support for non-rural high cost areas. Petitions for review of both orders were filed in the United States Court of Appeals for the Tenth Circuit.

    In March 1999, the FCC sought public comments on its tentative conclusion that loop spectrum standards should be set in a competitively neutral process. In December 1999, the FCC concluded that traditional phone companies should be required to share primary telephone lines with competitive local exchange carriers, and identified the high frequency portion of the loop as a network element. In February 2000, U S West and the United States Telephone Association petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit; the court held the case in abeyance pending reconsideration at the FCC. On January 19, 2001, the FCC issued its order on reconsideration which again is favorable to WorldCom and other firms seeking to gain access to the high bandwidth portion of the local loop. More specifically, the FCC clarified that the requirement to share lines applies to the entire loop, even where the traditional phone company has deployed fiber in the loop. Under the order, the traditional phone companies must permit competing carriers to self-provision or

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partner with a data carrier in order to furnish voice and data service on the same line. The traditional phone companies have appealed this ruling and we have intervened to ensure that it is not disturbed.

    In February 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to Internet service providers. Prior to the FCC's order, over thirty state public utility commissions issued orders finding that carriers, including us, are entitled to collect reciprocal compensation for completing calls to Internet service providers under the terms of their interconnection agreements with traditional phone companies. Many of these public utility commission decisions were appealed by the traditional phone companies and, since the FCC's order, many traditional phone companies have filed new cases at the public utility commissions or in court. We petitioned for review of the FCC's order in the United States Court of Appeals for the D.C. Circuit, which vacated the order and remanded the case to the FCC for further proceedings, which are currently pending. Several bills have been introduced in Congress that would have the effect of requiring the FCC to deny reciprocal compensation for dial-up Internet traffic. To date, WorldCom and others have successfully opposed these bills.

    In 1996 and 1997, the FCC issued orders that would require non-dominant telecommunications carriers to eliminate domestic interstate service tariffs, except in limited circumstances. These orders were stayed pending judicial review. In April 2000, however, the United States Court of Appeals for the D.C. Circuit affirmed the FCC's orders and thereafter lifted the stay. The FCC's orders prevent us from relying upon our domestic federal tariff to limit liability or to establish interstate rates for our customers. On March 20, 2001, the FCC released an order governing the detariffing of international interexchange services. That order established a nine-month transition period during which carriers may file new or revised tariffs only for mass market international exchange services. We will comply with the FCC's orders and are in the process of developing modifications to the manner in which we establish contractual relationships with our customers.

    In May 2000, the FCC adopted further access charge and universal service reforms. In response to a proposal made by CALLS, a group of traditional phone companies and two long distance companies, the FCC reduced access charges paid by long distance companies to local exchange carriers by approximately
$3.2 billion annually. The proposal, which will allow charges imposed on end user customers by traditional phone companies to increase over time, also created a new $650 million universal service fund. Several parties have petitioned for review of various aspects of the CALLS order.

    It is possible that rights held by us to multi-channel multipoint distribution service and/or instructional television fixed service spectrum may be disrupted by FCC decisions to re-allocate some or all of that spectrum to other services. If this re-allocation were to occur, we cannot predict whether current deployment plans for our multi-channel multipoint distribution service services will be sustainable.

    INTERNATIONAL

    In February 1997, the United States entered into a World Trade Organization agreement that is designed to have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. The World Trade Organization agreement became effective in February 1998. In light of the United States commitments to the World Trade Organization agreement, the FCC implemented new rules in February 1998 that liberalize existing policies regarding (1) the services that may be provided by foreign affiliated U.S. international common carriers, including carriers controlled or more than 25 percent owned by foreign carrier that have market power in their home markets, and (2) the provision of alternative traffic routing. The new rules make it much easier for foreign affiliated carriers to enter the United States market for the provision of international services.

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    In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that U.S. carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a U.S. carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate at or below the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries. These rules allow these services on routes where 50% or more of U.S. billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to U.S. rules.

    In April 1999, the FCC modified its rules to permit U.S. international carriers to exchange international public switched voice traffic on many routes to and from the United States outside of the traditional settlement rate and proportionate return regimes. In June 1999, the FCC enforced the benchmark rates on two non-compliant routes. Settlement rates have fallen to the benchmarks or below on many other routes.

    Although the FCC's new policies and implementation of the World Trade Organization agreement may result in lower settlement payments by us to terminate international traffic, there is a risk that the payments that we will receive from inbound international traffic may decrease to an even greater degree. The implementation of the World Trade Organization agreement may also make it easier for foreign carriers with market power in their home markets to offer U.S. and foreign customers end-to-end services to our disadvantage. We may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide these end-to-end services.

EMBRATEL

    The 1996 General Telecommunications Law provides a framework for telecommunications regulation for Embratel. Article 8 of the law created an agency to implement the law through development of regulations and to enforce these regulations. According to the law, companies wishing to offer telecommunications services to consumers are required to apply to the agency for a concession or an authorization.

    The law provides that Embratel and the three regional incumbent telephone companies are subject to rate regulations. All other telecommunications companies are not subject to rate regulations although their individual authorizations may contain specific expansion and continuity obligations.

    The main restriction imposed on carriers by the law is that, until December 31, 2003, the incumbent telephone companies are prohibited from offering inter-regional and international long distance service, while Embratel is prohibited from offering local services. These companies can start providing those services two years sooner if they meet their network expansion obligations by December 31, 2001.

    Embratel and the three incumbent telephone companies were granted their concessions at no fee, until 2005. After 2005, the concessions may be renewed for a period of 20 years, upon the payment, every two years, of a fee equal to 2% of annual net revenues calculated based on the provision of switched fixed telephone services in the prior year, excluding taxes and social contributions.

    Embratel also offers a number of ancillary telecommunications services pursuant to authorizations granted by Anatel. These services include the provision of dedicated analog and digital lines, packet switched network services, circuit switched network services, mobile marine telecommunications, telex and telegraph, radio signal satellite retransmission and television signal satellite retransmission. Some of these services are subject to some specific continuity obligations and rate conditions.

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LITIGATION

    In November 2000, class action complaints were filed in the United States District Court for the Southern District of Mississippi against us and some of our executive officers. The complaints generally allege that the defendants made false and misleading statements about some aspects of our performance by failing to disclose, among other things, that the merger with MCI did not yield the anticipated cost savings and revenue increases, that our growth rate was declining, and that our financial statements were inflated due to the failure to write down, on a timely basis, $405 million in receivables. Based on these allegations, the complaints assert claims for violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and
Section 20(a) of the 1934 Securities Act. The complaints seek to certify a class of persons who purchased or otherwise acquired our shares between April 13, 2000 and November 1, 2000. The court consolidated these actions on March 27, 2001, along with another purported class action lawsuit filed on behalf of individuals who purchased stock in Intermedia Communications, Inc. between September 5 and November 1, 2000, which action asserts substantially similar claims and alleges that after the announcement of the WorldCom-Intermedia merger, the price of Intermedia stock was tied to the price of WorldCom stock. We believe that the factual allegations and legal claims asserted in the complaints are without merit and we intend to defend them vigorously. Any unfavorable outcome will be allocated to the groups in a manner our board determines to be in the best interests of WorldCom.

    On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI and all of its directors were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. British Telecommunications plc was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. The complaints allege that MCI's directors breached their fiduciary duty in connection with the MCI BT merger agreement, that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of MCI and that BT breached those duties in connection with the MCI BT merger agreement. The complaints seek damages and injunctive and other relief.

    One of the purported stockholder class actions pending in Delaware Chancery Court has been amended, one of the purported class actions has been dismissed with prejudice, and plaintiffs in four of the other purported stockholder class actions have moved to amend their complaints to name us and one of our subsidiaries as additional defendants. These plaintiffs generally allege that the defendants breached their fiduciary duties to stockholders in connection with the merger with MCI and the agreement to pay a termination fee to us. They further allege discrimination in favor of BT in connection with the MCI merger. The plaintiffs seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI merger and the payment of the inducement fee to BT. Any unfavorable outcome will be allocated to the groups in a manner our board determines to be in the best interests of WorldCom.

    Three complaints were filed in the U.S. District Court for the District of Columbia, as class actions on behalf of purchasers of MCI shares. The three cases were consolidated on April 1, 1998. On or about May 8, 1998, the plaintiffs in all three cases filed a consolidated amended complaint alleging, on behalf of purchasers of MCI's shares between July 11, 1997 and August 21, 1997, inclusive, that MCI and some of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the MCI BT merger agreement. The consolidated amended complaint seeks damages and other relief. WorldCom and the other defendants have moved to dismiss the consolidated amended complaint. Any unfavorable outcome will be allocated to the groups in a manner our board determines to be in the best interests of WorldCom.

    Between September 5, and October 4, 2000, a number of purported class actions and stockholder derivative actions relating to the merger agreement between WorldCom and Intermedia were filed in

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the Delaware Chancery Court. The named defendants include Intermedia, its publicly-traded subsidiary Digex, certain directors of Digex who are also directors and/or executive officers of Intermedia and, in some cases, WorldCom. On October 19, 2000, the court ordered all purported derivative and class action lawsuits be consolidated into a single action. The consolidated action filed on October 19, 2000 alleges, among other things, that the defendants, other than WorldCom, breached their fiduciary duties to the purported class members by acting to further their own interests at the expense of Digex public stockholders and that the Digex board members who are also directors and/or executive officers of Intermedia conferred a substantial benefit on Intermedia at the expense of the Digex public stockholders by voting to waive application of Section 203 of the Delaware General Corporate Law with respect to any future "business combinations," as defined by Section 203, between WorldCom and Digex. The consolidated complaint also alleges that WorldCom aided and abetted the Intermedia and Digex defendants' wrongdoing. The consolidated complaint seeks an order enjoining the merger, a declaration that the waiver of Section 203 is inapplicable to WorldCom, attorneys' fees and unspecified damages.

    On December 13, 2000, the court denied the plaintiffs' motion for preliminary injunctive relief, concluding that plaintiffs were unlikely to succeed on the merits of their claim that defendants usurped a Digex corporate opportunity. The court further noted that it had determined, at least preliminarily, that after a full trial on the merits, the plaintiff minority stockholders are likely to succeed in invalidating the defendant Digex directors' decision to vote in favor of the Section 203 waiver and that the plaintiffs could be entitled to a range of equitable remedies, including monetary damages.

    In general, and subject to certain exceptions, Section 203 prohibits "business combinations" between a Delaware corporation and an "interested shareholder" of that corporation for three years from the time that the shareholder becomes "interested." However, because a majority of Digex's board of directors voted to waive the applicability of Section 203, WorldCom would be exempt from the three-year prohibition on "business combinations" with Digex. If the Digex board's approval of the Section 203 waiver were invalidated, then WorldCom could be prohibited from entering into "business combinations" with Digex for the applicable three year period, unless another exception were deemed applicable (for example, approval of specific "business combination" by the Digex board and the affirmative vote of 2/3 of the outstanding voting stock not owned by the interested shareholder).

    On February 15, 2001, the parties agreed to resolve the issues related to the consolidated action by entering into a memorandum of understanding. The proposed settlement, which is conditioned on consummation of the merger between WorldCom and Intermedia, negotiation and execution of a formal written stipulation of settlement and preliminary and final approval by the court, will fully resolve all claims asserted in the consolidated action. The principal terms of the proposed settlement, as set forth in the memorandum of understanding, are:

    - the exchange ratio in the original merger agreement has been reduced to a fixed 1:1 ratio that is not subject to adjustment;

    - certain "material adverse effect" provisions in the original merger agreement have been narrowed to eliminate various categories of items as potentially giving rise to breaches of Intermedia's representations and warranties with respect to material adverse effects;

    - with the reduction in the above-referenced exchange ratio, a settlement fund of $165 million in WorldCom common stock will be created for Digex shareholder class members and attorneys' fees; a fund of up to $15 million in cash will be created to cover expenses incurred by Digex and a special committee of independent directors of the Digex board of directors, as well as administrative expenses of the settlement;

    - WorldCom and Digex will enter into a series of commercial arrangements;

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    - Intermedia and WorldCom will take steps to amend the Digex certificate of incorporation to establish certain procedures to be followed by the Digex board of directors when considering certain types of transactions with interested stockholders, as defined in Section 203, including WorldCom and Intermedia, after the merger;

    - the approval of the WorldCom/Intermedia merger by the Digex board pursuant to Section 203 will no longer be subject to challenge, and

    - WorldCom will not be subject to any restrictions under Section 203 on future "business combinations" with Digex.

    Although we have allocated our litigation to the specific groups except as otherwise described above, the holders of either tracking stock will be holders of a single company and therefore will be affected by any unfavorable outcome with respect to any particular case.

    On March 5, 2001, the parties presented the settlement to the Chancery Court and on that date the Chancery Court ordered, among other things that the terms of the settlement be presented to record holders of shares of Digex common stock (other than the defendants in the Delaware Digex Stockholders litigation and their affiliates) at any time during the period from and including August 31 through and including March 2, 2001, through published and mailed notice. The Court further ordered that the settlement be presented for approval at a hearing in Wilmington, Delaware on April 6, 2001.

    On April 6, 2001 the Court conducted the hearing and approved the settlement as presented by the parties. As a result, an Order and Final Judgment was entered by the Chancery Court approving the settlement on April 6, 2001. Under Delaware law, any interested parties may be entitled to file an appeal of the Order and Final Judgment with 30 days of its entry on April 6, 2001.

            OUR OPERATIONS INTENDED TO BE TRACKED BY MCI GROUP STOCK

OVERVIEW

    We provide a broad range of retail and wholesale communications services, including long distance voice communications, consumer local voice communications, wireless messaging, private line services and dial-up Internet access services. Our retail services are provided to consumers and small businesses in the United States. We are the second largest carrier of long distance telecommunications services in the United States. We provide a wide range of long distance telecommunications services, including: basic long distance telephone service, dial around, collect calling, operator assistance and calling card services (including prepaid calling cards) and toll-free or 800 services. We offer these services individually and in combinations. Through combined offerings, we provide customers with benefits such as single billing, unified services for multi-location companies and customized calling plans. Our wholesale businesses include wholesale voice services provided to carrier customers and other resellers, and dial-up Internet access services.

    Each of our businesses attributed to the MCI group operates in market segments serving the telecommunications needs of distinct customer bases. We provide retail communications services, such as long distance and local telecommunications, prepaid calling cards and paging to over 20 million residential and small-business customers. We are one of the largest providers of telecommunications services to residential and small business customers throughout the United States. We provide wholesale communications services, including switched voice, dial-up Internet access and private lines, to over 470 carriers and other resellers.

    Our management's mandate is to use our existing market positions and assets opportunistically to optimize cash flow, while retiring the debt attributed to the MCI group. Available cash flow, after debt and interest repayments, will be available for dividend payments and possible share repurchases. The businesses attributed to the MCI group have significant assets, including the nationally recognized

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brand, extensive customer relationships, 20 call centers with highly effective sales representatives and a tradition of developing innovative calling plans that enhance customer retention. Management believes it can leverage these strengths to deliver new services and to bundle existing services.

    The businesses attributed to the MCI group accounted for 41.8% of our revenues, 38.0% of our net income and 14.8% of our assets for the year ended December 31, 2000.

INDUSTRY

    The communications services industry continues to change both domestically and internationally, providing significant opportunities and risks to the participants in these markets. In the United States, the Telecom Act significantly impacted our business by establishing a statutory framework for opening the U.S. local service markets to competition and by allowing the traditional phone companies to provide in-region long distance services. In addition, prices for long distance minutes and other basic communications services declined as a result of competitive pressures, the introduction of more efficient networks and advanced technologies, product substitution, and deregulation. Competition in these segments is based more on price and less on other differentiating factors that appeal to the larger business market customers including: range of services offered, bundling of products, customer service, and communications quality, reliability and availability.

    The wholesale carrier business is currently undergoing a similar transformation. The decreasing number of switchless long distance resellers combined with the intense competition by new entrants such as Qwest and Level 3 led to significant price declines and margin pressure.

    The consumer and small business long distance segment is characterized by rapid deregulation and intense competition among long distance providers, and more recently, traditional phone companies. Under the Telecom Act, traditional phone companies may offer long distance services in a state within its region if the FCC finds first, that the traditional phone company's service territory within the state has been sufficiently opened to local competition and second, that allowing the traditional phone company to provide these services is in the public interest. To date, the FCC has granted this access to Verizon in New York and to SBC in Texas, Kansas and Oklahoma and we expect traditional phone companies to qualify to offer long distance services in a number of their states in the near future. Verizon has applied to the FCC for permission to offer long distance services in Massachusetts. Additional applications by Verizon, SBC, or another traditional phone company are possible at any time. We challenged, and will continue to challenge, any regulatory applications that do not meet the criteria envisioned by the Telecom Act or the related rules relating to local competition issued by the FCC. To date, these challenges have focused on the pricing of unbundled network elements and on the adequacy of the traditional phone company's operations support systems.

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STRATEGY

    Because of changes in the communications industry, our objective is to leverage the assets attributed to the MCI group and our established market presence to maximize cash flow returns from our mature businesses attributed to the MCI group. With respect to the businesses attributed to the MCI group we intend to:

    OPTIMIZE RESOURCES: We intend to refocus our strategies on enhancing margins and cash flow. We will be opportunistic and undertake only those initiatives that can generate cash flow without significant capital commitment.

    LEVERAGE MCI BRAND: The internationally recognized MCI brand will be an important component of our marketing initiatives.

    LEVERAGE MARKETING CHANNELS: We intend to enhance the utilization of our existing telemarketing centers and mass-market distribution channels to grow our customer base, enhance customer retention and expand our consumer product offerings.

    EXPAND LOCAL SERVICES: We successfully entered local communications markets in New York, Pennsylvania and Texas, and will selectively evaluate similar opportunities.

    IMPROVE OPERATIONS SUPPORT SYSTEMS AND AUTOMATION: We intend to continue to improve operations support systems and increase automation to improve efficiency, enhance customer service and develop a platform for more value-added services.

    CONTINUE TO LEVERAGE ADVANCED NETWORKS: We intend to continue to leverage WorldCom's extensive, advanced and scaleable fiber optic networks to provide differentiated services at competitive rates.

DESCRIPTION OF SERVICES

    Through our 20 call centers and 8,500 customer sales representatives, we market and sell a variety of communications services to consumers, small businesses, carrier customers and other resellers across the United States. Services include long distance voice communications, local voice communications, wireless messaging and other services, wholesale communication services as well as dial-up Internet access. We believe that our assets attributed to the MCI group, including the call centers, sales representatives, customer relationships and our significant marketing skills will allow us to expand our products and services to our existing consumer base without significantly increasing capital spending.

    LONG DISTANCE VOICE COMMUNICATIONS

    We are the second largest provider of long distance telecommunications services in the United States, including consumer, small business and wholesale. We offer domestic and international voice services, including basic long distance telephone, dial around, collect calling, operator assistance and calling card (including prepaid cards), 800 services, and directory services. Our well known "5 CENTS Everyday" and "1 800 Collect" campaigns have differentiated our offerings from those of our competitors. Long distance voice services are offered individually or combined as a bundle with other services such as local voice services. Our market position in the long distance voice segment is sustained by our telemarketing and other marketing channels and marketing support for the MCI brand. In the year ended December 31, 2000, we provided 104.4 billion minutes of service compared to 92.9 billion in the same period in 1999. For the year ended December 31, 2000, long distance services, including consumer, small business, wholesale and alternative channels, provided $12.4 billion of revenues, or 31.7% of WorldCom total revenues, versus
$12.6 billion of revenues, or 35.0% of WorldCom total revenues, in the same period of 1999.

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    CONSUMER LOCAL VOICE COMMUNICATIONS

    As part of our strategy to leverage our presence in the domestic long distance market, we have selectively entered local exchange markets, including New York, Pennsylvania and Texas. We provide local toll and switched access services to residential and small business customers, typically through our own switches and through unbundled network elements leased from traditional phone companies. We usually lease the underlying traditional phone company network elements as a bundle, consisting of seven elements, most notably the local wire to the customer, the switch equipment, and call switching. We pay the traditional phone company a monthly fee for the local wire to the customer and switch equipment and a per-minute fee for switching. This mode of service delivery enables us to lower the cost of providing call origination as well as providing us with call termination revenue. For those customers who subscribe for both local and long distance services, we offer an "all-distance" calling plan that bundles the services at an attractive price for the customer and enhances customer retention.

    As of December 31, 2000, we had a total of 419,000 local exchange customers in New York, 62,000 in Pennsylvania and 181,000 in Texas. Approximately 87% of our local exchange customers also subscribe to our long distance service. We estimate that our market share in New York, Pennsylvania and Texas is 7%, 2% and 3%, respectively. For the year ended December 31, 2000, consumer local services provided $179 million of revenue, or 0.5% of WorldCom total revenues, versus
$41 million, or 0.1% of WorldCom total revenues, in the same period of 1999.

    DIAL-UP INTERNET ACCESS

    Our dial-up Internet access business primarily serves consumer-oriented Internet service providers that are accessed via dial-up modems. New technologies, including dedicated access provided by carriers, and increased competition have caused significant price declines. Although we believe we are well positioned in this segment due to the strength of our extensive customer relationships and the scale of our networks, we expect pricing pressure to continue to affect our business negatively.

    As of December 31, 2000, we managed 2.8 million modems. In addition, we provided 6.5 billion hours of Internet access for the year ended December 31, 2000 versus 4.2 billion hours for the same period in 1999. For the year ended December 31, 2000, dial-up Internet access services provided $1.6 billion of revenue, or 4.2% of WorldCom total revenues, versus $1.5 billion, or 4.2% of WorldCom total revenues, in the same period of 1999.

    WIRELESS MESSAGING

    We provide and market our paging services through SkyTel
Communications, Inc., a leading provider of wireless messaging services in the United States and a wholly owned subsidiary of WorldCom. As of December 31, 2000, SkyTel had approximately 1.3 million units in service in the United States which included approximately 705,000 domestic one-way units and 574,000 advanced messaging units. For the twelve months ended December 31, 2000, these services provided $549 million of revenue, or 1.4% of WorldCom total revenues, versus $470 million, or 1.3% of WorldCom total revenues, in the same period of 1999.

    WHOLESALE DATA SERVICES

    Our wholesale data services consist primarily of the sale of private lines to carrier customers. This service experienced significant pricing pressure due largely to the entry of new competitors and the build-out of facilities by our customers allowing them to provide more services over their own facilities.

    We anticipate that wholesale data services will increasingly become a smaller percentage of total revenues as we focus on providing services to end-customers rather than competitive carriers. For the year ended December 31, 2000, wholesale data services, including wholesale alternative channels, provided $1.4 billion of revenue, or 3.7% of WorldCom total revenues, versus $1.5 billion, or 4.2% of WorldCom total revenues, in the same period of 1999.

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FACILITIES

    Our long distance voice switches have been allocated to the MCI group. Domestic long distance services will be provided primarily over the fiber optic communications systems attributed to the WorldCom group. To a lesser extent, we will continue to utilize transmission facilities leased from other common carriers. International communications services are provided by submarine cable systems in which WorldCom holds positions, satellites and facilities of other domestic and foreign carriers.

    Long distance voice services are provided by long distance voice switches using circuit switched technology. Voice switches are interconnected together and provide standard long distance voice services as well as a variety of value-added services. To reduce capital investment in circuit switches, we are deploying softswitches to process Internet dial-up access independent of our circuit switches. The softswitches are general-purpose based computer systems which route calls directly to the public Internet.

    Our dial-up Internet access network consists of equipment and network configurations all generally designed to terminate inbound Internet data calls from end users. Generally, the equipment consists of network access servers, which are general purpose computing devices containing concentrated quantities of digital modems. In the majority of cases, the equipment is owned and operated by our partners in an outsourcing arrangement. The remaining equipment is owned and maintained in our own facilities or in leased co-location facilities.

    The MCI group is allocated an expense and the WorldCom group is allocated a corresponding decrease in costs for the use by the MCI group of the fiber optic systems and buildings, furniture, fixtures and equipment attributed to the WorldCom group. The expense is equal to a proportion, based on usage, of the WorldCom group's related costs. All other material transactions between the groups are intended to be on an arm's-length basis. The MCI group is free to purchase network capacity and other services from competitors of the WorldCom group, if our board of directors or any special committee appointed by our board of directors determines it is in the best interests of WorldCom as a whole.

    Most of our customers access their services through local interconnection facilities provided by the traditional phone companies. We utilize unbundled network elements to provide local services in New York, Pennsylvania and Texas. As we expand in other markets upon deregulation and market evaluation, we expect to continue to utilize unbundled network elements to offer local communications services.

    Collectively, we own 20 call centers, which range in size from 40,000 square feet to over 100,000 square feet.

RATES AND CHARGES

    We charge switched customers on the basis of a fixed rate per line plus minutes or partial minutes of usage at rates that vary with the distance, duration and time of day of the call. For local service, customers are billed a fixed charge plus usage or flat rated charges depending on the plan chosen by the customer. The rates charged are not affected by the particular transmission facilities selected by us. Additional discounts are available to customers who generate higher volumes of monthly usage. Our dial-up Internet access prices vary based on service type.

SALES AND MARKETING

    We believe our sales and marketing capabilities are one of our strongest competitive advantages. Telemarketing is a fundamental component of the sales effort for residential and small business customers. Typically, roughly 50% of our residential and small business installations are sold through some 8,500 telemarketers based in 20 call centers nationwide. Our marketing partners, in turn, are a key competitive advantage for differentiating long distance sales, offering consumers the opportunity to

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earn frequent flyer miles, free video rentals, and similar awards based on long distance usage. Over 50% of subscription long distance minutes are generated by our 7.5 million partner customers.

    We also increased our market share among high spending international callers through broad-based marketing efforts. Moreover, we have successfully launched branded transaction products such as collect calling products. Our 1-800-Collect product commands a 40% market share.

    Alternate marketing channels include direct sales agents and prepaid card distribution. Over 500 of our sales representatives focus on small businesses in 23 markets. We retain a leading position in the prepaid calling card market as well.

    Through our direct sales force, we market various services to resellers. Major customers for this unit include Verizon and Qwest. We are a leader in the dial-up Internet access market segment with all major Internet service providers as wholesale customers, including, among others, AOL, Earthlink, and MSN.

COMPETITION

    The telecommunications industry is extremely competitive, and we expect that competition will intensify in the future. In each of our business segments, we face intense competition from other service providers. The primary competitors in the domestic and international consumer segments are AT&T, Sprint and, where they are permitted to offer in-region long distance service, Verizon and SBC. We also compete against other facilities-based long distance providers, such as Qwest, and against long distance resellers, such as Excel. The traditional phone companies presently have numerous advantages as a result of their historic monopoly control over local exchanges, and some of our existing and potential competitors have financial and other resources significantly greater than ours. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors.

    Under the Telecom Act and ensuing federal and state regulatory initiatives, many barriers to local exchange competition are being eliminated. The introduction of competition, however, also establishes, in part, the ability of the traditional phone companies to provide inter-LATA long distance services. To date, the FCC granted applications by Verizon for the states of New York and Massachusetts and by SBC for the state of Texas, to provide in-region inter-LATA services. We believe the traditional phone companies will continue to seek to enter these markets given their ownership of extensive facilities in their local service regions, their long-standing customer relationships and their very substantial capital and other financial resources. As the traditional phone companies are allowed to offer in-region long distance services in additional states, they will be in a position to offer single source local and long distance service similar, if not superior, to those being offered by us. We expect that increased competition will result in additional pricing and margin pressures in the domestic telecommunications services business. Indeed, competition has already significantly reduced consumer long distance pricing, and as a result negatively affected the profitability of traditional service providers. As rates stabilize, we expect to compete effectively as a result of our innovation, quality and diversity of services, our ability to offer a combination of services, and our level of customer service.

    We expect increased competition from new entrants determined to exploit technologies that may reduce the cost of providing services. We are working to develop these services and expect to be at the forefront of these technological developments and to leverage them to protect and grow market share, to increase revenues and profitability, and to retain customers.

    We also face intense competition in offering wholesale services, small business services, dial-up Internet, and paging and prepaid calling card services. In wholesale services, we compete directly with traditional network access providers such as AT&T and Sprint, as well as with new entrants such as Qwest, Level 3, 360 Networks and Metromedia Fiber Network. We obtain network capacity from our businesses attributed to the WorldCom group and provide wholesale service to other carriers in

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competition with a variety of facilities-based carriers. Some of these competitors recently introduced high capacity, nationwide fiber optic networks. There can be no assurance that we will continue to be successful in this segment. In the small business customer segment, we compete against traditional phone companies and numerous other competitive carriers offering local services, long distance services, or both. Other carriers, particularly competitive local exchange carriers, are aggressively pursuing this segment of the market. Our paging business competes directly with traditional one-way paging providers such as PageNet and Metrocall, and recently experienced significant competition and product substitution from other advanced wireless data service providers, including two-way paging services providers such as PageNet and Nextel, and wireless service providers such as Nextel and Sprint PCS. Prepaid calling cards are also in an intensely competitive segment, due to many carriers reselling cheaper aggregated international minutes through this medium. Prepaid calling cards also face competition from wireless products, further compressing pricing and market viability.

EMPLOYEES

    Through our businesses attributed to the MCI group, we employed a total of approximately 27,100 full and part-time personnel as of March 16, 2001 none of whom are represented by organized labor unions. We consider our relationship with these employees to be good.

PATENTS, TRADEMARKS, TRADENAMES AND SERVICE MARKS

    All tradenames, including the MCI tradename and the other related MCI tradenames, were attributed to the WorldCom group. The MCI group is allocated an expense and the WorldCom group is allocated a corresponding decrease in costs for the use by the MCI group of the MCI tradenames based on the following schedule:

                              2001: $27.5 million

                              2002: $30.0 million

                              2003: $35.0 million

                              2004: $40.0 million

                              2005: $45.0 million

    Any renewal or termination of use of the MCI tradename by the businesses attributed to the MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom. For purposes of preparing the historical financial statements for the MCI group included in this proxy statement and prospectus, an expense of $27.5 million per annum was allocated to the MCI group since the date of acquisition of MCI, for use of the MCI tradenames.

REGULATION

    We are involved in legal and regulatory proceedings that are incidental to our business and include loss contingencies in other current liabilities and other liabilities for these matters in the MCI group's financial statements. In some instances, rulings by federal and state regulatory authorities may result in increased operating costs to us. The results of these various legal and regulatory matters are uncertain and could have a material adverse effect on the MCI group's combined results of operations or financial position.

    GENERAL

    We are subject to varying degrees of federal, state, local and international regulation. In the United States, our subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Our subsidiaries must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects us to price cap or rate of return regulation. FCC approval is required, however, for the installation and operation of our international facilities and services. Although the trend in federal, state and international regulation

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appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on us.

    DOMESTIC

    In August 1996, the FCC established nationwide rules pursuant to the Telecom Act designed to encourage new entrants to compete in local service markets through interconnection with the traditional phone companies, resale of traditional phone companies' retail services, and use of individual and combinations of unbundled network elements. Implementation of these rules has been delayed by various appeals by traditional phone companies. In
January 1999, the Supreme Court of the United States confirmed the FCC's authority to issue the rules, including a pricing methodology for unbundled network elements. On remand, the FCC clarified the requirement that traditional phone companies make specific unbundled network elements available to new entrants. The traditional phone companies sought reconsideration of the FCC's order and petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit. The traditional phone companies also petitioned for review of the FCC's rules for pricing unbundled network elements in the United States Court of Appeals for the Eighth Circuit which, in July 2000, invalidated the portion of those rules that mandated that the pricing be based on a forward-looking cost methodology which calculates costs by reference to efficient technology and design choices. At the request of various parties, including us, the Supreme Court will review the Eighth Circuit's decision. A ruling from the Supreme Court is expected in early 2002.

    As noted, the Telecom Act requires traditional phone companies to petition the FCC for permission to offer long distance services for each state within their region. Section 271 of the Act provides that for these applications to be granted, the FCC must find, among other things, that the traditional phone company demonstrated that it has met a 14-point competitive checklist to open its local network to competition and that granting the petition is in the public interest. To date, the FCC has rejected five traditional phone company applications and it has granted five: Verizon's for New York and Massachusetts and SBC's for Texas, Kansas and Oklahoma. Other applications may be filed at any time. We have challenged, and will continue to challenge, any application that does not satisfy the requirements of Section 271 or the FCC's local competition rules. To date, these challenges have focused on the pricing of unbundled network elements and on the adequacy of the traditional phone companies' operations support systems. In addition, several bills have been introduced in Congress that would have the effect of allowing traditional phone companies to offer in-region long distance data services without satisfying Section 271 of the Act or of making it more difficult for competitors to resell traditional phone company high-speed Internet access services or to lease the unbundled network elements used to provide these services. To date, WorldCom and others have successfully opposed these bills.

    In August 1998, the FCC ruled that the interconnection, unbundling, and resale requirements imposed on traditional phone companies by the Telecom Act, as well as the prohibition on traditional phone company provision of in-region long distance services, apply to advanced telecommunication services such as digital subscriber line technology. U S West petitioned for review of this order in the United States Court of Appeals for the D.C. Circuit which, at the request of the FCC, remanded the case for further administrative proceedings. In December 1999, the FCC reaffirmed its order, but reserved ruling on whether these obligations apply to traffic jointly carried by a traditional phone company and a competitive local exchange carrier to an Internet service provider which self-provides the transport component of its Internet access services. The order also found that digital subscriber line-based advanced services used to connect Internet service providers to their subscribers to facilitate Internet-bound traffic ordinarily constitute exchange access service. In
January 2000, we petitioned for

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review of this latter aspect of the FCC's order in the United States Court of
Appeals for the D.C. Circuit and a decision from the court is pending.

    In November 1999, the FCC's Pricing Flexibility Order, which allowed price-cap regulated traditional phone companies to offer customer specific pricing in contract tariffs, took effect. Price-cap regulated traditional phone companies can now offer access arrangements with contract-type pricing in competition with long distance carriers and other competitive access providers, who have previously been able to offer this pricing for access arrangements. As traditional phone companies experience increasing competition in the local services market, the FCC will grant increased pricing flexibility and relax tariffing requirements for access services. The FCC also is conducting a proceeding to consider additional pricing flexibility for a wider range of access services. We petitioned for review of the Pricing Flexibility Order in the United States Court of Appeals for the D.C. Circuit, and in an opinion entered on February 2, 2001, the court denied these petitions and affirmed the FCC's order.

    In July 1999, the United States Court of Appeals for the Fifth Circuit reversed in part the FCC's May 1997 universal service decision. Among other things, the court held that the FCC may collect universal service contributions from interstate carriers based on only interstate revenues, and that the FCC could not force the traditional phone companies to recover their universal service contributions through interstate access charges. In November 1999, the FCC implemented the Fifth Circuit's decision. AT&T has petitioned for review of this FCC order in the United States Court of Appeals for the Fifth Circuit and we have intervened in support of AT&T. Pending reconsideration petitions at the FCC seek retroactive treatment for implementation of the remand order. The FCC has released two additional universal service orders, which provide for federal support for non-rural high cost areas. Petitions for review of both orders were filed in the United States Court of Appeals for the Tenth Circuit.

    In March 1999, the FCC sought public comments on its tentative conclusion that loop spectrum standards should be set in a competitively neutral process. In December 1999, the FCC concluded that traditional phone companies should be required to share primary telephone lines with competitive local exchange carriers, and identified the high frequency portion of the loop as a network element. In February 2000, U S West and the United States Telephone Association petitioned for review of this order in the United States Court of Appeals for the D.C. Circuit; the court held the case in abeyance pending reconsideration at the FCC. On January 19, 2001, the FCC issued its order on reconsideration which again is favorable to WorldCom and other firms seeking to gain access to the high bandwidth portion of the local loop. More specifically, the FCC clarified that the requirement to share lines applies to the entire loop, even where the traditional phone company has deployed fiber in the loop. Under the order, the traditional phone companies must permit competing carriers to self-provision or partner with a data carrier in order to furnish voice and data service on the same line. The traditional phone companies have appealed this ruling and we have intervened to ensure that it is not disturbed.

    In February 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to Internet service providers. Prior to the FCC's order, over thirty state public utility commissions issued orders finding that carriers, including us, are entitled to collect reciprocal compensation for completing calls to Internet service providers under the terms of their interconnection agreements with traditional phone companies. Many of these public utility commission decisions were appealed by the traditional phone companies and, since the FCC's order, many traditional phone companies have filed new cases at the public utility commission or in court. We petitioned for review of the FCC's order in the United States Court of Appeals for the D.C. Circuit, which vacated the order and remanded the case to the FCC for further proceedings, which are currently pending. Several bills have been introduced in Congress that would have the effect of requiring the FCC to deny reciprocal compensation for dial-up Internet traffic. To date, WorldCom and others have successfully opposed these bills.

    In 1996 and 1997, the FCC issued orders that would require non-dominant telecommunications carriers to eliminate domestic interstate service tariffs, except in limited circumstances. These orders were stayed pending judicial review. In April 2000, however, the United States Court of Appeals for the D.C. Circuit affirmed the FCC's orders and thereafter lifted the stay. The FCC's orders prevent us from relying upon our domestic federal tariff to limit liability or to establish interstate rates for our customers. On March 20, 2001, the FCC released an order governing the detariffing of international interexchange services. That order establishes a nine-month transition period during which carriers may file new or revised tariffs only for mass market international exchange services. We will comply with the FCC's orders and are in the process of developing modifications to the manner in which it establishes contractual relationships with its customers.

    In May 2000, the FCC adopted further access charge and universal service reform. In response to a proposal made by CALLS, a group of traditional phone companies and two long distance companies, the FCC reduced access charges paid by long distance companies to local exchange carriers by approximately
$3.2 billion annually. The proposal, which will allow charges imposed on end user customers by traditional phone companies to increase over time, also created a new $650 million universal service fund. Several parties petitioned for review of various aspects of the CALLS order.

LITIGATION

    In November 2000, class action complaints were filed in the United States District Court for the Southern District of Mississippi against us and some of our executive officers. The complaints generally allege that the defendants made false and misleading statements about some aspects of our performance by failing to disclose, among other things, that the merger with MCI did not yield the anticipated cost savings and revenue increases, that our growth rate was declining, and that our financial statements were inflated due to the failure to write down, on a timely basis, $405 million in receivables. Based on these allegations, the complaints assert claims for violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and
Section 20(a) of the 1934 Securities Act. The complaints seek to certify a class of persons who purchased or otherwise acquired our shares between April 13, 2000 and November 1, 2000. The court consolidated these actions on March 27, 2001, along with another purported class action lawsuit filed on behalf of individuals who purchased stock in Intermedia Communications, Inc. between September 5 and November 1, 2000, which action asserts substantially similar claims and alleges that after the announcement of the WorldCom-Intermedia merger, the price of Intermedia stock was tied to the price of WorldCom stock. We believe that the factual allegations and legal claims asserted in the complaints are without merit and we intend to defend them vigorously. Any unfavorable outcome will be allocated to the groups in a manner our board determines to be in the best interests of WorldCom.

    On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI and all of its directors were named as defendants in a total of 15 complaints filed in the Delaware Chancery Court. British Telecommunications plc was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. The complaints allege that MCI's directors breached their fiduciary duty in connection with the MCI BT merger agreement, that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of MCI and that BT breached those duties in connection with the MCI BT merger agreement. The complaints seek damages and injunctive and other relief.

    One of the purported stockholder class actions pending in Delaware Chancery Court has been amended, one of the purported class actions has been dismissed with prejudice, and plaintiffs in four of the other purported stockholder class actions have moved to amend their complaints to name us and one of our subsidiaries as additional defendants. These plaintiffs generally allege that the defendants breached their fiduciary duties to stockholders in connection with the merger with MCI and the agreement to pay a termination fee to us. They further allege discrimination in favor of BT in connection with the MCI merger. The plaintiffs seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI merger and the payment of the inducement fee to BT. Any unfavorable outcome will be allocated to the groups in a manner our board determines to be in the best interests of WorldCom.

    Three complaints were filed in the U.S. District Court for the District of Columbia, as class actions on behalf of purchasers of MCI shares. The three cases were consolidated on April 1, 1998. On or about May 8, 1998, the plaintiffs in all three cases filed a consolidated amended complaint alleging, on behalf of purchasers of MCI's shares between July 11, 1997 and August 21, 1997, inclusive, that MCI and some of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the MCI BT merger agreement. The consolidated amended complaint seeks damages and other relief. WorldCom and the other defendants have moved to dismiss the consolidated amended complaint. Any unfavorable outcome will be allocated to the groups in a manner our board determines to be in the best interests of WorldCom.

    At least nine class action complaints have been filed that arise out of the FCC's decision in HALPRIN, TEMPLE, GOODMAN AND SUGRUE V. MCI TELECOMMUNICATIONS CORP., and allege that we have improperly charged "pre-subscribed" customers "non-subscriber" or so-called "casual" rates for some direct-dialed calls. Plaintiffs further challenge our credit policies for this "non-subscriber" traffic. Plaintiffs assert that our conduct violates the Communications Act and various state laws; the complaint seeks rebates to all affected customers as well as punitive damages and other relief. In response to a motion filed by us, the Judicial Panel on Multi-District Litigation consolidated these matters in the United States District Court for the Southern District of Illinois. The parties have entered into a memorandum of understanding to settle these cases, pursuant to which we would pay $88 million for the benefit of the settlement class. Judicial approval of the tentative settlement is required. Our appeal of the FCC's HALPRIN decision to the United States Court of Appeals for the District of Columbia Circuit is stayed pending judicial review of the proposed settlement.

    Although we have allocated our litigation to the specific groups except as otherwise described above, the holders of either tracking stock will be holders of a single company and therefore will be affected by any unfavorable outcome with respect to any particular case.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

    On November 1, 2000, we announced a realignment of our businesses with the distinct customer bases they serve. In addition, if approved by our shareholders, we will create two separately traded tracking stocks intended to track each of these realigned business groups: WorldCom group stock, which is intended to track the separate performance of our data, Internet, international and commercial voice businesses; and MCI group stock, which is intended to reflect the performance of our consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses.

    Through the businesses that we have realigned as the WorldCom group, which have an extensive, advanced facilities-based global communications network, we provide a broad range of integrated communications and managed network services to both U.S. and non-U.S. based corporations. Offerings include data services such as frame relay, asynchronous transfer mode and Internet protocol networks; Internet related services, including dedicated access, virtual private networks, digital subscriber lines, web centers encompassing application and server hosting and managed data services; commercial voice services; and international services.

    Through the businesses that we have realigned as the MCI group, we provide a broad range of retail and wholesale communications services, including long distance voice communications, consumer local voice communications, wireless messaging, private line services and dial-up Internet access services. Our retail services are provided to consumers and small businesses in the United States. We are the second largest carrier of long distance telecommunications services in the United States. We provide a wide range of long distance telecommunications services, including: basic long distance telephone service, dial around, collect calling, operator assistance and calling card services (including prepaid calling cards) and toll free or 800 services. We offer these services individually and in combinations. Through combined offerings, we provide customers with benefits such as single billing, unified services for multi-location companies and customized calling plans. Our wholesale businesses include wholesale voice services provided to carrier customers and other resellers and dial-up Internet access services.

    The following discussion and analysis relates to our financial condition and results of operations for the years ended December 31, 1998, 1999 and 2000. This information should be read in conjunction with the consolidated financial statements and notes thereto contained herein, and the combined financial statements and notes thereto of each of the WorldCom group and the MCI group contained herein.

ADDITIONAL DISCUSSION RELATED TO WORLDCOM GROUP AND MCI GROUP FINANCIAL
  STATEMENTS

    Each of the WorldCom group and the MCI group includes the results of operations shown in the combined statements of operations and the attributed assets and liabilities shown in the combined balance sheets of the relevant group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to our WorldCom group or our MCI group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets will be attributed to the group to which the assets were attributed and all net proceeds from any disposition of these assets will also be attributed to that group.

    Although we sometimes refer to such assets and liabilities as those of the WorldCom group or the MCI group, neither of the groups is a separate legal entity. Rather, all of the assets of a group are owned by WorldCom and holders of the WorldCom group stock or the MCI group stock will be shareholders of WorldCom and subject to all of the risks of an investment in WorldCom and all of its businesses, assets and liabilities.

    We intend, for so long as the WorldCom group stock and the MCI group stock remains outstanding, to include in filings by WorldCom under the Securities Exchange Act of 1934, as amended, the combined financial statements of each of the WorldCom group and the MCI group. These combined financial statements will be prepared in accordance with accounting principles generally accepted in the United States, and in the case of annual financial statements, will be audited. These combined financial statements are not legally required under current law or SEC regulations.

    Our board of directors may at any time modify, make exceptions to, or abandon any of the policies set forth in our tracking stock policy statement with respect to the allocation of corporate opportunities, financing arrangements, assets liabilities, debt, interest and other matters, or may adopt additional policies, in each case without shareholder approval. Our board is subject to fiduciary duties to all of WorldCom's stockholders as one group, not to the holders of any series of stock separately. Any changes or exceptions will be made after a determination by the board of what is in the best interests of WorldCom as a whole, which may be detrimental to the interests of the holders of one series of stock. The ability to make these changes may make it difficult to address the future of a group based on the group's past performance.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated our statements of operations as a percentage of its revenues for the periods indicated:

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                1998          1999          2000
                                                              --------      --------      --------
Revenues....................................................   100.0%        100.0%        100.0%
Line costs..................................................    45.3          41.0          39.6
Selling, general and administrative.........................    25.9          24.9          27.1
Depreciation and amortization...............................    13.0          12.1          12.5
In-process research and development and other charges.......    21.1            --            --
                                                               -----         -----         -----
Operating income (loss).....................................    (5.3)         22.0          20.9
Other income (expense):
  Interest expense..........................................    (3.9)         (2.7)         (2.5)
  Miscellaneous.............................................     0.2           0.7           1.0
                                                               -----         -----         -----
Income (loss) before income taxes, minority interests,
  cumulative effect of accounting change and extraordinary
  items.....................................................    (9.0)         20.0          19.4
Provision for income taxes..................................     5.0           8.3           7.7
                                                               -----         -----         -----
Income (loss) before minority interests, cumulative effect
  of accounting change and extraordinary items..............   (14.0)         11.7          11.6
Minority interests..........................................    (0.5)         (0.5)         (0.8)
Cumulative effect of accounting change......................    (0.2)           --          (0.2)
Extraordinary items.........................................    (0.7)           --            --
                                                               -----         -----         -----
Net income (loss)...........................................   (15.5)         11.2          10.6
Preferred dividends and distributions on subsidiary trust
  and other mandatorily redeemable preferred securities.....     0.2           0.2           0.2
                                                               -----         -----         -----
Net income (loss) applicable to common shareholders.........   (15.7)%        11.0%         10.5%
                                                               =====         =====         =====

YEAR ENDED DECEMBER 31, 2000 VS.
  YEAR ENDED DECEMBER 31, 1999

    For the years ended December 31, 1999 and 2000, our revenues were as follows (dollars in millions):

                                                         1999                    2000
                                                 ---------------------   ---------------------
                                                            PERCENT OF              PERCENT OF
                                                    $         TOTAL         $         TOTAL
                                                 --------   ----------   --------   ----------
WorldCom group.................................  $19,736        55.0%    $22,755        58.2%
MCI group......................................   16,172        45.0      16,335        41.8
                                                 -------       -----     -------       -----
                                                 $35,908       100.0%    $39,090       100.0%
                                                 =======       =====     =======       =====

    Revenues increased 8.9% in 2000 as a result of our internal growth.

    Revenues and line costs for all periods reflect a classification change for reciprocal compensation and central office based remote access equipment sales which are now being treated as offsets to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. Central office based remote access equipment sales represent the reimbursement of customer specific equipment costs incurred by us on behalf of the customer as part of our service provisioning. As such, we have determined that it is more appropriate to reflect these reimbursements net of cost. Previously, we recorded these items on a gross basis as revenues. Revenues and line costs for all periods also reflect the reclassification of small business and consumer primary interexchange carrier charges from revenues to line costs. Primary interexchange carrier charges are flat-rate charges mandated by the FCC which apply to telecommunications companies that connect to customers through a traditional phone company's facilities. Effective July 1 2000, as a result of the FCC's CALLs order, the PICC fee is billed directly to the customer by the traditional phone company rather than to WorldCom and rebilled to the customer. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

    Actual reported revenues by category for the years ended December 31, 1999 and 2000 reflect the following changes by category (dollars in millions):

                                                                                  PERCENT
                                                              1999       2000      CHANGE
                                                            --------   --------   --------
COMMERCIAL SERVICES REVENUES
  Voice...................................................  $ 7,433    $ 7,036      (5.3)
  Data....................................................    5,830      7,407      27.0
  International...........................................    4,396      5,879      33.7
  Internet................................................    1,554      2,466      58.7
                                                            -------    -------
TOTAL COMMERCIAL SERVICES REVENUES........................   19,213     22,788      18.6
  Wholesale and consumer..................................   11,533     11,170      (3.1)
  Alternative channels and small business.................    3,142      3,541      12.7
  Dial-up Internet........................................    1,497      1,628       8.8
                                                            -------    -------
TOTAL COMMUNICATIONS SERVICES REVENUES....................   35,385     39,127      10.6
  SAB 101, other..........................................      523        (37)       --
                                                            -------    -------
TOTAL.....................................................  $35,908    $39,090       8.9
                                                            =======    =======

    Commercial services revenues, which include the revenues generated from commercial voice, data, international and Internet services, for 2000 increased 18.6% to $22.8 billion versus $19.2 billion for 1999.

    Voice revenues for 2000 decreased 5.3% over the prior year period on traffic growth of 6.4% as a result of federally mandated access charge reductions, noted under line costs below, that were passed through to the customer. The revenue decrease was partially offset by local voice revenue increases of 17.4% and wireless voice revenue increases of 104% for 2000. We continued to show significant percentage gains in local and wireless voice services as customers purchased "all-distance" voice services from us. However, local revenues and wireless voice revenues are still a relatively small component of total commercial voice revenues. Excluding local and wireless voice revenues, commercial voice services revenues for 2000 decreased 15.2% over 1999. Voice revenues include both domestic commercial long distance and local switched revenues.

    Data revenues for 2000, increased 27.0% over the prior year period. Data includes both commercial long distance and local dedicated bandwidth sales. The revenue growth for data services was driven by a 32.8% increase in frame relay and asynchronous transfer mode services. As of December 31, 2000, approximately 35% of data revenues were derived from frame relay and asynchronous transfer mode services. We continued to experience strong demand for capacity increases across the product set as businesses moved more of their mission-critical applications to their own networks. Additionally, as of December 31, 2000, our domestic local voice grade equivalents had increased 98% to 65.5 million versus the prior year amount.

    International revenues for 2000 increased 33.7% to $5.9 billion versus
$4.4 billion for 1999. This includes a 28% increase in revenues from Europe, a 27% increase in revenues from South America, which is Embratel, and a 119% increase in revenues from Asia and other areas. Our international network reach continued to expand. As of December 31, 2000, the WorldCom group had 21 international facility based city networks versus 17 in 1999. Additionally, during 2000 we added over 5,000 buildings for a total of over 15,000 buildings connected on the international networks.

    Internet revenues for 2000 increased 58.7% over the prior year period. Growth was driven by demand for dedicated circuits as business customers migrated their data networks and applications to Internet-based technologies with greater amounts of bandwidth. Internet revenues include dedicated Internet access, managed networking services and applications (such as virtual private networks), web hosting and electronic commerce and transaction services (such as web centers and credit card transaction processing).

    Wholesale and consumer revenues for 2000 decreased 3.1%, over the prior year period. The wholesale market continues to be extremely price competitive as declines in minute rates outpaced increases in traffic resulting in revenue decreases of 14.1%, for 2000, versus the prior year period. Wholesale revenues for 2000 were also impacted by proactive fourth quarter 2000 revenue actions which had the effect of reducing wholesale revenues by approximately
$90 million in the fourth quarter of 2000. These actions were made to improve the quality of the wholesale revenue stream as we shift the MCI group's focus from revenue growth to cash generation. The wholesale market decreases were partially offset by a 2.5% increase in consumer revenues as the MCI group's partner marketing programs helped to drive Dial-1 product gains. Consumer revenue growth was impacted by declines in transaction brands and calling card services, which have been pressured by increasing wireless substitution, and 10-10-321, which the MCI group no longer actively markets. We expect to see continued pricing pressure in both the wholesale and consumer businesses, which will affect both revenue growth and gross margins.

    Alternative channels and small business revenues for 2000 increased 12.7% over the prior year period. Alternative channels and small business includes sales agents and affiliates, wholesale alternative channels, small business, prepaid calling card and wireless messaging revenues. This increase is primarily attributable to internal growth for wholesale alternative channel voice revenues. We expect that pricing pressures in the wholesale and small business markets will negatively affect revenue growth and gross margins in this area and this level of growth will decline in the foreseeable future as a result of these services being de-emphasized as we shift the MCI group's focus from revenue growth to cash generation.

    Dial-up Internet revenue growth for 2000 was 8.8% over the prior year amount. Our dial access network has grown 71% to over 2.8 million modems as of December 31, 2000, compared with the prior year. Additionally, Internet connect hours increased 54.8% to 6.5 billion hours for 2000 versus the prior year. These network usage increases were offset by pricing pressure on dial-up Internet traffic as a result of contract repricings in the second quarter of 2000, which lowered average revenue per hour by 25% for 2000 versus the prior year period.

    SAB 101, other revenues which, prior to April 1999, primarily consisted of the operations of SHL Systemhouse Corp. and SHL Systemhouse Co., were a reduction of $37 million for 2000 and $523 million for the prior year period. During the fourth quarter of 2000, we implemented Staff Accounting Bulletin
No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a $37 million decrease in revenues for 2000. SHL provided information technology services including outsourcing, information technology consulting, systems integration, private network management, technology development and applications and systems development. In April 1999, we completed the sale of SHL to Electronic Data Systems Corporation for $1.6 billion.

    LINE COSTS. For the years ended December 31, 1999 and 2000, our line costs were as follows (dollars in millions):

                                                         1999                    2000
                                                 ---------------------   ---------------------
                                                            PERCENT OF              PERCENT OF
                                                    $         TOTAL         $         TOTAL
                                                 --------   ----------   --------   ----------
WorldCom group.................................  $ 7,905        53.6%    $ 8,745        56.6%
MCI group......................................    7,087        48.1       7,177        46.4
Intergroup eliminations........................     (253)       (1.7)       (460)       (3.0)
                                                 -------       -----     -------       -----
                                                 $14,739       100.0%    $15,462       100.0%
                                                 =======       =====     =======       =====

    Line costs as a percentage of revenues for 2000 decreased to 39.6% as compared to 41.0% for 1999. The overall improvements are a result of increased data and dedicated Internet traffic at the WorldCom group, which positively affected line costs as a percentage of revenues by approximately one percentage point. Additionally, access charge reductions that occurred in January 2000 and July 2000 reduced total line cost expense by approximately $245 million for 2000. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues were positively affected by almost one half of a percentage point. These improvements were somewhat offset by 2000 contract repricings in our dial-up Internet business as noted above and continued competitive pricing on the dial-up Internet business, which effectively held the average cost per hour constant although average dial-up Internet revenues per hour decreased by 25%.

    The principal components of line costs are access charges and transport charges. Regulators have historically permitted access charges to be set at levels that are well above traditional phone companies' costs. As a result, access charges have been a source of universal service subsidies that enable local exchange rates to be set at levels that are affordable. We have actively participated in a variety of state and federal regulatory proceedings with the goal of bringing access charges to cost-based levels and to fund universal service using explicit subsidies funded in a competitively neutral manner. We cannot predict the outcome of these proceedings or whether or not the results will have a material adverse impact on our consolidated financial position or results of operations. However, our goal is to manage transport costs through effective utilization of our networks, favorable contracts with carriers and network efficiencies made possible as a result of expansion of our customer base.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the years ended December 31, 1999 and 2000, our selling, general and administrative expenses were as follows (dollars in millions):

                                                                  1999                    2000
                                                          ---------------------   ---------------------
                                                                     PERCENT OF              PERCENT OF
                                                             $         TOTAL         $         TOTAL
                                                          --------   ----------   --------   ----------
WorldCom group..........................................   $4,195        47.0%    $ 5,689        53.7%
MCI group...............................................    5,071        56.7       5,162        48.7
Intergroup eliminations.................................     (331)       (3.7)       (254)       (2.4)
                                                           ------       -----     -------       -----
                                                           $8,935       100.0%    $10,597       100.0%
                                                           ======       =====     =======       =====

    Selling, general and administrative expenses for 2000 were $10.6 billion or 27.1% of revenues as compared to $8.9 billion or 24.9% of revenues for the year ended December 31, 1999.

    Selling, general and administrative expenses for 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and a $685 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000. We maintain general uncollectible reserves based on historical experience, and specific reserves for items such as bankruptcies, litigation and contractual settlements that are established in the period in which the settlement is both estimable and probable. During the third quarter of 2000, an unprecedented number of our wholesale customers either filed for bankruptcy or changed their status in bankruptcy from reorganization to liquidation. This, combined with the third quarter 2000 declines in stock prices for many companies in the telecommunications industry and the overall tightening of the capital markets, which limited the access of many telecommunications providers to the necessary capital to continue operations, led to our specific write-off of such accounts. Prior to the third quarter 2000 events, the general uncollectible reserves were, in our view, adequate. Additionally, under contractual arrangements with traditional phone companies and other competitive local exchange carriers, we billed the traditional phone companies and competitive local exchange carriers for traffic originating on the traditional phone company's or competitive local exchange carrier's networks and terminating on our network. The traditional phone companies and competitive local exchange carriers have historically disputed these billings, although the collectibility of these billings had continued to be affirmed by public service commission and FCC rulings and by the full payment from a traditional phone company of the largest past due amount. However, during the third quarter of 2000, court rulings and Congressional discussions led to our negotiation and settlement with certain traditional phone companies and competitive local exchange carriers for these outstanding receivables. Based on the outcome of these negotiations, we recorded a specific provision for the associated uncollectible amounts.

    Excluding these charges, selling, general and administrative expenses as a percentage of revenues would have been 25.1% for 2000. Selling, general and administrative expenses for 2000 includes increased costs associated with "generation d" initiatives, which are designed to position us as a leading supplier of e-business solutions, that include product marketing, customer care, information systems and product development, employee retention costs, and costs associated with multichannel multipoint distribution service product development. These increased costs affected selling, general and administrative expense as a percentage of revenues by approximately two percentage points. We expect selling, general and administrative expenses to increase over the next twelve months as a result of the previously noted costs being incurred at an accelerated pace.

    DEPRECIATION AND AMORTIZATION. For the years ended December 31, 1999 and 2000, WorldCom's depreciation and amortization expense was as follows (dollars in millions):

                                                           1999                    2000
                                                   ---------------------   ---------------------
                                                              PERCENT OF              PERCENT OF
                                                      $         TOTAL         $         TOTAL
                                                   --------   ----------   --------   ----------
WorldCom group...................................   $3,013        69.2%     $3,280        67.3%
MCI group........................................      757        17.4         884        18.1
Intergroup eliminations..........................      584        13.4         714        14.6
                                                    ------       -----      ------      ------
                                                    $4,354       100.0%     $4,878       100.0%
                                                    ======       =====      ======      ======

    Depreciation and amortization expense for 2000 increased to $4.9 billion or 12.5% of revenues from $4.4 billion or 12.1% of revenues for 1999. This increase primarily reflects additional depreciation associated with increased capital expenditures.

    INTEREST EXPENSE. Interest expense for 2000 was $970 million or 2.5% of revenues as compared to $966 million or 2.7% of revenues for 1999. For 2000 and 1999, weighted average annual interest rates on our long-term debt were 7.28% and 7.23% respectively, while weighted average levels of borrowings were $21.6 billion and $19.1 billion, respectively.

    Interest expense for 2000 was favorably impacted by increased construction activity and the associated interest capitalization, offset in part by higher weighted average levels of borrowings and higher interest rates on our variable rate debt and 2000 public debt offerings. Interest expense for 2000 was also favorably impacted as a result of SHL sale proceeds, investment sale proceeds and proceeds from the increase in our receivables purchase program in the third quarter of 1999 used to repay indebtedness under our credit facilities and commercial paper program.

    Interest expense on borrowings incurred by WorldCom and allocated to the WorldCom group reflects the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. The MCI group was allocated interest based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus 1 1/4 percent. As of January 1, 1999, $6.0 billion of WorldCom's outstanding debt was notionally allocated to the MCI group.

    MISCELLANEOUS INCOME AND EXPENSE.  Miscellaneous income for 2000 was
$385 million or 1.0% of revenues as compared to $242 million or 0.7% of revenues for 1999. Miscellaneous income includes investment income, equity in income and losses of affiliated companies, the effects of fluctuations in exchange rates for transactions denominated in foreign currencies, gains and losses on the sale of assets and other non-operating items.

    PROVISION FOR INCOME TAXES. The effective income tax rate for 2000 was 40.0% of income before taxes. The 2000 rate is greater than the expected federal statutory rate of 35% primarily due to the amortization of the non-deductible goodwill. Excluding non-deductible amortization of goodwill, our effective income tax rate would have been 35.0%.

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE. During the fourth quarter of 2000, we implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $85 million, net of income tax benefit of $50 million.

    NET INCOME APPLICABLE TO COMMON SHAREHOLDERS.  For the year ended
December 31, 2000, we reported net income applicable to common shareholders of $4.1 billion as compared to $3.9 billion for the year ended December 31, 1999. Diluted income per common share for 2000 was $1.40 compared to income per common share of $1.35 for 1999.

YEAR ENDED DECEMBER 31, 1998 VS.
  YEAR ENDED DECEMBER 31, 1999

    For the years ended December 31, 1998 and 1999, our revenues were as follows (dollars in millions):

                                                         1998                    1999
                                                 ---------------------   ---------------------
                                                            PERCENT OF              PERCENT OF
                                                    $         TOTAL         $         TOTAL
                                                 --------   ----------   --------   ----------
WorldCom group.................................  $ 9,809        55.7%    $19,736        55.0%
MCI group......................................    7,808        44.3      16,172        45.0
                                                 -------       -----     -------       -----
                                                 $17,617       100.0%    $35,908       100.0%
                                                 =======       =====     =======       =====

    Revenues for 1999 increased 104% to $35.9 billion as compared to $17.6 billion for 1998. The increase in total revenues is attributable to the MCI merger and Embratel acquisition as well as internal growth. Results include MCI and Embratel operations from September 14, 1998, and CompuServe Network Services and ANS from February 1, 1998. CompuServe Network Services provided worldwide network access, management and applications and Internet services to businesses and ANS provided Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan.

    Actual reported revenues by category for the years ended December 31, 1998 and 1999 reflect the following changes by category (dollars in millions):

                                                             ACTUAL     ACTUAL    PERCENT
                                                              1998       1999      CHANGE
                                                            --------   --------   --------
COMMERCIAL SERVICES REVENUES
  Voice...................................................  $ 3,422    $ 7,433     117.2
  Data....................................................    2,644      5,830     120.5
  International...........................................    2,272      4,396      93.5
  Internet................................................      897      1,554      73.2
                                                            -------    -------
TOTAL COMMERCIAL SERVICES REVENUES........................    9,235     19,213     108.0
  Wholesale and consumer..................................    5,100     11,533     126.1
  Alternative channels and small business.................    1,706      3,142      84.2
  Dial-up Internet........................................    1,002      1,497      49.4
                                                            -------    -------
TOTAL COMMUNICATIONS SERVICES REVENUES....................   17,043     35,385     107.6
  Other...................................................      574        523      (8.9)
                                                            -------    -------
TOTAL REPORTED REVENUES...................................  $17,617    $35,908     103.8
                                                            =======    =======

    The following table provides supplemental pro forma detail for our revenues. Since actual results for 1998 only reflect the operations of MCI after September 14, 1998, and eleven months of CompuServe Network Services and ANS, the pro forma results are more indicative of internal growth for the combined company. The pro forma revenues, excluding Embratel, for the year ended

December 31, 1998 and actual revenues, excluding Embratel, for the year ended December 31, 1999 reflect the following changes by category (dollars in millions):

                                                           PRO FORMA    ACTUAL    PERCENT
                                                             1998        1999      CHANGE
                                                           ---------   --------   --------
COMMERCIAL SERVICES REVENUES
  Voice..................................................   $ 6,764    $ 7,433       9.9
  Data...................................................     4,733      5,830      23.2
  International..........................................     1,090      1,624      49.0
  Internet...............................................       943      1,554      64.8
                                                            -------    -------
TOTAL COMMERCIAL SERVICES REVENUES.......................    13,530     16,441      21.5
  Wholesale and consumer.................................    11,046     11,533       4.4
  Alternative channels and small business................     2,756      3,142      14.0
  Dial-up Internet.......................................     1,037      1,497      44.4
                                                            -------    -------
TOTAL COMMUNICATIONS SERVICES REVENUES...................    28,369     32,613      15.0
  Other..................................................     1,733        523     (69.8)
                                                            -------    -------
TOTAL....................................................   $30,102    $33,136      10.1
                                                            =======    =======

    The following discusses the revenue increases for the year ended
December 31, 1999, as compared to pro forma results for the comparable prior year period. The pro forma revenues assume that the MCI merger, CompuServe merger and the ANS transaction occurred at the beginning of 1998. These pro forma revenues do not include Embratel or the iMCI business that was sold. Embratel was acquired by MCI in August of 1998 (just prior to our merger with MCI). iMCI was MCI's Internet backbone facilities and wholesale and retail Internet business which was sold prior to the MCI merger. Changes in actual results of operations are shown in the consolidated statements of operations included in this proxy statement and the foregoing tables and, as noted above, primarily reflect the MCI merger, the Embratel acquisition and our internal growth.

    Voice revenues for 1999 increased 9.9% as compared to $6.8 billion for the 1998 pro forma amount, driven by a gain of 6.6% in traffic as a result of customers purchasing "all-distance" voice services from us. Local voice revenues grew 113% in 1999 versus the same period of the prior year, but remained a relatively small component of voice revenues for 1999. These volume and revenue gains were offset partially by federally mandated access charge reductions, noted under line costs below, that were passed through to the customer.

    Data revenues for 1999 increased 23.2% over the 1998 pro forma amount of $4.7 billion. The revenue growth for data services continued to be driven by significant commercial end-user demand for high-speed data and by Internet-related growth on both a local and long-haul basis. This growth was driven by connectivity demands and also by corporate enterprise applications that have become more strategic, far reaching and complex. In addition, bandwidth consumption drove an acceleration in growth for higher capacity circuits. As of December 31, 1999, we had approximately 33.1 million domestic local voice grade equivalents and over 39,000 buildings in the United States connected over our high-capacity circuits. Domestic local route miles of connected fiber exceeded 8,000 and domestic long distance route miles exceeded 47,000 as of December 31, 1999.

    International revenues increased 93.5% in 1999 to $4.4 billion versus
$2.3 billion for 1998. The increase is attributable to the Embratel acquisition and internal growth. Embratel revenues for 1998 only reflect Embratel operations after September 14, 1998 because Embratel was purchased by MCI in August 1998 (just prior to our merger with MCI). International revenues excluding Embratel for 1999 were $1.6 billion, an increase of 49.0% as compared with $1.1 billion for the same pro forma period of the prior year. We continued to extend the reach of our end-to-end networks and as of December 31,

1999, provided us the capability to connect approximately 10,000 buildings in Europe, all over our high-capacity circuits.

    Internet revenues for 1999 increased 64.8% over the 1998 pro forma amount of $943 million. Growth for 1999 was driven by more business customers migrating their data networks and applications to Internet-based technologies. Additionally, during 1999 we increased the capacity of its global Internet network to OC-48 in response to the increasing backbone transport requirements of its commercial and wholesale accounts.

    Wholesale and consumer revenues for 1999 experienced a 4.4% increase over the 1998 pro forma amount of $11.0 billion, driven by a gain of 12.8% in traffic. Consumer revenues increased 7.0% in 1999 on traffic volume gains of 18.9% as volume gains more than offset pricing declines as a result of federally mandated access charge reductions, noted under line costs below, that were passed through to the customer. Additionally, wholesale data revenues increased 28.9% in 1999 on increased demand for wholesale services. These volume and revenue gains were offset partially by anticipated year-over-year declines in wholesale voice revenues, which decreased 9.4% on wholesale traffic gains of 6.7% over the 1998 pro forma period.

    Alternative channels and small business revenues for 1999 increased 14.0% over the 1998 pro forma amount of $2.8 billion. The 1999 increase was driven by a 27.9% increase in wholesale alternative channels and offset by a decrease in small business revenues of 3.0%.

    Dial-up Internet revenues for 1999 increased 44.4% over the 1998 pro forma amount of $1.0 billion. Growth was driven by increased wholesale Internet service provider arrangements with vendors. Our dial access network has grown over 85% to 1.7 million modems, compared with the same period in the prior year.

    Other revenues, which primarily consist of the operations of SHL, for 1999 were $523 million, a decrease of 69.8% versus $1.7 billion for the 1998 pro forma period. In April 1999, we completed the sale of SHL to Electronic Data Systems for $1.6 billion.

    The following discusses the actual results of operations for the year ended December 31, 1999 as compared to the year ended December 31, 1998.

    LINE COSTS. For the years ended December 31, 1998 and 1999, our line costs were as follows (dollars in millions):

                                                          1998                    1999
                                                  ---------------------   ---------------------
                                                             PERCENT OF              PERCENT OF
                                                     $         TOTAL         $         TOTAL
                                                  --------   ----------   --------   ----------
WorldCom group..................................   $4,801        60.1%    $ 7,905        53.6%
MCI group.......................................    3,319        41.6       7,087        48.1
Intergroup eliminations.........................     (138)       (1.7)       (253)       (1.7)
                                                   ------       -----     -------       -----
                                                   $7,982       100.0%    $14,739       100.0%
                                                   ======       =====     =======       =====

    Line costs as a percentage of revenues for 1999 were 41.0% as compared to 45.3% reported for the same period in the prior year. Overall decreases are attributable to changes in the product mix and approximately $960 million of synergies and economies of scale resulting from network efficiencies achieved from the continued assimilation of MCI, CompuServe Network Services, ANS and our operations. Additionally, access charge reductions that occurred in January 1999 and July 1999 reduced total line cost expense by approximately
$429 million for 1999. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues were positively affected by over half a percentage point for 1999.

    SELLING, GENERAL AND ADMINISTRATIVE. For the years ended December 31, 1998 and 1999, our selling, general and administrative expenses were as follows (dollars in millions):

                                                           1998                    1999
                                                   ---------------------   ---------------------
                                                              PERCENT OF              PERCENT OF
                                                      $         TOTAL         $         TOTAL
                                                   --------   ----------   --------   ----------
WorldCom group...................................   $2,212        48.5%     $4,195        47.0%
MCI group........................................    2,441        53.5       5,071        56.7
Intergroup eliminations..........................      (90)       (2.0)       (331)       (3.7)
                                                    ------       -----      ------       -----
                                                    $4,563       100.0%     $8,935       100.0%
                                                    ======       =====      ======       =====

    Selling, general and administrative expenses for 1999 were $8.9 billion or 24.9% of revenues as compared to $4.6 billion or 25.9% of revenues for 1998. The decrease in selling, general and administrative expenses as a percentage of revenues for 1999 reflects approximately $825 million of scale savings in corporate overhead and operations from merging the MCI and WorldCom organizations.

    DEPRECIATION AND AMORTIZATION. For the years ended December 31, 1998 and 1999, our depreciation and amortization expense was as follows (dollars in millions):

                                                           1998                    1999
                                                   ---------------------   ---------------------
                                                              PERCENT OF              PERCENT OF
                                                      $         TOTAL         $         TOTAL
                                                   --------   ----------   --------   ----------
WorldCom group...................................   $1,744        76.2%     $3,013        69.2%
MCI group........................................      317        13.8         757        17.4
Intergroup eliminations..........................      228        10.0         584        13.4
                                                    ------       -----      ------       -----
                                                    $2,289       100.0%     $4,354       100.0%
                                                    ======       =====      ======       =====

    Depreciation and amortization expense for 1999 increased to $4.4 billion or 12.1% of revenues from $2.3 billion or 13.0% of revenues for 1998. This increase reflects increased amortization and depreciation associated with the MCI merger, CompuServe merger and ANS transaction as well as additional depreciation related to capital expenditures. As a percentage of revenues, these costs decreased due to the higher revenue base.

    IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, we recorded a pre-tax charge of $196 million in connection with the Brooks Fiber Properties merger, the MCI merger and asset write-downs and loss contingencies. Brooks Fiber Properties is a leading facilities-based provider of competitive local telecommunications services. This charge included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to asset write-downs and loss contingencies. The $56 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that we have or will abandon, $19 million related to minimum contractual network lease commitments that expire between 1999 and 2001, for which we will receive no future benefit due to the migration of traffic to owned facilities, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that selected leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in 1999 a reversal of a $9 million charge to in-process research and development and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to asset write-downs and loss contingencies includes $9 million for the decommission of information systems that have no alternative future use,

$9 million for the write-down to fair value of assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to Brooks Fiber Properties.

    In connection with 1998 business combinations, we made allocations of the purchase price to acquired in-process research and development totaling
$429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

    INTEREST EXPENSE. Interest expense for 1999 was $966 million or 2.7% of revenues, as compared to $692 million or 3.9% of revenues reported for 1998. The increase in interest expense is attributable to higher debt levels as a result of the MCI merger, higher capital expenditures and the 1998 fixed rate debt financings, offset by lower interest rates as a result of tender offers for outstanding debt in the first and fourth quarters of 1999 and slightly lower rates in effect on our variable rate debt. Interest expense for 1999 was favorably impacted as a result of SHL sale proceeds, investment sales proceeds and proceeds from the increase in our receivables purchase program being utilized to repay indebtedness under our credit facilities and commercial paper program. For 1999 and 1998, weighted average annual interest rates on our long-term debt were 7.23% and 7.33% respectively, while weighted average annual levels of borrowings were $19.1 billion and $12.7 billion, respectively.

    MISCELLANEOUS INCOME AND EXPENSE.  Miscellaneous income for 1999 was
$242 million or 0.7% of revenues as compared to $44 million or 0.2% of revenues reported for 1998. Miscellaneous income and expense for 1999 includes
$374 million of gains on securities sold, offset by $171 million of foreign currency translation losses related to the impact of the local currency devaluation in Brazil and its effect on Embratel's holdings of U.S. dollar and other foreign currency denominated debt. Also included in miscellaneous income and expense for 1999 was a $62 million charge related to the redemption of our outstanding 9.375% senior notes, 13.5% senior notes and 6.75% convertible subordinated debentures.

    PROVISION FOR INCOME TAXES. The effective income tax rate for 1999 was 41.4% of income before taxes. The 1999 rate is greater than the expected federal statutory rate of 35% primarily due to the fact that amortization of the goodwill related to the MCI merger is not deductible for tax purposes. Excluding the non-deductible amortization of goodwill, our effective income tax rate would have been 36.2%.

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE. We adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the advanced messaging network of SkyTel, which are required to be expensed as incurred in accordance with this accounting standard.

    EXTRAORDINARY ITEMS. In the first quarter of 1998, we recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and related refinancings of our outstanding debt from the Brooks Fiber Properties merger.

    NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS. For the year ended December 31, 1999, we reported net income applicable to common shareholders of $3.9 billion as compared to a net loss of

$2.8 billion for 1998. Diluted income per common share for 1999 was $1.35 as compared to a loss per share of $1.43 in 1998.

ADDITIONAL DISCUSSION RELATED TO WORLDCOM GROUP AND MCI GROUP FINANCIAL
  STATEMENTS

    Each of the WorldCom group and the MCI group includes the results of operations shown in the combined statements of operations and the attributed assets and liabilities shown in the combined balance sheets of the relevant group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to our WorldCom group or our MCI group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets will be attributed to the group to which the assets were attributed and all net proceeds from any disposition of these assets will also be attributed to that group.

    Although we sometimes refer to such assets and liabilities as those of the WorldCom group or the MCI group, neither of the groups is a separate legal entity. Rather, all of the assets of a group are owned by WorldCom and holders of the WorldCom group stock or the MCI group stock will be shareholders of WorldCom and subject to all of the risks of an investment in WorldCom and all of its businesses, assets and liabilities.

    We intend, for so long as the WorldCom group stock and the MCI group stock remains outstanding, to include in filings by WorldCom under the Securities Exchange Act of 1934, as amended, the combined financial statements of each of the WorldCom group and the MCI group. These combined financial statements will be prepared in accordance with accounting principles generally accepted in the United States, and in the case of annual financial statements, will be audited. These combined financial statements are not legally required under current law or SEC regulations.

    Our board of directors may at any time modify, make exceptions to, or abandon any of the policies set forth in our tracking stock policy statement with respect to the allocation of corporate opportunities, financing arrangements, assets liabilities, debt, interest and other matters, or may adopt additional policies, in each case without shareholder approval. Our board is subject to fiduciary duties to all of WorldCom's stockholders as one group, not to the holders of any series of stock separately. Any changes or exceptions will be made after a determination by the board of what is in the best interests of WorldCom as a whole, which may be detrimental to the interests of the holders of one series of stock. The ability to make these changes may make it difficult to address the future of a group based on the group's past performance.

    ATTRIBUTION AND ALLOCATION OF ASSETS, LIABILITIES, REVENUES AND EXPENSES

    The following is a discussion of the methods used to attribute and allocate property and equipment, revenues, line costs, shared corporate services, intangible assets and financing arrangements to the WorldCom group and the MCI group.

    PROPERTY AND EQUIPMENT. Property and equipment was attributed to the WorldCom group and the MCI group based on specific identification consistent with the assets necessary to support the continuing operations of the businesses attributed to the respective groups. The balances of property and equipment attributed to each of the groups as of December 31, 2000 are as follows:

                                        WORLDCOM GROUP   MCI GROUP   WORLDCOM, INC.
                                        --------------   ---------   --------------
                                                       (IN MILLIONS)
  Transmission equipment..............     $19,883        $  405         $20,288
  Communications equipment............       5,873         2,227           8,100
  Furniture, fixtures and other.......       8,666           676           9,342
  Construction in progress............       6,727           170           6,897
                                           -------        ------         -------
                                            41,149         3,478          44,627
  Accumulated depreciation............      (5,972)       (1,232)         (7,204)
                                           -------        ------         -------
                                           $35,177        $2,246         $37,423
                                           =======        ======         =======

    Under our tracking policy statement, our board of directors may reallocate assets to the other group for fair value at any time without shareholder approval.

    REVENUES. Revenues have been attributed to the WorldCom group and the MCI group based on specific identification of the lines of business that are attributed to the two groups.

    LINE COSTS. Allocated costs and related liabilities within this caption include the costs of the fiber optic systems attributed to the WorldCom group and the costs of the business voice switched services attributed to the MCI group. Line costs which are specifically identifiable to a particular group based on usage of the network are allocated to that group; any remaining line costs that cannot be specifically identified are allocated between the groups using methodologies that management believes are reasonable, such as the total revenues generated by each group.

    SHARED CORPORATE SERVICES. A portion of our shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) has been attributed to the WorldCom group or the MCI group based upon identification of such services specifically benefiting such group. Where determinations based on specific usage alone have been impractical, other allocation methods were used, including methods based on number of employees and the total revenues generated by each group. Management believes these allocation methods are equitable and provide a reasonable estimate of the costs attributable to each group.

    ALLOCATION OF INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by us in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been attributed to the respective groups based on specific identification and where acquired companies have been divided between the WorldCom group and the MCI group, the intangible assets have been allocated based on the respective fair values at the date of purchase of the related operations attributed to each group. Management believes that this method of allocation is equitable and provides a reasonable estimate of the intangible assets attributable to the WorldCom group and the MCI group.

    All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to the WorldCom group. The MCI group will be allocated an expense, and the WorldCom group will be allocated a corresponding decrease in costs, for the use of the MCI tradenames. For purposes of preparing the historical financial statements for the groups included in this proxy statement and prospectus, an expense of $27.5 million per annum was allocated to the MCI group, and a corresponding decrease in costs was allocated to the WorldCom group, in each case since the date of acquisition of MCI, for use by the MCI group of the MCI tradenames. The charge for the next five years will be based on the following schedule:

2001:  $27.5 million
2002:  $30.0 million
2003:  $35.0 million
2004:  $40.0 million
2005:  $45.0 million

    Any renewal or termination of use of the MCI tradename by the MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom.

    Goodwill and other intangibles assigned or allocated to the WorldCom group and the MCI group as of December 31, 2000 are as follows:

                                        WORLDCOM GROUP   MCI GROUP   WORLDCOM, INC.
                                        --------------   ---------   --------------
                                                       (IN MILLIONS)
  Goodwill............................     $35,596        $ 9,274        $44,870
  Tradenames..........................       1,100             --          1,100
  Developed technology................       1,590            510          2,100
  Other intangibles...................       2,665          1,113          3,778
                                           -------        -------        -------
                                            40,951         10,897         51,848
  Accumulated amortization............      (4,266)          (988)        (5,254)
                                           -------        -------        -------
                                           $36,685        $ 9,909        $46,594
                                           =======        =======        =======

    FINANCING ARRANGEMENTS. As of January 1, 1999, $6.0 billion of our outstanding debt was notionally allocated to the MCI group and $15.2 billion of our debt was notionally allocated to the WorldCom group. Our debt was allocated between the WorldCom group and the MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends of each of the groups. In addition, we considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, in the allocation process. Management believes that the initial allocation is equitable and supportable by both the WorldCom group and the MCI group. The debt allocated to the MCI group will bear interest at a rate indicative of the rate at which the MCI group would borrow from third parties if it was a wholly owned subsidiary of WorldCom but did not have the benefit of any guarantee by WorldCom. Interest rates will be calculated on a quarterly basis. For purposes of the combined historical financial statements of each of the groups included in this proxy statement and prospectus, debt allocated to the MCI group was determined to bear an interest rate equal to the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus 1 1/4 percent. Interest allocated to the WorldCom group reflects the difference between our actual interest expense and the interest expense charged to the MCI group.

    Upon the recapitalization, each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

    As of December 31, 2000, our receivables purchase program consisted of a $3.5 billion pool of receivables in which the purchaser had an undivided interest in $1.95 billion of those receivables. The WorldCom group was allocated $2.4 billion of the pool and $1.6 billion of the sold receivables. The MCI group was allocated the balance. The receivables sold were attributed principally based on specific identification, or allocated based on total revenues. Management believes that this method of allocation is equitable and provides a reasonable estimate of the receivables attributable to the groups.

    WORLDCOM GROUP RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the WorldCom group's statements of operations in millions of dollars and as a percentage of its revenues for the periods indicated:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------
                                                  1998
                                                UNAUDITED                1999                  2000
                                           -------------------    -------------------   -------------------
Revenues.................................  $ 9,809      100.0%    $19,736     100.0%    $22,755     100.0%
Line costs...............................    4,801       48.9       7,905      40.1       8,745      38.4
Selling, general and administrative......    2,212       22.6       4,195      21.3       5,689      25.0
Depreciation and amortization............    1,744       17.8       3,013      15.3       3,280      14.4
In-process research and development and
  other charges..........................    2,474       25.2          (8)       --          --        --
                                           -------     ------     -------     -----     -------     -----
Operating income (loss)..................   (1,422)     (14.5)      4,631      23.5       5,041      22.2
Other income (expense):
    Interest expense.....................     (180)      (1.8)       (460)     (2.3)       (458)     (2.0)
    Miscellaneous........................       44        0.4         237       1.2         385       1.7
                                           -------     ------     -------     -----     -------     -----
Income (loss) before income taxes,
  minority interests, cumulative effect
  of accounting change and extraordinary
  items..................................   (1,558)     (15.9)      4,408      22.3       4,968      21.8
Provision for income taxes...............      409        4.2       1,856       9.4       1,990       8.7
                                           -------     ------     -------     -----     -------     -----
Income (loss) before minority interests,
  cumulative effect of accounting change
  and extraordinary items................   (1,967)     (20.1)      2,552      12.9       2,978      13.1
Minority interests.......................      (93)      (0.9)       (186)     (0.9)       (305)     (1.3)
Cumulative effect of accounting change...       --         --          --        --         (75)     (0.3)
Extraordinary items......................     (129)      (1.3)         --        --          --        --
Preferred dividends and distributions on
  subsidiary trust mandatorily redeemable
  preferred securities...................       42        0.4          72       0.4          65       0.3
                                           -------     ------     -------     -----     -------     -----
Net income (loss)........................  $(2,231)     (22.7)%   $ 2,294      11.6%    $ 2,533      11.1%
                                           =======     ======     =======     =====     =======     =====

YEAR ENDED DECEMBER 31, 1999 VS.
  YEAR ENDED DECEMBER 31, 2000

    REVENUES. Revenues for 2000 increased 15.3% to $22.8 billion versus $19.7 billion for the same period in the prior year. The increase in total revenues is attributable to internal growth of the WorldCom group.

    Revenues and line costs for all periods reflect a classification change for reciprocal compensation which is now being treated as an offset to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. As such, we determined that it is more appropriate to reflect this reimbursement net of cost. Previously, we recorded reciprocal compensation on a gross basis as revenues. Operating income, net income and the balance sheet are not affected by this reclassification.

    Actual reported revenues by category for the years ended December 31, 1999 and 2000 reflect the following changes by category (dollars in millions):

                                                                          PERCENT
                                                      1999       2000      CHANGE
                                                    --------   --------   --------
COMMERCIAL SERVICES REVENUES
  Voice...........................................  $ 7,433    $ 7,036      (5.3)
  Data............................................    5,830      7,407      27.0
  International...................................    4,396      5,879      33.7
  Internet........................................    1,554      2,466      58.7
                                                    -------    -------
TOTAL COMMERCIAL SERVICES REVENUES................   19,213     22,788      18.6
  SAB 101, other..................................      523        (33)       --
                                                    -------    -------
TOTAL.............................................  $19,736    $22,755      15.3
                                                    =======    =======

    Voice revenues for 2000 decreased 5.3% over the prior year period on traffic growth of 6.4% as a result of federally mandated access charge reductions, noted under line costs below, that were passed through to the customer. The revenue decrease was partially offset by local voice revenue increases of 17.4% and wireless voice revenue increases of 104% for 2000. We continued to show significant percentage gains in local and wireless voice services as customers purchased "all-distance" voice services from us. However, local revenues and wireless voice revenues are still a relatively small component of total commercial voice revenues. Excluding local and wireless voice revenues, commercial voice services revenues for 2000 decreased 15.2% over 1999. Voice revenues include both domestic commercial long distance and local switched revenues.

    Data revenues for 2000, increased 27.0% over the prior year period. Data includes both commercial long distance and local dedicated bandwidth sales. The revenue growth for data services was driven by a 32.8% increase in frame relay and asynchronous transfer mode services. As of December 31, 2000, approximately 35% of data revenues were derived from frame relay and asynchronous transfer mode services. We continued to experience strong demand for capacity increases across the product set as businesses moved more of their mission-critical applications to their own networks. Additionally, as of December 31, 2000, our domestic local voice grade equivalents had increased 98% to 65.5 million versus the prior year amount.

    International revenues for 2000 increased 33.7% to $5.9 billion versus
$4.4 billion for 1999. This includes a 28% increase in revenues from Europe, a 27% increase in revenues from South America, which is Embratel, and a 119% increase in revenues from Asia and other areas. Our international network reach continued to expand. As of December 31, 2000, we had 21 international facility based city networks versus 17 in 1999. Additionally, during 2000 we added over 5,000 buildings for a total of over 15,000 buildings connected on the international networks.

    Internet revenues for 2000 increased 58.7% over the prior year period. Growth was driven by demand for dedicated circuits as business customers migrated their data networks and applications to Internet-based technologies with greater amounts of bandwidth. Internet revenues include dedicated Internet access, managed networking services and applications (such as virtual private networks), web hosting and electronic commerce and transaction services (such as web centers and credit card transaction processing).

    SAB 101, other revenues which, prior to April 1999, primarily consisted of the operations of SHL, were a reduction of $33 million for 2000 and $523 million for the year ended December 31, 1999. During the fourth quarter of 2000, we implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a $33 million decrease in revenues for 2000 at the WorldCom group. In April 1999, we completed the sale of SHL to Electronic Data Systems for $1.6 billion.

    LINE COSTS. Line costs as a percentage of revenues for 2000 decreased to 38.4% as compared to 40.1% reported for the prior year. The overall improvement is a result of increased data and dedicated Internet traffic over WorldCom-owned facilities, which positively affected line costs as a percentage of revenues by approximately one and one half percentage points. Additionally, access charge reductions that occurred in January 2000 and July 2000 reduced total line cost expense by approximately $95 million for 2000. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues were positively affected by more than a quarter of a percentage point. Line costs for the year ended December 31, 2000 and 1999 included $87 million and $64 million, respectively, of charges for business voice switched services provided by the MCI group.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 2000 were $5.7 billion or 25.0% of revenues as compared to $4.2 billion or 21.3% of revenues for 1999. Selling, general and administrative expenses for 2000 includes a $340 million pre-tax charge associated with specific accounts that were deemed uncollectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000, and a $93 million pre-tax one-time charge recorded in the second quarter of 2000 associated with the termination of the Sprint merger agreement, including regulatory, legal, accounting and investment banking fees and other costs. Excluding these charges, selling, general and administrative expenses as a percentage of revenues were 23.1% for 2000. Selling, general and administrative expenses for 2000 includes increased costs associated with "generation d" initiatives that include product marketing, customer care, information system and product development, employee retention costs, and costs associated with multichannel multipoint distribution service product development. These increased costs affected selling, general and administrative expense as a percentage of revenues by approximately three percentage points. We expect selling, general and administrative expenses to increase over the next twelve months at the WorldCom group as a result of the previously noted costs being incurred at an accelerated pace.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the year ended December 31, 2000 increased to $3.3 billion or 14.4% of revenues from $3.0 billion or 15.3% of revenues for 1999. This increase reflects increased depreciation associated with increased capital expenditures. As a percentage of revenues, these costs decreased due to the higher revenue base. Depreciation and amortization expense for the years ended December 31, 2000 and 1999 excludes $627 million and $520 million, respectively, of charges allocated to the MCI group for transit capacity requirements provided by the WorldCom group, for the MCI group's proportionate share of costs associated with buildings, furniture and fixtures and for the MCI group's use of the MCI tradename.

    INTEREST EXPENSE. Interest expense for 2000 was $458 million or 2.0% of revenues as compared to $460 million or 2.3% of revenues for 1999. Interest expense on borrowings incurred by WorldCom and allocated to the WorldCom group reflects the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. The MCI group was allocated interest based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus 1 1/4 percent.

    MISCELLANEOUS INCOME AND EXPENSE.  Miscellaneous income for 2000 was
$385 million or 1.7% of revenues as compared to $237 million or 1.2% of revenues for 1999. Miscellaneous income includes investment income, equity in income and losses of affiliated companies, the effects of fluctuations in exchange rates for transactions denominated in foreign currencies, gains and losses on the sale of assets and other non-operating items.

    PROVISION FOR INCOME TAXES. The effective income tax rate for 2000 was 40.1% of income before taxes. The 2000 rate is greater than the expected federal statutory rate of 35% primarily due to the amortization of the non-deductible goodwill. Excluding non-deductible amortization of goodwill, the WorldCom group's effective income tax rate would have been 34.1%.

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE. During the fourth quarter of 2000, we implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $75 million, net of income tax benefit of $43 million at the WorldCom group.

    NET INCOME. For the year ended December 31, 2000, the WorldCom group reported net income of $2.5 billion as compared to $2.3 billion for the year ended December 31, 1999.

YEAR ENDED DECEMBER 31, 1998 VS.
  YEAR ENDED DECEMBER 31, 1999

    REVENUES. Revenues for 1999 increased 101.2% to $19.7 billion as compared to $9.8 billion for 1998. The increase in total revenues is attributable to the MCI merger and Embratel acquisition as well as internal growth. Results include MCI and Embratel operations from September 14, 1998, and CompuServe Network Services and ANS from February 1, 1998.

    Actual reported revenues by category for the years ended December 31, 1998, and 1999 reflect the following changes by category (dollars in millions):

                                                      ACTUAL     ACTUAL    PERCENT
                                                       1998       1999      CHANGE
                                                     --------   --------   --------
COMMERCIAL SERVICES REVENUES
    Voice..........................................   $3,422    $ 7,433     117.2
    Data...........................................    2,644      5,830     120.5
    International..................................    2,272      4,396      93.5
    Internet.......................................      897      1,554      73.2
                                                      ------    -------
TOTAL COMMERCIAL SERVICES REVENUES.................    9,235     19,213     108.0
    Other..........................................      574        523      (8.9)
                                                      ------    -------
TOTAL REPORTED REVENUES............................   $9,809    $19,736     101.2
                                                      ======    =======

    Voice revenues for 1999 increased 9.9% as compared to $6.8 billion for the 1998 pro forma amount, driven by a gain of 6.6% in traffic as a result of customers purchasing "all-distance" voice services from us. Local voice revenues grew 113% in 1999 versus the same period of the prior year, but remained a relatively small component of voice revenues for 1999. These volume and revenue gains were offset partially by federally mandated access charge reductions, noted under line costs below, that were passed through to the customer.

    Data revenues for 1999 increased 23.2% over the 1998 pro forma amount of $4.7 billion. The revenue growth for data services continued to be driven by significant commercial end-user demand for high-speed data and by Internet-related growth on both a local and long-haul basis. This growth was driven by connectivity demands and also by corporate enterprise applications that have become more strategic, far reaching and complex. In addition, bandwidth consumption drove an acceleration in growth for higher capacity circuits. As of December 31, 1999, we had approximately 33.1 million domestic local voice grade equivalents and over 39,000 buildings in the United States connected over its high-capacity circuits. Domestic local route miles of connected fiber exceeded 8,000 and domestic long distance route miles exceeded 47,000 as of December 31, 1999.

    International revenues increased 93.5% in 1999 to $4.4 billion versus
$2.3 billion for 1998. The increase is attributable to the Embratel acquisition and internal growth. Embratel revenues for 1998 only reflect Embratel operations after September 14, 1998 because Embratel was purchased by MCI in August 1998 (just prior to our merger with MCI). International revenues excluding Embratel for 1999 were $1.6 billion, an increase of 49.0% as compared with $1.1 billion for the same pro forma period of the prior year. We continued to extend the reach of its end-to-end networks and as of December 31, 1999, provided us the capability to connect approximately 10,000 buildings in Europe, all over our high-capacity circuits.

    Internet revenues for 1999 increased 64.8% over the 1998 pro forma amount of $943 million. Growth for 1999 was driven by more business customers migrating their data networks and applications to Internet-based technologies. Additionally, during 1999 we increased the capacity of our global Internet network to OC-48 in response to the increasing backbone transport requirements of its commercial and wholesale accounts.

    Other revenues, which primarily consist of the operations of SHL, for 1999 were $523 million, a decrease of 69.8% versus $1.7 billion for the 1998 pro forma period. In April 1999, we completed the sale of SHL to Electronic Data Systems for $1.6 billion.

    LINE COSTS. Line costs as a percentage of revenues for 1999 were 40.1% as compared to 48.9% reported for the same period in the prior year. Overall decreases are attributable to changes in the product mix and synergies and economies of scale resulting from network efficiencies achieved from the continued assimilation of MCI, CompuServe Network Services, ANS and WorldCom's operations. Additionally, access charge reductions that occurred in January 1999 and July 1999 reduced total line cost expense by approximately
$138 million for 1999. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues were positively affected by almost half a percentage point for 1999. Line costs for 1999 and 1998 included $64 million and $20 million, respectively, of charges for business voice switched services provided by the MCI group.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 1999 were $4.2 billion or 21.3% of revenues as compared to $2.2 billion or 22.6% of revenues for 1998. The decrease in selling, general and administrative expenses as a percentage of revenues for 1999 reflects scale savings in corporate overhead and operations from merging the MCI and WorldCom organizations.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1999 increased to $3.0 billion or 15.3% of revenues from $1.7 billion or 17.8% of revenues for 1998. This increase reflects increased amortization and depreciation associated with the MCI merger, CompuServe merger and ANS transaction as well as additional depreciation related to capital expenditures. As a percentage of revenues, these costs decreased due to the higher revenue base. Depreciation and amortization expense for 1999 and 1998 excludes
$520 million and $208 million, respectively, of charges allocated to the MCI group for transit capacity requirements provided by the WorldCom group, for the MCI group's proportionate share of costs associated with buildings, furniture and fixtures and for its use of the MCI tradename.

    IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, the WorldCom group recorded a pre-tax charge of $177 million in connection with the Brooks Fiber Properties merger, the MCI merger and asset write-downs and loss contingencies. This charge included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $37 million for exit costs under long-term commitments, $31 million for the write-down of a permanently impaired investment and $33 million related to asset write-downs and loss contingencies. The $37 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that the WorldCom group has or will abandon, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that selected leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in 1999 a reversal of a $9 million charge to in-process research and development and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to asset write-downs and loss contingencies includes $9 million for the decommission of information systems that have no alternative future use, $9 million for the write-down to fair value of assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to Brooks Fiber Properties.

    In connection with 1998 business combinations, WorldCom made allocations of the purchase price to acquired in-process research and development totaling
$429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the then estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

    Based on the respective fair values of the related operations allocated to each group, $2.3 billion of the in-process research and development charge was allocated to the WorldCom group. Management believes that this method of allocation provides a reasonable estimate of the in-process research and development charges attributable to each group.

    INTEREST EXPENSE. Interest expense for 1999 was $460 million or 2.3% of revenues, as compared to $180 million or 1.8% of revenues reported for 1998. Interest expense on borrowings incurred by WorldCom and allocated to the WorldCom group reflects the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. The MCI group was allocated interest based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus 1 1/4 percent.

    MISCELLANEOUS INCOME AND EXPENSE.  Miscellaneous income for 1999 was
$237 million or 1.2% of revenues as compared to $44 million or 0.4% of revenues reported for 1998. Miscellaneous income and expense for 1999 includes
$374 million of gains on securities sold, offset by $171 million of foreign currency translation losses related to the impact of the local currency devaluation in Brazil and its effect on Embratel's holdings of U.S. dollar and other foreign currency denominated debt. Also included in miscellaneous income and expense for 1999 was a $62 million charge related to the redemption of WorldCom's outstanding 9.375% senior notes, 13.5% senior notes and 6.75% convertible subordinated debentures.

    PROVISION FOR INCOME TAXES. The effective income tax rate for 1999 was 42.1% of income before taxes. The 1999 rate is greater than the expected federal statutory rate of 35% primarily due to the fact that amortization of the goodwill related to the MCI merger is not deductible for tax purposes. Excluding the non-deductible amortization of goodwill, the WorldCom group's effective income tax rate would have been 35.4%.

    EXTRAORDINARY ITEMS. In the first quarter of 1998, the WorldCom group recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and related refinancings of WorldCom's outstanding debt from the Brooks Fiber Properties merger.

    NET INCOME (LOSS). For 1999, the WorldCom group reported net income of $2.3 billion as compared to a net loss of $2.2 billion reported for 1998.

    MCI GROUP RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the MCI group's statements of operations in millions of dollars and as a percentage of its revenues for the periods indicated:

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------------------------
                                                     1998
                                                   UNAUDITED                  1999                  2000
                                              -------------------      -------------------   -------------------
Revenues....................................   $7,808     100.0%       $16,172     100.0%    $16,335     100.0%
Line costs..................................    3,319      42.5          7,087      43.8       7,177      43.9
Selling, general and administrative.........    2,441      31.3          5,071      31.4       5,162      31.6
Depreciation and amortization...............      317       4.1            757       4.7         884       5.4
In-process research and development and
  other charges.............................    1,251      16.0             --        --          --        --
                                               ------     -----        -------     -----     -------     -----
Operating income............................      480       6.1          3,257      20.1       3,112      19.1
Other income (expense):
  Interest expense..........................     (512)     (6.6)          (506)     (3.1)       (512)     (3.1)
  Miscellaneous.............................       --        --              5        --          --        --
                                               ------     -----        -------     -----     -------     -----
Income before income taxes and cumulative
  effect of accounting change...............      (32)     (0.4)         2,756      17.0       2,600      15.9
Provision for income taxes..................      468       6.0          1,109       6.9       1,035       6.3
                                               ------     -----        -------     -----     -------     -----
Income (loss) before cumulative effect of
  accounting change.........................     (500)     (6.4)         1,647      10.2       1,565       9.6
Cumulative effect of accounting change......      (36)     (0.5)            --        --         (10)     (0.1)
                                               ------     -----        -------     -----     -------     -----
Net income (loss)...........................   $ (536)     (6.9)%      $ 1,647      10.2%    $ 1,555       9.5%
                                               ======     =====        =======     =====     =======     =====

YEAR ENDED DECEMBER 31, 1999 VS.
  YEAR ENDED DECEMBER 31, 2000

    REVENUES. Revenues for 2000 increased 1.0% to $16.3 billion versus $16.2 billion for 1999. The increase in total revenues is attributable to internal growth of the MCI group.

    Revenues and line costs for all periods reflect a classification change for reciprocal compensation and central office based remote access equipment sales which are now being treated as offsets to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. Central office based remote access equipment sales represent the reimbursement of customer specific equipment costs incurred by us on behalf of the customer as part of our service provisioning. As such, the MCI group has determined that it is more appropriate to reflect these reimbursements net of cost. Previously, the MCI group recorded these items on a gross basis as revenues. Revenues and line costs for all periods also reflect the reclassification of small business and consumer primary interexchange carrier charges from revenues to line costs. Effective July 1, 2000, as a result of the FCC's CALLs order, the PICC fee is billed directly to the customer by the traditional phone company rather than to WorldCom and rebilled to the customer. Operating income, net income and the balance sheet are not affected by these reclassifications.

    Actual reported revenues by category for the year ended December 31, 1999 and 2000 reflect the following changes by category (dollars in millions):

                                                                          PERCENT
                                                      1999       2000      CHANGE
                                                    --------   --------   --------
REVENUES
  Wholesale and consumer..........................  $11,533    $11,170      (3.1)
  Alternative channels and small business.........    3,142      3,541      12.7
  Dial-up Internet................................    1,497      1,628       8.8
  SAB 101.........................................       --         (4)       --
                                                    -------    -------
TOTAL REVENUES....................................  $16,172    $16,335       1.0
                                                    =======    =======

    Wholesale and consumer revenues for 2000 decreased 3.1%, over the prior year period. The wholesale market continues to be extremely price competitive as declines in minute rates outpaced increases in traffic resulting in revenue decreases of 14.1%, for 2000, versus the prior year period. Wholesale revenues for 2000 were also impacted by proactive fourth quarter 2000 revenue actions which had the effect of reducing wholesale revenues by approximately
$90 million in the fourth quarter of 2000. These actions were made to improve the quality of the wholesale revenue stream as we shift the MCI group's focus from revenue growth to cash generation. The wholesale market decreases were partially offset by a 2.5% increase in consumer revenues as the MCI group's partner marketing programs helped to drive Dial-1 product gains. Consumer revenue growth was impacted by declines in transaction brands and calling card services, which have been pressured by increasing wireless substitution, and 10-10-321, which the MCI group no longer actively markets. We expect to see continued pricing pressure in both the wholesale and consumer businesses, which will affect both revenue growth and gross margins.

    Alternative channels and small business revenues for 2000 increased 12.7% over the prior year period. Alternative channels and small business includes sales agents and affiliates, wholesale alternative channels, small business, prepaid calling card and wireless messaging revenues. This increase is primarily attributable to internal growth for wholesale alternative channel voice revenues. We expect that pricing pressures in the wholesale and small business markets will negatively affect revenue growth and gross margins in this area and this level of growth will decline in the foreseeable future as a result of these services being de-emphasized as we shift the MCI group's focus from revenue growth to cash generation.

    Dial-up Internet revenue growth for 2000 was 8.8% over the prior year amount. Our dial access network has grown 71% to over 2.8 million modems as of December 31, 2000, compared with the prior year. Additionally, Internet connect hours increased 54.8% to 6.5 billion hours for 2000 versus the prior year. These network usage increases were offset by pricing pressure on dial-up Internet traffic as a result of contract repricings in the second quarter of 2000, which lowered average revenue per hour by 25% for 2000 versus the prior year period.

    SAB 101 revenues for 2000 were a reduction of $4 million versus zero for 1999. During the fourth quarter of 2000, we implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. As required by SAB 101, we retroactively adopted this accounting effective
January 1, 2000, which resulted in a $4 million decrease in revenues for 2000 at the MCI group.

    LINE COSTS. Line costs as a percentage of revenues for 2000 increased to 43.9% as compared to 43.8% reported for the prior year period. The increase was primarily the result of contract repricings in the dial-up Internet business as noted above and continued competitive pricing on the dial-up Internet business which effectively held the average cost per hour constant although average dial-up Internet revenues per hour decreased by 25%. Additionally, access charge reductions that occurred in January

2000 and July 2000 reduced total line costs by approximately $150 million for 2000. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues was positively affected by one half of a percentage point. Line costs for the year ended December 31, 2000 and 1999 included $373 million and $189 million, respectively, of charges allocated to the MCI group for use of our fiber optic systems, which have been attributed to the WorldCom group.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 2000 were $5.2 billion or 31.6% of revenues as compared to $5.1 billion or 31.4% of revenues for the prior year period. Selling, general and administrative expenses for 2000 includes a $345 million pre-tax charge associated with specific wholesale accounts that were deemed uncollectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000. Excluding this charge, selling, general and administrative expenses as a percentage of revenues were 29.5% for 2000. This decrease as a percentage of revenues primarily results from lower advertising and marketing costs incurred in the consumer business. Selling, general and administrative expenses for year ended December 31, 2000 included $254 million of charges for the MCI group's proportionate share of costs associated with buildings, furniture and fixtures ($226 million) and the cost allocated to the MCI group for use of the MCI tradename ($28 million). For the year ended December 31, 1999, selling, general and administrative expenses included $331 million of charges for the MCI group's proportionate share of costs associated with buildings, furniture and fixtures ($303 million) and the cost allocated to the MCI group for the use of the MCI tradename ($28 million).

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 2000 increased to $884 million or 5.4% of revenues from $757 million or 4.7% of revenues for 1999. These increases primarily reflect additional depreciation associated with capital expenditures. Depreciation and amortization for the years ended December 31, 2000 and 1999 excludes $87 million and $64 million, respectively, of charges for business voice switched services provided to the WorldCom group by the MCI group.

    INTEREST EXPENSE. Interest expense for 2000 was $512 million or 3.1% of revenues as compared to $506 million or 3.1% of revenues for 1999. Interest expense on borrowings incurred by WorldCom and allocated to the MCI group was based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus 1 1/4 percent. As of January 1, 1999, $6.0 billion of WorldCom's outstanding debt was notionally allocated to the MCI group.

    MISCELLANEOUS INCOME AND EXPENSE. For the year ended December 31, 2000, miscellaneous income was zero as compared to $5 million for 1999.

    PROVISION FOR INCOME TAXES. The effective income tax rate for 2000 was 39.8% of income before taxes. The 2000 rate is greater than the expected federal statutory rate of 35% primarily due to the amortization of the non-deductible goodwill. Excluding non-deductible amortization of goodwill, the MCI group's effective income tax rate would have been 36.7%.

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE. During the fourth quarter of 2000, we implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $10 million, net of income tax benefit of $7 million at the MCI group.

    NET INCOME. For the year ended December 31, 2000, the MCI group reported net income of $1.56 billion as compared to $1.65 billion for the year ended December 31, 1999.

YEAR ENDED DECEMBER 31, 1998 VS.
  YEAR ENDED DECEMBER 31, 1999

    REVENUES. Revenues for 1999 increased to $16.2 billion as compared to $7.8 billion for 1998. The increase in total revenues is attributable to the MCI merger as well as internal growth. Results include MCI operations from September 14, 1998, and CompuServe Network Services and ANS from February 1, 1998.

    Actual reported revenues by category for the years ended December 31, 1998 and 1999 reflect the following changes by category (dollars in millions):

                                                      ACTUAL     ACTUAL    PERCENT
                                                       1998       1999      CHANGE
                                                     --------   --------   --------
REVENUES
  Wholesale and consumer...........................   $5,100    $11,533     126.1
  Alternative channels and small business..........    1,706      3,142      84.2
  Dial-up Internet.................................    1,002      1,497      49.4
                                                      ------    -------
TOTAL REVENUES.....................................   $7,808    $16,172     107.1
                                                      ======    =======

    Wholesale and consumer revenues for 1999 experienced a 4.4% increase over the 1998 pro forma amount of $11.0 billion, driven by a gain of 12.8% in traffic. The 1998 pro forma revenues assume that the MCI merger, CompuServe Corporation merger and ANS acquisition occurred at the beginning of 1998. Consumer revenues increased 7.0% in 1999 on traffic volume gains of 18.9% as volume gains more than offset pricing declines as a result of federally mandated access charge reductions, noted under line costs below, that were passed through to the customer. Additionally, wholesale data revenues increased 28.9% in 1999 on increased demand for wholesale services. These volume and revenue gains were offset partially by anticipated year-over-year declines in wholesale voice revenues, which decreased 9.4% on wholesale traffic gains of 6.7% over the 1998 pro forma period.

    Alternative channels and small business revenues for 1999 increased 14.0% over the 1998 pro forma amount of $2.8 billion. The 1999 increase was driven by a 27.9% increase in wholesale alternative channels and offset by a decrease in small business revenues of 3.0%.

    Dial-up Internet revenues for 1999 increased 44.4% over the 1998 pro forma amount of $1.0 billion. Growth was driven by increased wholesale Internet service provider arrangements with vendors. Our dial access network has grown over 85% to 1.7 million modems, compared with the same period in the prior year.

    LINE COSTS. Line costs as a percentage of revenues for 1999 were 43.8% as compared to 42.5% reported for the same period in the prior year. The increase was attributable to the change in product mix as a result of the MCI merger resulting in a larger concentration of consumer and small business revenues. The increase was partially offset by decreases as a result of synergies and economies of scale resulting from network efficiencies achieved from the continued assimilation of MCI, CompuServe Network Services, ANS and WorldCom operations. Additionally, access charge reductions that occurred in January 1999 and July 1999 reduced total line cost expense by approximately
$291 million for 1999. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues was positively affected by a percentage point. Line costs for 1999 and 1998 included
$189 million and $118 million, respectively, of charges allocated to the MCI group for transit capacity requirements provided by the WorldCom group.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 1999 were $5.1 billion or 31.4% of revenues as compared to $2.4 billion or 31.3% of revenues for 1998. The decrease in selling, general and administrative expenses as a percentage of revenues for 1999 reflects the assimilation of MCI into our strategy of cost control. Selling, general and administrative expenses for 1999 included
$331 million of charges for the MCI group's proportionate share of costs associated with buildings, furniture and fixtures ($303 million) and the cost allocated to the MCI group for use of the MCI tradename ($28 million). Selling, general and administrative expenses for 1998 included $90 million of charges for the MCI group's proportionate share of costs associated with buildings, furniture and fixtures ($83 million) and the cost allocated to the MCI group for use of the MCI tradename ($7 million).

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1999 increased to $757 million or 4.7% of revenues from $317 million or 4.1% of revenues for 1998. These increases reflect increased amortization and depreciation associated with the MCI merger, CompuServe merger and ANS transaction as well as additional depreciation related to capital expenditures. Depreciation and amortization for 1999 and 1998 excludes $64 million and $20 million, respectively, of charges for business voice switched services provided to the WorldCom group by the MCI group.

    IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, the MCI group recorded a pre-tax charge of $19 million in connection with the MCI merger for minimum contractual network lease commitments that expire between 1999 and 2001, for which the MCI group will receive no future benefit due to the migration of traffic to owned facilities.

    In connection with 1998 business combinations, WorldCom made allocations of the purchase price to acquired in-process research and development totaling
$429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

    Based on the respective fair values of the related operations allocated to each group, $1.2 billion of the in-process research and development was allocated to the MCI group. Management believes that this method of allocation provides a reasonable estimate of the in-process research and development charges attributable to each group.

    INTEREST EXPENSE. Interest expense for 1999 was $506 million or 3.1% of revenues, as compared to $512 million or 6.6% of revenues reported for 1998. Interest expense on borrowings incurred by WorldCom and allocated to the MCI group was based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus 1 1/4 percent. As of January 1, 1998,
$6.0 billion of WorldCom's outstanding debt was notionally allocated to the MCI group.

    MISCELLANEOUS INCOME AND EXPENSE. Miscellaneous income for 1999 was $5 million as compared to zero for 1998.

    PROVISION FOR INCOME TAXES. The effective income tax rate for 1999 was 40.2% of income before taxes. The 1999 rate is greater than the expected federal statutory rate of 35% primarily due to the fact that amortization of the goodwill allocated to the MCI group in connection with the MCI merger is not deductible for tax purposes. Excluding the non-deductible amortization of goodwill, the MCI group's effective income tax rate would have been 37.3%.

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE. We adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of income tax benefit of $22 million at the MCI group. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the advanced messaging network of Skytel, which are required to be expensed as incurred in accordance with this accounting standard.

    NET INCOME (LOSS). For 1999, the MCI group reported net income of $1.6 billion as compared to a net loss of $536 million reported for 1998.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 2000, our total debt was $24.9 billion, an increase of $6.8 billion from December 31, 1999. Additionally, at December 31, 2000, we had available liquidity of $7.8 billion under our credit facilities and commercial paper program (which are described below) and from available cash. For
December 31, 2000 and 1999, the MCI group was notionally allocated $6.0 billion of WorldCom's debt and the remaining outstanding debt was notionally allocated to the WorldCom group. WorldCom management has a wide degree of discretion over the cash management policies of both the WorldCom group and the MCI group. Cash generated by either group could be transferred to the other group without prior approval of WorldCom's shareholders. Due to the discretion possessed by management over the cash management policies of both groups, including the timing and decision of whether to finance capital expenditures, it may be difficult to assess each group's liquidity and capital resource needs, and, in turn, the future prospects of each group based on past performance.

    On December 19, 2000, we completed the private offering of $2.0 billion principal amount of debt securities. The net proceeds of $1.99 billion were used to repay commercial paper obligations. The offering consisted of $1.0 billion of 7.375% Dealer Remarketable Securities, or Drs., which mature January 15, 2011, and $1.0 billion of 7.375% Notes Due 2006, which mature January 15, 2006. The debt securities were not registered under federal securities laws and therefore may not be offered or sold in the United States unless registered or exempt.

    Interest on the Drs. is payable semiannually on the 15th day of January and July, beginning July 15, 2001 and including January 15, 2003. Thereafter, interest on the Drs. is payable annually on January 15th. The Drs. are subject to mandatory tender by all holders of Drs. to the remarketing dealer on January 15, 2003 and on each January 15th thereafter, until and including January 15, 2010. Interest on the 7.375% Notes Due 2006 is payable semiannually on the 15th day of January and July, beginning July 15, 2001.

    If the remarketing dealer elects to remarket the Drs. on any remarketing date as described therein, holders must tender the Drs. to the remarketing dealer at 100% of their principal amount. If the remarketing dealer elects not to remarket the Drs., or for any reason does not purchase all of the Drs. on such remarketing date, holders must tender and we will repurchase, at 100% of their principal amount, any Drs. that have not been purchased by the remarketing dealer.

    If the remarketing dealer remarkets the Drs. on any remarketing date, the stated interest rate on the Drs. will be reset at an adjusted fixed rate until the immediately following remarketing date (or, in the case of the last remarketing date, until the stated maturity date). The Drs. will generally not be redeemable by us.

    On May 24, 2000, we completed a public debt offering of $5.0 billion principal amount of debt securities. The net proceeds of $4.95 billion were used to pay down commercial paper obligations. The public debt offering consisted of the following series of notes:

                                           PRINCIPAL
            TITLE                           AMOUNT                    MATURITY
            -----                          ---------                  --------
Floating Rate Notes Due 2001             $ 1.5 billion            November 26, 2001
7.875% Notes Due 2003                    $ 1.0 billion            May 15, 2003
8% Notes Due 2006                        $1.25 billion            May 15, 2006
8.25% Notes Due 2010                     $1.25 billion            May 15, 2010

    The Floating Rate Notes bear interest payable quarterly on the 24th day of February, May, August and November, beginning August 24, 2000. Each of the 7.875% Notes Due 2003, the 8% Notes Due 2006 and the 8.25% Notes Due 2010 bear interest payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2000.

    The 8% Notes Due 2006, the 7.375% Notes Due 2006 and the 8.25% Notes Due 2010 are redeemable, as a whole or in part, at our option, at any time or from time to time, at respective redemption prices equal to the greater of:

    - 100% of the principal amount of the Notes to be redeemed or

    - the sum of the present values of the remaining scheduled payments (as defined) discounted at the Treasury rate (as defined) plus 0.25% for the 8% Notes Due 2006 and the 7.375% Notes Due 2006, and 0.30% for the 8.25% Notes Due 2010.

    On August 3, 2000, we extended our existing $7 billion 364-Day Revolving Credit and Term Loan Agreement for a successive 364-day term. We refer to this credit facility as the Facility C Loans. The Facility C Loans, together with the $3.75 billion Amended and Restated Facility A Revolving Credit Agreement, which we refer to as the Facility A Loans, provide us with aggregate credit facilities of $10.75 billion. These credit facilities provide liquidity support for our commercial paper program and will be used for other general corporate purposes.

    The Facility A Loans mature on June 30, 2002. The Facility C Loans mature on August 2, 2001; provided, however, that we may elect at that time to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion. The Facility A Loans and the Facility C Loans are subject to annual commitment fees not to exceed 0.25% and 0.15%, respectively, of any unborrowed portion of the facilities.

    The credit facilities bear interest payable in varying periods, depending on the interest period, not to exceed six months, or with respect to any Eurodollar Rate borrowing, 12 months if available to all lenders, at rates selected by us under the terms of the credit facilities, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate borrowing generally varies from 0.35% to 0.75% as to Facility A Loans and from 0.225% to 0.45% as to Facility C Loans, in each case based upon our then current debt ratings.

    The credit facilities are unsecured but include a negative pledge of our assets, and, subject to exceptions, the covered subsidiaries.

    The credit facilities require compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The credit facilities require compliance with operating covenants which limit, among other things, the incurrence of additional indebtedness by us and the covered subsidiaries and sales of assets and mergers and dissolutions. The credit facilities do not restrict distributions to shareholders, provided we are not in default under the credit facilities. At December 31, 2000, we were in compliance with these covenants.

OPERATING ACTIVITIES

    For the years ended December 31, 1998, 1999 and 2000, our cash flows from operations was as follows (dollars in millions):

                                                      1998       1999       2000
                                                    --------   --------   --------
WorldCom group....................................  $ 2,534    $ 7,352     $5,330
MCI group.........................................    1,648      3,653      2,336
                                                    -------    -------     ------
  Net cash provided by operating activities.......  $ 4,182    $11,005     $7,666
                                                    =======    =======     ======

    The 2000 decrease reflects increases in working capital requirements and deferred tax obligations in both the WorldCom group and the MCI group, offset by improved operating results in the WorldCom group. The 1999 increase for the WorldCom group and the MCI group was primarily attributable to the MCI merger, internal growth and synergies and economies of scale resulting from network efficiencies and selling, general and administrative cost savings achieved from the assimilation of 1998 acquisitions into our operations.

INVESTING ACTIVITIES

    For the years ended December 31, 1998, 1999 and 2000, our net cash used in investing activities was as follows (dollars in millions):

                                                     1998       1999       2000
                                                   --------   --------   --------
WorldCom group...................................  $(7,306)   $(8,045)   $(13,612)
MCI group........................................   (2,192)    (1,510)       (773)
                                                   -------    -------    --------
  Net cash used in investing activities..........  $(9,498)   $(9,555)   $(14,385)
                                                   =======    =======    ========

    The WorldCom group's primary capital expenditures totaled $4.5 billion in 1998, $7.0 billion in 1999 and $9.4 billion in 2000. Primary capital expenditures include purchases of transmission, communications and other equipment. The WorldCom group's capital expenditures for Embratel and undersea cables was $369 million in 1998, $893 million in 1999 and $1.6 billion in 2000.

    The MCI group's capital expenditures totaled $594 million in 1998, $787 million in 1999 and $500 million in 2000. The MCI group's capital expenditures includes purchases of switching equipment, dial modems and messaging and other equipment.

    Investing activities includes acquisitions and related costs of $3.4 billion in 1998, $1.1 billion in 1999 and $14 million in 2000. Additionally, proceeds from the disposition of marketable securities and other long-term assets were $202 million in 1998, $1.9 billion in 1999 and $680 million in 2000. In 1999, the WorldCom group received $1.6 billion in proceeds from the sale of SHL to EDS.

FINANCING ACTIVITIES

    For the years ended December 31, 1998, 1999 and 2000, cash provided by (used in) financing activities was as follows (dollars in millions):

                                                       1998       1999       2000
                                                     --------   --------   --------
WorldCom group.....................................   $6,317    $    17     $8,215
MCI group..........................................      551     (2,097)    (1,592)
                                                      ------    -------     ------
  Net cash provided by (used in) financing
    activities.....................................   $6,868    $(2,080)    $6,623
                                                      ======    =======     ======

    Financing activities includes net proceeds from borrowings on debt of $6.4 billion in 1998 and 2000 and net repayments on debt of $2.9 billion in 1999. Financing activities for the MCI group reflect the borrowings (repayment) of intergroup advances.

    Also included in financing activities are proceeds from WorldCom's common stock issuances of $472 million in 1998, $886 million in 1999 and $585 million in 2000, as a result of WorldCom common stock option and warrant exercises.

    In January 2000, each share of our Series C Preferred Stock was redeemed by us for $50.75 in cash, or approximately $190 million in the aggregate. The funds required to pay all amounts under the redemption were obtained by us from available liquidity under our credit facilities and commercial paper program.

    In the third quarter of 2000, we paid the final installment of R$795 million (U.S. $444 million) on the note due in connection with our purchase of Embratel. Additionally, in the first quarter of 2000, $200 million of senior notes with an interest rate of 7.13% matured. The funds utilized to repay this indebtedness were obtained from available liquidity under our credit facilities and commercial paper program.

    In the third quarter of 1999, we increased our $500 million receivables purchase program to $2.0 billion by including additional receivables eligible under the agreement. As of December 31, 2000, the purchaser owned an undivided interest in a $3.5 billion pool of receivables, which includes the $1.95 billion sold.

    Increases in interest rates on variable rate debt would have an adverse effect upon our reported net income and cash flow. We believe that we will generate sufficient cash flow to service our debt and capital requirements; however, economic downturns, increased interest rates and other adverse developments, including factors beyond our control, could impair our ability to service our indebtedness. In addition, the cash flow required to service our debt may reduce our ability to fund internal growth, additional acquisitions and capital improvements.

    We believe that, if consummated, the Intermedia merger should support our web hosting expansion, by providing a comprehensive portfolio of hosting products and services for mid-sized and large businesses. This will allow us to accelerate our ability to provide managed web and application hosting services by 12 to 18 months. Additionally, we expect that, after consummation of the Intermedia merger, Digex will continue to build its operations and expand its customer base, causing it to continue to incur operating losses for the foreseeable future, which could adversely affect our results of operations.

    The development of our businesses and the installation and expansion of our domestic and international networks will continue to require significant capital expenditures. We anticipate that such capital expenditures will be approximately $7.5 billion to $8.0 billion in 2001 for the WorldCom group, excluding anticipated Embratel capital expenditures of approximately $800 million to $1.0 billion, and approximately $500 million for the MCI group. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require us to delay or abandon some of our plans, which could have a material adverse effect on our success. We have historically utilized a combination of cash flow from operations and debt to finance capital expenditures and a mixture of cash flow, debt and stock to finance acquisitions. Additionally, we expect to experience increased capital intensity due to network expansion as noted above and believe that funding needs in excess of internally generated cash flow and our credit facilities and commercial paper program will be met by accessing the debt markets. We have filed a shelf registration statement on Form S-3 with the SEC for the sale, from time to time, of one or more series of unsecured debt securities having a remaining aggregate value of approximately $9.9 billion. The shelf registration statement offers us flexibility, as the market permits, to access the public debt markets. No assurance can be given that any public financing will be available on terms acceptable to us.

    Absent significant capital requirements for acquisitions, we believe that cash flow from operations and available liquidity, including our credit facilities and commercial paper program and available cash will be sufficient to meet our capital needs for the next twelve months.

RECENTLY ISSUED ACCOUNTING STANDARDS

    The Financial Accounting Standards Board's SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" is effective for WorldCom as of January 1, 2001. This statement establishes accounting and reporting standards requiring that derivative instruments (including derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and (b) derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at our election, before January 1, 1998). We have minimal exposure to derivative financial instruments which, as of December 31, 2000, primarily consist of option collar transactions designated as cash flow value hedges of anticipated sales of an equity investment and various equity warrants. We believe that the adoption of this standard will not have a material effect on our consolidated results of operations or financial position.

    In September 2000 the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We believe that the adoption of this standard will not have a material effect on our consolidated results of operations or financial position.

EURO CONVERSION

    On January 1, 1999, 11 out of the 15 member countries of the European Union established the Euro, a new common currency for member countries, and fixed conversion rates between their existing currencies and the Euro. The transition period for the introduction of the Euro is between January 1, 1999 to December 31, 2001. We are establishing plans to address the many issues involved with the introduction of the Euro, including the conversion of information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, assessing strategies concerning continuity of contracts, and refining the processes for preparing taxation and accounting records. At this time, we have not yet determined the cost related to addressing this issue. We believe that our business will be potentially affected by the impact of increased price transparency, however, we expect to be able to maintain our margins across our international operations as a result of any pricing changes that we decide to make purely as a result of the Euro transition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to the impact of interest rate changes, foreign currency fluctuations and changes in market values of our investments.

    Our policy is to manage interest rates through the use of a combination of fixed and variable rate debt. Currently, we do not use derivative financial instruments to manage our interest rate risk. We have minimal cash flow exposure due to general interest rate changes for our fixed rate, long-term debt obligations. We do not believe a hypothetical 10% adverse rate change in our variable rate debt obligations would be material to our results of operations. The tables below provide information about

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
our risk exposure associated with changing interest rates on long-term debt obligations that impact the fair value of these obligations as of December 31, 1999 and 2000.

                                        LONG-TERM DEBT (IN MILLIONS OF DOLLARS) AS OF DECEMBER 31, 1999
                                       ------------------------------------------------------------------
                                                  AVERAGE               AVERAGE      FOREIGN     AVERAGE
                                        FIXED     INTEREST   VARIABLE   INTEREST    CURRENCY     INTEREST
EXPECTED MATURITY                        RATE     RATE (%)     RATE     RATE (%)   DENOMINATED   RATE (%)
-----------------                      --------   --------   --------   --------   -----------   --------
2000.................................  $   363       7.27     $3,876      5.48       $  776       10.92
2001.................................    1,642       6.38         --        --           98        9.72
2002.................................       71       7.50         --        --           96        9.67
2003.................................      628       6.29         --        --           82        9.91
2004.................................    1,053       7.52         --        --           75       10.04
Thereafter...........................    9,242       7.10         --        --          141       11.61
                                       -------                ------                 ------
Total................................  $12,999                $3,876                 $1,268
                                       =======                ======                 ======
Fair Value, December 31, 1999........  $12,656                $3,876                 $1,385
                                       =======                ======                 ======

                                        LONG-TERM DEBT (IN MILLIONS OF DOLLARS) AS OF DECEMBER 31, 2000
                                       ------------------------------------------------------------------
                                                  AVERAGE               AVERAGE      FOREIGN     AVERAGE
                                        FIXED     INTEREST   VARIABLE   INTEREST    CURRENCY     INTEREST
EXPECTED MATURITY                        RATE     RATE (%)     RATE     RATE (%)   DENOMINATED   RATE (%)
-----------------                      --------   --------   --------   --------   -----------   --------
2001.................................  $ 1,609       6.23     $5,129      7.06       $  462        9.40
2002.................................       74       7.75         60      7.30          333        9.29
2003.................................    1,626       7.27         --        --          178        9.28
2004.................................    1,049       7.52         --        --          172        9.03
2005.................................    2,268       6.41         --        --          119        8.83
Thereafter...........................   11,481       7.49         --        --          336        9.47
                                       -------                ------                 ------
Total................................  $18,107                $5,189                 $1,600
                                       =======                ======                 ======
Fair Value, December 31, 2000........  $17,837                $5,188                 $1,551
                                       =======                ======                 ======

    We are exposed to foreign exchange rate risk primarily due to other international operation's holding of approximately $1.3 billion in U.S. dollar denominated debt, and approximately $293 million of indebtedness indexed in other foreign currencies including French Franc, Deutsche Mark, Japanese Yen, Brazilian REAL and Belgian Franc as of December 31, 2000. Our potential immediate loss that would result from a hypothetical 10% change in foreign currency exchange rates based on this position would be approximately
$43 million (after elimination of minority interests). In addition, if that change were to be sustained, our cost of financing would increase in proportion to the change.

    We are also subject to risk from changes in foreign exchange rates for our international operations which use a foreign currency as their functional currency and are translated into U.S. dollars.

    We believe our market risk exposure with regard to our marketable equity securities is limited to changes in quoted market prices for the securities. Based upon the composition of our marketable equity securities at December 31, 2000, we do not believe a hypothetical 10% adverse change in quoted market prices would be material to our results of operations or financial position.

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
           RELATIONSHIP BETWEEN THE WORLDCOM GROUP AND THE MCI GROUP

    Our board of directors has adopted a tracking stock policy statement, which is attached as Annex C, regarding WorldCom group and MCI group matters.

GENERAL POLICY

    Our policy statement provides that all material matters as to which the holders of WorldCom group stock and the holders of MCI group stock may have potentially divergent interests will be resolved in a manner that our board of directors or any special committee appointed by our board of directors determines to be in the best interests of WorldCom as a whole, after giving due consideration to the potentially divergent interests and all other interests of the separate series of common stock of WorldCom that our board of directors or any special committee appointed by our board of directors, as the case may be, deems relevant.

    Under the policy statement, all material transactions which are determined by the board of directors to be in the ordinary course of business between the groups, except as otherwise described below, are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

AMENDMENT AND MODIFICATION OF THE POLICY STATEMENT

    Our board of directors or any special committee appointed by our board of directors may, without shareholder approval, change the policies set forth in our policy statement, including any resolution implementing the provisions of our policy statement. Our board of directors or any special committee appointed by our board of directors also may, without shareholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in our policy statement in connection with particular facts and circumstances, all as our board of directors or any special committee appointed by our board of directors may determine to be in the best interests of WorldCom.

CORPORATE OPPORTUNITIES

    Our policy statement provides that our board of directors or any special committee appointed by our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the WorldCom group and MCI group, in whole or in part, in a manner it considers to be in the best interests of WorldCom as a whole.

    Any allocation of this type may involve the consideration of a number of factors that our board of directors or any special committee appointed by our board of directors determines to be relevant, including, without limitation:

    - whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the then existing scope of one group's business;

    - whether one group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business or assumed liability; and

    - the WorldCom group's objective to achieve long-term sustainable growth and the MCI group's objective to maximize its cash flow while retiring debt allocated to it.

    Except as otherwise provided by the policy statement and any other policies adopted by our board of directors or any special committee, the groups will not be prohibited from:

    - engaging in the same or similar business activities or lines of business as the other group,

    - doing business with any potential or actual supplier, competitor or customer of the other group, or

    - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of the other group.

    In addition, except under the policy statement and any other policies adopted by our board of directors or any special committee, we will not have any duty, responsibility or obligation:

    - to communicate or offer any business or other corporate opportunity that one group has to the other group, including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that are, from their nature, in the line of either group's business and are of practical advantage to either group,

    - to have one group provide financial support to the other group, or

    - otherwise to have one group assist the other group.

RELATIONSHIP BETWEEN THE GROUPS

    Our policy statement provides that WorldCom will manage the companies in the WorldCom group and the companies in the MCI group in a manner intended to maximize the operations, assets and value of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

    COMMERCIAL INTER-GROUP TRANSACTIONS

    The MCI group will be allocated a portion, based on usage, of the applicable costs for use of our fiber optic systems, which are attributed to the WorldCom group. In addition, the WorldCom group will be allocated a portion, based on usage, of our switching costs for use of our business voice switched services, which are attributed to the MCI group. For 2000, this resulted in a charge of $87 million to the WorldCom group and $373 million to the MCI group, and a corresponding decrease in the other group's related depreciation expense. The total amount of these intergroup charges of $460 million for 2000 were eliminated from WorldCom, Inc.'s consolidated financial statements.

    All other material commercial transactions between the groups are intended to be on an arm's-length basis and will be subject to the review and approval of our board of directors or any special committee appointed by our board of directors. For 2000, these other transactions totaled $254 million and consisted of the MCI group's allocation of a portion, based on usage, of the applicable costs for use of buildings, furniture and fixtures and the MCI group for use of the MCI tradenames, which assets have been attributed to the WorldCom group. These intergroup charges resulted in an increase in the MCI group's selling, general and administrative expenses and a corresponding decrease in the WorldCom group's related depreciation and amortization and have been eliminated from WorldCom, Inc.'s consolidated financial statements. Neither group is under any obligation to use services provided by the other group, and each group may use services provided by a competitor of the other group if our board of directors or any special committee appointed by our board of directors determines it is in the best interests of WorldCom as a whole.

    It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of the WorldCom group and the MCI group will control the pricing of its respective services and receive the associated revenues. The group which sells the service to the public will receive an appropriate fee from the other group for selling the service.

    In a bundled product offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and the method to be used to allocate the revenues between the groups, which method will be subject to the review and approval of our board of directors or any special committee appointed by our board of directors.

    TRANSFERS OF OTHER ASSETS AND LIABILITIES

    Our board of directors or any committee appointed by our board of directors may, without shareholder approval, reallocate assets and liabilities between the WorldCom group and the MCI group not in the ordinary course of their respective businesses. Our board of directors or any committee appointed by our board of directors may do so, for example, if we acquire a company whose business activities relate to both those of the WorldCom group and the MCI group and we issue only one series of stock as consideration for this acquisition.

    Any reallocation of assets and liabilities between the groups not in the ordinary course of their respective businesses will be effected by:

    - the reallocation by the transferee group to the transferor group of other assets or consideration or liabilities;

    - the creation of inter-group debt owed by the transferee group to the transferor group;

    - the reduction of inter-group debt owed by the transferor group to the transferee group;

    - the creation of, or an increase in, the number of shares of stock of the transferor group reserved for issuance for the benefit of the transferee group or to the holders of stock of the transferee group;

    - the reduction in the number of shares of stock of any group reserved for issuance for the benefit of another group or to the holders of the stock of that group; or

    - a combination of any of the above factors;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group. For these purposes, the fair value of the assets or liabilities transferred will be determined by the board of directors of WorldCom, or any committee appointed by our board of directors, in its sole discretion. Our board of directors or any committee appointed by our board of directors will approve any creation of, or increase or decrease in, the number of shares of stock of the transferee group reserved for issuance for the benefit of the transferor group or to the holders of stock of the transferor group.

    CASH MANAGEMENT

    Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by WorldCom corporate headquarters on behalf of the groups. Under this centralized cash management system, the MCI group will generally not be allocated any cash balances.

    FINANCING ARRANGEMENTS

    As of January 1, 1999, the MCI group was notionally allocated $6.0 billion of long-term debt with the remaining $15.2 billion of debt allocated to the WorldCom group. Our debt was allocated between the WorldCom group and the MCI group based upon a number of factors, including estimated future cash flows and the ability to pay debt service and dividends. In addition, we considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, in the allocation process. Each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, dividend payments, share repurchases and other financing activities.

    Interest will be charged to each group based on the amount of that group's allocated debt. Debt allocated to the MCI group, including any loans made by the WorldCom group to the MCI group, will bear interest at a rate indicative of the rate at which the MCI group would borrow from third parties if it was a wholly owned subsidiary of WorldCom but did not have the benefit of any guarantee by WorldCom. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which WorldCom or members of the WorldCom group may have acquired the funds. Interest expense on borrowings incurred by WorldCom and allocated to the WorldCom group will reflect the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. Interest rates will be calculated on a quarterly basis. Expenses related to the debt are reflected in the weighted average interest rate of WorldCom's debt.

    If the Intermedia merger is completed, we will issue four additional series of preferred stock. Each series of this preferred stock will be convertible preferred which would have been convertible into an aggregate, as of April 16, 2001, of 22,482,374 shares of WorldCom group stock and 899,294 shares of MCI group stock. If the merger is completed, Intermedia and all of its businesses, including Digex, will be distributed solely to the WorldCom group.

    INTANGIBLE ASSETS

    Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by us in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been allocated to the respective groups based on specific identification and where acquired companies have been divided between the WorldCom group and the MCI group, the intangible assets have been allocated based on the respective fair values at the date of purchase of the related operations attributed to each group.

    All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to the WorldCom group. The MCI group is allocated an expense and the WorldCom group is allocated a corresponding decrease in amortization expense for the use by the MCI group of the MCI tradenames. For purposes of preparing the historical financial statements for the groups included in this proxy statement and prospectus, an expense of $27.5 million per annum was allocated to the MCI group, and a corresponding decrease in costs was allocated to the WorldCom group, in each case since the date of acquisition of MCI, for use by the MCI group of the MCI tradenames. The charge for the use of the MCI tradenames for the next five years is based on the following schedule:

2001:                   $27.5 million
2002:                   $30.0 million
2003:                   $35.0 million
2004:                   $40.0 million
2005:                   $45.0 million

    The charges above are intended to represent the value of the use of the MCI tradename over the next five years. The amounts of these charges will be subject to the review of our board of directors from time to time. Any renewal or termination of use of the MCI tradename by the businesses attributed to the MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom as a whole.

DIVIDEND POLICY

    Our policy statement provides that, subject to the limitations on dividends set forth in our articles of amendment and to the limitations of Georgia law, the holders of WorldCom group stock and the holders of MCI group stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

    Because the companies in the WorldCom group are expected to require significant capital commitments to finance their operations and fund their future growth, WorldCom does not expect to pay any dividends on shares of WorldCom group stock. If and when our board of directors determines to pay any dividends on shares of WorldCom group stock, our policy statement provides that determination will be based primarily on the result of operations, financial condition and capital requirements of the WorldCom group and of WorldCom as a whole and other factors that our board of directors considers relevant.

    We intend to pay a quarterly dividend of $0.60 per share on the MCI group stock. The payment of dividends on MCI group stock will be a business decision that our board of directors makes from time to time based primarily on the results of operations, financial condition and capital requirements of the MCI group and of WorldCom as a whole and other factors that our board of directors considers relevant.

FINANCIAL REPORTING; ALLOCATION MATTERS

    Our policy statement provides that WorldCom will prepare and include in its filings with the SEC consolidated financial statements of WorldCom and combined financial statements of the WorldCom group and MCI group for so long as WorldCom group stock and MCI group stock is outstanding.

    SHARED SERVICES AND SUPPORT ACTIVITIES

    WorldCom will directly charge specifically identifiable costs to the WorldCom group and the MCI group. Where determinations based on specific usage alone are impracticable, WorldCom will use other allocation methods that we believe are fair, including methods based on number of employees and total revenues generated by each group.

    TAXES

    Federal and state income tax liabilities incurred by us and which are determined on a consolidated, combined, or unitary basis will be allocated between the WorldCom group and the MCI group in accordance with our policy statement. We currently intend that the income tax expense for each group and the balance sheet allocation of the expense will be based on a comparison of WorldCom's tax expense with the hypothetical tax expense of the MCI group. The tax expense allocable to the MCI group will be the amount that the MCI group would have incurred if it had filed tax returns as a separate taxpayer and the tax expense allocable to the WorldCom group will be the excess, if any, of WorldCom's tax expense over the tax expense allocable to the MCI group. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each group may not necessarily be the same as that which would have been payable or refundable had that group filed a separate income tax return.

           PROPOSAL 2--AMENDMENTS TO FAIR PRICE PROVISIONS OF CHARTER

SUMMARY OF THE PROPOSAL

    We are asking you to consider and approve amendments to the fair price provisions of our charter, described in Annex B to this proxy statement and prospectus, which would:

    - require 70% of the voting power of our outstanding shares of capital stock to approve a business combination instead of 70% of our outstanding shares of capital stock; and

    - provide that to satisfy the minimum price requirements, the price which must be paid for a particular series of our capital stock in a business combination is required to be the highest stock price paid for that particular series of capital stock, rather than for any series of capital stock.

BACKGROUND AND REASONS FOR THE PROPOSAL

    The reason for the amendments to the fair price provisions of our charter is to reflect our new voting structure under the tracking stock proposal. Our present charter provides that business combinations between WorldCom and related persons (as defined in the charter) require approval by 70% of our voting stock unless the board of directors has approved the transaction or minimum price requirements are met. Because under our current voting structure each share of our capital stock has one vote, a vote at a meeting of 70% of the outstanding shares of our capital stock approving a business combination ensures that 70% of the voting power at the meeting has approved the combination. Under the new voting structure that will be in effect if the tracking stock structure is adopted, each share of MCI group stock may have more or less than one vote. Therefore, 70% of the shares of our capital stock will likely not represent 70% of the voting power of our capital stock. The proposed change to the 70% approval requirement will ensure that at least 70% of the votes present at a meeting approve a business combination.

    The other proposed amendment to the fair price provisions of our charter would change the way minimum price requirements are met. Our present charter requires that any business combination not approved by our board meet minimum price requirements including that the highest price paid for a share of capital stock be paid to all our shareholders. As a result of the approval of the tracking stock proposal we will have two series of common stock that will trade at different prices. This proposed amendment will provide that the price which must be paid for a particular series of our capital stock in a business combination is only required to be the highest stock price paid for that particular series of capital stock.

                       PROPOSAL 3--ELECTION OF DIRECTORS

    Our bylaws provide that the board of directors will consist of not less than three directors, with the number to be determined from time to time by the board of directors. The board of directors has currently fixed the number of directors at twelve. Accordingly, twelve directors are to be elected at the 2001 annual meeting.

    All nominees have indicated their willingness to serve if elected and all nominees are currently directors of WorldCom. Should any nominee become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the board of directors. The board of directors is not aware of any reason that might cause any nominee to be unavailable. The board of directors recommends a vote "FOR" the election of all of the listed nominees.

    Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of the shareholders at which a quorum of the voting group involved is present. A majority of the votes entitled to be cast in the election by the voting group constitutes a quorum of that voting group for the election.

    Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the annual meeting (unless such shares are represented at such meeting solely to object to holding the meeting or transacting business at the meeting) but as not voted for purposes of the election of directors. Shares as to which a broker indicates it has no discretion to vote will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for the election of directors.

INFORMATION ABOUT NOMINEES AND EXECUTIVE OFFICERS

    The following states each director or nominee's and each executive officer's age, principal occupation, present position with WorldCom and the year in which each director first was elected a director (each serving continuously since first elected except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years.

    CLIFFORD L. ALEXANDER, JR., 67, has been a director of WorldCom since the merger with MCI on September 14, 1998. Mr. Alexander has been President of Alexander & Associates, Inc., management consultants, since 1981. Mr. Alexander was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation, a provider of business-to-business credit, marketing and purchasing information and commercial receivables management services, from October 1999 through October 2000. Mr. Alexander is also Chairman of Moody's Corporation and a director of Dreyfus 3rd Century Fund, Dreyfus General Family of Funds, Mutual of America Life Insurance Company, American Home Products Corporation and IMS Health Incorporated.

    JAMES C. ALLEN, 54, has been a director of WorldCom since March 1998.
Mr. Allen is currently an investment director and member of the general partner of Meritage Private Equity Fund, a venture capital fund specializing in the telecommunications industry. Mr. Allen is the former Vice Chairman and Chief Executive Officer of Brooks Fiber Properties where he served in such capacities from 1993 until its merger with WorldCom in January 1998. Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of Brooks Fiber Properties, from April 1993 until it was merged with Brooks Fiber Properties in January 1996. Mr. Allen serves as a director of Completel LLC, Xspedius, Inc., David Lipscomb University and Family Dynamics Institute.

    JUDITH AREEN, 56, has been a director of WorldCom since the MCI merger. Ms. Areen has been Executive Vice President for Law Center Affairs and Dean of the Law Center, Georgetown University, since 1989. She has been a Professor of Law, Georgetown University, since 1976.

    CARL J. AYCOCK, 52, has been a director of WorldCom since 1983. Mr. Aycock served as Secretary of WorldCom from 1987 to 1995 and was the Secretary and Chief Financial Officer of Master Corporation, a motel management and ownership company, from 1989 until 1992. Subsequent to 1992, Mr. Aycock has been self employed as a financial administrator.

    RONALD R. BEAUMONT, 52, has been Chief Operating Officer of the WorldCom group since December 2000. From 1998 to December 2000 Mr. Beaumont served as the President and Chief Executive Officer of WorldCom's Operations and Technology unit. From December 1996 to 1998, Mr. Beaumont was President of WorldCom Network Services, a subsidiary of WorldCom. Prior to December 1996, Mr. Beaumont was President and Chief Executive Officer of a subsidiary of MFS Communications.

    MAX E. BOBBITT, 56, has been a director of WorldCom since 1992. Mr. Bobbitt is currently a director of Verso Technologies, Inc., and Metromedia China Corporation. From July 1998 to the present, Mr. Bobbitt has been a telecommunications consultant. From March 1997 until July 1998, Mr. Bobbitt served as President and Chief Executive Officer of Metromedia China Corporation. From January 1996 until March 1997, Mr. Bobbitt was President and Chief Executive Officer of Asian American Telecommunications Corporation, which was acquired by Metromedia China Corporation in February 1997.

    BERNARD J. EBBERS, 59, has been President and Chief Executive Officer of WorldCom since April 1985. Mr. Ebbers has served as a director of WorldCom since 1983.

    FRANCESCO GALESI, 70, has been a director of WorldCom since 1992.
Mr. Galesi is the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in real estate, telecommunications and oil and gas exploration and production. Mr. Galesi serves as a director of Keystone Property Trust.

    STILES A. KELLETT, JR., 57, has served as a director of WorldCom since 1981. Mr. Kellett has been Chairman of Kellett Investment Corp. since 1995.
Mr. Kellett serves as a director of Netzee, Inc., Air2web and Virtual Bank.

    GORDON S. MACKLIN, 72, has been a director of WorldCom since the MCI merger. Mr. Macklin is currently a corporate financial advisor. From 1993 until 1998, Mr. Macklin served as Chairman of White River Corporation, an information services company. Mr. Macklin is also a director of White Mountains Insurance Group, Ltd., Overstock.com, Martek Biosciences Corporation, MedImmune, Inc., Spacehab, Inc., and director, trustee or managing general partner, as the case may be, of 48 of the investment companies in the Franklin Templeton Group of Funds. Mr. Macklin was formerly Chairman of Hambrecht and Quist Group and President of the National Association of Securities Dealers, Inc.

    BERT C. ROBERTS, JR., 58, has been the Chairman of the Board and a director of WorldCom since the MCI merger. From 1992 until the MCI merger, Mr. Roberts served as Chairman of the Board of MCI. Mr. Roberts was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation, a subsidiary of MCI, from May 1983 to June 1992. Mr. Roberts is a director of The News Corporation Limited, Championship Auto Racing Teams, Inc., Valence Technology, Inc., and CAPCure.

    JOHN W. SIDGMORE, 50, has been the Vice Chairman of the Board and a director of WorldCom since December 1996. From December 1996 until the MCI merger,
Mr. Sidgmore served as Chief Operations Officer of WorldCom. Mr. Sidgmore was President and Chief Operating Officer of MFS Communications Company, Inc. from August 1996 until December 1996. He was Chief Executive Officer of UUNET Technologies, Inc. from June 1994 until October 1998, and President of UUNET from June 1994 to August 1996 and from January 1997 to September 1997.
Mr. Sidgmore is a director of MicroStrategy Incorporated.

    SCOTT D. SULLIVAN, 39, has been a director of WorldCom since 1996.
Mr. Sullivan has served as Chief Financial Officer, Treasurer and Secretary of WorldCom since December 1994.

    Effective November 1, 2000, Lawrence C. Tucker, 58, became an advisory director of WorldCom. Mr. Tucker served as a director of WorldCom from May 1995 until November 1, 2000, and previously served as a director of WorldCom from May 28, 1992 until the ATC merger. Mr. Tucker's compensation as an advisory director remains unchanged from his compensation as a Board member. Mr. Tucker has been a general partner of Brown Brothers Harriman & Co., a private banking firm, since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He is also a director of Riverwood Holdings, Inc., National Healthcare Corporation, VAALCO Energy Inc., World Access, Inc., National Equipment Services, Inc., US Unwired, Inc., Network Telephone and Z-Tel Communications.

                                  PROPOSAL 4--
                           ADOPTION OF MCI GROUP 2001
                     EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

GENERAL

    We are also asking you to approve the adoption of the MCI Group 2001 Employee Stock Purchase Plan. If the recapitalization is implemented, each outstanding stock option under our existing stock plan will be converted into a stock option to acquire shares of WorldCom group stock. Although our existing options are being converted into stock options to acquire WorldCom group stock, the board believes that in order to properly incentivize the employees attributed to the MCI group, we will need to give these employees the opportunity to purchase MCI group stock at a discount. The MCI Group 2001 Employee Stock Purchase Plan accomplishes this goal.

DESCRIPTION OF PLAN

    The following description of the MCI Group 2001 Employee Stock Purchase Plan is not complete and is qualified by reference to the full text of the MCI Group 2001 Employee Stock Purchase Plan, which is attached to this proxy statement and prospectus as Annex D.

    A maximum of 10,000,000 shares of MCI group stock may be issued under the MCI Group 2001 Employee Stock Purchase Plan. The number of shares issued or reserved pursuant to the MCI Group 2001 Employee Stock Purchase Plan (or pursuant to outstanding awards) is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our shares of MCI group stock. The shares may consist of unissued shares, treasury shares or shares purchased on the open market.

    ADMINISTRATION. The MCI Group 2001 Employee Stock Purchase Plan will be administered by the compensation and stock option committee of our board of directors. The committee will have the authority to make rules and regulations for the administration of the plan and its interpretations, and decisions with regard to the MCI Group 2001 Employee Stock Purchase Plan, and such rules and regulations will be final and binding on all parties.

    ELIGIBILITY. Each employee of a participating subsidiary who has been employed for at least three months and whose customary employment is for at least 5 months per calendar year and for at least 20 hours per week will be eligible to participate in the MCI Group 2001 Employee Stock Purchase Plan, except for employees who own shares possessing 5% or more of our total combined voting power or value of all classes of our shares or any subsidiary.

    PARTICIPATION IN THE PLAN. Eligible employees may participate in the MCI Group 2001 Employee Stock Purchase Plan by electing to participate in a given offering period pursuant to procedures set forth by the committee. A participant's participation in the MCI Group 2001 Employee Stock Purchase Plan will continue until the participant makes a new election, or withdraws from an offering period or the plan.

    PAYROLL DEDUCTIONS. Payroll deductions will be made from the compensation paid to each participant for each offering period in such whole percentage from 1% to 15% as elected by the participant.

    PURCHASE OF STOCK. On each grant date, each participant will be granted an option. On the last trading day of each month during an offering period (each, a "purchase date"), we will apply the funds in each participant's account to purchase shares. Generally, the purchase price shall be 85% of the lesser of the fair market value of the shares on the grant date or the purchase date. As soon as practicable after each purchase date, the number of shares purchased by each participant will be held by and in the name of a custodian for the benefit of each participant, who will be a beneficial shareholder of record. The shares will not be issued to the participant unless requested in writing.

    TERMINATION OF PARTICIPATION IN THE PLAN. The committee will determine the terms and conditions under which a participant may withdraw from an offering period or the employee stock purchase plan. A participant's participation in the MCI Group 2001 Employee Stock Purchase Plan will be terminated upon the termination of such participant's employment for any reason. Upon a termination of a participant's employment during an offering period, all payroll deductions credited to such participant's plan account will used to purchase shares on the next purchase date.

    AMENDMENT AND TERMINATION. The board may amend, alter or discontinue the MCI Group 2001 Employee Stock Purchase Plan at any time; provided, however, that no amendment, alteration or discontinuation will be made to an option which, without a participant's consent, would impair any of such participant's rights and obligations. To the extent necessary to comply with the requirements of
Section 423 of the Code, we will obtain shareholder approval of any amendment, alteration or discontinuation of the plan.

    The MCI Group 2001 Employee Stock Purchase Plan will terminate upon the earlier of (i) the termination of MCI Group 2001 Employee Stock Purchase Plan by the Board or (ii) July 1, 2011.

    WITHHOLDING. We reserve the right to withhold from shares or cash distributed to a participant any amounts that are required by law to be withheld.

    LIQUIDATION, SALE OR MERGER. In the event of a proposed dissolution or liquidation of us, the offering period in effect shall be shortened and terminate immediately prior to the proposed dissolution or liquidation. In the event of a sale of substantially all of our assets or the merger of us with another corporation, each option will be assumed or an equivalent option substituted by the successor corporation. However, if the option is not assumed or substituted, the offering period in effect shall be shortened and terminate immediately prior to the proposed sale or merger.

    UNITED STATES INCOME TAX CONSEQUENCES OF PARTICIPATION IN MCI GROUP 2001 EMPLOYEE STOCK PURCHASE PLAN. The following discussion of the federal income tax consequences relating to the employee stock purchase plan is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Participants may also be subject to certain state and local taxes which are not described below.

    The MCI Group 2001 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The employee stock purchase plan is subject to stockholder approval, as required by Section 423. Payroll deductions made under the employee stock purchase plan will be included in a participant's taxable income but, under the Code, no taxable income is generally recognized by a participant either as of the grant date or as of the purchase date. Depending upon the length of time the acquired shares are held by the participant, the federal income tax consequences will vary. If the shares are held for a period of two years or more from the grant date and for at least one year from the purchase date (the "Required Period"), and are sold at a price in excess of the purchase price paid by the participant for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (i) the amount by which the fair market value of the shares on the grant date exceeded the purchase price or (ii) the amount by which the fair market value of the shares at the time of their sale exceeded the purchase price. Any portion of the gain not taxed as ordinary income will be treated as long-term capital gain. If the shares are held for the Required Period and are sold at a price less than the purchase price paid by the participant for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. We will not be entitled to any deduction for federal income tax purposes for shares held for the Required Period that are subsequently sold by the participant, whether at a gain or loss.

    If a participant disposes of shares within the Required Period (a "Disqualifying Disposition"), the participant will recognize ordinary income in an amount equal to the difference between the purchase price paid by the participant for the shares and the fair market value of the shares on the purchase date, and we will be entitled to a corresponding deduction for federal income tax purposes. In addition, if a participant makes a Disqualifying Disposition at a price in excess of the purchase price paid by the participant for the shares, the participant will recognize a capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if a participant makes a Disqualifying Disposition at a price less than the fair market value of the shares on the purchase date, the participant will recognize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. We will not receive a deduction for federal income tax purposes with respect to any capital gain recognized by a participant who makes a Disqualifying Disposition.

    OTHER INFORMATION. As of April 16, 2001, approximately 20,331 employees of the participating subsidiaries would have been eligible for participation in MCI Group 2001 Employee Stock Purchase Plan. Because the benefits conveyed under the MCI Group 2001 Employee Stock Purchase Plan are contingent upon, among other things, the amount of contributions participating employees make on a voluntary basis, it is not possible to predict what benefits eligible employees will receive under MCI Group 2001 Employee Stock Purchase Plan.

                                 OTHER MATTERS

    We know of no business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth the beneficial ownership of WorldCom common stock, as of April 16, 2001 by:

    - each person who we know beneficially owns more than 5% of our common stock;

    - each member of our board of directors;

    - each of our named executive officers; and

    - all directors and executive officers as a group.

    As of April 16, 2001, there were no persons, individually or as a group, known to be deemed to be the beneficial owners of more than five percent of our issued and outstanding common stock or preferred stock. No person listed on the following table is the beneficial owner of any shares of our preferred stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                                                NUMBER OF SHARES      PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED(1)    CLASS(1)
------------------------                                      ---------------------   ----------
Clifford L. Alexander, Jr...................................             51,158(2)       *
James C. Allen..............................................            401,713(3)       *
Judith Areen................................................             99,760(4)       *
Carl J. Aycock..............................................          1,059,172(5)       *
Max E. Bobbitt..............................................            418,531(6)       *
Bernard J. Ebbers...........................................         28,785,212(7)       *
Francesco Galesi............................................          4,693,937(8)       *
Stiles A. Kellett, Jr.......................................          6,104,317(9)       *
Gordon S. Macklin...........................................            126,374(10)      *
Bert C. Roberts, Jr.........................................          1,148,085(11)      *
John W. Sidgmore............................................          4,968,771(12)      *
Scott D. Sullivan...........................................          2,730,355(13)      *
All Directors and Current Executive Officers as a Group
  (13 persons)..............................................         52,287,384(14)    1.8%

------------------------

  * Less than one percent.

 (1) Based on 2,887,664,559 shares of WorldCom stock issued and outstanding as of April 16, 2001 plus, as to the holder thereof only, upon exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after April 16, 2001.

 (2) Includes 43,658 shares purchasable upon exercise of options.

 (3) Includes 1,026 shares owned by Mr. Allen's spouse, as to which beneficial ownership is disclaimed; 20,058 shares held in a revocable trust as to which Mr. Allen is a company-trustee; and 32,500 shares purchasable upon exercise of options.

 (4) Includes 72,634 shares purchasable upon exercise of options.

 (5) Includes 8,364 shares owned by Mr. Aycock's spouse; 116,170 shares purchasable upon exercise of options; and 3,312 shares held as custodian for children.

 (6) Includes 90,268 shares purchasable upon exercise of options; and 328,263 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

 (7) Includes 35,551 shares held as custodian for children; 3,000,000 shares subject to a forward sale agreement as to which Mr. Ebbers has voting, but no dispositive power; and 8,350,000 shares purchasable upon exercise of options.

 (8) Includes 4,457,204 shares owned by Rotterdam Ventures, Inc., of which
     Mr. Galesi is sole shareholder; and 90,268 shares purchasable upon exercise of options.

 (9) Includes 38,250 shares owned by Mr. Kellett's spouse; 552,554 shares owned by family partnerships, as to which Mr. Kellett is the general partner; 60,750 shares owned by a partnership as to which Mr. Kellett is the general partner; 4,000,000 shares subject to a forward sale agreement as to which Mr. Kellett has voting power but no dispositive power; and 116,170 shares purchasable upon exercise of options held by a family partnership as to which Mr. Kellett is the general partner.

(10) Includes 64,057 shares owned by a family trust as to which Mr. Macklin is sole trustee and beneficiary; and 62,317 shares purchasable upon exercise of options.

(11) Includes 150,000 shares owned by a limited partnership in which Mr. Roberts is a general partner and 462,008 shares purchasable upon exercise of stock options. Does not include 112,500 shares held by Mr. Roberts' spouse in which shares Mr. Roberts disclaims beneficial ownership.

(12) Includes 2,653,056 shares purchasable upon exercise of options; and 24,503 shares held in trusts for which Mr. Sidgmore is sole trustee with sole voting and dispositive power.

(13) Includes 2,725,000 shares purchasable upon exercise of options.

(14) Includes an aggregate of 16,214,048 shares purchasable upon exercise of options.

                 INFORMATION CONCERNING OUR BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

    During 2000, our board of directors held six meetings. Each director attended at least 75% of the meetings of the board of directors and committees on which such director served.

    The board of directors has an audit committee currently consisting of Max E. Bobbitt (chairman), James C. Allen, Judith Areen and Francesco Galesi. During 2000, the audit committee held three meetings. The audit committee performs the following functions:

    - review of periodic financial statements,

    - communication with independent accountants,

    - review of WorldCom's internal accounting controls, and

    - recommendation to the board of directors as to selection of independent accountants.

    The board of directors has a compensation and stock option committee currently consisting of Stiles A. Kellett, Jr. (chairman), Max E. Bobbitt and Gordon S. Macklin. Lawrence C. Tucker serves as an advisory member. The compensation and stock option committee held sixteen meetings during 2000. The duties of the compensation and stock option committee are as follows:

    - to make determinations regarding the annual salary, bonus and other benefits of executive officers of WorldCom,

    - to administer the stock option and other equity plans of WorldCom, including a determination of the individuals to whom options or awards are granted and the terms and provisions of options and awards under such plans, and

    - to review and take actions, including submission of recommendations to the board of directors, concerning compensation, stock plans and other benefits for WorldCom's directors, officers and employees.


    The board of directors has a nominating committee currently consisting of Bernard J. Ebbers (chairman), Clifford L. Alexander, Jr., Carl J. Aycock and Stiles A. Kellett, Jr. The nominating committee did not meet during 2000. The duties of the nominating committee include recommending to the board, if so requested by the board, nominees for director, successors to the chief executive officer in the event there is a vacancy in that office, and nominees for committee chairpersons and members. The nominating committee, if it meets, or the board will give due consideration to written recommendations for nominees from shareholders for election as directors which are received prior to December 27, 2002. Under the bylaws of WorldCom, shareholders are entitled to nominate persons for election as directors only if, among other things, written notice has been given as specified therein to the company's Secretary, 500 Clinton Center Drive, Clinton, Mississippi 39056, not earlier than 150 days and not later than 120 days prior to the anniversary of the preceding year's meeting. Such notice must set forth information about the proposed nominee and the consent of the nominee, among other things. See "Future Proposals of Security Holders."


COMPENSATION OF DIRECTORS

    Directors are paid fees of $35,000 per year and $1,000 per meeting attended of the board plus certain expenses. Committee members are paid a fee of $750 for any committee meeting attended on the same day as a board meeting and $1,000 for any other committee meeting attended, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

    Additionally, under a program implemented in May 1999, each director may elect to receive some or all of his or her annual fees in the form of WorldCom common stock, based on the fair market value of our common stock at the election date. Under this program, no more than an aggregate of 37,500 shares of our common stock may be issued.

    Pursuant to WorldCom's 1999 Stock Option Plan, each non-employee director is eligible to receive an annual grant of options. The timing, terms and number of options awarded to directors is left to the discretion of the compensation and stock option committee. During 2000, each non-employee director received a grant of options to purchase 10,000 shares of WorldCom common stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of

    - ten years following the date of grant,

    - twelve months following termination of service due to disability or death,

    - upon cessation of service for reasons other than death or disability, or

    - the date of consummation of a specified change in control transaction defined generally to include the dissolution or liquidation of WorldCom, a reorganization, merger or consolidation of WorldCom in which we are not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of WorldCom to another entity.

    The exercise price may be paid in cash or, in the discretion of the compensation and stock option committee, WorldCom common stock. In the discretion of the compensation and stock option committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

GENERAL

    WorldCom's executive compensation program is administered by the compensation and stock option committee of the board of directors, or the Committee. Since September 14, 1998, the Committee has included Stiles A. Kellett, Jr. (chairman), Max E. Bobbitt and Gordon S. Macklin. Lawrence C. Tucker was also a member until November 1, 2000, when he became an advisory member of the committee.

    Our executive compensation policy as implemented by the Committee is designed to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of WorldCom. The compensation policy is based on the principle that the financial rewards to the executive must be aligned with the financial interests of the shareholders of WorldCom. In this manner, we seek to meet our ultimate responsibility to our shareholders.

    WorldCom's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee is endeavoring to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. The following is a summary of the considerations underlying each element.

BASE SALARY

    The Committee determines the salary ranges for each of the executive officer positions of WorldCom, based upon the level and scope of the responsibilities of the office and the pay levels of similarly positioned executive officers in comparable companies. The recommendation of the Chief Executive Officer is of paramount importance in setting base salaries of other executive officers. The Committee's practice has been to establish base salaries for particular offices between the median and high end of the range of such salaries at comparable companies in order to attract and retain the best qualified management team available. In 2000, base salaries for executive officers were consistent with this policy.

    The comparison of compensation levels is based on surveys of various companies both within and outside the telecommunications industry. Certain of these companies are included in the peer group represented in the index used for stock performance comparisons elsewhere in this Proxy Statement and prospectus under the caption "Comparison of Five-Year Cumulative Total Returns." The Committee believes it has reasonably accurate information with respect to salary ranges for the surveyed companies.

    The Committee begins its annual compensation review in November, and it generally acts in the first quarter of each year to set the compensation of WorldCom's executive officers. The Committee considers:

    - our performance as evidenced in changes in the price of our common stock during the year as compared to changes in our industry and the broader economic environment,

    - the Chief Executive Officer's recommendations with respect to a particular officer,

    -  the officer's individual performance,

    -  any significant changes in the officer's level of responsibility, and

    - each officer's then-current salary within the range of salaries for such position.

    The Committee includes significant qualitative components in evaluating the individual performance of each executive officer. These components include the officer's leadership, teambuilding and motivational skills, adaptability to rapid change, and assimilation of new technical knowledge to meet the demands of the industry's customers. In this qualitative evaluation, the Committee exercises its collective judgment as to the officer's contributions to the growth and success of WorldCom during the prior year and the expected contributions of such officer in the future.

    Generally, salary increases are made retroactive to January 1 of the current year. For 2001, executive officers' salaries were set consistent with the policy to pay between the median and high end of the range of such salaries at comparable companies.

ANNUAL INCENTIVE COMPENSATION

    WorldCom's executive officers, as well as other management employees, are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the financial performance of WorldCom in the context of the overall industry and economic environment, generally as evidenced by the individual growth and success of WorldCom as measured primarily by revenues and other performance goals. The judgement of each member of the Committee and the Chief Executive Officer, in the case of other executive officers, as to the impact of the individual on the financial performance of WorldCom also are considered.

    In 1997, we adopted the WorldCom, Inc. Performance Bonus Plan which relates to certain cash bonuses for the Chief Executive Officer and such other executive officers as the Committee may determine. The bonuses are predicated on the achievement by WorldCom of one or more quantitative performance goals. Subject to attainment of the specified performance goal(s) and the limitations with respect to the maximum bonus payable under the Performance Bonus Plan, the Committee exercises its judgment as to individual contributions to WorldCom's performance, as set forth above under the caption "Base Salary," in determining the actual amount of the bonus to be paid.

    During 2000, the performance goal under the Performance Bonus Plan, which was based on the attainment of a specified percentage increase in consolidated gross revenues, was attained. However, due to the performance of WorldCom common stock, the Committee determined not to award bonuses under the Performance Bonus Plan other than conditional bonuses to Mr. Ebbers and Mr. Sullivan. In order to promote retention, the Committee awarded cash bonuses to Mr. Ebbers and Mr. Sullivan (as shown in the "Summary Compensation Table" on page 41) conditioned on their remaining with WorldCom for at least two more years. The bonus to Mr. Ebbers was less than the maximum bonus that could have been awarded under the Performance Bonus Plan. The Committee recognized that a portion of the bonus to Mr. Sullivan will not be tax deductible as it exceeded the maximum bonus allowed under the Performance Bonus Plan for 2000, but concluded the retention bonus was nonetheless in the best interests of WorldCom and its shareholders.

LONG-TERM INCENTIVE COMPENSATION

    The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. WorldCom's stock option plans provide the means through which executive officers can build an investment in our common stock which will align such officers' economic interests with the interests of shareholders. Historically, the Committee has believed that the grant of stock options has been a particularly important component of its success in retaining talented management employees.

    The exercise price of each option has generally been the market price of our common stock on the date of grant. The most recent option grants generally provide for delayed vesting and have a term of ten years. The Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate WorldCom in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

    In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Ebbers' base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. The total compensation package of Mr. Ebbers is designed to be competitive while creating awards for short- and long-term performance in line with the financial interests of the shareholders. In 2000, the compensation package for Mr. Ebbers was consistent with this policy, and his base salary was $1,000,000.

    WorldCom had $98.9 billion in total assets as of December 31, 2000, as compared to $91.1 billion as of December 31, 1999 and $39.1 billion in revenues for the year ended December 31, 2000, as compared to $35.9 billion for 1999. However, due to the decrease in the value of our common stock in 2000 and tax deductibility limitations, Mr. Ebbers' salary for 2001 remained unchanged at $1,000,000 and the Committee conditioned its award of a retention bonus to Mr. Ebbers under the Performance Bonus Plan on his remaining with WorldCom for at least two more years, as discussed above.

    During 2000, the Committee granted Mr. Ebbers an option exercisable for an aggregate of 1,200,000 shares of WorldCom common stock, exercisable in three equal annual installments beginning January 1, 2001 through January 1, 2003. The Committee believes that options appropriately comprise a significant portion of Mr. Ebbers' compensation for the reasons set forth above. In evaluating the number of option shares awarded, the Committee did not employ a formal valuation formula, but compared the number to the number awarded by comparable companies.

CONCLUSION

    The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for WorldCom's shareholders.

                                     THE COMPENSATION AND STOCK OPTION COMMITTEE

April 26, 2001
                               Stiles A. Kellett, Jr. (Chairman)
                               Max E. Bobbitt
                               Gordon S. Macklin
                               Lawrence C. Tucker (advisory member)

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

    The following graph compares the cumulative five-year shareholder return (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899--US and Foreign Companies) and the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"). Upon a shareholder's written request to the Chief Financial Officer of WorldCom, we will promptly provide the names of the companies included in the CRSP Index for Nasdaq Telecommunications Stocks. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of our common stock.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                             12/30/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
WorldCom, Inc.                                                    100     147.9     171.6     407.1     451.6     119.7
S&P 500 Stocks                                                    100     123.2     164.4     212.1     256.8     233.9
Nasdaq Telecommunications Stocks SIC 4800-4899 US & Foreign       100     102.3     149.3     247.1     440.9     187.9

------------------------

NOTES:

A The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B The indexes are reweighted daily, using the market capitalization on the previous trading day.

C If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D  The index level for all series was set to $100.00 on 12/30/95.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation of the named executive officers of WorldCom for the three years ended December 31, 2000. The table also sets forth, for informational purposes, the compensation paid by MCI during 1998 to Mr. Roberts, who became an executive officer of WorldCom upon completion of the MCI merger.

                                                                                              LONG TERM
                                                                                         COMPENSATION AWARDS
                                                                                      -------------------------
                                                    ANNUAL COMPENSATION                             SECURITIES
                                        -------------------------------------------   RESTRICTED    UNDERLYING
                                                                     OTHER ANNUAL        STOCK       OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)     BONUS($)     COMPENSATION($)    AWARD(S)($)     SARS(#)     COMPENSATION($)
---------------------------  --------   ---------   ------------   ----------------   -----------   -----------   ----------------
Bernard J. Ebbers....          2000     1,000,000     10,000,000(1)        41,756(3)          --    1,200,000/0          8,500(5)
  President and Chief          1999      935,000       7,500,000          52,624(3)           --    1,800,000/0          8,000
  Executive Officer            1998      935,000       7,115,000          54,444(3)           --    1,800,000/0          4,800

Bert C. Roberts,.....          2000     1,050,000             --          62,803(3)           --     240,000/0           8,500(5)
  Chairman of the Board        1999     1,050,000        800,000          81,943(3)           --           0/0          14,877
                               1998     1,050,000      9,651,188(2)     1,995,548(3)   1,785,883(4)  617,924/0         769,472

John W. Sidgmore(6)...         2000      700,000              --              --              --     600,000/0           8,500(5)
  Vice Chairman of the         1999      600,000       2,760,000              --              --     900,000/0           8,000
  Board
                               1998      500,000       2,000,000              --              --     900,000/0           4,800

Scott D. Sullivan....          2000      700,000      10,000,000(1)            --             --     600,000/0           8,500(5)
  Chief Financial Officer,     1999      600,000       2,760,000              --              --     900,000/0           8,000
  Treasurer and Secretary      1998      500,000       2,000,000              --              --     900,000/0           4,800

------------------------------

(1) Retention bonus conditioned upon officer remaining with WorldCom for at least two more years.

(2) Includes a $7.0 million remaining cash retention bonus paid in connection with the MCI merger.

(3) Includes the imputed value of personal use of the WorldCom airplane of $41,756 in 2000, $52,624 in 1999 and $54,444 in 1998 for Mr. Ebbers and
    $44,438 in 2000, $54,609 in 1999 and $21,650 in 1998 for Mr. Roberts; and
    the annuity premium and taxes paid of $1,937,355 in 1998 for Mr. Roberts as the result of the purchase of an annuity to discharge MCI's Supplemental Pension Plan's obligation. The amounts reduce dollar for dollar the actual amount of pension to be paid to the executive upon retirement. All other perquisites and other personal benefits are less than $50,000 in the aggregate.

(4) During 1998, Mr. Roberts was awarded Incentive Stock Units, or ISUs totaling 68,556 (as adjusted to reflect common stock of WorldCom). The ISUs, which are an unfunded promise to deliver shares of stock in the future, were awarded under MCI's Executive Stock Award Program or ESA. Under the ESA, cash target awards were set for each MCI executive salary range and awards determined based on certain performance criteria. Cash awards are converted to ISUs by dividing the cash award amount by the stock price on the date the awards are determined. ISUs granted under the ESA vest ratably over a three-year period. All outstanding restricted shares and ISUs awarded prior to November 9, 1997 were accelerated upon consummation of the MCI Merger. As of December 31, 2000, had Mr. Roberts had 23,310 nonvested ISUs valued at $327,797.

(5) Matching contributions to WorldCom's 401(k) Plan. Excludes $4,559,436 for Mr. Roberts in connection with the vesting of ISUs during 2000.

(6) Pursuant to the terms of Mr. Sidgmore's employment agreement with UUNET, if Mr. Sidgmore's employment is terminated without cause, he will receive severance payments totaling $300,000.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 2000 to the individuals named in the Summary Compensation Table. There were no grants of stock appreciation rights ("SARs") to said individuals during the year.

                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATE OF
                                                                                   STOCK PRICE APPRECIATION FOR
                                             INDIVIDUAL GRANTS                            OPTION TERM(3)
                           -----------------------------------------------------   -----------------------------
                            NUMBER OF
                           SECURITIES     % OF TOTAL
                           UNDERLYING      OPTIONS
                             OPTIONS      GRANTED TO    EXERCISE OR
                             GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION
          NAME               (#)(1)      FISCAL YEAR     ($/SH)(2)       DATE          5%($)          10%($)
-------------------------  -----------   ------------   -----------   ----------   -------------   -------------
Bernard J. Ebbers........   1,200,000         1.2          44.50        1/17/10     33,582,973      85,105,847
Bert C. Roberts, Jr......     240,000         0.2          44.50        1/17/10      6,716,595      17,021,169
John W. Sidgmore.........     600,000         0.6          44.50        1/17/10     16,791,487      42,552,924
Scott D. Sullivan........     600,000         0.6          44.50        1/17/10     16,791,487      42,552,924

------------------------

(1) The options terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than retirement, disability, death or without cause; three months after termination of employment on retirement; 12 months after termination for disability, death or without cause; or unless the Committee determines otherwise, upon the consummation of a specified change of control transaction. The options may be transferred to certain family members and related entities with the consent of the Committee. The options become exercisable in three equal annual installments beginning January 1, 2001 through January 1, 2003, but vesting is accelerated upon the consummation of a specified change of control.

(2) The exercise price may be paid in cash or, in the discretion of WorldCom's compensation and stock option committee, by shares of our common stock valued at the closing quoted selling price on the date of exercise, or a combination of cash and WorldCom common stock.

(3) The indicated 5% and 10% rates of appreciation are provided to comply with SEC regulations and do not necessarily reflect the views of WorldCom as to the likely trend in the stock price. Actual gains, if any, on stock option exercises and the sale of WorldCom common stock holdings will be dependent on, among other things, the future performance of our common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

    The following table sets forth information concerning the number and value realized as to options exercised during 2000 and options held at December 31, 2000, by the individuals named in the Summary Compensation Table and the value of those options held at such date. The options exercised were not exercised as SARs and no SARs were held at year end.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE MONEY OPTIONS
                           SHARES        VALUE         OPTIONS AT FY-END(#)            AT FY-END ($)(2)
                         ACQUIRED ON    REALIZED    ---------------------------   ---------------------------
         NAME            EXERCISE(#)     ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  -----------   ----------   -----------   -------------   -----------   -------------
Bernard J. Ebbers......   1,163,544    23,493,786    6,750,000      3,000,000     10,696,815              0
Bert C. Roberts, Jr....          --            --      190,920        566,086              0              0
John W. Sidgmore.......          --            --    1,853,056      1,500,000        559,018              0
Scott D. Sullivan......     475,000     9,911,968    1,925,000      1,500,000              0              0

------------------------

(1) Based upon the difference between the closing price on the date of exercise and the option exercise price.

(2) Based upon a price of $14.0625 per share, which was the closing price of our common stock on December 31, 2000.

PENSION PLANS

    As a result of the MCI merger, WorldCom has a noncontributory defined benefit pension plan (the "Qualified Plan") and a supplemental nonqualified defined benefit plan (the "Supplemental Plan" and, together with the Qualified Plan, the "MCI Pension Plans"). The Qualified Plan covers substantially all MCI employees as of the MCI merger. The Qualified Plan was frozen as of January 1, 1999. MCI employees who were participants as of January 1, 1999 will not have any further compensation credits added to their accounts, however, interest credits and vesting service will continue to accrue. The Supplemental Plan covers only certain of MCI's key executives, including Mr. Roberts, who work at least 1,000 hours in a year. No employee contributions are required for participation in the MCI Pension Plans. Retirement benefits are based upon the employee's compensation during the employee's employment with MCI or a participating subsidiary.

    Compensation used to calculate benefits includes bonuses but does not include compensation related to fringe benefits, stock options, restricted stock or ISUs. Compensation used for the purposes of calculating pension benefits for the Qualified Plan is limited by Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan pays the incremental benefit attributable to that part of the employee's compensation which exceeds the Internal Revenue Code limitation in any plan year.

    Participants are fully vested upon the earlier of five years of service or upon reaching age 65 while employed by MCI or a participating subsidiary. There is no partial vesting. Normal retirement age is 65, but an employee may elect to receive an actuarially-reduced pension at or after age 65 with five years of service with MCI or a participating subsidiary. In addition, the Supplemental Plan permits MCI to grant additional service and additional pension amounts to selected employees.

    For MCI employees employed after January 1, 1989 and prior to the MCI Merger, the MCI Pension Plans provide a normal retirement benefit for each year of credited service equal to 1% of the compensation earned by the employee during that year up to the Social Security "covered compensation" level plus an additional 1.5% of compensation earned over that level. However, employees employed on or before January 1, 1993 were credited with an updated past service benefit which provides a benefit of 1% of the employee's average annual compensation (for the years 1990, 1991 and 1992) up to $21,000 and 1.5% of such compensation over $21,000 for such years multiplied by the employee's service through December 31, 1992. For employees employed on or after January 1,

1994, the MCI Pension Plans provide a future service benefit for each subsequent year of credited service equal to a flat 1.8% of the employee's eligible compensation. Effective January 1, 1996, MCI adopted a Part II to the Qualified Plan ("Part II") which changed the manner in which pension benefits will be determined. Prior to January 1, 1996, pension benefits were determined as noted above ("Part I"). Part II is a defined benefit pension plan. Under Part II, an initial account balance has been established for each participant equal to the actuarial equivalent of the participant's prior accruals under the Qualified Plan. Participants employed on or after January 1, 1996 receive compensation credits and interest credits to their accounts. Compensation credits are a designated percent of pay, based on the participant's age, according to the following schedule: employees younger than age 25, 2.0%; age 25-29, 2.5%; age 30-34, 3.0%; age 35-39, 4.0%; age 40-44, 5.0%; age 45-54, 6.0%; and age 55 or
older, 6.5%. Part II guarantees a minimum interest credit of 4% per year on the prior year's account balance. For 2000, the guaranteed interest credit is 5.5%.
Part II Participants who were age 50 or older with 5 years of service as of December 31, 1995 will accrue a pension benefit equal to the greater of benefits calculated under Part I or Part II until the plan year ended December 31, 2000 for each year they are employed by MCI.

    Benefits payable from tax qualified plans are further limited by
Section 415 of the Internal Revenue Code; in 2000, the annual maximum benefit from the Qualified Plan was limited to $135,000. When the pension formula would result in an executive receiving a benefit above the applicable limit, the Supplemental Plan assumes an obligation to pay the incremental portion above such limit.

    As of December 31, 2000, Mr. Roberts, upon normal retirement, would be entitled to annual retirement benefits from the MCI Pension Plans of approximately $581,961.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of WorldCom ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on its review of the copies of such reports furnished to us and written representations that certain reports were not required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Mr. Alexander, Mr. Galesi and Mr. Kellett each filed one late report covering one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 2000, WorldCom paid a total of $397,934 directly or indirectly to a corporation owned by Mr. Roberts which provided air transportation to Mr. Roberts and other WorldCom executives.

    Since September 2000, we agreed to loan up to $100 million to Mr. Ebbers. The loans are payable on demand and bear interest at a floating rate equal to that under our existing 364-day credit facility. As of March 30, 2001, the aggregate amount of indebtedness of Mr. Ebbers to us was $84.6 million, including accrued interest; the interest rate was 5.33% per annum as of that date.

    During that period, we also agreed to guarantee up to an aggregate of (1) $150 million principal amount of indebtedness, together with any related interest, owed from time to time by Mr. Ebbers to Bank of America, N.A. (the "Lender"); (2) all Additional Payments as referred to below, plus (3) all costs, including reasonable attorneys' fees, of collecting or enforcing the guaranty. The term "Additional Payments" means the following amounts otherwise payable to the Lender by Mr. Ebbers or certain companies controlled by him: (1) $36 million due and payable on June 30, 2001, unless an approximately $45.6 million letter of credit used to support financing to an unrelated third party (the "Letter of Credit") is cancelled and the Lender is reimbursed for all draws thereunder other than as a result of the liquidation of collateral by the Lender; (2) $25 million due and payable on September 30, 2001; (3) any amounts subject to a margin call with respect to certain margin debt (the "Margin Debt") which are due and payable on the following business day; (4) additional amounts depending upon the price at which our common stock closes; and (5) all of the Margin Debt (including interest, principal, fees and expenses) is due and payable on the business day following the first day on which our common stock closes at $10 per share or less, together with a cash payment or equivalent sufficient to fully collateralize the Letter of Credit.

    As of March 30, 2001, the Margin Debt aggregated approximately $183.7 million, including accrued interest, pursuant to various loans which become due and payable on or before January 31, 2002. The loans are secured by the pledge of approximately 11.3 million shares of our common stock owned by Mr. Ebbers. The obligations of Mr. Ebbers to the Lender, including the Additional Payments, become due and payable upon an event of default under the agreements between Mr. Ebbers and the Lender, which includes, among other things, Mr. Ebbers ceasing to be our President and Chief Executive Officer or any materially adverse change in his compensation package from us. As of March 30, 2001, no demand under the guaranty had been made on us.

    Mr. Ebbers has used, or plans to use, the proceeds of the loans from us to repay certain indebtedness under margin loans secured by shares of our common stock owned by him and the loans guaranteed by us are also secured by such stock and the proceeds of such loans were used for private business purposes. The loans and guaranty by us were made following a determination that they were in the best interests of WorldCom and its shareholders in order to avoid additional forced sales of Mr. Ebbers' stock in WorldCom. The determination was made by our Compensation and Stock Option Committee as a result of the pressure on our stock price, margin calls faced by Mr. Ebbers and other considerations. Such actions were ratified and approved by our board of directors.

    In connection with the transactions described above, and subject to certain limitations, and effective upon termination of restrictions under existing lending agreements, Mr. Ebbers pledged to WorldCom the shares of common stock owned by him with respect to his obligations under the loans and guaranty from us. The pledge is subordinated to obligations to the Lender and is not perfected.

REPORT OF THE AUDIT COMMITTEE

    WorldCom's audit committee is composed of four of our outside directors: Max
E. Bobbitt (chairman), James C. Allen, Judith Areen and Francesco Galesi. The board of directors and the audit committee believe that the audit committee's current member composition satisfies the rule of the NASD that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

    In accordance with its written charter adopted by the board of directors (set forth in Appendix E to this proxy statement), the audit committee assists the board of directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of WorldCom. In discharging its oversight responsibilities regarding the audit process, the audit committee:

    - reviewed and discussed the audited financial statements with management;

    - discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

    - reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact the auditors' objectivity and independence. In addition, in accordance with the SEC's new auditor independence requirements, the audit committee has considered the effects that the provision of non-audit services may have on the auditors' independence.

    The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of WorldCom's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that WorldCom's auditors are in fact "independent."

    Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the SEC.

                                          THE AUDIT COMMITTEE
                                          March 29, 2001
                                          Max E. Bobbitt, Chairman
                                          James C. Allen
                                          Judith Areen
                                          Francesco Galesi

During 2000, Arthur Andersen LLP ("Arthur Andersen"), our independent auditors, billed WorldCom $3.8 million for audit services, $1.7 million for financial information systems design and implementation and $7.0 million for other professional services.

Andersen Consulting, known as Accenture since January 1, 2001, has been operated as a separate global entity with limited affiliation to Arthur Andersen since 1989. On August 7, 2000, its affiliation was ended completely. From January 1, 2000 to August 6, 2000 Andersen Consulting billed WorldCom $4.8 million for financial information systems design and implementation and $9.4 million for other professional services rendered.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Since September 14, 1998, the Committee includes Stiles A. Kellett (chairman), Jr., Max E. Bobbitt and Gordon S. Macklin. Lawrence C. Tucker was also a member until November 1, 2000, when he became an advisory member of the Committee.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen has been selected as our independent accountants for 2001. Representatives of Arthur Andersen are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

               PRICE RANGE AND DIVIDENDS ON EXISTING COMMON STOCK

    The following table shows the high and low sales prices of our existing common stock on the Nasdaq National Market:

FISCAL YEAR                                                 HIGH       LOW
-----------                                               --------   --------
1999
First Quarter...........................................   62.8333    46.0000
Second Quarter..........................................   64.5104    53.5417
Third Quarter...........................................   60.9167    47.9167
Fourth Quarter..........................................   61.3333    44.0417

2000
First Quarter...........................................   55.0000    40.6250
Second Quarter..........................................   47.0000    35.8750
Third Quarter...........................................   49.9690    25.2500
Fourth Quarter..........................................   30.4375    13.5000

2001
First Quarter...........................................   23.5000    14.2500

    The closing sale price of our existing common stock on the Nasdaq National Market was $23.750 per share on October 31, 2000, the trading day prior to our announcement of the recapitalization proposal, and $18.790 per share on April 23, 2001, the third trading day prior to the date of this proxy statement. As of April 16, 2001, there were 2,887,664,559 shares of our existing common stock outstanding, net of treasury shares, and approximately 65,000 holders of record. No dividends were paid during the periods listed above.

                          FUTURE SHAREHOLDER PROPOSALS


    All proposals of security holders intended to be presented at the 2002 annual meeting of shareholders must be received by us not later than December 27, 2002, for inclusion in our 2002 proxy statement and form of proxy relating to the 2002 annual meeting. Upon timely receipt of any proposal, we will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.


    Our bylaws contain advance notice provisions relating to proposals of business and nominations of directors at meetings of shareholders. Under the bylaws, in order for a shareholder to nominate a candidate for director at an annual meeting, timely notice of the nomination must be given to and received by us in advance of the meeting. Ordinarily, the notice must be given and received not less than 120 nor more than 150 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be given and received not earlier than 150 days prior to the annual meeting and not later than the close of business on the later of the 120th day prior to the annual meeting or the 10th day following the day on which public announcement of the meeting is first made. In some cases, notice may be delivered and received later if the number of directors to be elected to the board of directors is increased. The shareholder submitting the notice of nomination must describe various matters as specified in the bylaws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and some other information.

    In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice must be given to and received by us within the time limits described. The notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefor and other matters specified in the bylaws. The board of directors or the presiding officer at the meeting may reject any proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The articles of incorporation and bylaws also set forth specific requirements and limitations applicable to nominations and proposals at special meetings of shareholders.

    A shareholder proponent must be a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any notice must be given to the Secretary, whose address is 500 Clinton Center Drive, Clinton,
Mississippi 39056. Any shareholder desiring a copy of the articles of incorporation or bylaws will be furnished a copy without charge upon written request to the Secretary. The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC's requirements that a shareholder must meet to have a proposal included in our proxy statement for an annual meeting.

                                 LEGAL MATTERS

    Alston & Bird LLP, Atlanta, Georgia, has rendered an opinion concerning the validity of the WorldCom group stock and the MCI group stock. Simpson Thacher & Bartlett, New York, New York, has rendered an opinion concerning certain tax matters described under "Proposal 1--The Tracking Stock Proposal--U.S. Federal Income Tax Considerations."

                                    EXPERTS

    Arthur Andersen LLP, independent auditors, have audited the consolidated financial statements of WorldCom, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their reports. In addition, Arthur Andersen has audited the combined financial statements of the WorldCom group and the MCI group at December 31, 2000 and 1999 and for each of the two years ended December 31, 2000. We have included these financial statements in this proxy statement and prospectus in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

    Representatives of Arthur Andersen LLP will attend the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference rooms at the following locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
    Washington, DC 20549            New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning WorldCom may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W.,
Washington, D.C. 20006.

    We filed a registration statement on Form S-4 on December 29, 2000, to register with the SEC the WorldCom group stock and MCI group stock to be issued to our stockholders if the tracking stock proposal is approved. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of WorldCom in addition to being a proxy statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in WorldCom's registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information that is not included in or delivered with this proxy statement/prospectus.


WORLDCOM FILINGS
(FILE NO. 000-11268, FORMERLY
RESURGENS COMMUNICATIONS
GROUP, INC. (FILE NO. 1-10415)                               PERIOD
------------------------------      --------------------------------------------------------
Annual Report on Form 10-K........  Fiscal year ended December 31, 2000

Current Report on Form 8-K........  Form 8-K dated February 8, 2001 (filed February 8,
                                    2001), Form 8-K dated March 16, 2001 (filed March 16,
                                    2001), Form 8-K dated March 28, 2001 (filed March 28,
                                    2001) and Form 8-K dated April 26, 2001 (filed
                                    April 26, 2001)


    We also incorporate by reference additional documents that may be filed with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/ prospectus and the date of our annual meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from us at the following addresses and telephone numbers:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                    Attention: Investor Relations Department
                          Telephone: (877) 624-9266 or
                                 (601) 460-5600

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated April 26, 2001. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/ prospectus to our shareholders nor the issuance our group stocks if the tracking stock proposal is approved creates any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
WORLDCOM, INC.

  Report of independent public accountants..................     F-4

  Consolidated balance sheets as of December 31, 1999 and
    2000....................................................     F-5

  Consolidated statements of operations for the three years
    ended December 31, 2000.................................     F-6

  Consolidated statements of shareholders' investment for
    the three years ended December 31, 2000.................     F-7

  Consolidated statements of cash flows for the three years
    ended December 31, 2000.................................     F-8

  Notes to consolidated financial statements................     F-9

                                                                PAGE
                                                              --------
WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

  Report of independent public accountants..................    F-59

  Combined balance sheets as of December 31, 1999 and
    2000....................................................    F-60

  Combined statements of operations for the three years
    ended December 31, 2000.................................    F-61

  Combined statements of allocated net worth for the three
    years ended December 31, 2000...........................    F-62

  Combined statements of cash flows for the three years
    ended December 31, 2000.................................    F-63

  Notes to combined financial statements....................    F-64

                            ------------------------

    You should understand the following when reading the combined financial statements of the WorldCom group, which is an integrated business of WorldCom,
Inc.:

    - WorldCom has presented the combined financial statements of the WorldCom group at substantially the same level of detail as the consolidated financial statements of WorldCom. WorldCom believes that investors will require detailed financial information for the WorldCom group to properly evaluate the market potential of WorldCom group stock. It is WorldCom's expectation that investors will use the combined financial information of the WorldCom group in conjunction with WorldCom's consolidated financial information to assist them in making informed financial decisions relative to the acquisition or disposition of WorldCom group stock;

    - the WorldCom group is a collection of WorldCom's data, Internet, international and commercial voice businesses and is not a separate legal entity;

    - the holders of the WorldCom group stock are shareholders of WorldCom and do not have an ownership interest in the WorldCom group or any company in the WorldCom group or a claim on any of the assets attributed to the WorldCom group;

    - the attribution of a portion of WorldCom's assets and liabilities to the WorldCom group does not affect WorldCom's ownership of these assets or responsibility for these liabilities and does not affect the rights of any creditor of WorldCom; and

    - the assets attributed to the WorldCom group could be subject to the liabilities attributed to the MCI group.

                                                                PAGE
                                                              --------
MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

  Report of independent public accountants..................    F-88

  Combined balance sheets as of December 31, 1999 and
    2000....................................................    F-89

  Combined statements of operations for the three years
    ended December 31, 2000.................................    F-90

  Combined statements of allocated net worth for the three
    years ended December 31, 2000...........................    F-91

  Combined statements of cash flows for the three years
    ended December 31, 2000.................................    F-92

  Notes to combined financial statements....................    F-93

                            ------------------------

    You should understand the following when reading the combined financial statements of the MCI group, which is an integrated business of WorldCom, Inc.:

    - WorldCom has presented the combined financial statements of the MCI group at substantially the same level of detail as the consolidated financial statements of WorldCom. WorldCom believes that investors will require detailed financial information for the MCI group to properly evaluate the market potential of MCI group stock. It is WorldCom's expectation that investors will use the combined financial information of the MCI group in conjunction with WorldCom's consolidated financial information to assist them in making informed financial decisions relative to the acquisition or disposition of MCI group stock;

    - the MCI group is a collection of WorldCom's MCI businesses and is not a separate legal entity;

    - the holders of the MCI group stock are shareholders of WorldCom and do not have an ownership interest in the MCI group or any company in the MCI group or a claim on any of the assets attributed to the MCI group;

    - the attribution of a portion of WorldCom's assets and liabilities to the MCI group does not affect WorldCom's ownership of these assets or responsibility for these liabilities and does not affect the rights of any creditor of WorldCom; and

    - the assets attributed to the MCI group could be subject to the liabilities attributed to the WorldCom group.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of WorldCom, Inc.:

    We have audited the accompanying consolidated balance sheets of WorldCom, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WorldCom, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of accounting for certain activation and installation fee revenues and expenses. Additionally, effective January 1, 1998, the Company changed its method of accounting for start-up activities.

ARTHUR ANDERSEN LLP

Jackson, Mississippi
March 30, 2001

                        WORLDCOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   876    $   761
  Accounts receivable, net of allowance for bad debts of
    $1,122 in 1999 and $1,532 in 2000.......................    5,746      6,815
  Deferred tax asset........................................    2,565        172
  Other current assets......................................    1,137      2,007
                                                              -------    -------
      Total current assets..................................   10,324      9,755
                                                              -------    -------
Property and equipment:
  Transmission equipment....................................   14,689     20,288
  Communications equipment..................................    6,218      8,100
  Furniture, fixtures and other.............................    7,424      9,342
  Construction in progress..................................    5,397      6,897
                                                              -------    -------
                                                               33,728     44,627
  Accumulated depreciation..................................   (5,110)    (7,204)
                                                              -------    -------
                                                               28,618     37,423
                                                              -------    -------
Goodwill and other intangible assets........................   47,308     46,594
Other assets................................................    4,822      5,131
                                                              -------    -------
                                                              $91,072    $98,903
                                                              =======    =======
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
  Short-term debt and current maturities of long-term
    debt....................................................  $ 5,015    $ 7,200
  Accounts payable and accrued line costs...................    6,909      6,022
  Other current liabilities.................................    5,285      4,451
                                                              -------    -------
      Total current liabilities.............................   17,209     17,673
                                                              -------    -------
Long-term liabilities, less current portion:
  Long-term debt............................................   13,128     17,696
  Deferred tax liability....................................    4,877      3,611
  Other liabilities.........................................    1,223      1,124
                                                              -------    -------
      Total long-term liabilities...........................   19,228     22,431
                                                              -------    -------
Commitments and contingencies

Minority interests..........................................    2,599      2,592

Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely junior
  subordinated deferrable interest debentures of the Company
  and other redeemable preferred securities.................      798        798

Shareholders' investment:
  Series B preferred stock, par value $.01 per share;
    authorized, issued and outstanding: 11,096,887 shares in
    1999 and 10,693,437 shares in 2000 (liquidation
    preference of $1.00 per share plus unpaid dividends)....       --         --
  Series C preferred stock, par value $.01 per share;
    authorized, issued and outstanding: 3,750,000 in 1999
    and none in 2000 (liquidation preference of $50 per
    share)..................................................       --         --
  Preferred stock, par value $.01 per share; authorized:
    31,155,008 shares in 1999 and 2000; none issued.........       --         --
  Common stock, par value $.01 per share; authorized:
    5,000,000,000 shares; issued and outstanding:
    2,849,743,843 shares in 1999 and 2,887,960,378 shares in
    2000....................................................       28         29
  Additional paid-in capital................................   52,108     52,877
  Retained earnings (deficit)...............................     (928)     3,160
  Unrealized holding gain on marketable equity securities...      575        345
  Cumulative foreign currency translation adjustment........     (360)      (817)
  Treasury stock, at cost, 6,765,316 shares in 1999 and
    2000....................................................     (185)      (185)
                                                              -------    -------
      Total shareholders' investment........................   51,238     55,409
                                                              -------    -------
                                                              $91,072    $98,903
                                                              =======    =======

        The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Revenues....................................................  $17,617    $35,908    $39,090
                                                              -------    -------    -------
Operating expenses:
  Line costs................................................    7,982     14,739     15,462
  Selling, general and administrative.......................    4,563      8,935     10,597
  Depreciation and amortization.............................    2,289      4,354      4,878
  In-process research and development and other charges.....    3,725         (8)        --
                                                              -------    -------    -------
      Total.................................................   18,559     28,020     30,937
                                                              -------    -------    -------
Operating income (loss).....................................     (942)     7,888      8,153
Other income (expense):
  Interest expense..........................................     (692)      (966)      (970)
  Miscellaneous.............................................       44        242        385
                                                              -------    -------    -------
Income (loss) before income taxes, minority interests,
  cumulative effect of accounting change and extraordinary
  items.....................................................   (1,590)     7,164      7,568
Provision for income taxes..................................      877      2,965      3,025
                                                              -------    -------    -------
Income (loss) before minority interests, cumulative effect
  of accounting change and extraordinary items..............   (2,467)     4,199      4,543
Minority interests..........................................      (93)      (186)      (305)
                                                              -------    -------    -------
Income (loss) before cumulative effect of accounting change
  and extraordinary items...................................   (2,560)     4,013      4,238
Cumulative effect of accounting change (net of income taxes
  of $22 in 1998 and $50 in 2000)...........................      (36)        --        (85)
Extraordinary items (net of income taxes of $78 in 1998)....     (129)        --         --
                                                              -------    -------    -------
Net income (loss)...........................................   (2,725)     4,013      4,153
Distributions on subsidiary trust mandatorily redeemable
  preferred securities......................................       18         63         64
Preferred dividend requirement..............................       24          9          1
                                                              -------    -------    -------
Net income (loss) applicable to common shareholders.........  $(2,767)   $ 3,941    $ 4,088
                                                              =======    =======    =======
Earnings (loss) per common share:
  Net income (loss) applicable to common shareholders before cumulative effect of accounting change and extraordinary
    items:
    Basic...................................................  $ (1.35)   $  1.40    $  1.46
                                                              =======    =======    =======
    Diluted.................................................  $ (1.35)   $  1.35    $  1.43
                                                              =======    =======    =======
Cumulative effect of accounting change......................  $ (0.02)   $    --    $ (0.03)
                                                              =======    =======    =======
Extraordinary items.........................................  $ (0.07)   $    --    $    --
                                                              =======    =======    =======
  Net income (loss) applicable to common shareholders:
    Basic...................................................  $ (1.43)   $  1.40    $  1.43
                                                              =======    =======    =======
    Diluted.................................................  $ (1.43)   $  1.35    $  1.40
                                                              =======    =======    =======

        The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                                 (IN MILLIONS)

                                                                                             FOREIGN
                                                     ADDITIONAL   RETAINED    UNREALIZED    CURRENCY                    TOTAL
                                           COMMON     PAID-IN     EARNINGS     HOLDING     TRANSLATION   TREASURY   SHAREHOLDERS'
                                           STOCK      CAPITAL     (DEFICIT)      GAIN      ADJUSTMENT     STOCK      INVESTMENT
                                          --------   ----------   ---------   ----------   -----------   --------   -------------
Balances, December 31, 1997.............    $15       $16,170      $(2,102)      $ 34         $ (30)      $  --        $14,087
Exercise of stock options (49 million
  shares)...............................      1           471           --         --            --          --            472
Tax adjustment resulting from exercise
  of stock options......................     --           208           --         --            --          --            208
Shares issued for acquisitions (1.182
  billion shares).......................     12        33,314           --         --            --        (185)        33,141
Conversion of preferred stock into
  common stock..........................     --             9           --         --            --          --              9
Employee stock purchase plan
  contributions.........................     --             1           --         --            --          --              1
Other comprehensive income (loss) (net
  of taxes and reclassifications):
Net loss................................     --            --       (2,725)        --            --          --         (2,725)
Cash dividends on preferred stock and
  distributions on Trust securities.....     --            --          (42)        --            --          --            (42)
Net change in unrealized holding gain on
  marketable equity securities..........     --            --           --         88            --          --             88
Foreign currency adjustment.............     --            --           --         --             2          --              2
                                                                                                                       -------
    Total comprehensive loss............                                                                                (2,677)
                                            ---       -------      -------       ----         -----       -----        -------
Balances, December 31, 1998.............     28        50,173       (4,869)       122           (28)       (185)        45,241
Exercise of stock options (61 million
  shares)...............................     --           886           --         --            --          --            886
Tax adjustment resulting from exercise
  of stock options......................     --           820           --         --            --          --            820
Shares issued for acquisitions (4
  million shares).......................     --           228           --         --            --          --            228
Conversion of convertible subordinated
  debt into common stock................     --             1           --         --            --          --              1
Other comprehensive income (loss) (net
  of taxes and reclassifications):
Net income..............................     --            --        4,013         --            --          --          4,013
Cash dividends on preferred stock and
  distributions on Trust securities.....     --            --          (72)        --            --          --            (72)
Net change in unrealized holding gain on
  marketable equity securities..........     --            --           --        453            --          --            453
Foreign currency adjustment.............     --            --           --         --          (332)         --           (332)
                                                                                                                       -------
    Total comprehensive income..........                                                                                 4,062
                                            ---       -------      -------       ----         -----       -----        -------
Balances, December 31, 1999.............     28        52,108         (928)       575          (360)       (185)        51,238
Exercise of stock options (38 million
  shares)...............................      1           584           --         --            --          --            585
Tax adjustment resulting from exercise
  of stock options......................     --           348           --         --            --          --            348
Shares issued for acquisitions
  (0.3 million shares)..................     --            27           --         --            --          --             27
Redemption of Series C preferred
  stock.................................     --          (190)          --         --            --          --           (190)
Other comprehensive income (loss) (net
  of taxes and reclassifications):
Net income..............................     --            --        4,153         --            --          --          4,153
Cash dividends on preferred stock and
  distributions on Trust securities.....     --            --          (65)        --            --          --            (65)
Net change in unrealized holding gain on
  marketable equity securities..........     --            --           --       (230)           --          --           (230)
Foreign currency adjustment.............     --            --           --         --          (457)         --           (457)
                                                                                                                       -------
    Total comprehensive income..........                                                                                 3,401
                                            ---       -------      -------       ----         -----       -----        -------
Balances, December 31, 2000.............    $29       $52,877      $ 3,160       $345         $(817)      $(185)       $55,409
                                            ===       =======      =======       ====         =====       =====        =======

        The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                             FOR THE YEARS
                                                                           ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                    1998          1999          2000
                                                                  --------      --------      --------
Cash flows from operating activities:
Net income (loss)...........................................      $(2,725)      $  4,013      $  4,153
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Cumulative effect of accounting change....................           36             --            85
  Extraordinary items.......................................          129             --            --
  Minority interests........................................           93            186           305
  In-process research and development and other charges.....        3,725             (8)           --
  Depreciation and amortization.............................        2,289          4,354         4,878
  Provision for losses on accounts receivable...............          395            951         1,865
  Provision for deferred income taxes.......................          785          2,903         1,649
  Accreted interest on debt.................................           25             --            --
  Change in assets and liabilities, net of effect of
    business combinations:
    Accounts receivable.....................................         (703)        (1,826)       (2,991)
    Other current assets....................................         (250)           143          (797)
    Accounts payable and other current liabilities..........          423            692        (1,050)
  Other.....................................................          (40)          (403)         (431)
                                                                  -------       --------      --------
Net cash provided by operating activities...................        4,182         11,005         7,666
                                                                  -------       --------      --------
Cash flows from investing activities:
  Capital expenditures......................................       (5,117)        (7,823)       (9,868)
  Capital expenditures, Embratel and undersea cables........         (369)          (893)       (1,616)
  Acquisitions and related costs............................       (3,400)        (1,078)          (14)
  Increase in intangible assets.............................         (351)          (743)         (938)
  Proceeds from the sale of SHL.............................           --          1,640            --
  Proceeds from disposition of marketable securities and
    other long-term assets..................................          202          1,944           680
  Increase in other assets..................................         (319)        (1,952)       (1,790)
  Decrease in other liabilities.............................         (144)          (650)         (839)
                                                                  -------       --------      --------
Net cash used in investing activities.......................       (9,498)        (9,555)      (14,385)
                                                                  -------       --------      --------
Cash flows from financing activities:
  Principal borrowings (repayments) on debt, net............        6,390         (2,894)        6,377
  Common stock issuance.....................................          472            886           585
  Distributions on subsidiary trust mandatorily redeemable
    preferred securities....................................          (18)           (63)          (64)
  Dividends paid on preferred stock.........................          (24)            (9)           (1)
  Redemption of Series C preferred stock....................           --             --          (190)
  Other.....................................................           48             --           (84)
                                                                  -------       --------      --------
Net cash provided by (used in) financing activities.........        6,868         (2,080)        6,623
Effect of exchange rate changes on cash.....................           --           (221)          (19)
                                                                  -------       --------      --------
Net increase (decrease) in cash and cash equivalents........        1,552           (851)         (115)
Cash and cash equivalents at beginning of period............          175          1,727           876
                                                                  -------       --------      --------
Cash and cash equivalents at end of period..................      $ 1,727       $    876      $    761
                                                                  =======       ========      ========

        The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--

DESCRIPTION OF BUSINESS AND ORGANIZATION:

    Organized in 1983, WorldCom, Inc., a Georgia corporation ("WorldCom" or the "Company") provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. WorldCom is a global communications company utilizing an "on-net" strategy based on being able to provide service through its own facilities throughout the world instead of being restricted to a particular geographic location. The on-net approach allows the Company's customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving the WorldCom networks. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

    The Company's core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of operating revenues were derived from communications services.

    The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in joint ventures and other equity investments in which the Company owns a 20% to 50% voting ownership interest are accounted for by the equity method. Investments of less than 20% ownership, where the Company does not exercise control or significant influence, are accounted for under the cost method.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts for cash and cash equivalents, marketable securities, accounts receivable, notes receivable, accounts payable and accrued liabilities approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments. The carrying amounts and fair values of the Company's debt were $18.1 billion and $17.9 billion, respectively, at December 31, 1999; $24.9 billion and $24.6 billion, respectively, at December 31, 2000.

CASH AND CASH EQUIVALENTS:

    The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

Transmission equipment (including conduit)                    5 to 45 years
Communications equipment                                      5 to 20 years
Furniture, fixtures, buildings and other                      4 to 40 years

    The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

    Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

    The Company constructs certain of its own transmission systems and related facilities. Internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such internal costs were $305 million ($195 million in interest), $625 million ($339 million in interest) and $842 million ($495 million in interest) in 1998, 1999 and 2000, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS:

    The major classes of intangible assets as of December 31, 1999 and 2000 are summarized below (in millions):

                                                             AMORTIZATION
                                                                PERIOD         1999       2000
                                                             -------------   --------   --------
Goodwill...................................................  5 to 40 years   $44,767    $ 44,870
Tradename..................................................       40 years     1,100       1,100
Developed technology.......................................  5 to 10 years     2,100       2,100
Other intangibles..........................................  5 to 10 years     2,682       3,778
                                                                             -------    --------
                                                                              50,649      51,848
Less: accumulated amortization.............................                   (3,341)     (5,254)
                                                                             -------    --------
Goodwill and other intangible assets, net..................                  $47,308    $ 46,594
                                                                             =======    ========

    Intangible assets are amortized using the straight-line method for the periods noted above.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--  (CONTINUED)
    Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of WorldCom.

    Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $350 million, $710 million and $925 million for the years ended December 31, 1998, 1999 and 2000, respectively.

UNREALIZED HOLDING GAIN ON MARKETABLE EQUITY SECURITIES:

    The Company's equity investments in publicly traded companies are classified as available-for-sale securities. Accordingly, these investments are included in other assets at their fair value of approximately $1.1 billion and $970 million at December 31, 1999 and 2000, respectively. The unrealized holding gain on these marketable equity securities, net of taxes of $345 million and $207 million as of December 31, 1999 and 2000, respectively, is included as a component of shareholders' investment in the accompanying consolidated financial statements. As of December 31, 1999 and 2000, the gross unrealized holding gain on these securities was $918 million and $716 million, respectively. There was no gross unrealized holding loss on these securities at December 31, 1999 and a $164 million gross unrealized holding loss at December 31, 2000. Proceeds from the sale of marketable equity securities totaled $68 million, $1.7 billion and $680 million, respectively, for the years ended December 31, 1998, 1999 and 2000. Gross realized gains on marketable equity securities, which represent reclassification adjustments to other comprehensive income, were $13 million, $374 million and $643 million for the years ended December 31, 1998, 1999 and 2000, respectively. Gross realized losses were $31 million and $25 million for the years ended December 31, 1998 and 2000, respectively. There were no gross realized losses for the year ended December 31, 1999.

FOREIGN CURRENCY TRANSLATION:

    Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average of exchange rates in effect during the period. Translation adjustments are recorded as a separate component of shareholders' investment. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The accompanying consolidated statements of operations include foreign currency transaction gains, after elimination of minority interests, of $29 million for the year ended
December 31, 1998 and foreign currency transaction losses, after elimination of minority interests, of $36 million and $38 million for the years ended December 31, 1999 and 2000, respectively.

RECOGNITION OF REVENUES:

    The Company records revenues for telecommunications services at the time of customer usage. Service activation and installation fees are amortized over the average customer contract life. Revenues from information technology services are recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC:

    The Company enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of most switched voice operating agreements, as well as established Federal Communications Commission ("FCC") policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like WorldCom, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between the Company and foreign carriers is settled in cash through a formal settlement policy that generally extends over a six-month period at an agreed upon settlement rate. International settlements are treated as an offset to line costs. This reflects the way in which the business is operated because WorldCom actually settles in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

    During the fourth quarter of 2000, the Company implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", or SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, the Company retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $85 million, net of income tax benefit of $50 million. The pro forma effect of adopting SAB 101 on periods prior to January 1, 2000 was not material to the Company's consolidated financial position or results of operations.

    The Company adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the Advanced Messaging Network of SkyTel Communications, Inc. ("SkyTel"), which are required to be expensed as incurred in accordance with this accounting standard.

EXTRAORDINARY ITEMS:

    In the first quarter of 1998, the Company recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and related refinancings of the Company's outstanding debt from the Brooks Fiber Properties merger.

INCOME TAXES:

    The Company recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the provisions of the enacted tax laws.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) EARNINGS PER SHARE:

    The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations (in millions, except per share data):

                                                                1998       1999       2000
                                                              --------   --------   --------
BASIC
Income (loss) before cumulative effect of accounting change
  and extraordinary items...................................  $(2,560)   $ 4,013    $ 4,238
Preferred stock dividends and distributions on trust
  securities................................................      (42)       (72)       (65)
                                                              -------    -------    -------
Net income (loss) applicable to common shareholders before
  cumulative effect of accounting change and extraordinary
  items.....................................................  $(2,602)   $ 3,941    $ 4,173
                                                              =======    =======    =======
Weighted average shares outstanding.........................    1,933      2,821      2,868
                                                              =======    =======    =======
Basic earnings (loss) per share before cumulative effect of
  accounting change and extraordinary items.................  $ (1.35)   $  1.40    $  1.46
                                                              =======    =======    =======
DILUTED
Net income (loss) applicable to common shareholders before
  cumulative effect of accounting change and extraordinary
  items.....................................................  $(2,602)   $ 3,941    $ 4,173
                                                              =======    =======    =======
Weighted average shares outstanding.........................    1,933      2,821      2,868
Common stock equivalents....................................       --        102         42
Common stock issuable upon conversion of preferred stock....       --          2          2
                                                              -------    -------    -------
Diluted shares outstanding..................................    1,933      2,925      2,912
                                                              =======    =======    =======
Diluted earnings (loss) per share before cumulative effect
  of accounting change and extraordinary items..............  $ (1.35)   $  1.35    $  1.43
                                                              =======    =======    =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--  (CONTINUED)

STOCK SPLITS:

    On November 18, 1999, the Board of Directors authorized a three-for-two stock split in the form of a 50% stock dividend which was distributed on December 30, 1999 to shareholders of record on December 15, 1999. All per share data and numbers of common shares have been retroactively restated to reflect this stock split.

CONCENTRATION OF CREDIT RISK:

    A portion of the Company's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. As a result, the Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customer's financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to the Company in the event of nonpayment.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    The Financial Accounting Standards Board's, or FASB's, Statement of Financial Accounting Standard, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", is effective for the Company as of January 1, 2001. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and
(b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company has minimal exposure to derivative financial instruments which, as of December 31, 2000, primarily consist of option collar transactions designated as cash flow hedges of anticipated sales of an equity investment and various equity warrants. The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

    In September 2000 the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company believes that the adoption of this standard

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) will not have a material effect on the Company's consolidated results of operations or financial position.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, accrued line costs, depreciation and amortization, taxes, restructuring accruals and contingencies.

RECLASSIFICATIONS:

    Revenues and line costs for all periods reflect a classification change for reciprocal compensation and central office based remote access equipment sales which are now being treated as offsets to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. Central office based remote access equipment sales represent the reimbursement of customer specific equipment costs incurred by WorldCom on behalf of the customer as part of service provisioning. As such, WorldCom determined that it is more appropriate to reflect these reimbursements net of cost. Previously, WorldCom recorded these items on a gross basis as revenues. Revenues and line costs for all periods also reflect the reclassification of small business and consumer primary interexchange carrier charges, or PICC, from revenues to line costs. PICC are flat-rate charges mandated by the FCC which apply to telecommunications companies that connect to customers through a traditional phone company's facilities. Effective July 1, 2000, as a result of the FCC's Coalition for Affordable Local and Long Distance Services, or CALLs order, the PICC fee is billed directly to the customer by the traditional phone company rather than to WorldCom and rebilled to the customer. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--  (CONTINUED)
    The effects of these reclassifications on the accompanying consolidated statements of operations for the years ended December 31, 1998, 1999 and 2000 are as follows (in millions):

                                                    NEW PRESENTATION
                                            ---------------------------------
                                                   FOR THE YEARS ENDED
                                                      DECEMBER 31,
                                            ---------------------------------
                                              1998        1999        2000
                                              ----        ----        ----
Revenues..................................   $17,617     $35,908     $39,090
Line costs................................   $ 7,982     $14,739     $15,462

                                                      OLD PRESENTATION
                                              ---------------------------------
                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                              ---------------------------------
                                                1998        1999        2000
                                                ----        ----        ----
Revenues....................................   $18,169     $37,120     $40,292
Line costs..................................   $ 8,534     $15,951     $16,664

    Additionally, certain consolidated financial statement amounts have been reclassified for consistent presentation.

(2) BUSINESS COMBINATIONS--

    The Company has acquired other telecommunications companies offering similar or complementary services to those offered by the Company. These acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 2000.

    On October 1, 1999, WorldCom acquired SkyTel, pursuant to the merger (the "SkyTel Merger") of SkyTel with and into a wholly owned subsidiary of WorldCom. Upon consummation of the SkyTel Merger, the wholly owned subsidiary was renamed SkyTel Communications, Inc. SkyTel is a leading provider of nationwide messaging services in the United States. SkyTel's principal operations include one-way messaging services in the United States, advanced messaging services on the narrow band personal communications services network in the United States and international one-way messaging operations.

    As a result of the SkyTel Merger, each outstanding share of SkyTel common stock was converted into the right to receive 0.3849 shares of WorldCom common stock, par value $.01 per share (the "WorldCom Common Stock"), or approximately 23 million WorldCom common shares in the aggregate. Holders of SkyTel's $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "SkyTel Preferred Stock") received one share of WorldCom Series C $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "WorldCom Series C Preferred Stock") for each share of SkyTel Preferred Stock held. The SkyTel Merger was accounted for as a pooling-of-interests; and accordingly, the Company's financial statements for periods prior to the SkyTel Merger have been restated to include the results of SkyTel.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS--  (CONTINUED)
    On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the wholly owned subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

    As a result of the MCI Merger, each outstanding share of MCI common stock was converted into the right to receive 1.86585 shares of WorldCom Common Stock, or approximately 1.13 billion WorldCom common shares in the aggregate, and each share of MCI Class A common stock outstanding (all of which were held by British Telecommunications plc ("BT")) was converted into the right to receive $51.00 in cash or approximately $7 billion in the aggregate. The funds paid to BT were obtained by the Company from (i) available cash as a result of the Company's $6.1 billion public debt offering in August 1998; (ii) the sale of MCI's Internet backbone facilities and wholesale and retail Internet business (the "iMCI Business") to Cable and Wireless plc ("Cable & Wireless") for
$1.75 billion in cash on September 14, 1998; (iii) the sale of MCI's 24.9% equity stake in Concert Communications Services ("Concert") to BT for $1 billion in cash on September 14, 1998; and (iv) availability under the Company's commercial paper program and credit facilities.

    Upon effectiveness of the MCI Merger, the then outstanding and unexercised options exercisable for shares of MCI common stock were converted into options exercisable for an aggregate of approximately 125 million shares of WorldCom Common Stock having the same terms and conditions as the MCI options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.86585. The MCI Merger was accounted for as a purchase; accordingly, operating results for MCI have been included from the date of acquisition.

    The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis.

    On August 4, 1998, MCI acquired a 51.79% voting interest and a 19.26% economic interest in Embratel, Participacoes S.A. ("Embratel") Brazil's facilities-based national and international communications provider, for approximately R$2.65 billion (U.S. $2.3 billion). The purchase price was paid in local currency installments, of which R$1.06 billion (U.S. $916 million) was paid on August 4, 1998, R$795 million (U.S. $442 million) was paid on August 4, 1999, and the remaining R$795 million (U.S. $444 million) was paid on August 4, 2000. Embratel provides domestic long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, Internet, frame relay, satellite and packet-switched services. Operating results for Embratel are consolidated in the accompanying consolidated financial statements and are included from the date of the MCI Merger.

    On January 31, 1998, WorldCom acquired CompuServe Corporation
("CompuServe"), for approximately $1.3 billion, pursuant to the merger (the "CompuServe Merger") of a wholly owned

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS-- (CONTINUED) subsidiary of the Company with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of WorldCom.

    As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.609375 shares of WorldCom Common Stock, or approximately 56 million WorldCom common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions: Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe have been included from the date of acquisition.

    On January 31, 1998, the Company also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL"), for approximately $500 million, and entered into five year contracts with AOL under which WorldCom and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from WorldCom. WorldCom retained the CompuServe Network Services division. ANS provided Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS have been included from the date of acquisition.

    The purchase price in the CompuServe Merger and AOL Transaction was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which $429 million was allocated to IPR&D. The remaining excess of approximately $1 billion, has been recorded as goodwill, which is being amortized over 10 years on a straight-line basis.

    On January 29, 1998, WorldCom acquired Brooks Fiber Properties, Inc. ("BFP"), pursuant to the merger (the "BFP Merger") of a wholly owned subsidiary of WorldCom, with and into BFP. Upon consummation of the BFP Merger, BFP became a wholly owned subsidiary of WorldCom. BFP is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier, in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers, Internet service providers, wireless carriers and business, government and institutional end users with an alternative to the traditional phone company for a broad array of high quality voice, data, video transport and other telecommunications services.

    As a result of the BFP Merger, each share of BFP common stock was converted into the right to receive 2.775 shares of WorldCom Common Stock or approximately 109 million WorldCom common shares in the aggregate. The BFP Merger was accounted for as a pooling-of-interests; and, accordingly, the Company's financial statements for periods prior to the BFP Merger have been restated to include the results of BFP.

    During 1998, 1999 and 2000, the Company recorded other liabilities of $2.2 billion, $582 million and $29 million respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31,

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS--  (CONTINUED)
1998, 1999 and 2000, other liabilities related to these accruals totaled $2.0 billion, $1.8 billion and $938 million, respectively.

(3) IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES--

    The following table reflects the components of the significant items included in IPR&D and other charges in 1998 and 1999 (in millions):

                                                                1998       1999
                                                              --------   --------
IPR&D.......................................................   $3,529      $ --
Provision to reduce the carrying value of certain assets....       49        --
Severance and other employee related costs..................       21        --
Direct merger costs.........................................       17         1
Alignment and other exit activities.........................      109        (9)
                                                               ------      ----
                                                               $3,725      $ (8)
                                                               ======      ====

    In 1998, the Company recorded a pre-tax charge of $196 million in connection with the BFP Merger, the MCI Merger and asset write-downs and loss contingencies. This charge included $21 million for employee severance, $17 million for BFP direct merger costs, $38 million for conformance of BFP accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to asset write-downs and loss contingencies. The $56 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that the Company has or will abandon, $19 million related to minimum contractual network lease commitments that expire between 1999 and 2001, for which the Company will receive no future benefit due to the migration of traffic to owned facilities, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that selected leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in 1999 a reversal of a $9 million charge to IPR&D and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to asset write-downs and loss contingencies includes
$9 million for the decommission of information systems that have no alternative future use, $9 million for the write-down to fair value of assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to BFP. As of December 31, 1999 and 2000, the Company's remaining unpaid liability related to the above charges was $27 million and $20 million, respectively.

CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT:

    In connection with 1998 business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(4) INVESTMENTS--

    In November 1999, the Company purchased 30 million shares of Metricom, Inc. ("Metricom") Series A1 preferred stock (the "Metricom Preferred Stock") for
$300 million. The Metricom Preferred Stock bears cumulative dividends at the rate of 6.5% per annum for three years, payable in cash or additional shares of Metricom Preferred Stock. In addition, the Company has the right to elect one director to Metricom's board of directors, although voting rights otherwise will be generally limited to specified matters. The Metricom Preferred Stock is subject to mandatory redemption by Metricom at the original issuance price in 2009 and to redemption at the option of the holder upon the occurrence of specified changes in control or major acquisitions. The Metricom Preferred Stock is convertible into Metricom common stock at the Company's option beginning
May 2002.

    Metricom is a leading provider of mobile data networking and technology. Metricom's Ricochet service provides mobile professionals with high-performance, cost effective untethered access to the Internet, private Intranets, local-area networks, e-mail and other online services.

    Additionally, WorldCom signed a five-year, non-exclusive agreement valued at $388 million with Metricom to sell subscriptions for Metricom's Ricochet services. The agreement is subject to the timely deployment of the Metricom network, Metricom's ability to meet agreed performance standards and Metricom's ability to attract a significant number of subscribers through other channel partners.

    In connection with the MCI Merger, the Company acquired an investment in The News Corporation Limited ("News Corp.") comprised of cumulative convertible preferred securities and warrants. In July 1999 the Company received
$1.4 billion in cash from the sale of the Company's interest in News Corp. preferred stock. The Company recorded a gain of $130 million on this sale. Additionally, the Company recorded dividend income of approximately $17 million and $32 million, respectively, for the years ended December 31, 1998 and 1999.

    With News Corp., the Company anticipated forming a Direct Broadcast Satellite ("DBS") joint venture in which the Company would own a 19.9% interest. DBS is a point-to-multipoint broadcast service that uses high-powered Ku band satellites placed in geosynchronous orbit. DBS service is capable of delivering a wide range of services, including subscription television, pay-per-view services, such as movies, concerts and sporting events, and digitized content, such as magazines. Prior to the EchoStar Transaction, as discussed below, the Company held a DBS license from the FCC which it planned to contribute to the joint venture. The DBS license granted the Company the right to use 28 of 32 channels in the satellite slot located at 110 degrees west longitude, which provides coverage to all fifty states in the U.S. and Puerto Rico. News Corp. and the Company planned to contribute to the joint venture the other DBS related assets they each own.

    In November 1998, the Company and News Corp. entered into an agreement with EchoStar Communications Corporation ("EchoStar") for the sale and transfer of the Company's and News Corp.'s DBS assets (the "EchoStar Transaction"). The EchoStar Transaction was consummated in June 1999 and the Company acquired preferred shares in a subsidiary of News Corp. for a face amount equal to the Company's cost of obtaining the DBS license from the FCC, plus interest thereon. The Company also received from EchoStar approximately 6.8 million shares of EchoStar Class A Common Stock. In December 1999, the Company sold 2.7 million shares of EchoStar Class A Common Stock and received $190 million in net proceeds. The Company recorded a gain of $101 million on this sale.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(5) LONG-TERM DEBT--

    Outstanding debt as of December 31, 1999 and 2000 consists of the following (in millions):

                                                                1999                                  2000
                                                 -----------------------------------   -----------------------------------
                                                 EXCLUDING                             EXCLUDING
                                                 EMBRATEL    EMBRATEL   CONSOLIDATED   EMBRATEL    EMBRATEL   CONSOLIDATED
                                                 ---------   --------   ------------   ---------   --------   ------------
Commercial paper and credit facilities.........   $ 2,875     $   --      $ 2,875       $ 3,629     $   --      $ 3,629
Floating rate notes due 2001 through 2002......     1,000         --        1,000         1,560         --        1,560
7.88% - 8.25% Notes Due 2003-2010..............        --         --           --         3,500         --        3,500
7.38% Notes Due 2006-2011......................        --         --           --         2,000         --        2.000
6.13% - 6.95% Notes Due 2001-2028..............     6,100         --        6,100         6,100         --        6,100
7.13% - 7.75% Notes Due 2004-2027..............     2,000         --        2,000         2,000         --        2,000
8.88% - 13.5% Senior Notes Due 2002-2006.......       689         --          689           672         --          672
7.13% - 8.25% Senior Debentures Due 2023-2027..     1,438         --        1,438         1,436         --        1,436
6.13% - 7.50% Senior Notes Due 2004-2012.......     2,142         --        2,142         1,934         --        1,934
15% note payable due in annual installments
  through 2000.................................        --        440          440            --         --           --
Capital lease obligations, 7.00% - 11.00%
  (maturing through 2002)......................       483         --          483           413         --          413
Other debt (maturing through 2008).............       148        828          976           518      1,134        1,652
                                                  -------     ------      -------       -------     ------      -------
                                                   16,875      1,268       18,143        23,762      1,134       24,896
Short-term debt and current maturities of
  long-term debt...............................    (4,239)      (776)      (5,015)       (6,764)      (436)      (7,200)
                                                  -------     ------      -------       -------     ------      -------
                                                  $12,636     $  492      $13,128       $16,998     $  698      $17,696
                                                  =======     ======      =======       =======     ======      =======

    On December 19, 2000, the Company completed the private offering of $2.0 billion principal amount of debt securities. The net proceeds of $1.99 billion were used to repay commercial paper obligations. The offering consisted of $1.0 billion of 7.375% Dealer Remarketable Securities, or Drs., which mature January 15, 2011 and $1.0 billion of 7.375% Notes Due 2006, which mature January 15, 2006. The debt securities were not registered under federal securities laws and therefore may not be offered or sold in the United States unless registered or exempt.

    Interest on the Drs. is payable semiannually on the 15th day of January and July, beginning July 15, 2001 and including January 15, 2003. Thereafter, interest on the Drs. is payable annually on January 15th. The Drs. are subject to mandatory tender by all holders of Drs. to the remarketing dealer on January 15, 2003 and on each January 15th thereafter, until and including January 15, 2010. Interest on the 7.375% Notes Due 2006 is payable semiannually on the 15th day of January and July, beginning July 15, 2001.

    If the remarketing dealer elects to remarket the Drs. on any remarketing date as described therein, holders must tender the Drs. to the remarketing dealer at 100% of their principal amount. If the remarketing dealer elects not to remarket the Drs., or for any reason does not purchase all of the Drs. on such remarketing date, holders must tender and the Company will repurchase, at 100% of their principal amount, any Drs. that have not been purchased by the remarketing dealer.

    If the remarketing dealer remarkets the Drs. on any remarketing date, the stated interest rate on the Drs. will be reset at an adjusted fixed rate until the immediately following remarketing date (or, in

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(5) LONG-TERM DEBT--  (CONTINUED)
the case of the last remarketing date, until the stated maturity date). The Drs. will generally not be redeemable by the Company.

    On May 24, 2000, the Company completed a public debt offering of $5.0 billion principal amount of debt securities. The net proceeds of $4.95 billion were used to pay down commercial paper obligations. The public debt offering consisted of the following series of notes:

                                                          PRINCIPAL
                        TITLE                              AMOUNT           MATURITY
                        -----                           -------------   -----------------
 Floating Rate Notes Due 2001........................   $1.5 billion    November 26, 2001
 7.875% Notes Due 2003...............................    $1.0 billion   May 15, 2003
 8% Notes Due 2006...................................   $1.25 billion   May 15, 2006
 8.25% Notes Due 2010................................   $1.25 billion   May 15, 2010

    The Floating Rate Notes bear interest payable quarterly on the 24th day of February, May, August and November, beginning August 24, 2000. Each of the 7.875% Notes Due 2003, the 8% Notes Due 2006 and the 8.25% Notes Due 2010 bear interest payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2000.

    The 8% Notes Due 2006, the 7.375% Notes Due 2006 and the 8.25% Notes Due 2010 are redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at respective redemption prices equal to the greater of:

    - 100% of the principal amount of the Notes to be redeemed or

    - the sum of the present values of the remaining scheduled payments (as defined) discounted at the Treasury rate (as defined) plus 0.25% for the 8% Notes Due 2006 and the 7.375% Notes Due 2006, and 0.30% for the 8.25% Notes Due 2010.

    On August 3, 2000, the Company extended its existing $7 billion 364-Day Revolving Credit and Term Loan Agreement for a successive 364-day term. This credit facility is referred to as the Facility C Loans. The Facility C Loans, together with the $3.75 billion Amended and Restated Facility A Revolving Credit Agreement, which the Company refers to as the Facility A Loans, provide the Company with aggregate credit facilities of $10.75 billion. These credit facilities provide liquidity support for the Company's commercial paper program and will be used for other general corporate purposes.

    The Facility A Loans mature on June 30, 2002. The Facility C Loans mature on August 2, 2001; provided, however, that the Company may elect at that time to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion. The Facility A Loans and the Facility C Loans are subject to annual commitment fees not to exceed 0.25% and 0.15%, respectively, of any unborrowed portion of the facilities.

    The credit facilities bear interest payable in varying periods, depending on the interest period, not to exceed six months, or with respect to any Eurodollar Rate borrowing, 12 months if available to all lenders, at rates selected by the Company under the terms of the credit facilities, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(5) LONG-TERM DEBT--  (CONTINUED)
borrowing generally varies from 0.35% to 0.75% as to Facility A Loans and from 0.225% to 0.45% as to Facility C Loans, in each case based upon the Company's then current debt ratings.

    The credit facilities are unsecured but include a negative pledge of the assets of the Company and, subject to exceptions, the covered subsidiaries.

    The credit facilities require compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The credit facilities require compliance with operating covenants which limit, among other things, the incurrence of additional indebtedness by the Company and the covered subsidiaries and sales of assets and mergers and dissolutions. The credit facilities do not restrict distributions to shareholders, provided the Company is not in default under the credit facilities. At December 31, 2000, the Company was in compliance with these covenants.

    Additionally, on June 12, 2000, the Company completed a public debt offering of $60 million principal amount of debt securities. The net proceeds of $59.9 million were used for general corporate purposes. The public debt offering consisted of $60 million of Floating Rate Notes Due 2002 (the "2002 Floating Rate Notes"), which mature June 11, 2002. The 2002 Floating Rate Notes bear interest payable quarterly on the 11th day of March, June, September and December, beginning September 11, 2000.

    In the third quarter of 2000, the Company paid the final installment of R$795 million (U.S. $444 million) on the note due in connection with the Company's purchase of Embratel. Additionally, in the first quarter of 2000, $200 million of senior notes with an interest rate of 7.13% matured. The funds utilized to repay this indebtedness were obtained from available liquidity under the Company's credit facilities and commercial paper program.

    As of December 31, 2000, Embratel had $1.1 billion of total long-term debt outstanding, of which approximately $879 million was denominated in U.S. dollars and $255 million denominated in other currencies including the French Franc, Deutsche Mark, Japanese Yen, and Brazilian REAL. The Embratel debt bears fixed interest rates ranging from 5.7% to 11.2% and variable interest rates ranging from 0.13% to 3.30% per annum over the LIBOR. The LIBOR rate at December 31, 2000 was 6.39875%.

    As of December 31, 2000, Embratel was in compliance with the various covenants included in all of its debt agreements.

    The aggregate principal repayments and reductions required in each of the years ending December 31, 2001 through December 31, 2005 and thereafter for the Company's long-term debt is as follows (in millions):

2001........................................................  $ 7,200
2002........................................................      467
2003........................................................    1,804
2004........................................................    1,221
2005........................................................    2,387
Thereafter..................................................   11,817
                                                              -------
                                                              $24,896
                                                              =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(6) COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES--

    In connection with the MCI Merger, the Company acquired $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A, representing 30 million shares outstanding ("preferred securities") due June 30, 2026 which were previously issued by MCI Capital I, a wholly owned Delaware statutory business trust (the "Trust"). The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the Company's 8% Junior Subordinated Deferrable Interest Debentures, Series A ("Subordinated Debt Securities") due June 30, 2026, the only assets of the Trust.

    Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust on a quarterly basis, provided the Company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The Company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid. In addition, in the event the Company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust.

    The Company has executed various guarantee agreements and supplemental indentures which agreements, when taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable, and unconditional guarantee by the Company of all of the Trust's obligations under the preferred securities (the "Guarantee"). A Guarantee Agreement and Supplement No. 1 thereto covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the Company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the Company under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the Company.

OTHER REDEEMABLE PREFERRED SECURITIES:

    On December 28, 1998, WorldCom Synergies Management Company, Inc. ("SMC"), a wholly owned subsidiary of the Company, issued 475 shares of an authorized 500 shares of 6.375% cumulative preferred stock, Class A ("SMC Class A Preferred Stock") in a private placement. Each share of SMC Class A Preferred Stock has a par value of $0.01 per share and a liquidation preference of $100,000 per share. The SMC Class A Preferred Stock is mandatorily redeemable by SMC at the redemption price of $100,000 per share plus accumulated and unpaid dividends on January 1, 2019. Dividends on the SMC Class A Preferred Stock are cumulative from the date of issuance and are payable quarterly at a rate per annum equal to 6.375% of the liquidation preference of $100,000 per share when, as and if declared by the board of directors of SMC.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(7) PREFERRED STOCK--

    The WorldCom Series B Convertible Preferred Stock (the "WorldCom Series B Preferred Stock") is convertible into shares of WorldCom Common Stock at any time at a conversion rate of 0.1460868 shares of WorldCom Common Stock for each share of WorldCom Series B Preferred Stock. Dividends on the WorldCom Series B Preferred Stock accrue at the rate of $0.0775 per share, per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors. The Company has not declared any dividends on the WorldCom Series B Preferred Stock to date and anticipates that future dividends will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of WorldCom Common Stock at the Company's election. To date, the Company has elected to pay all accrued dividends in cash, upon conversion.

    The WorldCom Series B Preferred Stock is also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of WorldCom Common Stock at the Company's election.

    The WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters. The WorldCom Series B Preferred Stock has a liquidation preference of $1.00 per share plus all accrued and unpaid dividends thereon to the date of liquidation. There is no established market for the WorldCom
Series B Preferred Stock.

    In January 2000, each outstanding share of WorldCom Series C Preferred Stock was redeemed by the Company for $50.75 in cash, or approximately $190 million in the aggregate.

    In May 1998, the Company exercised its option to redeem all of the outstanding Series A 8% Cumulative Convertible Preferred Stock (the "WorldCom Series A Preferred Stock") and related depositary shares. Prior to the redemption date, substantially all of the holders of WorldCom Series A Preferred Stock elected to convert the preferred stock into WorldCom Common Stock, resulting in the issuance of approximately 49 million shares of WorldCom Common Stock.

(8) SHAREHOLDER RIGHTS PLAN--

    On August 25, 1996, the Board of Directors of WorldCom declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of WorldCom Common Stock. Each Right entitles the registered holder to purchase from the Company one one thousand-five-hundredth of a share of Series 3 Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"), of the Company at an initial price of $160.00 per one one-thousandth of a share of Junior Preferred Stock (the "Purchase Price"), subject to adjustment.

    The Rights generally will be exercisable only after the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of voting stock of the Company without the prior express written consent of the Company, or after the close of business on the tenth business day (or such later day as the Board of Directors shall determine, but in no event later than the tenth business day after a person becomes an Acquiring Person) after the commencement of a tender offer or exchange offer, by a person which, upon consummation, would

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(8) SHAREHOLDER RIGHTS PLAN-- (CONTINUED) result in such party's control of 15% or more of the Company's voting stock. The Rights will expire, if not previously exercised, exchanged or redeemed, on September 6, 2001.

    If any person or group acquires 15% or more of the Company's outstanding voting stock without prior written consent of the Board of Directors, each Right, except those held by such persons, would entitle each holder of a Right to acquire such number of shares of WorldCom's Common Stock as shall equal the result obtained by multiplying the then current Purchase Price by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of WorldCom Common Stock.

    If any person or group acquires 15% or more, but less than 50%, of the outstanding WorldCom Common Stock without prior written consent of the Board of Directors, each Right, except those held by such persons, may be exchanged by the Board of Directors for one share of WorldCom Common Stock.

    If the Company were acquired in a merger or other business combination transaction where the Company is not the surviving corporation or where the Company is the surviving corporation, but WorldCom Common Stock is exchanged or changed for stock or other securities of any other person or for cash or other property, or where 50% or more of the Company's assets or earnings power is sold in one or several transactions without the prior written consent of the Board of Directors, each Right would entitle the holders thereof (except for the Acquiring Person) to receive such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current Purchase Price by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

    At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0067 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of
(i) any percentage greater than the largest percentage of the voting power of all securities of the Company then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(9) LEASES AND OTHER COMMITMENTS--

    The Company leases office facilities and equipment under non-cancelable operating leases having initial or remaining terms of more than one year. Rental expense under these operating leases was $184 million, $323 million and $392 million in 1998, 1999, and 2000, respectively. In addition, the Company leases a right-of-way from a railroad company under a fifteen-year lease with three fifteen-year renewal options. The Company is also obligated under rights-of-way and franchise agreements with various entities for the use of their rights-of-way for the installation of the Company's telecommunications systems.

    At December 31, 2000, minimum lease payments under non-cancelable operating leases and commitments, other contractual commitments and capital leases were as follows (in millions):

                                                              OPERATING AND CAPITAL LEASES
                                              ------------------------------------------------------------
                                              OFFICE FACILITIES
                                                AND EQUIPMENT
                                                  AND OTHER       TELECOMMUNICATIONS
                                                 CONTRACTUAL          FACILITIES                  CAPITAL
YEAR                                             COMMITMENTS      AND RIGHTS-OF-WAY     TOTAL      LEASES
----                                          -----------------   ------------------   --------   --------
2001........................................        $  692             $ 2,757         $ 3,449     $  87
2002........................................           795               2,538           3,333        55
2003........................................           720               2,400           3,120        33
2004........................................           621               2,044           2,665        39
2005........................................           568               1,726           2,294        30
Thereafter..................................         2,496               2,006           4,502       375
                                                    ------             -------         -------     -----
Total.......................................        $5,892             $13,471         $19,363     $ 619
                                                    ======             =======         =======
Less: imputed interest......................                                                        (206)
                                                                                                   -----
                                                                                                   $ 413
                                                                                                   =====

    The Company has various facility leases that include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs.

    In October 1999, the Company and Electronic Data Systems Corporation ("EDS") finalized dual outsourcing agreements that are expected to capitalize on the individual strengths of each company. Under these agreements, WorldCom has outsourced portions of its information technology ("IT") operations to EDS. EDS has assumed responsibility for IT system operations at more than a dozen WorldCom processing centers worldwide. The IT outsourcing agreement is represented by a 10-year contractual commitment with contractually specified minimums over the term of the contract. The contractual minimums aggregate
$3.16 billion and have been included in the operating and capital lease commitment table above.

    In 1999, the Company amended its existing $500 million receivables purchase agreement to $2.0 billion by including additional receivables eligible under the agreement. As of December 31, 2000, the purchaser owned an undivided interest in a $3.5 billion pool of receivables, which includes the $1.95 billion sold.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--

    The Company is involved in legal and regulatory proceedings that are incidental to its business and has included loss contingencies in other current liabilities and other liabilities for these matters. In some instances, rulings by federal and state regulatory authorities may result in increased operating costs to the Company. The results of these various legal and regulatory matters are uncertain and could have a material adverse effect on the Company's consolidated results of operations or financial position.

    GENERAL

    WorldCom is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. The Company must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects the Company to price cap or rate of return regulation, nor is the Company currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific multichannel multipoint distribution services, wireless communications service and terrestrial microwave and satellite earth station facilities that utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of its international facilities and services. WorldCom is subject to varying degrees of regulation in the foreign jurisdictions in which it conducts business, including authorization for the installation and operation of network facilities. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on WorldCom.

    DOMESTIC

    In August 1996, the FCC established nationwide rules pursuant to the Telecom Act designed to encourage new entrants to compete in local service markets through interconnection with the traditional phone companies, resale of traditional phone companies' retail services, and use of individual and combinations of unbundled network elements, owned by the traditional phone companies. Unbundled network elements are defined in the Telecom Act as any "facility or equipment used in the provision of a telecommunication service," as well as "features, function, and capabilities that are provided by means of such facility or equipment." Implementation of these rules has been delayed by various appeals by traditional phone companies. In January 1999, the Supreme Court of the United States confirmed the FCC's authority to issue the rules, including a pricing methodology for unbundled network elements. On remand, the FCC clarified the requirement that traditional phone companies make specific unbundled network elements available to new entrants. The traditional phone companies have sought reconsideration of the FCC's order and have petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit. The traditional phone companies also petitioned for review of the FCC's rules for pricing unbundled network elements in the United States Court of Appeals for the Eighth Circuit which, in July 2000, invalidated the portion of those rules that mandated that the pricing be based on a forward-looking cost methodology which calculates costs by reference to efficient technology and design choices. At the request of various parties, including WorldCom, the Supreme Court will review the Eighth Circuit's decision. A ruling from the Supreme Court is expected in early 2002.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--  (CONTINUED)
    The Telecom Act requires traditional phone companies to petition the FCC for permission to offer long distance services for each state within their region.
Section 271 of the Act provides that for these applications to be granted, the FCC must find, among other things, that the traditional phone company has demonstrated that it has met a 14-point competitive checklist to open its local network to competition and that granting the petition is in the public interest. To date, the FCC has rejected five traditional phone company applications and it has granted four: Verizon's for New York and SBC's for Texas, Kansas and Oklahoma. Currently, an application is pending before the FCC by Verizon for Massachusetts. Other applications may be filed at any time. WorldCom has challenged, and will continue to challenge, any application that does not satisfy the requirements of Section 271 or the FCC's local competition rules. To date, these challenges have focused on the pricing of unbundled network elements and on the adequacy of the traditional phone companies' operations support systems. In addition, several bills have been introduced in Congress that would have the effect of allowing traditional phone companies to offer in-region long distance data services without satisfying Section 271 of the Act or of making it more difficult for competitors to resell traditional phone company high-speed Internet access services or to lease the unbundled network elements used to provide these services. To date, WorldCom and others have successfully opposed these bills.

    In August 1998, the FCC ruled that the interconnection, unbundling, and resale requirements imposed on traditional phone companies by the Telecom Act, as well as the prohibition on traditional phone company provision of in-region long distance services, apply to advanced telecommunication services such as digital subscriber line technology. U S West petitioned for review of this order in the United States Court of Appeals for the D.C. Circuit which, at the request of the FCC, remanded the case for further administrative proceedings. In December 1999, the FCC reaffirmed its order, but reserved ruling on whether these obligations apply to traffic jointly carried by a traditional phone company and a competitive local exchange carrier to an Internet service provider which self-provides the transport component of its Internet access services. The order also found that digital subscriber line-based advanced services used to connect Internet service providers to their subscribers to facilitate Internet-bound traffic ordinarily constitute exchange access service. In
January 2000, WorldCom petitioned for review of this latter aspect of the FCC's order in the United States Court of Appeals for the D.C. Circuit, and a decision from the court is pending.

    In November 1999, the FCC's Pricing Flexibility Order, which allowed price-cap regulated traditional phone companies to offer customer specific pricing in contract tariffs, took effect. Price-cap regulated traditional phone companies can now offer access arrangements with contract-type pricing in competition with long distance carriers and other competitive access providers, who have previously been able to offer this pricing for access arrangements. As traditional phone companies experience increasing competition in the local services market, the FCC will grant increased pricing flexibility and relax tariffing requirements for access services. The FCC also is conducting a proceeding to consider additional pricing flexibility for a wider range of access services. WorldCom petitioned for review of the Pricing Flexibility Order in the United States Court of Appeals for the D.C. Circuit, and in an opinion entered on February 2, 2001, the court denied those petitions and affirmed the FCC's order.

    In July 1999, the United States Court of Appeals for the Fifth Circuit reversed in part the FCC's May 1997 universal service decision. Among other things, the court held that the FCC may collect universal service contributions from interstate carriers based on only interstate revenues, and that the FCC could not force the traditional phone companies to recover their universal service contributions through interstate access charges. In November 1999, the FCC implemented the Fifth Circuit's

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--  (CONTINUED)
decision. AT&T has petitioned for review of this FCC order in the United States Court of Appeals for the Fifth Circuit, and WorldCom has intervened in support of AT&T. Pending reconsideration petitions at the FCC seek retroactive treatment for implementation of the remand order. The FCC has released two additional universal service orders, which provide for federal support for non-rural high cost areas. Petitions for review of both orders were filed in the United States Court of Appeals for the Tenth Circuit.

    In March 1999, the FCC sought public comments on its tentative conclusion that loop spectrum standards should be set in a competitively neutral process. In December 1999, the FCC concluded that traditional phone companies should be required to share primary telephone lines with competitive local exchange carriers, and identified the high frequency portion of the loop as a network element. In February 2000, U S West and the United States Telephone Association petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit; the court held the case in abeyance pending reconsideration at the FCC. On January 19, 2001, the FCC issued its order on reconsideration which again is favorable to WorldCom and other firms seeking to gain access to the high bandwidth portion of the local loop. More specifically, the FCC clarified that the requirement to share lines applies to the entire loop, even where the traditional phone company has deployed fiber in the loop. Under the order, the traditional phone companies must permit competing carriers to self-provision or partner with a data carrier in order to furnish voice and data service on the same line. The traditional phone companies have appealed this ruling and the Company has intervened to ensure that it is not disturbed.

    In February 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to Internet service providers. Prior to the FCC's order, over thirty state public utility commissions issued orders finding that carriers, including WorldCom, are entitled to collect reciprocal compensation for completing calls to Internet service providers under the terms of their interconnection agreements with traditional phone companies. Many of these public utility commission decisions were appealed by the traditional phone companies and, since the FCC's order, many traditional phone companies have filed new cases at the public utility commissions or in court. WorldCom petitioned for review of the FCC's order in the United States Court of Appeals for the D.C. Circuit, which vacated the order and remanded the case to the FCC for further proceedings, which are currently pending. Several bills have been introduced in Congress that would have the effect of requiring the FCC to deny reciprocal compensation for dial-up Internet traffic. To date, WorldCom and others have successfully opposed these bills.

    In 1996 and 1997, the FCC issued orders that would require non-dominant telecommunications carriers to eliminate domestic interstate service tariffs, except in limited circumstances. These orders were stayed pending judicial review. In April 2000, however, the United States Court of Appeals for the D.C. Circuit affirmed the FCC's orders and thereafter lifted the stay. The FCC's orders prevent WorldCom from relying upon its domestic federal tariff to limit liability or to establish interstate rates for the Company's customers. On
March 20, 2001, the FCC released an order governing the detariffing of international interexchange services. That order established a nine-month transition period during which carriers may file new or revised tariffs only for mass market international exchange services. WorldCom will comply with the FCC's orders and is in the process of developing modifications to the manner in which the Company establishes contractual relationships with its customers.

    In May 2000, the FCC adopted further access charge and universal service reforms. In response to a proposal made by "CALLS", a group of traditional phone companies and two long distance

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--  (CONTINUED)
companies, the FCC reduced access charges paid by long distance companies to local exchange carriers by approximately $3.2 billion annually. The proposal, which will allow charges imposed on end user customers by traditional phone companies to increase over time, also created a new $650 million universal service fund. Several parties have petitioned for review of various aspects of the CALLS order.

    It is possible that rights held by WorldCom to multi-channel multipoint distribution service and/or instructional television fixed service spectrum may be disrupted by FCC decisions to re-allocate some or all of that spectrum to other services. If this re-allocation were to occur, the Company cannot predict whether current deployment plans for its multi-channel multipoint distribution service services will be sustainable.

    INTERNATIONAL

    In February 1997, the United States entered into a World Trade Organization agreement that is designed to have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. The World Trade Organization agreement became effective in February 1998. In light of the United States commitments to the World Trade Organization agreement, the FCC implemented new rules in February 1998 that liberalize existing policies regarding (1) the services that may be provided by foreign affiliated U.S. international common carriers, including carriers controlled or more than 25 percent owned by foreign carrier that have market power in their home markets, and (2) the provision of alternative traffic routing. The new rules make it much easier for foreign affiliated carriers to enter the United States market for the provision of international services.

    In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that U.S. carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a U.S. carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate at or below the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries. These rules allow these services on routes where 50% or more of U.S. billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to U.S. rules.

    In April 1999, the FCC modified its rules to permit U.S. international carriers to exchange international public switched voice traffic on many routes to and from the United States outside of the traditional settlement rate and proportionate return regimes. In June 1999, the FCC enforced the benchmark rates on two non-compliant routes. Settlement rates have fallen to the benchmarks or below on many other routes.

    Although the FCC's new policies and implementation of the World Trade Organization agreement may result in lower settlement payments by WorldCom to terminate international traffic, there is a risk that the payments that the Company will receive from inbound international traffic may decrease to an even greater degree. The implementation of the World Trade Organization agreement may also make it easier for foreign carriers with market power in their home markets to offer U.S. and foreign customers end-to-end services to our disadvantage. WorldCom may continue to face substantial

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--  (CONTINUED)
obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide these end-to-end services.

    EMBRATEL

    The 1996 General Telecommunications Law provides a framework for telecommunications regulation for Embratel. Article 8 of the law created an agency to implement the law through development of regulations and to enforce these regulations. According to the law, companies wishing to offer telecommunications services to consumers are required to apply to the agency for a concession or an authorization.

    The law provides that Embratel and the three regional incumbent telephone companies are subject to rate regulations. All other telecommunications companies are not subject to rate regulations although their individual authorizations may contain specific expansion and continuity obligations.

    The main restriction imposed on carriers by the law is that, until December 31, 2003, the incumbent telephone companies are prohibited from offering inter-regional and international long distance service, while Embratel is prohibited from offering local services. These companies can start providing those services two years sooner if they meet their network expansion obligations by December 31, 2001.

    Embratel and the three incumbent telephone companies were granted their concessions at no fee, until 2005. After 2005, the concessions may be renewed for a period of 20 years, upon the payment, every two years, of a fee equal to 2% of annual net revenues calculated based on the provision of switched fixed telephone services in the prior year, excluding taxes and social contributions.

    Embratel also offers a number of ancillary telecommunications services pursuant to authorizations granted by Anatel. These services include the provision of dedicated analog and digital lines, packet switched network services, circuit switched network services, mobile marine telecommunications, telex and telegraph, radio signal satellite retransmission and television signal satellite retransmission. Some of these services are subject to some specific continuity obligations and rate conditions.

    LITIGATION

    In November 2000, class action complaints were filed in the United States District Court for the Southern District of Mississippi against WorldCom and some of its executive officers. The complaints generally allege that the defendants made false and misleading statements about some aspects of the Company's performance by failing to disclose, among other things, that the merger with MCI did not yield the anticipated cost savings and revenue increases, that the Company's growth rate was declining, and that its financial statements were inflated due to the failure to write down, on a timely basis, $405 million in receivables. Based on these allegations, the complaints assert claims for violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and Section 20(a) of the 1934 Securities Act. The complaints seek to certify a class of persons who purchased or otherwise acquired WorldCom shares between April 13, 2000 and November 1, 2000. The court consolidated these actions on March 27, 2001, along with another purported class action lawsuit filed on behalf of individuals who purchased stock in Intermedia Communications, Inc. between September 5 and November 1, 2000, which action asserts substantially similar claims and alleges that after the announcement of the WorldCom-Intermedia merger, the price of Intermedia stock was tied to the price of WorldCom stock. The Company believes that the factual allegations and legal claims asserted in the complaints are without merit and it intends to defend them vigorously.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--  (CONTINUED)
    On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI and all of its directors were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. British Telecommunications plc was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. The complaints allege that MCI's directors breached their fiduciary duty in connection with the MCI BT merger agreement, that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of MCI and that BT breached those duties in connection with the MCI BT merger agreement. The complaints seek damages and injunctive and other relief.

    One of the purported stockholder class actions pending in Delaware Chancery Court has been amended, one of the purported class actions has been dismissed with prejudice, and plaintiffs in four of the other purported stockholder class actions have moved to amend their complaints to name WorldCom and a subsidiary as additional defendants. These plaintiffs generally allege that the defendants breached their fiduciary duties to stockholders in connection with the merger with MCI and the agreement to pay a termination fee to WorldCom. They further allege discrimination in favor of BT in connection with the MCI merger. The plaintiffs seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI merger and the payment of the inducement fee to BT.

    Three complaints were filed in the U.S. District Court for the District of Columbia, as class actions on behalf of purchasers of MCI shares. The three cases were consolidated on April 1, 1998. On or about May 8, 1998, the plaintiffs in all three cases filed a consolidated amended complaint alleging, on behalf of purchasers of MCI's shares between July 11, 1997 and August 21, 1997, inclusive, that MCI and some of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the MCI BT merger agreement. The consolidated amended complaint seeks damages and other relief. WorldCom and the other defendants have moved to dismiss the consolidated amended complaint.

    At least nine class action complaints have been filed that arise out of the FCC's decision in HALPRIN, TEMPLE, GOODMAN AND SUGRUE V. MCI TELECOMMUNICATIONS CORP., and allege that WorldCom improperly charged "pre-subscribed" customers "non-subscriber" or so-called "casual" rates for some direct-dialed calls. Plaintiffs further challenge our credit policies for this "non-subscriber" traffic. Plaintiffs assert that our conduct violates the Communications Act and various state laws; the complaint seeks rebates to all affected customers as well as punitive damages and other relief. In response to a motion filed by us, the Judicial Panel on Multi-District Litigation consolidated these matters in the United States District Court for the Southern District of Illinois. The parties have entered into a memorandum of understanding to settle these cases, pursuant to which we would pay $88 million for the benefit of the settlement class. Judicial approval of the tentative settlement is required. WorldCom's appeal of the FCC's HALPRIN decision to the United States Court of Appeals for the District of Columbia Circuit is stayed pending judicial review of the proposed settlement.

    Between September 5, 2000 and October 4, 2000, a number of purported class actions and stockholder derivative actions relating to the merger agreement between WorldCom and Intermedia were filed in the Delaware Chancery Court. The named defendants include Intermedia, its publicly-traded subsidiary Digex, certain directors of Digex who are also directors and/or executive officers of Intermedia and, in some cases, WorldCom. On October 19, 2000, the court ordered all purported derivative and class action lawsuits be consolidated into a single action. The consolidated action filed on October 19, 2000 alleges, among other things, that the defendants, other than WorldCom, breached

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--  (CONTINUED)
their fiduciary duties to the purported class members by acting to further their own interests at the expense of Digex public stockholders and that the Digex board members who are also directors and/or executive officers of Intermedia conferred a substantial benefit on Intermedia at the expense of the Digex public stockholders by voting to waive application of Section 203 of the Delaware General Corporate Law with respect to any future "business combinations," as defined by Section 203, between WorldCom and Digex. The consolidated complaint also alleges that WorldCom aided and abetted the Intermedia and Digex defendants' wrongdoing. The consolidated complaint seeks an order enjoining the merger, a declaration that the waiver of Section 203 is inapplicable to WorldCom, attorneys' fees and unspecified damages.

    On December 13, 2000, the court denied the plaintiffs' motion for preliminary injunctive relief, concluding that plaintiffs were unlikely to succeed on the merits of their claim that defendants usurped a Digex corporate opportunity. The court further noted that it had determined, at least preliminarily, that after a full trial on the merits, the plaintiff minority stockholders are likely to succeed in invalidating the defendant Digex directors' decision to vote in favor of the Section 203 waiver and that the plaintiffs could be entitled to a range of equitable remedies, including monetary damages.

    In general, and subject to certain exceptions, Section 203 prohibits "business combinations" between a Delaware corporation and an "interested shareholder" of that corporation for three years from the time that the shareholder becomes "interested." However, because a majority of Digex's board of directors voted to waive the applicability of Section 203, WorldCom would be exempt from the three-year prohibition on "business combinations" with Digex. If the Digex board's approval of the Section 203 waiver were invalidated, then WorldCom could be prohibited from entering into "business combinations" with Digex for the applicable three year period, unless another exception were deemed applicable (for example, approval of specific "business combination" by the Digex board and the affirmative vote of 2/3 of the outstanding voting stock not owned by the interested shareholder).

    On February 15, 2001, the parties agreed to resolve the issues related to the consolidated action by entering into a memorandum of understanding. The proposed settlement, which is conditioned on consummation of the merger between WorldCom and Intermedia, negotiation and execution of a formal written stipulation of settlement and preliminary and final approval by the court, will fully resolve all claims asserted in the consolidated action. The principal terms of the proposed settlement, as set forth in the memorandum of understanding, are:

    - the exchange ratio in the original merger agreement has been reduced to a fixed 1:1 ratio that is not subject to adjustment;

    - certain "material adverse effect" provisions in the original merger agreement have been narrowed to eliminate various categories of items as potentially giving rise to breaches of Intermedia's representations and warranties with respect to material adverse effects;

    - with the reduction in the above-referenced exchange ratio, a settlement fund of $165 million in WorldCom Common Stock will be created for Digex shareholder class members and attorneys' fees;

    - a fund of up to $15 million in cash will be created to cover expenses incurred by Digex and a special committee of independent directors of the Digex board of directors, as well as administrative expenses of the settlement;

    - WorldCom and Digex will enter into a series of commercial arrangements;

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(10) CONTINGENCIES--  (CONTINUED)
    - Intermedia and WorldCom will take steps to amend the Digex certificate of incorporation to establish certain procedures to be followed by the Digex board of directors when considering certain types of transactions with interested stockholders, as defined in Section 203, including WorldCom and Intermedia, after the merger;

    - the approval of the WorldCom/Intermedia merger by the Digex board pursuant to Section 203 will no longer be subject to challenge and

    - WorldCom will not be subject to any restrictions under Section 203 on future "business combinations" with Digex.

    On March 5, 2001, the parties presented the settlement to the Chancery Court and on that date the Chancery Court ordered, among other things, that the terms of the settlement be presented to record holders of shares of Digex common stock (other than the defendants in the Delaware Digex Stockholders litigation and their affiliates) at any time during the period from and including August 31 through and including March 2, 2001, through published and mailed notice. The Court further ordered that the settlement be presented for approval at a hearing in Wilmington, Delaware on April 6, 2001.

    On April 6, 2001 the Court conducted the hearing and approved the settlement as presented by the parties. As a result, an Order and Final Judgment was entered by the Chancery Court approving the settlement on April 6, 2001. Under Delaware law, any interested parties may be entitled to file an appeal of the Order and Final Judgment with 30 days of its entry on April 6, 2001.

(11) EMPLOYEE BENEFIT PLANS--

STOCK OPTION PLANS:

    The Company has several stock option plans under which options to acquire up to 675 million shares of WorldCom Common Stock may be granted to directors, officers and employees of the Company including the stock option plans acquired through various acquisitions. As of December 31, 1998, 1999 and 2000, outstanding options and warrants to acquire 110 million, 98 million, and 133 million shares, respectively, were exercisable. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. As of December 31, 2000, 512 million options had been granted under these plans.

    Prior to the MCI Merger, various executives of MCI were granted incentive stock units ("ISUs") that vested over a three-year period and entitle the holder to receive shares of WorldCom Common Stock. At December 31, 2000, there were approximately 730,000 ISUs outstanding.

    Additionally, there are outstanding warrants to acquire shares of WorldCom Common Stock at prices ranging from $4.1667 to $44.41 per share which were granted by acquired entities prior to their merger with WorldCom.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(11) EMPLOYEE BENEFIT PLANS--  (CONTINUED)
    Additional information regarding options and warrants granted and outstanding is summarized below (in millions, except per share data):

                                                   NUMBER OF        WEIGHTED-
                                                  OPTIONS AND        AVERAGE
                                                    WARRANTS      EXERCISE PRICE
                                                 --------------   --------------
Balance, December 31, 1997.....................       129             $11.27
Assumed in connection with acquisitions........       127              18.68
Granted to employees/directors.................        48              20.38
Exercised......................................       (49)              9.87
Expired or canceled............................        (9)             16.63
                                                      ---             ------
Balance, December 31, 1998.....................       246              16.93
Granted to employees/directors.................       152              46.61
Exercised......................................       (61)             15.32
Expired or canceled............................       (18)             30.87
                                                      ---             ------
Balance, December 31, 1999.....................       319              30.58
Granted to employees/directors.................       109              44.09
Exercised......................................       (37)             15.62
Expired or canceled............................       (46)             41.55
                                                      ---             ------
Balance, December 31, 2000.....................       345             $35.04
                                                      ===             ======

    Options and warrants to purchase 1 million, 1 million and 313 million shares of WorldCom Common Stock were outstanding as of December 31, 1998, 1999 and 2000, respectively, with an exercise price in excess of the respective year end closing market price for WorldCom Common Stock.

    The following table summarizes information about the shares outstanding at December 31, 2000:

                              OPTIONS AND WARRANTS OUTSTANDING          OPTIONS AND WARRANTS EXERCISABLE
                        ---------------------------------------------   --------------------------------
      RANGE OF             NUMBER        REMAINING       WEIGHTED-          NUMBER          WEIGHTED-
      EXERCISE           OUTSTANDING    CONTRACTUAL       AVERAGE        OUTSTANDING         AVERAGE
       PRICES           (IN MILLIONS)   LIFE (YEARS)   EXERCISE PRICE   (IN MILLIONS)    EXERCISE PRICE
---------------------   -------------   ------------   --------------   --------------   ---------------
        $ 0.01-17.34          67            4.3            $12.85              64             $12.89
         17.35-34.68          62            6.5             22.57              33              42.61
         34.69-52.03         215            7.9             45.40              35              46.48
         52.04-86.71           1            6.3             58.28               1              58.81
                             ---                                             ----
                             345                                              133
                             ===                                             ====

    SFAS No. 123, "Accounting for Stock-Based Compensation", requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. Applying SFAS No. 123 would result in pro forma net income (loss) and earnings (loss) per share ("EPS") amounts as follows (in millions, except share data):

                                                                         1998       1999       2000
                                                                       --------   --------   --------
Net income (loss) before cumulative effect of
  accounting change and extraordinary items............  As reported   $(2,602)   $ 3,941     $4,173
                                                         Pro forma      (2,712)     3,442      3,409
Basic EPS..............................................  As reported     (1.35)      1.40       1.46
                                                         Pro forma       (1.40)      1.22       1.19
Diluted EPS............................................  As reported     (1.35)      1.35       1.43
                                                         Pro forma       (1.40)      1.18       1.17

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(11) EMPLOYEE BENEFIT PLANS--  (CONTINUED)
    The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grant:

                                                        WEIGHTED-
                         EXPECTED      RISK-FREE     AVERAGE GRANT-
    DATE GRANTED        VOLATILITY   INTEREST RATE   DATE FAIR VALUE
---------------------   ----------   -------------   ---------------
        1998               23.7%         5.6%            $ 6.68
        1999               26.8%         5.2%            $14.91
        2000               30.2%         6.3%            $16.79

    Additionally, for all options, a 15% forfeiture rate was assumed with an expected life of 5 years and no dividend yield.

    Because the SFAS No. 123 method of accounting has been applied only to grants after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(11) EMPLOYEE BENEFIT PLANS--  (CONTINUED)

401(K) PLANS:

    The Company and its subsidiaries offer its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,500. The Company matches individual employee contributions in selected plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses recorded by the Company relating to its 401(k) plans were $26 million, $108 million and $112 million for the years ended December 31, 1998, 1999 and 2000, respectively.

(12) PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS--

    WorldCom maintains a noncontributory defined benefit pension plan (the "MCI Plan") and a supplemental pension plan (the "Supplemental Plan") and WorldCom International Data Services, Inc., a subsidiary of MCI, has a defined benefit pension plan. Collectively, these plans cover substantially all MCI employees who became WorldCom employees as a result of the MCI Merger and who work
1,000 hours or more in a year. Effective January 1, 1999, no future compensation credits are earned by participants of the MCI Plan.

    Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees. As of December 31, 1999 and 2000, the fair value of MCI Plan assets exceeds the MCI Plan accumulated benefit obligation by $51 million and $42 million, respectively. There is no additional minimum pension liability required to be recognized.

    Additionally, Embratel sponsors a contributory defined benefit pension plan and a post-retirement benefit plan. Annual service cost is determined using the projected unit credit actuarial method. Approximately 95% of Embratel's full-time employees are covered by these plans. The defined benefit pension plan has a fair value of assets in excess of accumulated benefit obligation of $13 million and $3 million at December 31, 1999 and 2000, respectively. There is no additional minimum pension liability to be recognized.

    Embratel health care cost trend rates were projected at annual rates excluding inflation ranging from 5.74% in 2000 to 2.70% in 2048. The effect of a one percentage point increase in the assumed health care cost trend rates would increase the Embratel accumulated post-retirement benefit obligation at December 31, 2000 by $16 million and the aggregate service and interest cost components by $2 million on an annual basis. The effect of a one percentage point decrease in the assumed health care cost trend rate would reduce the accumulated post-retirement benefit obligation by $13 million and reduce the total service and interest cost component by $1 million.

    In April 1999, the Company completed the sale of MCI Systemhouse Corp. and SHL Systemhouse Co. (collectively "SHL") to Electronic Data Systems Corporation, or EDS, for $1.6 billion resulting in a settlement gain of $24 million and benefit payments of $80 million.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(12) PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS--  (CONTINUED)
    The following table sets forth information for the MCI pension plans and Embratel defined benefit pension and post-retirement plans' assets and obligations (in millions):

                                                                           EMBRATEL PLANS
                                                                MCI      -------------------
                                                              PENSION    PENSION     OTHER
                                                               PLANS     BENEFITS   BENEFITS
                                                              --------   --------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1, 1999.......................   $ 582      $  457     $ 132
Service cost................................................       1           1        --
Interest cost...............................................      36          17         5
Actuarial (gain) loss.......................................     (49)         46        17
Benefits paid...............................................     (89)        (25)       (3)
Foreign currency exchange...................................      --        (147)      (42)
Assumption change...........................................      (5)         --        --
                                                               -----      ------     -----
Benefit obligation at December 31, 1999.....................     476         349       109
Service cost................................................      --           1        --
Interest cost...............................................      35          37        12
Actuarial (gain) loss.......................................       8          29         8
Benefits paid...............................................     (59)        (30)       (4)
Foreign currency exchange...................................      --         (32)      (10)
Plan amendments.............................................       4          --        --
Assumption change...........................................       3          --        --
                                                               -----      ------     -----
Benefit obligation at December 31, 2000.....................   $ 467      $  354     $ 115
                                                               =====      ======     =====

CHANGE IN PLAN ASSETS
Fair value at January 1, 1999...............................   $ 581      $  152     $  39
Actual return on plan assets................................      71          79         5
Employer contributions......................................      --           1        --
Employee contributions......................................      --           1        --
Foreign currency exchange...................................      --         (42)      (12)
Benefits paid...............................................     (87)        (25)       (3)
Effect of settlement/transfers..............................      --         195        --
                                                               -----      ------     -----
Fair value of assets at December 31, 1999...................   $ 565      $  361     $  29
                                                               =====      ======     =====
Actual return on plan assets................................      36          57         5
Foreign currency exchange...................................      --         (31)       (2)
Benefits paid...............................................     (59)        (30)       (4)
                                                               -----      ------     -----
Fair value of assets at December 31, 2000...................   $ 542      $  357     $  28
                                                               =====      ======     =====

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(12) PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS--  (CONTINUED)

                                                                           EMBRATEL PLANS
                                                                MCI      -------------------
                                                              PENSION    PENSION     OTHER
                                                               PLANS     BENEFITS   BENEFITS
                                                              --------   --------   --------
AS OF DECEMBER 31, 2000:
Funded status...............................................   $  75      $    3     $ (87)
Unrecognized net actuarial (gain) loss......................    (102)        (60)       44
Unamortized prior service cost..............................       7          --        --
Unrecognized transition liability...........................      --           2        --
                                                               -----      ------     -----
Accrued benefit cost........................................   $ (20)     $  (55)    $ (43)
                                                               =====      ======     =====
Weighted average actuarial assumptions:
Discount rate...............................................   7.50%       6.00%     6.00%
Expected return on plan assets..............................   9.00%       9.00%     9.00%
Rate of compensation increase...............................     N/A         N/A       N/A

AS OF DECEMBER 31, 1999:
Funded status...............................................   $  89      $   12     $ (80)
Unrecognized net actuarial gain.............................    (136)        (89)       42
Unamortized prior service cost..............................       4          --        --
Unrecognized transition liability...........................      --           3        --
                                                               -----      ------     -----
Accrued benefit cost........................................   $ (43)     $  (74)    $ (38)
                                                               =====      ======     =====
Weighted average actuarial assumptions:
Discount rate...............................................   8.00%       6.00%     6.00%
Expected return on plan assets..............................   8.75%       9.00%       N/A
Rate of compensation increase...............................     N/A       2.00%       N/A

    The components of the net post-retirement benefit and pension costs for the years ended December 31, 1998, 1999 and 2000 as follows (in millions):

                                     1998                         1999                               2000
                              -------------------   --------------------------------   --------------------------------
                                   EMBRATEL                          EMBRATEL                           EMBRATEL
                              -------------------     MCI      ---------------------     MCI      ---------------------
                              PENSION     OTHER     PENSION    PENSION      OTHER      PENSION    PENSION      OTHER
                              BENEFITS   BENEFITS    PLANS     BENEFITS    BENEFITS     PLANS     BENEFITS    BENEFITS
                              --------   --------   --------   --------   ----------   --------   --------   ----------
Service cost................    $ 4        $ 2        $  1       $  1     $      --      $ --       $ --     $       --
Interest cost on accumulated
  postretirement benefit
  obligation................     17          4          36         17             5        35         35             11
Expected return on plan
  assets....................    (13)        (1)        (50)       (25)           (2)      (49)       (46)            (4)
Amortization of transition
  obligation................      7         --          --         (2)           --        --         --             --
Amortization of net loss
  (gain)....................     (1)         1          (4)        --             1       (10)        (2)             2
                                ---        ---        ----       ----     ----------     ----       ----     ----------
Net periodic post-retirement
  benefit cost..............    $14        $ 6        $(17)      $ (9)    $       4      $(24)      $(13)    $        9
                                ===        ===        ====       ====     ==========     ====       ====     ==========

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(12) PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS--  (CONTINUED)
    During 1998 Embratel created a new defined contribution plan (the "New Plan") which was approved by the Brazilian government. Effective November 19, 1998, all newly hired employees of Embratel automatically enter the New Plan and entry into the then existing Embratel pension and post-retirement plans was frozen. Existing Embratel employees were given the option to migrate from the existing defined benefit pension and post-retirement benefit plans to the New Plan. The option expired on December 31, 1998 and the New Plan was effective on January 1, 1999. The New Plan provides an employer match on employee contributions based on certain limits, transfer of the defined benefit account balance, employee directed investment, and a lump sum payment from the post-retirement plan, which can be used to assist with medical coverage in the future. Any employees not electing to migrate to the New Plan will remain in the existing plans and will not have a future opportunity to move to the New Plan.

(13) INCOME TAXES--

    The provision for income taxes is composed of the following (in millions):

                                                         1998       1999       2000
                                                       --------   --------   --------
Current..............................................    $ 92      $   62     $1,376
Deferred.............................................     785       2,903      1,649
                                                         ----      ------     ------
Total provision for income taxes.....................    $877      $2,965     $3,025
                                                         ====      ======     ======

    The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

                                                        1998        1999        2000
                                                      --------    --------    --------
Expected statutory amount...........................   (35.0)%      35.0%       35.0%
Nondeductible amortization of excess of cost over
  net tangible assets acquired......................    11.2         5.2         5.0
State income taxes..................................    (2.6)        2.5         2.6
Charge for in-process research and development......    83.5          --          --
Valuation allowance.................................      --        (1.5)         --
Other...............................................    (1.9)        0.2        (2.6)
                                                       -----        ----        ----
Actual tax provision................................    55.2%       41.4%       40.0%
                                                       =====        ====        ====

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(13) INCOME TAXES--  (CONTINUED)
    The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 2000 (in millions):

                                                                    1999                     2000
                                                           ----------------------   ----------------------
                                                            ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                           --------   -----------   --------   -----------
Fixed assets.............................................   $   --      $(3,167)     $   --      $(4,779)
Goodwill and other intangibles...........................       --          (68)         --         (122)
Investments..............................................       90           --         363           --
Line installation costs..................................       --         (400)         --         (264)
Accrued liabilities......................................      273           --         643           --
NOL carryforwards........................................      926           --         517           --
Tax credits..............................................      220           --         760           --
Other....................................................       --         (135)         --         (366)
                                                            ------      -------      ------      -------
                                                             1,509       (3,770)      2,283       (5,531)
Valuation allowance......................................      (51)          --        (191)          --
                                                            ------      -------      ------      -------
                                                            $1,458      $(3,770)     $2,092      $(5,531)
                                                            ======      =======      ======      =======

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards.

    At December 31, 2000, the Company had unused NOL carryforwards for federal income tax purposes of approximately $900 million which expire in various amounts during the years 2011 through 2018. These NOL carryforwards together with state and other NOL carryforwards within the United States result in a deferred tax asset of approximately $326 million at December 31, 2000.

    A valuation allowance of $109 million was reversed during 1999 as a result of a change in tax regulations and recorded as a reduction in goodwill.

    In addition, at December 31, 2000 the Company has unused NOL carryforwards of $458 million outside the United States which generally do not expire. These carryforwards result in a $191 million deferred tax asset for which a valuation allowance has been established.

    Approximately $358 million of the Company's deferred tax assets are related to preacquisition NOL carryforwards attributable to entities acquired in transactions accounted for as purchases. If subsequent events or conditions dictate an increase in the need for a valuation allowance attributable to such deferred tax assets, the income tax expense for that period will be increased accordingly.

(14) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--

    Interest paid by the Company during the years ended December 31, 1998, 1999 and 2000 amounted to $543 million, $1.3 billion and $1.1 billion, respectively. Income taxes paid, net of refunds, during the years ended December 31, 1998, 1999 and 2000 were $38 million, $106 million and $452 million, respectively.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(14) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--  (CONTINUED)
    In conjunction with business combinations during the years ended December 31, 1998, 1999 and 2000, assets acquired, liabilities assumed and common stock issued were as follows (in millions):

                                                        1998       1999       2000
                                                      --------   --------   --------
Fair value of assets acquired.......................  $ 21,913    $   62      $ --
Goodwill and other intangible assets................    37,104     2,231        43
Liabilities assumed.................................   (22,476)     (987)      (29)
Common stock issued.................................   (33,141)     (228)       --
                                                      --------    ------      ----
Net cash paid.......................................  $  3,400    $1,078      $ 14
                                                      ========    ======      ====

(15) SEGMENT AND GEOGRAPHIC INFORMATION--

    Based on its organizational structure, the Company operates in nine reportable segments: Commercial voice and data, Internet, International operations, Embratel, Consumer, Wholesale, Alternative channels and small business, Dial-up Internet and Other. The Company's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. The Commercial voice and data segment includes voice, data and other types of domestic communications services for commercial customers. The Internet segment provides Internet services including dedicated access and web and application hosting services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe and the Asia Pacific region. Embratel provides communications services in Brazil. Consumer includes domestic voice communications services for consumer customers. Wholesale includes voice and data domestic communications services for wholesale customers. Alternative channels and small business includes domestic long distance voice and data, agents, prepaid calling cards and paging services provided to alternative wholesale and small business customers. Dial-up Internet includes dial-up Internet access services. Other includes primarily the operations of SHL and other non-communications services. In April 1999, SHL was sold to EDS.

    The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's fiber optic networks, which do not make a distinction between the types of services. Profit and loss information is reported only on a consolidated basis to the chief operating decision-maker and the Company's Board of Directors.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(15) SEGMENT AND GEOGRAPHIC INFORMATION--  (CONTINUED)
    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Information about the Company's segments is as follows (in millions):

                                            REVENUES                   SELLING, GENERAL AND
                                         FROM EXTERNAL                    ADMINISTRATIVE                      CAPITAL
                                           CUSTOMERS                         EXPENSES                       EXPENDITURES
                                 ------------------------------   ------------------------------   ------------------------------
                                   1998       1999       2000       1998       1999       2000       1998       1999       2000
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Voice and data.................  $ 6,066    $13,263    $14,425     $1,212     $2,170    $ 2,611     $2,796     $4,186    $ 5,800
Internet.......................      897      1,554      2,455        224        485        598        613      1,346      2,576
International operations.......    1,090      1,624      2,364        348        774      1,094      1,078      1,494      1,754
Consumer.......................    2,204      7,590      7,778        904      3,275      2,823        139        235        146
Wholesale......................    2,896      3,943      3,388        581        620        538        263        192         94
Alternative channels and small
  business.....................    1,706      3,142      3,541        665        808      1,030         94        182         75
Dial-up Internet...............    1,002      1,497      1,628        291        368        426         98        178        185
Corporate--Sprint merger costs
  and other charges............       --         --         --         --         --        778         --         --         --
Other..........................      574        523         --        170        170         --         36         10         --
Elimination of intergroup
  expenses.....................       --         --         --        (90)      (331)      (254)        --         --         --
                                 -------    -------    -------     ------     ------    -------     ------     ------    -------
  Total before Embratel........   16,435     33,136     35,579      4,305      8,339      9,644      5,117      7,823     10,630
Embratel.......................    1,182      2,854      3,665        258        610        980        369        893        854
Elimination of intersegment
  revenue/expenses.............       --        (82)      (154)        --        (14)       (27)        --         --         --
                                 -------    -------    -------     ------     ------    -------     ------     ------    -------
  Total........................  $17,617    $35,908    $39,090     $4,563     $8,935    $10,597     $5,486     $8,716    $11,484
                                 =======    =======    =======     ======     ======    =======     ======     ======    =======

    The following is a reconciliation of the segment information to income
(loss) before income taxes, minority interests, cumulative effect of accounting change and extraordinary items (in millions):

                                                     1998       1999       2000
                                                   --------   --------   --------
Revenues.........................................  $17,617    $35,908    $39,090
Operating expenses...............................   18,559     28,020     30,937
                                                   -------    -------    -------
Operating income (loss)..........................     (942)     7,888      8,153
Other income (expense):
  Interest expense...............................     (692)      (966)      (970)
  Miscellaneous..................................       44        242        385
                                                   -------    -------    -------
Income (loss) before income taxes, minority
  interests, cumulative effect of accounting
  change and extraordinary items.................  $(1,590)   $ 7,164    $ 7,568
                                                   =======    =======    =======

    Information about the Company's operations by geographic areas are as follows (in millions):

                                                     1998                    1999                    2000
                                             ---------------------   ---------------------   ---------------------
                                                        LONG-LIVED              LONG-LIVED              LONG-LIVED
                                             REVENUES     ASSETS     REVENUES     ASSETS     REVENUES     ASSETS
                                             --------   ----------   --------   ----------   --------   ----------
United States..............................  $14,713      $17,954    $30,721      $21,965    $32,177      $29,816
Brazil.....................................    1,182        5,049      2,772        4,017      3,511        4,008
All other international....................    1,722        1,565      2,415        2,636      3,402        3,599
                                             -------      -------    -------      -------    -------      -------
Total......................................  $17,617      $24,568    $35,908      $28,618    $39,090      $37,423
                                             =======      =======    =======      =======    =======      =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(16) TRACKING STOCK PROPOSAL--

    On November 1, 2000, WorldCom announced a realignment of its businesses with the distinct customer bases they serve. While WorldCom, Inc. will remain the name of the company, it will create two separately traded tracking stocks:

    - WorldCom group stock is intended to reflect the performance of WorldCom's data, Internet, international and commercial voice businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "WCOM", and

    - MCI group stock is intended to reflect the performance of WorldCom's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "MCIT".

    A tracking stock is a separate class of a company's common stock intended to provide a return to investors based upon the financial performance of a distinct business unit of the company, sometimes referred to as the targeted business. These targeted businesses are collections of businesses that WorldCom has grouped together in order for WorldCom to issue WorldCom group stock and MCI group stock. The ownership of the targeted business does not change, and while each of the classes of stock trade separately, all shareholders are common shareholders of a single company, WorldCom, and will be subject to all risks of an investment in WorldCom as a whole.

    Under the plan, which must be approved by WorldCom's shareholders, WorldCom will amend its articles of incorporation to effect a recapitalization that will replace WorldCom's existing common stock with two new series of WorldCom common stock that are intended to reflect, or track, the performance of the businesses attributed to WorldCom group and MCI group. WorldCom expects to hold its shareholder meeting to vote on the recapitalization in the first half of 2001, and to effect the recapitalization shortly after WorldCom receives the necessary shareholder approval. No regulatory approvals are expected to be required.

    If WorldCom shareholders approve the recapitalization, each share of WorldCom's existing common stock will be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock. After the recapitalization, a common shareholder's ownership in WorldCom will then be represented by two stocks: WorldCom group stock and MCI group stock.

    WorldCom intends to initially pay a quarterly dividend of approximately $75 million ($300 million per year) on the MCI group stock. MCI group will initially be allocated notional debt of $6 billion and the remaining Company debt will be allocated on a notional basis to WorldCom group. WorldCom will report separate financial results for WorldCom group and MCI group in addition to the consolidated Company results.

    Voting rights of the holders of WorldCom group and MCI group stock will be prorated based on the relative market values of WorldCom group stock and MCI group stock. The Company will conduct shareholder meetings that encompass all holders of voting stock. WorldCom group and MCI group shareholders will vote together as a single class on all matters brought to a vote of shareholders, including the election of the Company's directors.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(16) TRACKING STOCK PROPOSAL--  (CONTINUED)

    The Company's Board of Directors may at any time convert each outstanding share of MCI group stock into shares of WorldCom group stock at 110% of the relative trading value of MCI group stock for the 20 days prior to the announcement of the conversion. No premium will be paid on a conversion that occurs three years after the issuance of MCI group stock.

    If all or substantially all of the WorldCom group or MCI group assets are sold, either: (i) the relevant shareholders will receive a distribution equal to the fair value of the net proceeds of the sale, either by special dividend or by redemption of shares; or (ii) each outstanding share of MCI group stock will be converted into shares of WorldCom group stock at 110% or 100% of the relative trading value of MCI group stock for a 10 trading day period following the sale.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(17) UNAUDITED QUARTERLY FINANCIAL DATA--

                                                                        QUARTER ENDED
                                    -------------------------------------------------------------------------------------
                                         MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                                    -------------------   -------------------   -------------------   -------------------
                                      1999       2000       1999       2000       1999       2000       1999       2000
                                    --------   --------   --------   --------   --------   --------   --------   --------
                                                                        (IN MILLIONS)
REVENUES:
  Previously reported.............   $9,122     $9,978     $9,065    $10,193    $ 9,308    $10,303     $9,625     $9,855
  Revenue reclassifications.......     (305)      (359)      (292)      (376)      (312)      (256)      (303)      (211)
  SAB 101.........................       --         (7)        --        (10)        --        (10)        --        (10)
                                     ------     ------     ------    -------    -------    -------     ------     ------
  Revenues, as reported...........    8,817      9,612      8,773      9,807      8,996     10,037      9,322      9,634

OPERATING INCOME:
  Previously reported.............    1,510      2,440      1,782      2,413      2,199      1,874      2,397      1,496
  SAB 101.........................       --        (16)        --        (26)        --        (22)        --         (6)
                                     ------     ------     ------    -------    -------    -------     ------     ------
  Operating income, as reported...    1,510      2,424      1,782      2,387      2,199      1,852      2,397      1,490

INCOME BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE AND
 EXTRAORDINARY ITEMS:
  Previously reported.............      729      1,301        884      1,291      1,097        967      1,303        732
  SAB 101.........................       --        (13)        --        (18)        --        (16)        --         (6)
                                     ------     ------     ------    -------    -------    -------     ------     ------
  As reported.....................      729      1,288        884      1,273      1,097        951      1,303        726

NET INCOME:
  Previously reported.............      729      1,301        884      1,291      1,097        967      1,303        732
  SAB 101.........................       --        (98)        --        (18)        --        (16)        --         (6)
                                     ------     ------     ------    -------    -------    -------     ------     ------
  Net income, as reported.........      729      1,203        884      1,273      1,097        951      1,303        726

Distributions on subsidiary trust
  and other mandatorily redeemable
  preferred securities and
  preferred dividend
  requirement.....................       18         17         18         16         18         16         18         16

INCOME PER SHARE BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE
 AND EXTRAORDINARY ITEMS:
  Basic--
  Previously reported.............     0.25       0.45       0.31       0.45       0.38       0.33       0.45       0.25
  SAB 101.........................       --         --         --      (0.01)        --         --         --         --
  As reported.....................     0.25       0.45       0.31       0.44       0.38       0.33       0.45       0.25
  Diluted--
  Previously reported.............     0.24       0.44       0.30       0.44       0.37       0.33       0.44       0.25
  SAB 101.........................       --         --         --      (0.01)        --      (0.01)        --         --
  As reported.....................     0.24       0.44       0.30       0.43       0.37       0.32       0.44       0.25

See Note 1 for additional information related to the Company's revenue reclassifications and adoption of SAB 101.

    Results for the quarter ended December 31, 2000 include increased costs associated with "generation d" initiatives that include product marketing, customer care, information system and product development, employee retention costs and costs associated with multichannel multipoint

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(17) UNAUDITED QUARTERLY FINANCIAL DATA-- (CONTINUED) distribution service product development. Additionally, margins were adversely affected by contract repricings in the second quarter of 2000 for Dial-up Internet services as well as continued competitive pricing on the Dial-up Internet business which effectively held the average cost per hour constant although average dial-up revenue per hour increased 33% for the fourth quarter of 2000 versus the fourth quarter of 1999.

    Fourth quarter 2000 results were also impacted by non-core wholesale actions in the fourth quarter of 2000, which lowered revenues, but had little or no effect on selling, general and administrative expenses for both the wholesale and alternative channels and small business segments. These revenue reductions were the result of services being de-emphasized at the MCI group segment as MCI group shifts its focus from revenue growth to cash generation.

    Results for the quarter ended June 30, 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and results for the quarter ended September 30, 2000 include a $685 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

(18) RELATED PARTY TRANSACTIONS--

    Since September 2000, the Company agreed to loan up to $100 million to Bernard J. Ebbers, the Company's President and Chief Executive Officer. The loans are payable on demand and bear interest at a floating rate equal to that under the Company's existing 364-day credit facility. As of March 30, 2001, the aggregate amount of indebtedness of Mr. Ebbers to the Company was $84.6 million, including accrued interest; the interest rate was 5.33% per annum as of that date.

    During that period, the Company also agreed to guarantee up to an aggregate of (1) $150 million principal amount of indebtedness, together with any related interest, owed from time to time by Mr. Ebbers to Bank of America, N.A. (the "Lender"); (2) all Additional Payments as referred to below, plus (3) all costs, including reasonable attorneys' fees, of collecting or enforcing the guaranty. The term "Additional Payments" means the following amounts otherwise payable to the Lender by Mr. Ebbers or certain companies controlled by him: (1) $36 million due and payable on June 30, 2001, unless an approximately $45.6 million letter of credit used to support financing to an unrelated third party (the "Letter of Credit") is cancelled and the Lender is reimbursed for all draws thereunder other than as a result of the liquidation of collateral by the Lender; (2) $25 million due and payable on September 30, 2001; (3) any amounts subject to a margin call with respect to certain margin debt (the "Margin Debt") which are due and payable on the following business day; (4) additional amounts depending upon the price at which WorldCom Common Stock closes; and (5) all of the Margin Debt (including interest, principal, fees and expenses) is due and payable on the business day following the first day on which WorldCom Common Stock closes at $10 per share or less, together with a cash payment or equivalent sufficient to fully collateralize the Letter of Credit.

    As of March 30, 2001, the Margin Debt aggregated approximately $183.7 million, including accrued interest, pursuant to various loans which become due and payable on or before January 31, 2002. The loans are secured by the pledge of approximately 11.3 million shares of WorldCom Common

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(18) RELATED PARTY TRANSACTIONS--  (CONTINUED)
Stock owned by Mr. Ebbers. The obligations of Mr. Ebbers to the Lender, including the Additional Payments, become due and payable upon an event of default under the agreements between Mr. Ebbers and the Lender, which includes, among other things, Mr. Ebbers ceasing to be the President and Chief Executive Officer of the Company or any materially adverse change in his compensation package from the Company. As of March 30, 2001, no demand under the guaranty had been made on the Company.

    Mr. Ebbers has used, or plans to use, the proceeds of the loans from the Company to repay certain indebtedness under margin loans secured by shares of WorldCom Common Stock owned by him and the loans guaranteed by the Company are also secured by such stock and the proceeds of such loans were used for private business purposes. The loans and guaranty by the Company were made following a determination that they were in the best interests of the Company and its shareholders in order to avoid additional forced sales of Mr. Ebbers' stock in the Company. The determination was made by the Company's Compensation and Stock Option Committee as a result of the pressure on the Company's stock price, margin calls faced by Mr. Ebbers and other considerations. Such actions were ratified and approved by the Company's Board of Directors.

    In connection with the transactions described above, and subject to certain limitations, and effective upon termination of restrictions under existing lending agreements, Mr. Ebbers pledged to the Company the shares of WorldCom Common Stock owned by him with respect to his obligations under the loans and guaranty from the Company. The pledge is subordinated to obligations to the Lender and is not perfected.

(19) CONSOLIDATING INFORMATION--

    After shareholder approval of the recapitalization, the Company intends to separate for financial reporting purposes WorldCom group and MCI group. Below is the consolidating financial information of WorldCom group and MCI group. The financial information reflects the businesses attributed to WorldCom group and MCI group including the allocation of revenues and expenses between WorldCom group and MCI group in accordance with our allocation policies. See Note 1 to the WorldCom group's and MCI group's combined financial statements for a detailed description of the tracking stock policy statement and intergroup allocation policies.

    The attribution of the assets, liabilities, equity, revenues and expense for each group, as reflected in the Company's consolidated financial statements, is primarily based on specific identification of the businesses included in each group, which are consolidated in accordance with GAAP in the consolidated financial statements of the Company. Where specific identification was impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the assets, liabilities, equity, revenues and expenses attributable to each group. The Company's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been attributed to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. Where determinations based on specific usage alone are impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to each group. Management

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION-- (CONTINUED) believes that the allocation methods developed will be comparable to the expected future allocation methods.

    The Company's Board of Directors or any special committee appointed by the Board of Directors may, without shareholder approval, change the polices set forth in the Company's policy statement, including any resolution implementing the provisions of the Company's policy statement. WorldCom's Board of Directors or any special committee appointed by the Board of Directors also may, without shareholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in the Company's policy statement in connection with particular facts and circumstances, all as its Board of Directors or any special committee appointed by the Board of Directors may determine to be in the best interests of the Company as a whole. Any such change, adoption or exception shall be final, binding and conclusive unless otherwise determined by the Board of Directors or any special committee appointed by the Board of Directors.

    The accompanying consolidating financial statements for WorldCom, Inc. as of and for the year ended December 31, 1998 are unaudited. The Company's management is solely responsible for these financial statements, without benefit of independent accounting experts, and believes the 1998 consolidating financial statements have been prepared in conformity with accounting principles generally accepted in the United States using standards of materiality consistent with the audited consolidating financial statements for 1999 and 2000.

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)

                     CONSOLIDATING STATEMENT OF OPERATIONS
                            (UNAUDITED. IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31, 1998
                                                       ---------------------------------------------
                                                       WORLDCOM     MCI
                                                        GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                       --------   --------   ------------   --------
Revenues.............................................  $ 9,809     $7,808       $   --      $17,617
                                                       -------     ------       ------      -------
Operating expenses:
  Line costs:
    Attributed costs.................................    4,781      3,201           --        7,982
    Intergroup allocated expenses....................       20        118         (138)          --
  Selling, general and administrative:
    Attributed costs.................................    1,395      1,641        1,527        4,563
    Shared corporate services........................      817        710       (1,527)          --
    Other intergroup allocated expenses..............       --         90          (90)          --
  Depreciation and amortization:
    Attributed costs.................................    1,952        337           --        2,289
    Intergroup allocated expenses....................     (208)       (20)         228           --
  In-process research and development and other
    charges..........................................    2,474      1,251           --        3,725
                                                       -------     ------       ------      -------
Total................................................   11,231      7,328           --       18,559
                                                       -------     ------       ------      -------
Operating income (loss)..............................   (1,422)       480           --         (942)
Interest expense.....................................     (180)      (512)          --         (692)
Miscellaneous income.................................       44         --           --           44
                                                       -------     ------       ------      -------
Loss before income taxes, minority interests,
  cumulative effect of accounting change and
  extraordinary items................................   (1,558)       (32)          --       (1,590)
Provision for income taxes...........................      409        468           --          877
                                                       -------     ------       ------      -------
Loss before minority interests, cumulative effect of
  accounting change and extraordinary items..........   (1,967)      (500)          --       (2,467)
Minority interests...................................      (93)        --           --          (93)
                                                       -------     ------       ------      -------
Loss before cumulative effect of accounting change
  and extraordinary items............................   (2,060)      (500)          --       (2,560)
Cumulative effect of accounting change...............       --        (36)          --          (36)
Extraordinary items..................................     (129)        --           --         (129)
                                                       -------     ------       ------      -------
Loss before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities
  and preferred dividend requirements................   (2,189)      (536)          --       (2,725)
Distributions on subsidiary trust mandatorily
  redeemable preferred securities....................       18         --           --           18
Preferred dividend requirements......................       24         --           --           24
                                                       -------     ------       ------      -------
Net loss.............................................  $(2,231)    $ (536)      $   --      $(2,767)
                                                       =======     ======       ======      =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                            (UNAUDITED. IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 1998
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Cash flows from operating activities:
  Net loss..........................................  $(2,189)   $  (536)    $      --     $(2,725)
  Adjustments to reconcile net loss to net cash
    provided by operating activities................    4,723      2,184            --       6,907
                                                      -------    -------     ---------     -------
    Net cash provided by operating activities.......    2,534      1,648            --       4,182
                                                      -------    -------     ---------     -------

Cash flows from investing activities:
  Capital expenditures..............................   (4,523)      (594)           --      (5,117)
  Capital expenditures, Embratel and undersea
    cables..........................................     (369)        --            --        (369)
  Acquisitions and related costs....................   (1,811)    (1,589)           --      (3,400)
  Other investing activities, net...................     (603)        (9)           --        (612)
                                                      -------    -------     ---------     -------
    Net cash used in investing activities...........   (7,306)    (2,192)           --      (9,498)
                                                      -------    -------     ---------     -------
Cash flows from financing activities:
  Principal borrowings on debt, net.................    6,390         --            --       6,390
  Attributed stock activity of WorldCom, Inc........      472         --            --         472
  Distributions on subsidiary trust mandatorily
    redeemable preferred securities.................      (18)        --            --         (18)
  Dividends paid on preferred stock.................      (24)        --            --         (24)
  Intergroup advances, net..........................     (551)       551            --          --
Other...............................................       48         --            --          48
                                                      -------    -------     ---------     -------
    Net cash provided by financing activities.......    6,317        551            --       6,868
                                                      -------    -------     ---------     -------
Net increase in cash and cash equivalents...........    1,545          7            --       1,552
Cash and cash equivalents beginning of period.......      158         17            --         175
                                                      -------    -------     ---------     -------
Cash and cash equivalents end of period.............  $ 1,703    $    24     $      --     $ 1,727
                                                      =======    =======     =========     =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)
                          CONSOLIDATING BALANCE SHEET
                                 (IN MILLIONS)

                                                                  AT DECEMBER 31, 1999
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Current assets......................................  $ 9,037    $ 2,263       $(976)      $10,324
Property and equipment, net.........................   26,227      2,391          --        28,618
Goodwill and other intangibles......................   37,252     10,056          --        47,308
Other assets........................................    4,717        105          --         4,822
                                                      -------    -------       -----       -------
  Total assets......................................  $77,233    $14,815       $(976)      $91,072
                                                      =======    =======       =====       =======

Current liabilities.................................  $12,694    $ 5,491       $(976)      $17,209
Long-term debt......................................    7,128      6,000          --        13,128
Noncurrent liabilities..............................    5,276        824          --         6,100
Minority interests..................................    2,599         --          --         2,599
Company obligated mandatorily redeemable preferred
  securities........................................      798         --          --           798
Shareholders' investment............................   48,738      2,500          --        51,238
                                                      -------    -------       -----       -------

  Total liabilities and shareholders' investment....  $77,233    $14,815       $(976)      $91,072
                                                      =======    =======       =====       =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)
                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 1999
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Revenues............................................  $19,736    $16,172       $   --      $35,908
                                                      -------    -------       ------      -------
Operating expenses:
  Line costs:
    Attributed costs................................    7,841      6,898           --       14,739
    Intergroup allocated expenses...................       64        189         (253)          --
  Selling, general and administrative:
    Attributed costs................................    2,594      3,113        3,228        8,935
    Shared corporate services.......................    1,601      1,627       (3,228)          --
    Other intergroup allocated expenses.............       --        331         (331)          --
  Depreciation and amortization:
    Attributed costs................................    3,533        821           --        4,354
    Intergroup allocated expenses...................     (520)       (64)         584           --
  In-process research and development and other
    charges.........................................       (8)        --           --           (8)
                                                      -------    -------       ------      -------
Total...............................................   15,105     12,915           --       28,020
                                                      -------    -------       ------      -------
Operating income....................................    4,631      3,257           --        7,888
Interest expense....................................     (460)      (506)          --         (966)
Miscellaneous income................................      237          5           --          242
                                                      -------    -------       ------      -------
Income before income taxes and minority interests...    4,408      2,756           --        7,164
Provision for income taxes..........................    1,856      1,109           --        2,965
                                                      -------    -------       ------      -------
Income before minority interests....................    2,552      1,647           --        4,199
Minority interests..................................     (186)        --           --         (186)
                                                      -------    -------       ------      -------
Net income before distributions on subsidiary trust
  and other mandatorily redeemable preferred
  securities and preferred dividend requirements....    2,366      1,647           --        4,013
Distributions on subsidiary trust mandatorily
  redeemable preferred securities...................       63         --           --           63
Preferred dividend requirements.....................        9         --           --            9
                                                      -------    -------       ------      -------
Net income..........................................  $ 2,294    $ 1,647       $   --      $ 3,941
                                                      =======    =======       ======      =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31, 1999
                                                       ---------------------------------------------
                                                       WORLDCOM     MCI
                                                        GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                       --------   --------   ------------   --------
Cash flows from operating activities:
Net income...........................................   $2,366     $1,647     $      --      $4,013
Adjustments to reconcile net income to net cash
  provided by operating activities...................    4,986      2,006            --       6,992
                                                        ------     ------     ---------      ------
    Net cash provided by operating activities........    7,352      3,653            --      11,005
                                                        ------     ------     ---------      ------

Cash flows from investing activities:
Capital expenditures.................................   (7,036)      (787)           --      (7,823)
Capital expenditures, Embratel and undersea cables...     (893)        --            --        (893)
Acquisitions and related costs.......................     (786)      (292)           --      (1,078)
Proceeds from sale of SHL............................    1,640         --            --       1,640
Other investing activities, net......................     (970)      (431)           --      (1,401)
                                                        ------     ------     ---------      ------
    Net cash used in investing activities............   (8,045)    (1,510)           --      (9,555)
                                                        ------     ------     ---------      ------

Cash flows from financing activities:
Principal repayments on debt, net....................   (2,894)        --            --      (2,894)
Attributed stock activity of WorldCom, Inc...........      886         --            --         886
Distributions on subsidiary trust mandatorily
  redeemable preferred securities....................      (63)        --            --         (63)
Dividends paid on preferred stock....................       (9)        --            --          (9)
Intergroup advances, net.............................    2,097     (2,097)           --          --
                                                        ------     ------     ---------      ------
    Net cash provided by (used in) financing
      activities.....................................       17     (2,097)           --      (2,080)
                                                        ------     ------     ---------      ------
Effect of exchange rates on cash.....................     (221)        --            --        (221)
                                                        ------     ------     ---------      ------
Net increase (decrease) in cash and cash
  equivalents........................................     (897)        46            --        (851)
Cash and cash equivalents beginning of period........    1,703         24            --       1,727
                                                        ------     ------     ---------      ------
Cash and cash equivalents end of period..............   $  806     $   70     $      --      $  876
                                                        ======     ======     =========      ======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)
                          CONSOLIDATING BALANCE SHEET
                                 (IN MILLIONS)

                                                                  AT DECEMBER 31, 2000
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Current assets......................................  $ 9,068    $ 2,312      $(1,625)     $ 9,755
Property and equipment, net.........................   35,177      2,246           --       37,423
Goodwill and other intangibles......................   36,685      9,909           --       46,594
Other assets........................................    4,963        168           --        5,131
                                                      -------    -------      -------      -------
  Total assets......................................  $85,893    $14,635      $(1,625)     $98,903
                                                      =======    =======      =======      =======

Current liabilities.................................  $14,213    $ 5,085      $(1,625)     $17,673
Long-term debt......................................   11,696      6,000           --       17,696
Noncurrent liabilities..............................    3,648      1,087           --        4,735
Minority interests..................................    2,592         --           --        2,592
Company obligated mandatorily redeemable preferred
  securities........................................      798         --           --          798
Shareholders' investment............................   52,946      2,463           --       55,409
                                                      -------    -------      -------      -------

  Total liabilities and shareholders' investment....  $85,893    $14,635      $(1,625)     $98,903
                                                      =======    =======      =======      =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)
                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31, 2000
                                                      ---------------------------------------------
                                                      WORLDCOM     MCI
                                                       GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                      --------   --------   ------------   --------
Revenues............................................  $22,755    $16,335       $   --      $39,090
                                                      -------    -------       ------      -------
Operating expenses:
  Line costs:
    Attributed costs................................    8,658      6,804           --       15,462
    Intergroup allocated expenses...................       87        373         (460)          --
  Selling, general and administrative:
    Attributed costs................................    3,682      2,981        3,934       10,597
    Shared corporate services.......................    2,007      1,927       (3,934)          --
    Other intergroup allocated expenses.............       --        254         (254)          --
  Depreciation and amortization:
    Attributed costs................................    3,907        971           --        4,878
    Intergroup allocated expenses...................     (627)       (87)         714           --
                                                      -------    -------       ------      -------
Total...............................................   17,714     13,223           --       30,937
                                                      -------    -------       ------      -------
Operating income....................................    5,041      3,112           --        8,153
Interest expense....................................     (458)      (512)          --         (970)
Miscellaneous income................................      385         --           --          385
                                                      -------    -------       ------      -------
Income before income taxes, minority interests and
  cumulative effect of accounting change............    4,968      2,600           --        7,568
Provision for income taxes..........................    1,990      1,035           --        3,025
                                                      -------    -------       ------      -------
Income before minority interests and cumulative
  effect of accounting change.......................    2,978      1,565           --        4,543
Minority interests..................................     (305)        --           --         (305)
                                                      -------    -------       ------      -------
Income before cumulative effect of accounting
  change............................................    2,673      1,565           --        4,238
Cumulative effect of accounting change..............      (75)       (10)          --          (85)
                                                      -------    -------       ------      -------
Net income before distributions on subsidiary trust
  and other mandatorily redeemable preferred
  securities and preferred dividend requirements....    2,598      1,555           --        4,153
Distributions on subsidiary trust mandatorily
  redeemable preferred securities...................       64         --           --           64
Preferred dividend requirements.....................        1         --           --            1
                                                      -------    -------       ------      -------
Net income..........................................  $ 2,533    $ 1,555       $   --      $ 4,088
                                                      =======    =======       ======      =======

                        WORLDCOM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 2000

(19) CONSOLIDATING INFORMATION--  (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31, 2000
                                                       ---------------------------------------------
                                                       WORLDCOM     MCI
                                                        GROUP      GROUP     ELIMINATIONS   WORLDCOM
                                                       --------   --------   ------------   --------
Cash flows from operating activities:
Net income...........................................  $ 2,598     $1,555     $      --     $  4,153
Adjustments to reconcile net income to net cash
  provided by operating activities...................    2,732        781            --        3,513
                                                       --------    ------     ---------     --------
    Net cash provided by operating activities........    5,330      2,336            --        7,666
                                                       --------    ------     ---------     --------

Cash flows from investing activities:
Capital expenditures.................................   (9,368)      (500)           --       (9,868)
Capital expenditures, Embratel and undersea cables...   (1,616)        --            --       (1,616)
Acquisitions and related costs.......................      (14)        --            --          (14)
Other investing activities, net......................   (2,614)      (273)           --       (2,887)
                                                       --------    ------     ---------     --------
    Net cash used in investing activities............  (13,612)      (773)           --      (14,385)
                                                       --------    ------     ---------     --------

Cash flows from financing activities:
Principal borrowings on debt, net....................    6,377         --            --        6,377
Attributed stock activity of WorldCom, Inc...........      585         --            --          585
Distributions on subsidiary trust mandatorily
  redeemable preferred securities....................      (64)        --            --          (64)
Dividends paid on preferred stock....................       (1)        --            --           (1)
Intergroup advances, net.............................    1,592     (1,592)           --           --
Other                                                     (274)        --            --         (274)
                                                       --------    ------     ---------     --------
    Net cash provided by (used in) financing
      activities.....................................    8,215     (1,592)           --        6,623
                                                       --------    ------     ---------     --------
Effect of exchange rates on cash.....................      (19)        --            --          (19)
                                                       --------    ------     ---------     --------
Net decrease in cash and cash equivalents............      (86)       (29)           --         (115)
Cash and cash equivalents beginning of period........      806         70            --          876
                                                       --------    ------     ---------     --------
Cash and cash equivalents end of period..............  $   720     $   41     $      --     $    761
                                                       ========    ======     =========     ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of WorldCom, Inc.:

    We have audited the accompanying combined balance sheets of WorldCom group (an integrated business of WorldCom, Inc.) (as described in Note 1) as of December 31, 1999 and 2000, and the related combined statements of operations, allocated net worth and cash flows for each of the years in the two-year period ended December 31, 2000. These financial statements are the responsibility of WorldCom, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the WorldCom group combined financial statements referred to above present fairly, in all material respects, the combined financial position of WorldCom group as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the combined financial statements, effective January 1, 2000, WorldCom group changed its method of accounting for certain activation and installation fee revenues and expenses.

    WorldCom group is a fully integrated business of WorldCom, Inc. Accordingly, as described in Note 1, WorldCom group's combined financial statements have been derived from the consolidated financial statements and accounting records of WorldCom, Inc. and, therefore, reflect certain assumptions and allocations. As more fully discussed in Note 1, the combined financial statements of WorldCom group should be read in conjunction with the audited consolidated statements of WorldCom, Inc.

    The financial statements of WorldCom group as of and for the year ended December 31, 1998, were not audited by us and, accordingly, we do not express an opinion on them.

ARTHUR ANDERSEN LLP

Jackson, Mississippi
March 30, 2001

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                            COMBINED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   806    $   720
  Accounts receivable, net of allowance for bad debts of
    $440 in 1999
    and $1,018 in 2000......................................    3,737      4,980
  Deferred tax asset........................................    2,565        131
  Other current assets......................................      953      1,612
  Receivable from MCI group, net............................      976      1,625
                                                              -------    -------
      Total current assets..................................    9,037      9,068
                                                              -------    -------
Property and equipment:
  Transmission equipment....................................   14,312     19,883
  Communications equipment..................................    4,323      5,873
  Furniture, fixtures and other.............................    6,765      8,666
  Construction in progress..................................    5,179      6,727
                                                              -------    -------
                                                               30,579     41,149
  Accumulated depreciation..................................   (4,352)    (5,972)
                                                              -------    -------
                                                               26,227     35,177
                                                              -------    -------
Goodwill and other intangible assets........................   37,252     36,685
Other assets................................................    4,717      4,963
                                                              -------    -------
                                                              $77,233    $85,893
                                                              =======    =======
LIABILITIES AND ALLOCATED NET WORTH
Current liabilities:
  Short-term debt and current maturities of long-term
    debt....................................................  $ 5,015    $ 7,200
  Accounts payable and accrued line costs...................    3,731      3,584
  Other current liabilities.................................    3,948      3,429
                                                              -------    -------
      Total current liabilities.............................   12,694     14,213
                                                              -------    -------
Long-term liabilities, less current portion:
  Long-term debt............................................    7,128     11,696
  Deferred tax liability....................................    4,229      2,683
  Other liabilities.........................................    1,047        965
                                                              -------    -------
      Total long-term liabilities...........................   12,404     15,344
                                                              -------    -------
Commitments and contingencies
Minority interests..........................................    2,599      2,592
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely junior
  subordinated deferrable interest debentures of the Company
  and other redeemable preferred securities.................      798        798
Allocated net worth.........................................   48,738     52,946
                                                              -------    -------
                                                              $77,233    $85,893
                                                              =======    =======

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN MILLIONS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                 1998         1999        2000
                                                              -----------   ---------   ---------
                                                              (UNAUDITED)
Revenues....................................................    $ 9,809      $19,736     $22,755
                                                                -------      -------     -------
Operating expenses:
  Line costs................................................      4,801        7,905       8,745
  Selling, general and administrative.......................      2,212        4,195       5,689
  Depreciation and amortization.............................      1,744        3,013       3,280
  In-process research and development and other charges.....      2,474           (8)         --
                                                                -------      -------     -------
      Total.................................................     11,231       15,105      17,714
                                                                -------      -------     -------
Operating income (loss).....................................     (1,422)       4,631       5,041
Other income (expense):
  Interest expense..........................................       (180)        (460)       (458)
  Miscellaneous.............................................         44          237         385
                                                                -------      -------     -------
Income (loss) before income taxes, minority interests,
  cumulative effect of accounting change and extraordinary
  items.....................................................     (1,558)       4,408       4,968
Provision for income taxes..................................        409        1,856       1,990
                                                                -------      -------     -------
Income (loss) before minority interests, cumulative effect
  of accounting change and extraordinary items..............     (1,967)       2,552       2,978
Minority interests..........................................        (93)        (186)       (305)
                                                                -------      -------     -------
Income (loss) before cumulative effect of accounting change
  and extraordinary items...................................     (2,060)       2,366       2,673
Cumulative effect of accounting change (net of income tax of
  $43 in 2000)..............................................         --           --         (75)
Extraordinary items (net of income taxes of $78 in 1998)....       (129)          --          --
                                                                -------      -------     -------
Net income (loss) before distributions on subsidiary trust
  and other mandatorily redeemable preferred securities and
  preferred dividend requirements...........................     (2,189)       2,366       2,598
Distributions on subsidiary trust and other mandatorily
  redeemable preferred securities...........................         18           63          64
Preferred dividend requirement..............................         24            9           1
                                                                -------      -------     -------
Net income (loss)...........................................    $(2,231)     $ 2,294     $ 2,533
                                                                =======      =======     =======

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                   COMBINED STATEMENTS OF ALLOCATED NET WORTH

                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                                 (IN MILLIONS)

                                                                                     FOREIGN
                                                                      UNREALIZED    CURRENCY
                                                         ATTRIBUTED    HOLDING     TRANSLATION   ALLOCATED
                                                          CAPITAL        GAIN      ADJUSTMENT    NET WORTH
                                                         ----------   ----------   -----------   ---------
Balances, December 31, 1997............................    $19,148       $ 34         $ (30)      $19,152
Funds attributed from WorldCom, Inc....................     25,831         --            --        25,831
Advances to MCI group, net.............................       (551)        --            --          (551)
Other comprehensive loss (net of taxes and
  reclassifications):
Net loss before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities and
  preferred dividend requirements......................     (2,189)        --            --        (2,189)
Cash dividends on preferred stock and distributions on
  trust securities.....................................        (42)        --            --           (42)
Net change in unrealized holding gain on marketable
  equity securities....................................         --         88            --            88
Foreign currency adjustment............................         --         --             2             2
                                                                                                  -------
        Total comprehensive loss.......................                                            (2,141)
                                                           -------       ----         -----       -------
Balances, December 31, 1998............................     42,197        122           (28)       42,291
Funds attributed from WorldCom, Inc....................      1,935         --            --         1,935
Advances from MCI group, net...........................      2,097         --            --         2,097
Other comprehensive income (net of taxes and
  reclassifications):
Net income before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities and
  preferred dividend requirements......................      2,366         --            --         2,366
Cash dividends on preferred stock and distributions on
  trust securities.....................................        (72)        --            --           (72)
Net change in unrealized holding gain on marketable
  equity securities....................................         --        453            --           453
Foreign currency adjustment............................         --         --          (332)         (332)
                                                                                                  -------
        Total comprehensive income.....................                                             2,415
                                                           -------       ----         -----       -------
Balances, December 31, 1999............................     48,523        575          (360)       48,738
Funds attributed from WorldCom, Inc....................        770         --            --           770
Advances from MCI group, net...........................      1,592         --            --         1,592
Other comprehensive income (net of taxes and
  reclassifications):
Net income before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities and
  preferred dividend requirements......................      2,598         --            --         2,598
Cash dividends on preferred stock and distributions on
  trust securities.....................................        (65)        --            --           (65)
Net change in unrealized holding gain on marketable
  equity securities....................................         --       (230)           --          (230)
Foreign currency translation adjustment................         --         --          (457)         (457)
                                                                                                  -------
        Total comprehensive income.....................                                             1,846
                                                           -------       ----         -----       -------
Balances, December 31, 2000............................    $53,418       $345         $(817)      $52,946
                                                           =======       ====         =====       =======

Note: Amounts presented prior to December 31, 1998 are unaudited.

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                                   1998              1999              2000
                                                              ---------------   ---------------   ---------------
                                                                (UNAUDITED)
Cash flows from operating activities:
Net income (loss) before distributions on subsidiary trust
  and other mandatorily redeemable preferred securities and
  preferred dividend requirements...........................      $(2,189)          $ 2,366          $  2,598
Adjustments to reconcile net income (loss) before
  distributions on subsidiary trust and other mandatorily
  redeemable preferred securities and preferred dividend
  requirements to net cash provided by operating activities:
  Extraordinary items.......................................          129                --                --
  Cumulative effect of accounting change....................           --                --                75
  Minority interests........................................           93               186               305
  In-process research and development and other charges.....        2,474                (8)               --
  Depreciation and amortization.............................        1,744             3,013             3,280
  Provision for losses on accounts receivable...............          212               330             1,091
  Provision for deferred income taxes.......................          626             2,510             1,410
  Accreted interest on debt.................................           25                --                --
  Change in assets and liabilities, net of effect of
    business combinations:
    Accounts receivable.....................................         (483)             (941)           (2,391)
    Receivable from MCI group, net..........................         (259)             (555)             (649)
    Other current assets....................................         (209)              119              (582)
    Accounts payable and other current liabilities..........          411               746               624
  Other.....................................................          (40)             (414)             (431)
                                                                  -------           -------          --------
Net cash provided by operating activities...................        2,534             7,352             5,330
                                                                  -------           -------          --------
Cash flows from investing activities:
  Capital expenditures......................................       (4,523)           (7,036)           (9,368)
  Capital expenditures, Embratel and undersea cables........         (369)             (893)           (1,616)
  Acquisitions and related costs............................       (1,811)             (786)              (14)
  Increase in intangible assets.............................         (300)             (389)             (771)
  Proceeds from the sale of SHL.............................           --             1,640                --
  Proceeds from disposition of marketable securities and
    other long-term assets..................................          202             1,940               676
  Increase in other assets..................................         (384)           (1,956)           (1,696)
  Decrease in other liabilities.............................         (121)             (565)             (823)
                                                                  -------           -------          --------
Net cash used in investing activities.......................       (7,306)           (8,045)          (13,612)
                                                                  -------           -------          --------
Cash flows from financing activities:
  Principal borrowings (repayments) on debt, net............        6,390            (2,894)            6,377
  Attributed stock activity of WorldCom, Inc................          472               886               585
  Distributions on subsidiary trust mandatorily redeemable
    preferred securities....................................          (18)              (63)              (64)
  Dividends paid on preferred stock.........................          (24)               (9)               (1)
  Redemption of Series C preferred stock....................           --                --              (190)
  Advances (to) from MCI group, net.........................         (551)            2,097             1,592
  Other.....................................................           48                --               (84)
                                                                  -------           -------          --------
Net cash provided by financing activities...................        6,317                17             8,215
Effect of exchange rate changes on cash.....................           --              (221)              (19)
                                                                  -------           -------          --------
Net increase (decrease) in cash and cash equivalents........        1,545              (897)              (86)
Cash and cash equivalents at beginning of period............          158             1,703               806
                                                                  -------           -------          --------
Cash and cash equivalents at end of period..................      $ 1,703           $   806          $    720
                                                                  =======           =======          ========

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--

DESCRIPTION OF BUSINESS AND ORGANIZATION:

    Organized in 1983, WorldCom, Inc., a Georgia corporation (the "Company") provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. The Company is a global communications company utilizing an "on-net" strategy based on being able to provide service through its own facilities throughout the world instead of being restricted to a particular geographic location. The on-net approach allows the Company's customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving the Company's networks. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

    The Company's core business is communications services, which includes voice, data, Internet and international services. The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

BASIS OF COMBINATION AND PRESENTATION:

    On November 1, 2000, the Company announced a realignment of its businesses with the distinct customer bases they serve. While WorldCom, Inc. will remain the name of the company, it will create two separately traded tracking stocks:

    - WorldCom group stock ("WorldCom stock") is intended to reflect the performance of the Company's data, Internet, international and commercial voice businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "WCOM", and

    - MCI group stock ("MCI stock") is intended to reflect the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "MCIT".

    A tracking stock is a separate class of a company's common stock intended to provide a return to investors based upon the financial performance of a distinct business unit of the company, sometimes referred to as the targeted business. These targeted businesses are collections of businesses that the Company has grouped together in order for the Company to issue WorldCom stock and MCI stock. The ownership of the targeted business does not change, and while each of the classes of stock trade separately, all shareholders are common shareholders of a single company, WorldCom, Inc., and will be subject to all risks of an investment in the Company as a whole.

    Under the plan, which must be approved by the Company's shareholders, the Company will amend its articles of incorporation to effect a recapitalization that will replace the Company's existing common stock with two new series of Company common stock that are intended to reflect, or track, the performance of the businesses attributed to WorldCom group and MCI group. The Company expects to hold its shareholder meeting to vote on the recapitalization in the first half of 2001, and to effect the recapitalization shortly after the Company receives the necessary shareholder approval. No regulatory approvals are expected to be required.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
    If the Company's shareholders approve the recapitalization, each share of the Company's existing common stock will be changed into one share of WorldCom stock and 1/25 of a share of MCI stock. After the recapitalization, a common shareholder's ownership in WorldCom, Inc. will then be represented by two stocks: WorldCom stock and MCI stock.

    All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These combined financial statements are based on the operations, attributed assets and attributed liabilities of WorldCom group and are not representative of any separately incorporated entity.

    The WorldCom group combined financial statements will provide WorldCom group shareholders with financial information about WorldCom group's operations. Investors in WorldCom stock and MCI stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The Company retains ownership and control of the attributed assets, attributed liabilities and operations of WorldCom group and MCI group. Financial effects of either group that affect the Company's consolidated results of operations or financial position could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either WorldCom group or MCI group and any dividends or distributions on, or repurchases of, WorldCom stock or MCI stock will reduce Company funds legally available for dividends on WorldCom stock or MCI stock. As a result, the WorldCom group combined financial statements should be read along with the Company's consolidated financial statements.

    The combined financial statements of WorldCom group reflect the results of operations, financial position, changes in allocated net worth and cash flows of WorldCom group as if WorldCom group was a separate entity for the periods presented. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position, changes in allocated net worth and cash flows of WorldCom group had it been a separate, stand-alone entity during the periods presented.

    For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the allocation policies described below under "Intergroup Allocation Policies". Intergroup allocation policies adopted by the Company's Board of Directors can be rescinded or amended, or new policies may be adopted, at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

    As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of WorldCom group reflect certain assets, liabilities, revenues and expenses directly attributable to WorldCom group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The financial statements of WorldCom group are presented to provide additional disclosure related to the underlying businesses that comprise WorldCom group. Management intends on providing audited financial

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for WorldCom group as long as WorldCom stock is outstanding.

INTERGROUP ALLOCATION POLICIES:

    TRACKING STOCK POLICY STATEMENT

    The Company's Board of Directors has fiduciary duties to all shareholders of the Company, and no independent fiduciary duties to the holders of WorldCom stock and MCI stock. The Board of Directors of the Company has adopted a policy statement regarding WorldCom group and MCI group matters. The Company's Board of Directors or any special committee appointed by the Company's Board of Directors, may amend, modify or rescind the policies set forth in this policy statement from time to time at its sole discretion and without shareholder approval. The material provisions of the policy statement are as follows:

    GENERAL POLICY. The policy statement provides that all material matters as to which the holders of WorldCom stock and MCI stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of the Company or any special committee appointed by the Board of Directors determines to be in the best interests of the Company as a whole, after giving due consideration to the potentially divergent interests and all other interests of the holders of the separate series of common stock of the Company that the Board of Directors or any special committee, as the case may be, deems relevant. The policy statement provides that the Company will manage the businesses in WorldCom group and MCI group in a manner intended to maximize the operations, assets and values of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

    Under this policy statement, all material transactions which are determined by the Company's Board of Directors to be in the ordinary course of business between WorldCom group and MCI group, except for those described in the paragraphs below, are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

    CASH MANAGEMENT. Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by the Company's corporate headquarters on behalf of the groups. Under this centralized cash management system, MCI group will generally not be allocated any cash balances. Historically, the Company determined the amount of funding provided to WorldCom group based on actual cash used for capital and operating expenses, net of WorldCom group and MCI group cash receipts.

    CORPORATE ALLOCATIONS

    Corporate allocations have been attributed and/or allocated to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. Such corporate allocations may change at the discretion of the Company and do not require shareholder approval. Management believes that the allocation methodologies applied are reasonable. However, it is not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand alone basis. Management believes that the allocation methods developed will be comparable to the

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) expected future allocation methods. Explanations of the composition and the method of allocation for such items are described below.

    SHARED CORPORATE SERVICES. The Company has directly charged specifically identifiable costs to WorldCom group and MCI group. Where determinations based on specific usage alone were impracticable, the Company used other allocation methods that it believes are fair, including methods based on factors such as the number of employees and total revenues generated by each group. For the years ended December 31, 1998, 1999 and 2000. WorldCom group was allocated $817 million, $1.6 billion and $2.0 billion of these costs, respectively.

    COMMERCIAL INTER-GROUP TRANSACTIONS. MCI group is allocated a proportion, based on usage, of the Company's fiber optic system costs for use of the fiber optic systems, which are attributed to WorldCom group, and WorldCom group is allocated a corresponding decrease in depreciation expense, which totaled
$118 million, $189 million and $373 million in 1998, 1999 and 2000, respectively. In addition, WorldCom group is allocated a proportion, based on usage, of the Company's switching costs for use of the business voice switched services, which are attributed to MCI group. For the years ended December 31, 1998, 1999 and 2000, switching costs allocated to WorldCom group were $20 million, $64 million and $87 million, respectively. Additionally, MCI group is allocated a proportionate share of costs associated with buildings, furniture and fixtures attributed to WorldCom group, and is also allocated costs for use of the MCI tradenames as discussed below. WorldCom group is allocated a corresponding decrease to depreciation and amortization expense. For the years ended December 31, 1998, 1999 and 2000, these allocated costs totaled
$90 million, $331 million and $254 million, respectively.

    All other material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties and will be subject to the review and approval of the Board of Directors or any special committee. Neither group is under any obligation to use services provided by the other group, and each group may use services provided by a competitor of the other group if the Board of Directors or any special committee determines it is in the best interests of the Company as a whole.

    ALLOCATION OF INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been attributed to the respective groups based on specific identification and where acquired companies have been divided between WorldCom group and MCI group, the intangible assets have been attributed based on the respective fair values at the date of purchase of the related operations attributed to each group. Management believes that this method of allocation is equitable and provides a reasonable estimate of the intangible assets attributable to WorldCom group and MCI group. All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to WorldCom group. MCI group will be allocated an expense and the WorldCom group

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) will be allocated a corresponding decrease in amortization expense for the use of the MCI tradenames for the next five years based on the following fee schedule:

YEAR ENDED
DECEMBER 31,
------------
2001:.......................................................  $  27.5 million
2002:.......................................................  $  30.0 million
2003:.......................................................  $  35.0 million
2004:.......................................................  $  40.0 million
2005:.......................................................  $  45.0 million

    Any renewal or termination of use of the MCI tradename by MCI group will be subject to the general policy that our board of directors will act in the best interests of the Company. For each of the years ended December 31, 1998, 1999 and 2000, costs related to the MCI tradenames allocated to the WorldCom group were decreased by $27.5 million per annum since the date of the acquisition of MCI, for use of the MCI tradenames by MCI group.

    FINANCING ARRANGEMENTS. As of January 1, 1999, $6.0 billion of the Company's outstanding debt was notionally allocated to MCI group and $15.2 billion of our debt was notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends of each of the groups. In addition, management considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, in the allocation process. Management believes that the initial allocation is equitable and supportable by both WorldCom group and MCI group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of the combined historical financial statements of each of the groups, debt allocated to MCI group was determined to bear an interest rate equal to the weighted-average interest rate, excluding capitalized interest, of the Company's debt plus 1 1/4 percent. Interest allocated to WorldCom group reflects the difference between our actual interest expense and the interest expense charged to MCI group. Upon the recapitalization each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

    In 1999, the Company amended its existing $500 million receivables purchase agreement to $2.0 billion by including additional receivables eligible under the agreement. As of December 31, 2000, the purchaser owned an undivided interest in a $3.5 billion pool of receivables which includes the $1.95 billion sold, of which $2.4 billion and $1.6 billion relate to WorldCom group, respectively. The receivables sold were assigned based on specific identification where practical, or allocated based on total revenues. Management believes that this method of allocation is equitable and provides a reasonable estimate of the receivables attributable to the groups.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company estimates the fair value of attributed WorldCom group financial instruments using available market information and appropriate valuation methodologies. The carrying amounts for cash and cash equivalents, accounts receivable, notes receivable, marketable equity securities, accounts payable, accrued liabilities and long-term debt approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments.

CASH AND CASH EQUIVALENTS:

    The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

Transmission equipment (including conduit)..................  5 to 45 years
Communications equipment....................................  5 to 20 years
Furniture, fixtures, buildings and other....................  4 to 40 years

    The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists on property and equipment attributed to WorldCom group, a loss will be recognized by WorldCom group based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

    Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

    The Company constructs certain of its own transmission systems and related facilities. Internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such internal costs were $305 million ($195 million in interest), $625 million ($339 million in interest) and $842 million ($495 million in interest) in 1998, 1999 and 2000, respectively, and have been allocated to WorldCom group.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
GOODWILL AND OTHER INTANGIBLE ASSETS:

    The major classes of intangible assets attributed to WorldCom group as of December 31, 1999 and 2000 are summarized below (in millions):

                                           AMORTIZATION PERIOD     1999       2000
                                           -------------------   --------   --------
Goodwill.................................     5 to 40 years      $35,483    $35,596
Tradename................................          40 years        1,100      1,100
Developed technology.....................     5 to 10 years        1,590      1,590
Other intangibles........................     5 to 10 years        1,879      2,665
                                                                 -------    -------
                                                                  40,052     40,951
Less: accumulated amortization...........                         (2,800)    (4,266)
                                                                 -------    -------
Goodwill and other intangible assets,
  net....................................                        $37,252    $36,685
                                                                 =======    =======

    Intangible assets are amortized using the straight-line method for the periods noted above.

    Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of WorldCom group.

    Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $150 million, $354 million and $765 million for the years ended December 31, 1998, 1999 and 2000, respectively.

UNREALIZED HOLDING GAIN ON MARKETABLE EQUITY SECURITIES:

    WorldCom group's attributed equity investments in publicly traded companies are classified as available-for-sale securities. Accordingly, these investments are included in other assets at their fair value of approximately $1.1 billion and $970 million at December 31, 1999 and 2000, respectively. The unrealized holding gain on these marketable equity securities, net of taxes of $345 million and $207 million as of December 31, 1999 and 2000, respectively, is included as a component of allocated net worth in the accompanying combined financial statements. As of December 31, 1999 and 2000, the gross unrealized holding gain on these securities was $918 million and $716 million, respectively. There was no gross unrealized holding loss on these securities at December 31, 1999 and a $164 million gross unrealized holding loss at December 31, 2000. Proceeds from the sale of marketable equity securities totaled $68 million, $1.7 billion and $680 million for the years ended
December 31, 1998, 1999 and 2000, respectively. Gross realized gains on marketable equity securities, which represent reclassification adjustments to other comprehensive income, were $13 million, $374 million and $643 million for the years ended December 31, 1998, 1999 and 2000, respectively. Gross realized losses were $31 million and $25 million for the years ended December 31, 1998 and 2000, respectively. There were no gross realized losses for the year ended December 31, 1999.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
FOREIGN CURRENCY TRANSLATION:

    Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average of exchange rates in effect during the period. Translation adjustments are recorded as a separate component of allocated net worth. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The accompanying combined statements of operations include foreign currency transaction gains, after elimination of minority interests, of $29 million for the year ended
December 31, 1998 and foreign currency transaction losses, after elimination of minority interests, of $36 million and $38 million for the years ended
December 31, 1999 and 2000, respectively.

RECOGNITION OF REVENUES:

    WorldCom group records revenues for telecommunications services at the time of customer usage. Service activation and installation fees are amortized over the average customer contract life. Revenues from information technology services are recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC:

    WorldCom group enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of most switched voice operating agreements, as well as established Federal Communications Commission ("FCC") policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like WorldCom group, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between WorldCom group and foreign carriers is settled in cash through a formal settlement policy that generally extends over a six-month period at an agreed upon settlement rate. International settlements are treated as an offset to line costs. This reflects the way in which the business is operated because WorldCom group actually settles in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

    During the fourth quarter of 2000, the WorldCom group implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, the WorldCom group retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $75 million, net of income tax benefit of $43 million. The pro forma effect of adopting SAB 101 on periods prior to January 1, 2000 was not material to WorldCom group's financial position or results of operations.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
EXTRAORDINARY ITEM:

    In the first quarter of 1998, the WorldCom group recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and related refinancings of the Company's outstanding debt from the Brooks Fiber Properties merger.

INCOME TAXES:

    The federal and state income tax liabilities incurred by the Company and which are determined on a consolidated, combined, or unitary basis will be allocated between WorldCom group and MCI group in accordance with the Company's policy statement. The Company currently intends that the income tax expense for each group and the balance sheet allocation of the expense will be based on a comparison of the Company's tax expense with the hypothetical tax expense of MCI group. The tax expense allocable to MCI group will be the amount that MCI group would have incurred if it had filed tax returns as a separate taxpayer and the tax expense allocable to WorldCom group will be the excess, if any, of the Company's tax expense over the tax expense allocable to MCI group. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits. Had WorldCom group and MCI group filed separate tax returns, the provision for income taxes and net income for each group would not have significantly differed from the amounts reported on the group's statements of operations for the years ended December 31, 1998, 1999 and 2000. However, the amounts of current and deferred taxes and taxes payable or refundable attributed to each group on the historical financial statements may differ from those that would have been allocated had WorldCom group or MCI group filed separate income tax returns.

    Deferred tax assets and liabilities are based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and the impact of available net operating loss ("NOL") carryforwards. Valuation allowances have been recorded to reduce the deferred tax asset to the amount more likely than not to be realized.

EARNINGS PER SHARE:

    After implementation of the recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined financial statements of WorldCom group will not present earnings per share because WorldCom stock is a series of common stock of the Company and WorldCom group is not a legal entity with a capital structure.

    For purposes of the consolidated financial statements of the Company, basic earnings per share for WorldCom stock will be computed by dividing net income for the period by the number of weighted-average shares of WorldCom stock then outstanding. Diluted earnings per share of WorldCom stock will be computed by dividing net income for the period by the weighted-average number of shares of WorldCom stock outstanding, including the dilutive effect of WorldCom stock equivalents.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
CONCENTRATION OF CREDIT RISK:

    A portion of WorldCom group's revenues is derived from services provided to other telecommunications service providers. As a result, WorldCom group has some concentration of credit risk among its customer base. WorldCom group performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to WorldCom group in the event of nonpayment.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    The Financial Accounting Standards Board's, or FASB's, Statement of Financial Accounting Standard, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for WorldCom group as of January 1, 2001. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). WorldCom group has minimal exposure to derivative financial instruments which, as of December 31, 2000, primarily consist of option collar transactions designated as cash flow hedges of anticipated sales of an equity investment and various equity warrants. The Company believes that the adoption of this standard will not have a material effect on WorldCom group's combined results of operations or financial position.

    In September 2000 the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company believes that the adoption of this standard will not have a material effect on WorldCom group's combined results of operations or financial position.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

    The accompanying combined financial statements for WorldCom group as of and for the year ended December 31, 1998 are unaudited. The Company's management is solely responsible for these financial statements, without benefit of independent accounting experts, and believes the 1998 combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States using standards of materiality consistent with the audited combined financial statements for 1999 and 2000.

RECLASSIFICATIONS:

    Revenues and line costs for all periods reflects a classification change for reciprocal compensation which is now being treated as an offset to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. As such, WorldCom group determined that it is more appropriate to reflect this reimbursement net of cost. Previously, WorldCom group recorded this item on a gross basis as revenues. Operating income, net income and the balance sheet are not affected by this reclassification.

    The effects of this reclassification on the accompanying combined statements of operations for the years ended December 31, 1998, 1999 and 2000 are as follows (in millions):

                                                                      NEW PRESENTATION
                                                         ------------------------------------------
                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                         ------------------------------------------
                                                           1998             1999             2000
                                                         --------         --------         --------
Revenues...............................................  $ 9,809          $19,736          $22,755
Line costs.............................................  $ 4,801          $ 7,905          $ 8,745

                                                                      OLD PRESENTATION
                                                         ------------------------------------------
                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                         ------------------------------------------
                                                           1998             1999             2000
                                                         --------         --------         --------
Revenues...............................................  $10,035          $20,131          $23,155
Line costs.............................................  $ 5,027          $ 8,300          $ 9,145

(2) BUSINESS COMBINATIONS--

    The Company has acquired other telecommunications companies offering similar or complementary services to those offered by WorldCom group. These acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 2000.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS-- (CONTINUED)
    On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the wholly-owned subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

    As a result of the MCI Merger, each outstanding share of MCI common stock was converted into the right to receive 1.86585 shares of Company common stock, or approximately 1.13 billion Company common shares in the aggregate, and each share of MCI Class A common stock outstanding (all of which were held by British Telecommunications plc ("BT")) was converted into the right to receive $51.00 in cash or approximately $7 billion in the aggregate. The funds paid to BT were obtained by the Company from (i) available cash as a result of the Company's $6.1 billion public debt offering in August 1998; (ii) the sale of MCI's Internet backbone facilities and wholesale and retail internet business (the "iMCI Business") to Cable and Wireless plc ("Cable & Wireless") for
$1.75 billion in cash on September 14, 1998; (iii) the sale of MCI's 24.9% equity stake in Concert Communications Services ("Concert") to BT for $1 billion in cash on September 14, 1998; and (iv) availability under the Company's commercial paper program and credit facilities.

    Upon effectiveness of the MCI Merger, the then outstanding and unexercised options exercisable for shares of MCI common stock were converted into options exercisable for an aggregate of approximately 125 million shares of Company common stock having the same terms and conditions as the MCI options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.86585. The MCI Merger was accounted for as a purchase; accordingly, operating results for MCI attributed to WorldCom group have been included from the date of acquisition.

    The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a consolidated basis, $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis. Such amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, WorldCom group has been allocated $2.3 billion, $1.3 billion and $22.3 billion of such IPR&D, developed technology and goodwill, respectively.

    On August 4, 1998, MCI acquired a 51.79% voting interest and a 19.26% economic interest in Embratel Participacoes S.A. ("Embratel"), Brazil's facilities-based national and international communications provider, for approximately R$2.65 billion (U.S. $2.3 billion). The purchase price was paid in local currency installments, of which R$1.06 billion (U.S. $916 million) was paid on August 4, 1998, R$795 million (U.S. $442 million) was paid on August 4, 1999, and the remaining R$795 million (U.S. $444 million) was paid on August 4, 2000. Embratel provides domestic long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, Internet, frame relay, satellite and packet-switched services. Operating

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS-- (CONTINUED)
results for Embratel are included in the accompanying combined financial statements of WorldCom group and are included from the date of the MCI Merger.

    On January 31, 1998, the Company acquired CompuServe Corporation ("CompuServe"), for approximately $1.3 billion, pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of the Company with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of the Company.

    As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.609375 shares of Company common stock, or approximately 56 million Company common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions:
Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe attributed to WorldCom group have been included from the date of acquisition.

    On January 31, 1998 the Company also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL"), for approximately $500 million, and entered into five year contracts with AOL under which the Company and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from the Company. The Company retained the CompuServe Network Services division. ANS provided Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS attributed to WorldCom group have been included from the date of acquisition.

    The purchase price in the CompuServe Merger and AOL Transaction was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a consolidated Company basis, $429 million was allocated to IPR&D. The remaining excess of approximately $1 billion, has been recorded as goodwill, which is being amortized over 10 years on a straight-line basis. Such amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, WorldCom group has been allocated $127 million and $545 million of the IPR&D and goodwill, respectively.

    On January 29, 1998, MCI WorldCom acquired Brooks Fiber Properties, Inc. ("BFP"), pursuant to the merger (the "BFP Merger") of a wholly owned subsidiary of the Company, with and into BFP. Upon consummation of the BFP Merger, BFP became a wholly owned subsidiary of the Company. BFP is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier, in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers, Internet service providers, wireless carriers and business, government and institutional end users with an alternative to the traditional phone company for a broad array of high quality voice, data, video transport and other telecommunications services.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS-- (CONTINUED)
    As a result of the BFP Merger, each share of BFP common stock was converted into the right to receive 2.775 shares of Company common stock or approximately 109 million Company common shares in the aggregate. The BFP Merger was accounted for as a pooling-of-interests; and, accordingly, the Company's financial statements for periods prior to the BFP Merger have been restated to include the results of BFP.

    During 1998, 1999 and 2000, the Company recorded other liabilities of $2.2 billion, $582 million and $29 million, respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1998, 1999 and 2000, other liabilities attributed to WorldCom group related to these accruals totaled $1.8 billion, $1.6 billion and $832 million, respectively.

(3) IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES--

    The following table reflects the components of the significant items included in WorldCom group's IPR&D and other charges in 1998 and 1999 (in millions):

                                                                1998         1999
                                                             -----------   --------
                                                             (UNAUDITED)
IPR&D......................................................     $2,297       $ --
Provision to reduce the carrying value of certain assets...         49         --
Severance and other employee related costs.................         21         --
Direct merger costs........................................         17          1
Alignment and other exit activities........................         90         (9)
                                                                ------       ----
                                                                $2,474       $ (8)
                                                                ======       ====

    In 1998, WorldCom group recorded a pre-tax charge of $177 million in connection with the BFP Merger, the MCI Merger and asset write-downs and loss contingencies. This charge included $21 million for employee severance, $17 million for BFP direct merger costs, $38 million for conformance of BFP accounting policies, $37 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to asset write-downs and loss contingencies. The $37 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that WorldCom group has or will abandon, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that selected leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in 1999 a reversal of a $9 million charge to IPR&D and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to asset write-downs and loss contingencies includes
$9 million for the decommission of information systems that have no alternative future use, $9 million for the write-down to fair value of assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to BFP. As of December 31, 1999 and 2000, WorldCom group's remaining unpaid liability related to the above charges was $27 million and $20 million, respectively.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(3) IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES-- (CONTINUED) CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT:

    In connection with 1998 business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates. Based on the respective fair values of the related operations allocated to each group, $2.3 billion of the IPR&D charge was allocated to WorldCom group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group.

(4) INVESTMENTS--

    In November 1999, the Company purchased 30 million shares of Metricom, Inc. ("Metricom") Series A1 preferred stock (the "Metricom Preferred Stock") for
$300 million. The Metricom Preferred Stock bears cumulative dividends at the rate of 6.5% per annum for three years, payable in cash or additional shares of Metricom Preferred Stock. In addition, the Company has the right to elect one director to Metricom's board of directors, although voting rights otherwise will be generally limited to specified matters. The Metricom Preferred Stock is subject to mandatory redemption by Metricom at the original issuance price in 2009 and to redemption at the option of the holder upon the occurrence of specified changes in control or major acquisitions. The Metricom Preferred Stock is convertible into Metricom common stock at the Company's option beginning
May 2002.

    Additionally, the Company signed a five-year, non-exclusive agreement valued at $388 million with Metricom to sell subscriptions for Metricom's Ricochet services. The agreement is subject to the timely deployment of the Metricom network, Metricom's ability to meet agreed performance standards and Metricom's ability to attract a significant number of subscribers through other channel partners.

    In connection with the MCI Merger, the Company acquired an investment in The News Corporation Limited ("News Corp.") comprised of cumulative convertible preferred securities and warrants. In July 1999 the Company received
$1.4 billion in cash from the sale of the Company's interest in News Corp. preferred stock. The Company recorded a gain of $130 million on this sale. Additionally, the Company recorded dividend income of approximately $17 million and $32 million for the years ended December 31, 1998 and 1999, respectively. These amounts have been allocated to WorldCom group.

    In November 1998, the Company and News Corp. entered into an agreement with EchoStar Communications Corporation ("EchoStar") for the sale and transfer of the Company's and News Corp.'s Direct Broadcast Satellite ("DBS") assets (the "EchoStar Transaction"). The EchoStar Transaction was consummated in June 1999 and the Company acquired preferred shares in a subsidiary of News Corp. for a face amount equal to the Company's cost of obtaining the DBS license from the FCC, plus interest thereon. The Company also received from EchoStar approximately 6.8 million shares of EchoStar Class A Common Stock. In
December 1999, the Company sold 2.7 million shares of EchoStar Class A Common Stock and received $190 million in net proceeds. The Company recorded a gain of $101 million on this sale which has been allocated to WorldCom group.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(5) LONG-TERM DEBT--

    The Company's outstanding debt as of December 31, 1999 and 2000 consists of the following (in millions):

                                                         1999                                  2000
                                          -----------------------------------   -----------------------------------
                                          EXCLUDING                             EXCLUDING
                                          EMBRATEL    EMBRATEL   CONSOLIDATED   EMBRATEL    EMBRATEL   CONSOLIDATED
                                          ---------   --------   ------------   ---------   --------   ------------
Commercial paper and credit
  facilities............................   $ 2,875     $   --      $  2,875      $ 3,629     $   --      $  3,629
Floating rate notes due 2001-2002.......     1,000         --         1,000        1,560         --         1,560
7.88% - 8.25% Notes Due 2003-2010.......        --         --            --        3,500         --         3,500
7.38% Notes Due 2006-2011...............        --         --            --        2,000         --         2,000
6.13% - 6.95% Notes Due 2001-2028.......     6,100         --         6,100        6,100         --         6,100
7.13% - 7.75% Notes Due 2004-2027.......     2,000         --         2,000        2,000         --         2,000
8.88% - 13.5% Senior Notes Due
  2002-2006.............................       689         --           689          672         --           672
7.13% - 8.25% Senior Debentures Due
  2023-2027.............................     1,438         --         1,438        1,436         --         1,436
6.13% - 7.50% Senior Notes Due
  2004-2012.............................     2,142         --         2,142        1,934         --         1,934
15% note payable due in annual
  installments through 2000.............        --        440           440           --         --            --
Capital lease obligations, 7.00% -
  11.00% (maturing through 2002)........       483         --           483          413         --           413
Other debt (maturing through
  2008).................................       148        828           976          518      1,134         1,652
                                           -------     ------      --------      -------     ------      --------
                                            16,875      1,268        18,143       23,762      1,134        24,896
Notional debt allocated to MCI group....    (6,000)        --        (6,000)      (6,000)        --        (6,000)
                                           -------     ------      --------      -------     ------      --------
Notional debt allocated to WorldCom
  group.................................    10,875      1,268        12,143       17,762      1,134        18,896
Short-term debt and current maturities
  of allocated WorldCom group long-term
  debt..................................    (4,239)      (776)       (5,015)      (6,764)      (436)       (7,200)
                                           -------     ------      --------      -------     ------      --------
                                           $ 6,636     $  492      $  7,128      $10,998     $  698      $ 11,696
                                           =======     ======      ========      =======     ======      ========

    As of January 1, 1998, $6.0 billion of debt was notionally allocated by the Company to MCI group with the remaining debt notionally allocated to WorldCom group. See Note 1 for a more detailed description of how the Company allocates debt to the groups and Note 5 of the Company's consolidated financial statements for additional debt descriptions.

(6) COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES--

    In connection with the MCI Merger, the Company acquired $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A, representing 30 million shares outstanding ("preferred securities") due June 30, 2026 which were previously issued by MCI Capital I, a wholly owned Delaware statutory business trust (the "Trust"). The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the Company's 8% Junior Subordinated Deferrable Interest Debentures, Series A ("Subordinated Debt Securities") due June 30, 2026, the only assets of the Trust.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(6) COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES-- (CONTINUED)
    Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust on a quarterly basis, provided the Company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The Company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid. In addition, in the event the Company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust.

    The Company has executed various guarantee agreements and supplemental indentures which agreements, when taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable, and unconditional guarantee by the Company of all of the Trust's obligations under the preferred securities (the "Guarantee"). A Guarantee Agreement and Supplement No. 1 thereto covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the Company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the Company under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the Company.

OTHER REDEEMABLE PREFERRED SECURITIES:

    On December 28, 1998, WorldCom Synergies Management Company, Inc. ("SMC"), a wholly owned subsidiary of the Company, issued 475 shares of an authorized 500 shares of 6.375% cumulative preferred stock, Class A ("SMC Class A Preferred Stock") in a private placement. Each share of SMC Class A Preferred Stock has a par value of $0.01 per share and a liquidation preference of $100,000 per share. The SMC Class A Preferred Stock is mandatorily redeemable by SMC at the redemption price of $100,000 per share plus accumulated and unpaid dividends on January 1, 2019. Dividends on the SMC Class A Preferred Stock are cumulative from the date of issuance and are payable quarterly at a rate per annum equal to 6.375% of the liquidation preference of $100,000 per share when, as and if declared by the board of directors of SMC.

(7) PREFERRED STOCK--

    The Company Series B Convertible Preferred Stock (the "Series B Preferred Stock") is convertible into shares of Company common stock at any time at a conversion rate of 0.1460868 shares of Company common stock for each share of Series B Preferred Stock. Dividends on the Series B Preferred Stock accrue at the rate of $0.0775 per share, per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors. The Company has not declared any dividends on the Series B Preferred Stock to date and anticipates that future dividends will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of Company common stock at the Company's election. To date, the Company has elected to pay all accrued dividends in cash, upon conversion.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(7) PREFERRED STOCK-- (CONTINUED)
    The Series B Preferred Stock is also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of Company common stock at the Company's election.

    The Series B Preferred Stock is entitled to one vote per share with respect to all matters. The Series B Preferred Stock has a liquidation preference of $1.00 per share plus all accrued and unpaid dividends thereon to the date of liquidation. There is no established market for the Series B Preferred Stock.

    In January 2000, each outstanding share of Series C Preferred Stock was redeemed by the Company for $50.75 in cash, or approximately $190 million in the aggregate.

    In May 1998, the Company exercised its option to redeem all of the outstanding Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and related depositary shares. Prior to the redemption date, substantially all of the holders of Series A Preferred Stock elected to convert the preferred stock into Company common stock, resulting in the issuance of approximately 49 million shares of Company common stock.

(8) SHAREHOLDER RIGHTS PLAN--

    Under the Company's existing shareholder rights plan, each share of Company common stock has associated with it one preferred stock purchase right entitling its holder to purchase a designated number of shares of Company preferred stock under the circumstances provided for in the rights agreement. Upon shareholder approval of the recapitalization, the Company will amend and restate the shareholder rights plan to provide shareholder rights to both WorldCom group and MCI group shareholders with generally the same terms and conditions as the current rights agreement. See Note 8 to the Company's consolidated financial statements for a more detailed description of the existing shareholder rights plan.

(9) LEASES AND OTHER COMMITMENTS--

    The Company leases office facilities and equipment under non-cancelable operating and capital leases and is also obligated under various right-of-way agreements having initial or remaining terms of more than one year and allocates rent expense on these leases attributable to WorldCom group and MCI group in accordance with the Company's allocation policies. Rental expense allocated to WorldCom group under these operating leases was $74 million, $160 million and $203 million in 1998, 1999 and 2000, respectively.

    WorldCom group is an integrated business of the Company and is therefore subject to all the Company's liabilities and obligations, including lease and other commitments. See Note 9 to the Company's consolidated financial statements for a description of the Company's leases and other commitments.

(10) CONTINGENCIES--

    WorldCom group shareholders are subject to all of the risks related to an investment in the Company and WorldCom group, including the effects of any legal proceedings and claims against MCI

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(10) CONTINGENCIES-- (CONTINUED)
group. See Note 10 to the Company's consolidated financial statements for information related to the Company's contingencies.

(11) EMPLOYEE BENEFIT PLANS--

STOCK OPTION PLANS:

    The Company has several stock option plans under which options to acquire shares of Company common stock may be granted to directors, officers and employees of WorldCom group and MCI group. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant.

401(K) PLANS:

    The Company offers its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,500. The Company matches individual employee contributions in selected plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses allocated to WorldCom group relating to the Company's 401(k) plans were $12 million, $45 million and $44 million for the years ended December 31, 1998, 1999 and 2000, respectively.

PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS:

    The Company maintains various defined benefit plans and other post-retirement benefit plans that cover selected eligible employees of WorldCom group and MCI group. Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

    See Notes 11 and 12 to the Company's consolidated financial statements for additional disclosures related to employee benefit plans.

(12) INCOME TAXES--

    The WorldCom group combined balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in the assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards as measured in WorldCom group's combined financial statements and as measured by tax laws using enacted tax rates.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(12) INCOME TAXES-- (CONTINUED)
    The provision for income taxes is composed of the following (in millions):

                                                      1998         1999       2000
                                                   -----------   --------   --------
                                                   (UNAUDITED)
Current..........................................     $ (217)     $ (654)    $  580
Deferred.........................................        626       2,510      1,410
                                                      ------      ------     ------
Total provision for income taxes.................     $  409      $1,856     $1,990
                                                      ======      ======     ======

    The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

                                                      1998         1999       2000
                                                   -----------   --------   --------
                                                   (UNAUDITED)
Expected statutory amount........................      (35.0)%      35.0%     35.0%
Nondeductible amortization of excess of cost over
  net tangible assets acquired...................       10.1         6.7       6.0
State income taxes...............................       (2.6)        2.5       2.6
Charge for in-process research and development...       55.4          --        --
Valuation allowance..............................         --        (2.5)       --
Other............................................       (1.6)        0.4      (3.5)
                                                      ------      ------     -----
Actual tax provision.............................       26.3%       42.1%     40.1%
                                                      ======      ======     =====

    The following is a summary of the significant components of WorldCom group's attributed deferred tax assets and liabilities as of December 31, 1999 and 2000 (in millions):

                                                    1999                     2000
                                           ----------------------   ----------------------
                                            ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                           --------   -----------   --------   -----------
Fixed assets.............................   $   --      $(2,556)     $   --      $(3,957)
Goodwill and other intangibles...........       --         (132)         --         (167)
Investments..............................       90           --         363           --
Line installation costs..................       --         (400)         --         (264)
Accrued liabilities......................      375           --         745           --
NOL carryforwards........................      926           --         517           --
Tax credits..............................      189           --         692           --
Other....................................       --         (105)         --         (290)
                                            ------      -------      ------      -------
                                             1,580       (3,193)      2,317       (4,678)
Valuation allowance......................      (51)          --        (191)          --
                                            ------      -------      ------      -------
                                            $1,529      $(3,193)     $2,126      $(4,678)
                                            ======      =======      ======      =======

    At December 31, 2000, WorldCom group was attributed unused NOL carryforwards for federal income tax purposes of approximately $900 million which expire in various amounts during the years 2011 through 2019. These NOL carryforwards together with state and other NOL carryforwards within the United States result in a deferred tax asset of approximately $326 million at December 31, 2000.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(12) INCOME TAXES-- (CONTINUED)
    A valuation allowance of $109 million was reversed during 1999 as a result of a change in tax regulations and recorded as a reduction in goodwill.

    In addition, at December 31, 2000 WorldCom group was attributed unused NOL carryforwards of $458 million outside the United States which generally do not expire. These carryforwards result in a $191 million deferred tax asset for which a valuation allowance has been established.

    Approximately $358 million of WorldCom group's allocated deferred tax assets are related to preacquisition NOL carryforwards attributable to entities acquired in transactions accounted for as purchases. Accordingly, any future reductions in the valuation allowance related to such deferred tax assets will result in a corresponding reduction in goodwill. If, however, subsequent events or conditions dictate an increase in the need for a valuation allowance attributable to such deferred tax assets, the income tax expense for that period will be increased accordingly.

(13) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--

    Interest paid by WorldCom group during the years ended December 31, 1998, 1999 and 2000 amounted to $37 million, $816 million and $488 million, respectively. WorldCom group made no income tax payments during the year ended December 31, 1998 and income taxes paid, net of refunds, during the years ended December 31, 1999 and 2000 were $35 million and $28 million, respectively.

    In conjunction with business combinations attributed to WorldCom group, assets acquired and liabilities assumed, including revisions to previously recorded acquisitions, and Company common stock issued were as follows (in millions):

                                                       1998         1999       2000
                                                    -----------   --------   --------
                                                    (UNAUDITED)
Fair value of assets acquired.....................    $ 19,964    $   (92)     $ --
Goodwill and other intangible assets..............      26,275      2,041        43
Liabilities assumed...............................     (19,287)      (935)      (29)
Company common stock issued.......................     (25,141)      (228)       --
                                                      --------    -------      ----
Net cash paid.....................................    $  1,811    $   786      $ 14
                                                      ========    =======      ====

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(14) SEGMENT AND GEOGRAPHIC INFORMATION--

    Based on its organizational structure, WorldCom group operates in five reportable segments: Commercial voice and data, Internet, International operations, Embratel and Other. WorldCom group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. The Commercial voice and data segment includes voice, data and other types of domestic communications services for commercial customers. The Internet segment provides Internet services including dedicated access and web and application hosting services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe and the Asia Pacific region. Embratel provides communications services in Brazil. Other includes primarily the operations of MCI Systemhouse Corp. and SHL Systemhouse Co. (collectively, "SHL") and other non-communications services. In April 1999, SHL was sold to Electronic Data Systems Corporation.

    The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's fiber optic networks, which do not make a distinction between the types of services. Profit and loss information is reported only on a consolidated basis to the chief operating decision-maker and the Company's Board of Directors.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Information about WorldCom group's segments is as follows (in million):

                                      REVENUES FROM                   SELLING, GENERAL AND            CAPITAL
                                   EXTERNAL CUSTOMERS                ADMINISTRATIVE EXPENSES        EXPENDITURES
                            ---------------------------------   ---------------------------------   -----------
                               1998         1999       2000        1998         1999       2000        1998
                            -----------   --------   --------   -----------   --------   --------   -----------
                            (UNAUDITED)                         (UNAUDITED)                         (UNAUDITED)
Voice and data............    $ 6,066     $13,263    $14,425      $ 1,212      $2,170     $2,611      $ 2,796
Internet..................        897       1,554      2,455          224         485        598          613
International
  operations..............      1,090       1,624      2,364          348         774      1,094        1,078
Corporate-Sprint merger
  costs and other
  charges.................         --          --         --           --          --        433           --
Other.....................        574         523         --          170         170         --           36
                              -------     -------    -------      -------      ------     ------      -------
Total before Embratel.....      8,627      16,964     19,244        1,954       3,599      4,736        4,523
Embratel..................      1,182       2,854      3,665          258         610        980          369
Elimination of
  intersegment
  revenues/expenses.......         --         (82)      (154)          --         (14)       (27)          --
                              -------     -------    -------      -------      ------     ------      -------
Total.....................    $ 9,809     $19,736    $22,755      $ 2,212      $4,195     $5,689      $ 4,892
                              =======     =======    =======      =======      ======     ======      =======

                                  CAPITAL
                             EXPENDITURES
                            -------------------
                              1999       2000
                            --------   --------

Voice and data............   $4,186    $ 5,800
Internet..................    1,346      2,576
International
  operations..............    1,494      1,754
Corporate-Sprint merger
  costs and other
  charges.................       --         --
Other.....................       10         --
                             ------    -------
Total before Embratel.....    7,036     10,130
Embratel..................      893        854
Elimination of
  intersegment
  revenues/expenses.......       --         --
                             ------    -------
Total.....................   $7,929    $10,984
                             ======    =======

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(14) SEGMENT AND GEOGRAPHIC INFORMATION-- (CONTINUED)
    The following is a reconciliation of the segment information to income
(loss) before income taxes, minority interests, cumulative effect of accounting change and extraordinary items (in millions):

                                                    1998         1999       2000
                                                 -----------   --------   --------
                                                 (UNAUDITED)
Revenues.......................................    $ 9,809     $19,736    $22,755
Operating expenses.............................     11,231      15,105     17,714
                                                   -------     -------    -------
Operating income (loss)........................     (1,422)      4,631      5,041
Other income (expense):
  Interest expense.............................       (180)       (460)      (458)
  Miscellaneous................................         44         237        385
                                                   -------     -------    -------
Income (loss) before income taxes, minority
  interests, cumulative effect of accounting
  change and extraordinary items...............    $(1,558)    $ 4,408    $ 4,968
                                                   =======     =======    =======

    Information about WorldCom group's operations by geographic areas are as follows (in millions):

                               1998                    1999                    2000
                       ---------------------   ---------------------   ---------------------
                                  LONG-LIVED              LONG-LIVED              LONG-LIVED
                       REVENUES     ASSETS     REVENUES     ASSETS     REVENUES     ASSETS
                       --------   ----------   --------   ----------   --------   ----------
                            (UNAUDITED)
United States........  $ 7,085      $16,081    $14,760      $19,635    $16,111      $27,643
Brazil...............    1,182        5,049      2,772        4,017      3,511        4,008
All other
  international......    1,542        1,519      2,204        2,575      3,133        3,526
                       -------      -------    -------      -------    -------      -------
Total................  $ 9,809      $22,649    $19,736      $26,227    $22,755      $35,177
                       =======      =======    =======      =======    =======      =======

(15) RELATED PARTY TRANSACTIONS--

    See Note 18 to the Company's consolidated financial statements for information pertaining to the Company's related party transactions.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(16) UNAUDITED QUARTERLY FINANCIAL DATA--

                                                                  QUARTER ENDED
                              -------------------------------------------------------------------------------------
                                   MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                                1999       2000       1999       2000       1999       2000       1999       2000
                              --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (IN MILLIONS)
Revenues:
  Previously reported.......   $5,026     $5,550     $4,949     $5,743     $4,965     $5,952     $5,191     $5,943
  Revenue
  reclassifications.........      (88)      (115)      (101)      (113)      (103)       (99)      (103)       (73)
  SAB 101...................       --         (6)        --         (9)        --         (9)        --         (9)
                               ------     ------     ------     ------     ------     ------     ------     ------
  Revenues, as reported.....    4,938      5,429      4,848      5,621      4,862      5,844      5,088      5,861

Operating income:
  Previously reported.......      686      1,393        992      1,377      1,332      1,148      1,621      1,142
  SAB 101...................       --         (3)        --        (13)        --         (9)        --          6
                               ------     ------     ------     ------     ------     ------     ------     ------
  Operating income, as
  reported..................      686      1,390        992      1,364      1,332      1,139      1,621      1,148

Income before cumulative
  effect of accounting
change
  and extraordinary items:
  Previously reported.......      310        746        487        743        654        607        915        600
  SAB 101...................       --         (5)        --        (11)        --         (8)        --          1
                               ------     ------     ------     ------     ------     ------     ------     ------
  As reported...............      310        741        487        732        654        599        915        601

Net income:
  Previously reported.......      293        729        468        727        636        591        897        584
  SAB 101...................       --        (80)        --        (11)        --         (8)        --          1
                               ------     ------     ------     ------     ------     ------     ------     ------
  Net income, as reported...      293        649        468        716        636        583        897        585

    See Note 1 for additional information related to WorldCom group's revenue reclassifications and adoption of SAB 101.

    Results for the quarter ended December 31, 2000 include increased costs associated with "generation d" initiatives that include product marketing, customer care, information system and product development, employee retention costs and costs associated with multichannel distribution service product development.

    Results for the quarter ended June 30, 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and results for the quarter ended September 30, 2000, include a $340 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of WorldCom, Inc.:

    We have audited the accompanying combined balance sheets of MCI group (an integrated business of WorldCom, Inc.) (as described in Note 1) as of December 31, 1999 and 2000, and the related combined statements of operations, allocated net worth and cash flows for each of the years in the two-year period ended December 31, 2000. These financial statements are the responsibility of WorldCom, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the MCI group combined financial statements referred to above present fairly, in all material respects, the combined financial position of MCI group as of December 31, 1999 and 2000, and the combined results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the combined financial statements, effective January 1, 2000, MCI group changed its method of accounting for certain activation and installation fee revenues and expenses. Additionally, effective January 1, 1998, MCI group changed its method of accounting for start-up activities.

    MCI group is a fully integrated business of WorldCom, Inc. Accordingly, as described in Note 1, the MCI group's combined financial statements have been derived from the consolidated financial statements and accounting records of WorldCom, Inc. and, therefore, reflect certain assumptions and allocations. As more fully discussed in Note 1, the combined financial statements of MCI group should be read in conjunction with the audited consolidated statements of WorldCom, Inc.

    The financial statements of MCI group as of and for the year ended
December 31, 1998, were not audited by us and, accordingly, we do not express an opinion on them.

ARTHUR ANDERSEN LLP

Jackson, Mississippi
March 30, 2001

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                            COMBINED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1999           2000
                                                              --------       --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    70        $    41
  Accounts receivable, net of allowance for bad debts of
    $682 in 1999 and $514 in 2000...........................    2,009          1,835
  Deferred tax asset........................................       --             41
  Other current assets......................................      184            395
                                                              -------        -------
    Total current assets....................................    2,263          2,312
                                                              -------        -------
Property and equipment:
  Transmission equipment....................................      377            405
  Communications equipment..................................    1,895          2,227
  Furniture, fixtures and other.............................      659            676
  Construction in progress..................................      218            170
                                                              -------        -------
                                                                3,149          3,478
  Accumulated depreciation..................................     (758)        (1,232)
                                                              -------        -------
                                                                2,391          2,246
                                                              -------        -------
Goodwill and other intangible assets........................   10,056          9,909
Other assets................................................      105            168
                                                              -------        -------
                                                              $14,815        $14,635
                                                              =======        =======
LIABILITIES AND ALLOCATED NET WORTH
Current liabilities:
  Accounts payable and accrued line costs...................  $ 3,178        $ 2,438
  Payable to WorldCom group, net............................      976          1,625
  Other current liabilities.................................    1,337          1,022
                                                              -------        -------
    Total current liabilities...............................    5,491          5,085
                                                              -------        -------
Long-term liabilities, less current portion:
  Long-term debt............................................    6,000          6,000
  Deferred tax liability....................................      648            928
  Other liabilities.........................................      176            159
                                                              -------        -------
    Total long-term liabilities.............................    6,824          7,087
                                                              -------        -------
Commitments and contingencies

Allocated net worth.........................................    2,500          2,463
                                                              -------        -------
                                                              $14,815        $14,635
                                                              =======        =======

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN MILLIONS)

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1998            1999       2000
                                                              -----------      --------   --------
                                                              (UNAUDITED)
Revenues....................................................    $ 7,808        $16,172    $16,335
                                                                -------        -------    -------
Operating expenses:
  Line costs................................................      3,319          7,087      7,177
  Selling, general and administrative.......................      2,441          5,071      5,162
  Depreciation and amortization.............................        317            757        884
  In-process research and development and other charges.....      1,251             --         --
                                                                -------        -------    -------
    Total...................................................      7,328         12,915     13,223
                                                                -------        -------    -------
Operating income............................................        480          3,257      3,112
Other income (expense):
  Interest expense..........................................       (512)          (506)      (512)
  Miscellaneous.............................................         --              5         --
                                                                -------        -------    -------
Income (loss) before income taxes and cumulative effect of
  accounting change.........................................        (32)         2,756      2,600
Provision for income taxes..................................        468          1,109      1,035
                                                                -------        -------    -------
Income (loss) before cumulative effect of accounting
  change....................................................       (500)         1,647      1,565
Cumulative effect of accounting change (net of income taxes
  of $22 in 1998 and $7 in 2000)............................        (36)            --        (10)
                                                                -------        -------    -------
Net income (loss)...........................................    $  (536)       $ 1,647    $ 1,555
                                                                =======        =======    =======

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                   COMBINED STATEMENTS OF ALLOCATED NET WORTH

                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000
                                 (IN MILLIONS)

Allocated deficit at December 31, 1997......................  $(5,065)
Funds attributed from WorldCom, Inc.........................    8,000
Net loss....................................................     (536)
Advances from WorldCom group, net...........................      551
                                                              -------
Allocated net worth at December 31, 1998....................    2,950
Net income..................................................    1,647
Advances to WorldCom group, net.............................   (2,097)
                                                              -------
Allocated net worth at December 31, 1999....................    2,500
Net income..................................................    1,555
Advances to WorldCom group, net.............................   (1,592)
                                                              -------
Allocated net worth at December 31, 2000....................  $ 2,463
                                                              =======

Note: Amounts presented prior to December 31, 1998 are unaudited.

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                             -----------------------------------------
                                                                1998             1999           2000
                                                             -----------       --------       --------
                                                             (UNAUDITED)
Cash flows from operating activities:
Net income (loss)..........................................    $  (536)        $ 1,647        $ 1,555
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Cumulative effect of accounting change...................         36              --             10
  In-process research and development and other charges....      1,251              --             --
  Depreciation and amortization............................        317             757            884
  Provision for losses on accounts receivable..............        183             621            774
  Provision for deferred income taxes......................        159             393            239
  Change in assets and liabilities, net of effect of
    business combinations:
    Accounts receivable....................................       (220)           (885)          (600)
    Other current assets...................................        (41)             24           (215)
    Accounts payable and other current liabilities.........        240             530           (960)
    Payable to WorldCom group, net.........................        259             555            649
  Other....................................................         --              11             --
                                                               -------         -------        -------
Net cash provided by operating activities..................      1,648           3,653          2,336
                                                               -------         -------        -------
Cash flows from investing activities:
  Capital expenditures--dial modems........................        (98)           (178)          (185)
  Capital expenditures--messaging equipment................        (65)            (87)           (35)
  Capital expenditures--all other..........................       (431)           (522)          (280)
  Acquisitions and related costs...........................     (1,589)           (292)            --
  Increase in intangible assets............................        (51)           (354)          (167)
  Proceeds from disposition of marketable securities.......         --               4              4
  Decrease (increase) in other assets......................         65               4            (94)
  Decrease in other liabilities............................        (23)            (85)           (16)
                                                               -------         -------        -------
Net cash used in investing activities......................     (2,192)         (1,510)          (773)
                                                               -------         -------        -------
Cash flows from financing activities:
  Advances from (to) WorldCom group, net...................        551          (2,097)        (1,592)
                                                               -------         -------        -------
Net cash provided by (used in) financing activities........        551          (2,097)        (1,592)
                                                               -------         -------        -------
Net increase (decrease) in cash and cash equivalents.......          7              46            (29)
Cash and cash equivalents at beginning of period...........         17              24             70
                                                               -------         -------        -------
Cash and cash equivalents at end of period.................    $    24         $    70        $    41
                                                               =======         =======        =======

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

(1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--

DESCRIPTION OF BUSINESS AND ORGANIZATION:

    Organized in 1983, WorldCom, Inc., a Georgia corporation (the "Company") provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. The Company is a global communications company utilizing an "on-net" strategy based on being able to provide service through its own facilities throughout the world instead of being restricted to a particular geographic location. The on-net approach allows the Company's customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving the Company's networks. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

    The Company's core business is communications services, which includes voice, data, Internet and international services. The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

BASIS OF COMBINATION AND PRESENTATION:

    On November 1, 2000, the Company announced a realignment of its businesses with the distinct customer bases they serve. While WorldCom, Inc. will remain the name of the company, it will create two separately traded tracking stocks:

    - WorldCom group stock ("WorldCom stock") is intended to reflect the performance of the Company's data, Internet, international and commercial voice businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "WCOM", and

    - MCI group stock ("MCI stock") is intended to reflect the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "MCIT".

    A tracking stock is a separate class of a company's common stock intended to provide a return to investors based upon the financial performance of a distinct business unit of the company, sometimes referred to as the targeted business. These targeted businesses are collections of businesses that the Company has grouped together in order for the Company to issue WorldCom group stock and MCI group stock. The ownership of the targeted business does not change, and while each of the classes of stock trade separately, all shareholders are common shareholders of a single company, WorldCom, Inc., and will be subject to all risks of an investment in the Company as a whole.

    Under the plan, which must be approved by the Company's shareholders, the Company will amend its articles of incorporation to effect a recapitalization that will replace the Company's existing common stock with two new series of Company common stock that are intended to reflect, or track, the performance of the businesses attributed to WorldCom group and MCI group. The Company expects to hold its shareholder meeting to vote on the recapitalization in the first half of 2001, and to effect the recapitalization shortly after the Company receives the necessary shareholder approval. No regulatory approvals are expected to be required.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
    If the Company's shareholders approve the recapitalization, each share of the Company's existing common stock will be changed into one share of WorldCom stock and 1/25 of a share of MCI stock. After the recapitalization, a common shareholder's ownership in WorldCom, Inc. will then be represented by two stocks: WorldCom stock and MCI stock.

    All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These combined financial statements are based on the operations, attributed assets and attributed liabilities of MCI group and are not representative of any separately incorporated entity.

    The MCI group combined financial statements will provide MCI group shareholders with financial information about MCI group's operations. Investors in MCI stock and WorldCom stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The Company retains ownership and control of the attributed assets, attributed liabilities and operations of MCI group and WorldCom group. Financial effects of either group that affect the Company's consolidated results of operations or financial position could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either MCI group or WorldCom group, and any dividends or distributions on, or repurchases of, MCI stock or WorldCom stock will reduce Company funds legally available for dividends on MCI stock or WorldCom stock. As a result, the MCI group combined financial statements should be read along with the Company's consolidated financial statements.

    The combined financial statements of MCI group reflect the results of operations, financial position, changes in allocated net worth and cash flows of MCI group as if MCI group was a separate group for the periods presented. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position, changes in allocated net worth and cash flows of MCI group had it been a separate, stand-alone group during the periods presented.

    For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the allocation policies described below under "Intergroup Allocation Policies". Intergroup allocation policies adopted by the Company's Board of Directors can be rescinded or amended, or new policies may be adopted, at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

    As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of MCI group reflect certain assets, liabilities, revenues and expenses directly attributable to MCI group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The combined financial statements of MCI group are presented to provide additional disclosure related to the underlying businesses that comprise MCI group. Management intends on providing audited financial statements prepared in

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) accordance with accounting principles generally accepted in the United States, or GAAP, for MCI group as long as MCI stock is outstanding.

INTERGROUP ALLOCATION POLICIES:

    TRACKING STOCK POLICY STATEMENT

    The Company's Board of Directors has fiduciary duties to all shareholders of the Company, and no independent fiduciary duties to the holders of WorldCom stock and MCI stock. The Board of Directors of the Company has adopted a policy statement regarding WorldCom group and MCI group matters. The Company's Board of Directors or any special committee appointed by the Company's Board of Directors, may amend, modify or rescind the policies set forth in this policy statement from time to time at its sole discretion and without shareholder approval. The material provisions of the policy statement are as follows:

    GENERAL POLICY. The policy statement provides that all material matters as to which the holders of WorldCom stock and MCI stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of the Company or any special committee appointed by the Board of Directors determines to be in the best interests of the Company as a whole, after giving due consideration to the potentially divergent interests and all other interests of the holders of the separate series of common stock of the Company that the Board of Directors or any special committee, as the case may be, deems relevant. The policy statement provides that the Company will manage the businesses in WorldCom group and MCI group in a manner intended to maximize the operations, assets and values of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

    Under this policy statement, all material transactions which are determined by the Company's Board of Directors to be in the ordinary course of business between WorldCom group and MCI group, except for those described in the paragraphs below, are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

    CASH MANAGEMENT. Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by the Company's corporate headquarters on behalf of the groups. Under this centralized cash management system, MCI group will generally not be allocated any cash balances. Historically, the Company determined the amount of funding provided to MCI group based on actual cash used for capital and operating expenses, net of WorldCom group and MCI group cash receipts.

    CORPORATE ALLOCATIONS:

    Corporate allocations have been attributed and/or allocated to WorldCom group or MCI group based upon identification of the services specifically benefiting each group. Such corporate allocations may change at the discretion of the Company and do not require shareholder approval. Management believes that the allocation methodologies applied are reasonable. However, it is not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand alone basis. Management believes that the allocation methods developed will be comparable to the

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) expected future allocation methods. Explanations of the composition and the method of allocation for such items are described below.

    SHARED CORPORATE SERVICES. The Company has directly charged specifically identifiable costs to WorldCom group and MCI group. Where determinations based on specific usage alone were impracticable, the Company used other allocation methods that it believes are fair, including methods based on factors such as the number of employees and total revenues generated by each group. For the years ended December 31, 1998, 1999, and 2000, MCI group was allocated
$710 million, $1.6 billion and $1.9 billion of these costs, respectively.

    COMMERCIAL INTER-GROUP TRANSACTIONS. The MCI group is allocated a proportion, based on usage, of the Company's fiber optic system costs for use of the fiber optic systems, which are attributed to WorldCom group. For the years ended December 31, 1998, 1999 and 2000, fiber optic system costs allocated to MCI group were $118 million, $189 million and $373 million, respectively. In addition, WorldCom group is allocated a proportion, based on usage, of the Company's switching costs for use of the business voice switched services, which are attributed to MCI group, and MCI group is allocated a corresponding decrease to depreciation expense which, for the years ended December 31, 1998, 1999 and 2000 totaled $20 million, $64 million and $87 million, respectively. Selling, general and administrative expenses for MCI group include allocated costs for MCI group's proportionate share of costs associated with buildings, furniture and fixtures attributed to WorldCom group, and the cost allocated to MCI group for use of the MCI tradenames as discussed below. For the years ended
December 31, 1998, 1999 and 2000, these allocated costs totaled $90 million, $331 million and $254 million, respectively.

    All other material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties and will be subject to the review and approval of the Board of Directors or any special committee. Neither group is under any obligation to use services provided by the other group, and each group may use services provided by a competitor of the other group if the Board of Directors or any special committee determines it is in the best interests of the Company as a whole.

    ALLOCATION OF INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been attributed to the respective groups based on specific identification and where acquired companies have been divided between WorldCom group and MCI group, the intangible assets have been attributed based on the respective fair values at date of purchase of the related operations attributed to each group. Management believes that this method of allocation is equitable and provides a reasonable estimate of the intangible assets attributable to WorldCom group and MCI group. All of the tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to WorldCom group. MCI group will be allocated an expense, and the WorldCom group will

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) be allocated a corresponding decrease in amortization expense for the use of the MCI tradenames for the next five years based on the following fee schedule:

                         YEAR ENDED
                        DECEMBER 31,
                        ------------
  2001......................................................  $27.5 million
  2002......................................................  $30.0 million
  2003......................................................  $35.0 million
  2004......................................................  $40.0 million
  2005......................................................  $45.0 million

    Any renewal or termination of use of the MCI tradename by MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom. For each of the years ended December 31, 1998, 1999 and 2000, an expense of $27.5 million per annum was allocated to the MCI group since the date of acquisition of MCI, for use of the MCI tradenames.

    FINANCING ARRANGEMENTS. As of January 1, 1999, $6.0 billion of our outstanding debt was notionally allocated to MCI group and $15.2 billion of our debt was notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends of each of the groups. In addition, management considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, in the allocation process. Management believes that the initial allocation is equitable and supportable by both WorldCom group and MCI group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of the combined historical financial statements of each of the groups, debt allocated to MCI group was determined to bear an interest rate equal to the weighted average interest rate, excluding capitalized interest, of the Company's debt plus 1 1/4 percent. Interest allocated to WorldCom group reflects the difference between our actual interest expense and the interest expense charged to MCI group. Upon the recapitalization each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

    In 1999, the Company amended its existing $500 million receivables purchase agreement to $2.0 billion by including additional receivables eligible under the agreement. As of December 31, 2000, the purchaser owned an undivided interest in a $3.5 billion pool of receivables which includes the $1.95 billion sold, of which $1.1 billion and $374 million relate to MCI group, respectively. The receivables sold were assigned based on specific identification where practical, or allocated based on total revenues. Management believes that this method of allocation is equitable and provides a reasonable estimate of the receivables attributable to the groups.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company estimates the fair value of attributed MCI group financial instruments using available market information and appropriate valuation methodologies. The carrying amounts for cash

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) and cash equivalents accounts receivable, notes receivable, accounts payable, accrued liabilities and long-term debt approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments.

CASH AND CASH EQUIVALENTS:

    The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

Transmission equipment......................................  5 to 10 years
Communications equipment....................................  5 to 20 years
Furniture, fixtures, buildings and other....................  4 to 40 years

    The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists on property and equipment attributed to MCI group, a loss will be recognized by MCI group based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

    Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

GOODWILL AND OTHER INTANGIBLE ASSETS:

    The major classes of intangible assets attributed to MCI group as of December 31, 1999 and 2000 are summarized below (in millions):

                                           AMORTIZATION PERIOD    1999      2000
                                           -------------------   -------   -------
Goodwill.................................     10 to 40 years     $ 9,284   $ 9,274
Developed technology.....................      5 to 10 years         510       510
Other intangibles........................      5 to 10 years         803     1,113
                                                                 -------   -------
                                                                  10,597    10,897
Less: accumulated amortization...........                           (541)     (988)
                                                                 -------   -------
Goodwill and other intangible assets,
  net....................................                        $10,056   $ 9,909
                                                                 =======   =======

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) Intangible assets are amortized using the straight-line method for the periods noted above.

    Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of MCI group.

    Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $200 million, $356 million and $160 million for the years ended December 31, 1998, 1999 and 2000, respectively.

RECOGNITION OF REVENUES:

    MCI group records revenues for telecommunications services at the time of customer usage. Service activation and installation fees are amortized over the average customer contract life.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES:

    During the fourth quarter of 2000, MCI group implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, MCI group retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $10 million, net of income tax benefit of $7 million. The pro forma effect of adopting SAB 101 on periods prior to January 1, 2000 was not material to MCI group's financial position or results of operations.

    MCI group adopted American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the advanced messaging network of SkyTel Communications, Inc. ("SkyTel"), which are required to be expensed as incurred in accordance with this accounting standard.

INCOME TAXES:

    The federal and state income tax liabilities incurred by the Company and which are determined on a consolidated, combined, or unitary basis will be allocated between WorldCom group and MCI group in accordance with the Company's policy statement. The Company currently intends that the income tax expense for each group and the balance sheet allocation of the expense will be based on a comparison of the Company's tax expense with the hypothetical tax expense of MCI group. The tax expense allocable to MCI group will be the amount that MCI group would have incurred if it had filed tax returns as a separate taxpayer and the tax expense allocable to WorldCom group will be the excess, if any, of the Company's tax expense over the tax expense allocable to MCI group. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits. Had WorldCom group and MCI group filed

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) separate tax returns, the provision for income taxes and net income for each group would not have significantly differed from the amounts reported on the group's statements of operations for the years ended December 31, 1998, 1999 and 2000. However, the amounts of current and deferred taxes and taxes payable or refundable attributed to each group on the historical financial statements may differ from those that would have been allocated had WorldCom group or MCI group filed separate income tax returns.

    Deferred tax assets and liabilities are based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases.

EARNINGS PER SHARE:

    After the implementation of the recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined financial statements of MCI group will not present earnings per share because MCI stock is a series of common stock of the Company and MCI group is not a legal group with a capital structure.

    For purposes of the consolidated financial statements of the Company, basic earnings per share for MCI stock will be computed by dividing net income for the period by the number of weighted average shares of MCI stock then outstanding. Diluted earnings per share of MCI stock will be computed by dividing net income for the period by the weighted-average number of shares of MCI stock outstanding, including the dilutive effect of MCI stock equivalents.

CONCENTRATION OF CREDIT RISK:

    A portion of MCI group's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. As a result, MCI group has some concentration of credit risk among its customer base. MCI group performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to MCI group in the event of nonpayment.

RECLASSIFICATIONS:

    Revenues and line costs for all periods reflect classification changes for reciprocal compensation and central office based remote access equipment sales which are now being treated as offsets to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. Central office based remote access equipment sales represent the reimbursement of customer specific equipment costs incurred by MCI group on behalf of the customer as part of service provisioning. As such, MCI group determined that it is more appropriate to reflect these reimbursements net of cost. Previously, MCI group recorded these items on a gross basis as revenues. Revenues and line costs for all periods also reflect the reclassification of small business and

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) consumer primary interexchange carrier charges, or PICC, from revenues to line costs. PICC are flat-rate charges mandated by the FCC which apply to telecommunications companies that connect to customers through a traditional phone company's facilities. Effective July 1, 2000, as a result of the FCC's Coalition for Affordable Local and Long Distance Services, or CALLs order, the PICC fee is billed directly to the customer by the traditional phone company rather than to MCI group and rebilled to the customer. Operating income, net income and the balance sheet are not affected by these reclassifications.

    The effects of these reclassifications on the accompanying combined statements of operations for the years ended December 31, 1998, 1999 and 2000 are as follows (in millions):

                                                           NEW PRESENTATION
                                                    ------------------------------
                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Revenues..........................................   $7,808    $16,172    $16,335
Line costs........................................   $3,319    $ 7,087    $ 7,177

                                                           OLD PRESENTATION
                                                    ------------------------------
                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Revenues..........................................   $8,134    $16,989    $17,137
Line costs........................................   $3,645    $ 7,904    $ 7,979

RECENTLY ISSUED ACCOUNTING STANDARDS:

    The Financial Accounting Standards Board's, or FASB's, Statement of Financial Accounting Standard, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for the Company as of January 1, 2001. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and
(b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company has minimal exposure to derivative financial instruments which, as of December 31, 2000, primarily consist of option collar transactions designated as cash flow hedges of anticipated sales of an equity investment and various equity warrants. The Company believes the adoption of this standard will not have a material effect on MCI group's combined results of operations or financial position.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
    In September 2000 the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occuring after March 31, 2001. The Company believes that the adoption of this standard will not have a material effect on MCI group's combined results of operations or financial position.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

    The accompanying combined financial statements for MCI group as of and for the year ended December 31, 1998 are unaudited. The Company's management is solely responsible for these financial statements, without benefit of independent accounting experts, and believes the 1998 combined financial statements have been prepared in conformity with GAAP using standards of materiality consistent with the audited combined financial statements for 1999 and 2000.

(2)  BUSINESS COMBINATIONS--

    The Company has acquired other telecommunications companies offering similar or complementary services to those offered by MCI group. These acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 2000.

    On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the wholly owned subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

    The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a Company consolidated basis, $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis. Such amounts have been allocated to

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2)  BUSINESS COMBINATIONS-- (CONTINUED)
WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, MCI group has been allocated $775 million, $425 million and $7.0 billion of such IPR&D, developed technology and goodwill, respectively.

    On January 31, 1998, the Company acquired CompuServe Corporation ("CompuServe"), for approximately $1.3 billion, pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of the Company with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of the Company.

    As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.609375 shares of Company common stock, or approximately 56 million Company common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions:
Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe attributed to MCI group have been included from the date of acquisition.

    On January 31, 1998, the Company also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL"), for approximately $500 million, and entered into five year contracts with AOL under which the Company and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from the Company. The Company retained the CompuServe Network Services division. ANS provided Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS attributed to MCI group have been included from the date of acquisition.

    The purchase price in the CompuServe Merger and AOL Transaction was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a consolidated basis, $429 million was allocated to IPR&D. The remaining excess of approximately $1 billion has been recorded as goodwill, which is being amortized over 10 years on a straight-line basis. These amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, MCI group has been allocated $302 million and $446 million of the IPR&D and goodwill, respectively.

    During 1998, 1999 and 2000, the Company recorded other liabilities of $2.2 billion, $582 million and $29 million, respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1998, 1999 and 2000, other liabilities attributed to MCI group related to these accruals totaled $200 million, $160 million and $106 million, respectively.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(3)  IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES--

    The following table reflects the components of the significant items included in MCI group's IPR&D and other charges in 1998 (in millions):

                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
IPR&D.......................................................     $1,232
Alignment and other exit activities.........................         19
                                                                 ------
                                                                 $1,251
                                                                 ======

    In 1998, MCI group recorded a pre-tax charge of $19 million related to minimum contractual network lease commitments that expire between 1999 and 2001, for which MCI Group will receive no future benefit due to the migration of traffic to owned facilities.

    In connection with 1998 business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates. Based on the respective fair values of the related operations allocated to each group, $1.2 billion of the IPR&D charge was allocated to MCI group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(4)  LONG-TERM DEBT--

    The Company's outstanding debt as of December 31, 1999 and 2000 consists of the following (in millions):

                                                        1999                                  2000
                                         -----------------------------------   -----------------------------------
                                         EXCLUDING                             EXCLUDING
                                         EMBRATEL    EMBRATEL   CONSOLIDATED   EMBRATEL    EMBRATEL   CONSOLIDATED
                                         ---------   --------   ------------   ---------   --------   ------------
Commercial paper and credit
  facilities...........................  $  2,875    $    --      $  2,875     $  3,629    $    --      $  3,629
Floating rate notes due 2001-2002......     1,000         --         1,000        1,560         --         1,560
7.88% - 8.25% Notes Due 2003-2010......        --         --            --        3,500         --         3,500
7.38% Notes Due 2006-2011..............        --         --            --        2,000         --         2,000
6.13% - 6.95% Notes Due 2001-2028......     6,100         --         6,100        6,100         --         6,100
7.13% - 7.75% Notes Due 2004-2027......     2,000         --         2,000        2,000         --         2,000
8.88% - 13.5% Senior Notes Due
  2002-2006............................       689         --           689          672         --           672
7.13% - 8.25% Senior Debentures Due
  2023-2027............................     1,438         --         1,438        1,436         --         1,436
6.13% - 7.50% Senior Notes Due
  2004-2012............................     2,142         --         2,142        1,934         --         1,934
15% note payable due in annual
  installments through 2000............        --        440           440           --         --            --
Capital lease obligations, 7.00% -
  11.00% (maturing through 2002).......       483         --           483          413         --           413
Other debt (maturing through 2008).....       148        828           976          518      1,134         1,652
                                         --------    -------      --------     --------    -------      --------
                                           16,875      1,268        18,143       23,762      1,134        24,896
Notional debt allocated to WorldCom
  group................................   (10,875)    (1,268)      (12,143)     (17,762)    (1,134)      (18,896)
                                         --------    -------      --------     --------    -------      --------
Notional debt allocated to MCI group...  $  6,000    $    --      $  6,000     $  6,000    $    --      $  6,000
                                         ========    =======      ========     ========    =======      ========

    As of January 1, 1998, $6.0 billion of debt was notionally allocated by the Company to MCI group with the remaining debt notionally allocated to WorldCom group. See Note 1 for a more detailed description of how the Company allocates debt to the groups and Note 5 of the Company's consolidated financial statements for additional debt descriptions.

(5)  SHAREHOLDER RIGHTS PLAN--

    Under the Company's existing shareholder rights plan, each share of Company common stock has associated with it one preferred stock purchase right entitling its holder to purchase a designated number of shares of Company preferred stock under the circumstances provided for in the rights agreement. Upon shareholder approval of the recapitalization, the Company will amend and restate the shareholder rights plan to provide shareholder rights to both WorldCom group and MCI group shareholders with generally the same terms and conditions as the current rights agreement. See Note 8 to the Company's consolidated financial statements for a more detailed description of the existing shareholder rights plan.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(6)  LEASES AND OTHER COMMITMENTS--

    The Company leases office facilities and equipment under non-cancelable operating and capital leases and is also obligated under various rights-of-way agreements having initial or remaining terms of more than one year and allocates rent expense on these leases attributable to WorldCom group and MCI group in accordance with the Company's allocation policies. Rental expense allocated to MCI group under these operating leases was $110 million, $163 million and $189 million in 1998, 1999 and 2000, respectively.

    The MCI group is an integrated business of the Company and is therefore subject to all the Company's liabilities and obligations, including lease and other commitments. See Note 9 to the Company's consolidated financial statements for a description of the Company's leases and other commitments.

(7)  CONTINGENCIES--

    MCI group shareholders are subject to all of the risks related to an investment in the Company and MCI group, including the effects of any legal proceedings and claims against WorldCom group. See Note 10 to the Company's consolidated financial statements for information related to the Company's contingencies.

(8)  EMPLOYEE BENEFIT PLANS--

STOCK OPTION PLANS:

    The Company has several stock option plans under which options to acquire shares of Company common stock may be granted to directors, officers and employees of WorldCom group and MCI group. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the board of directors; however, no options are exercisable for more than 10 years after date of grant.

401(k) PLANS:

    The Company offers its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,500. The Company matches individual employee contributions in selected plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses allocated to MCI group relating to the Company's 401(k) plans were $14 million, $63 million and $68 million for the years ended December 31, 1998, 1999 and 2000, respectively.

PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS:

    The Company maintains various defined benefit plans and other post-retirement benefit plans that cover selected eligible employees of WorldCom group and MCI group. Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(8)  EMPLOYEE BENEFIT PLANS-- (CONTINUED)
    See Notes 11 and 12 to the Company's consolidated financial statements for additional disclosures related to employee benefit plans.

(9)  INCOME TAXES--

    The MCI group combined balance sheets reflects the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in the assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards as measured in MCI group's combined financial statements and as measured by tax laws using enacted tax rates.

    The provision for income taxes is composed of the following (in millions):

                                                 1998           1999        2000
                                              -----------      ------      ------
                                              (UNAUDITED)
Current.....................................     $309          $  716      $  796
Deferred....................................      159             393         239
                                                 ----          ------      ------
Total provision for income taxes............     $468          $1,109      $1,035
                                                 ====          ======      ======

    The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

                                                      1998       1999    2000
                                                   -----------   -----   -----
                                                   (UNAUDITED)
Expected statutory amount........................      (35.0)%    35.0%   35.0%
Nondeductible amortization of excess of cost over
  net tangible assets acquired...................       67.3       3.0     3.1
State income taxes...............................       (2.6)      2.5     2.6
Charge for in-process research and development...    1,447.9        --      --
Other............................................      (15.1)     (0.3)   (0.9)
                                                    --------     -----   -----
Actual tax provision.............................    1,462.5%     40.2%   39.8%
                                                    ========     =====   =====

    The following is a summary of the significant components of MCI group's attributed deferred tax assets and liabilities as of December 31, 1999 and 2000 (in millions):

                                                      1999                     2000
                                             ----------------------   ----------------------
                                              ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                             --------   -----------   --------   -----------
Fixed assets...............................    $--         $(611)       $ --       $  (822)
Goodwill and other intangibles.............     64            --          45            --
Accrued liabilities........................     --          (102)         --          (102)
Tax credits................................     31            --          68            --
Other......................................     --           (30)         --           (76)
                                               ---         -----        ----       -------
                                               $95         $(743)       $113       $(1,000)
                                               ===         =====        ====       =======

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(10)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--

    Interest paid by MCI group during the years ended December 31, 1998, 1999 and 2000 amounted to $506 million, $490 million and $564 million, respectively. Income taxes paid, net of refunds, during the years ended December 31, 1998, 1999 and 2000 were $38 million, $71 million and $424 million, respectively.

    In conjunction with business combinations attributed to MCI group, assets acquired and liabilities assumed, including revisions to previously recorded acquisitions, were as follows (in millions):

                                                                 1998         1999       2000
                                                              -----------   --------   --------
                                                              (UNAUDITED)
Fair value of assets acquired...............................     $1,949       $154       $ --
Goodwill and other intangible assets........................     10,829        190         --
Liabilities assumed.........................................     (3,189)       (52)        --
Company common stock issued.................................     (8,000)        --         --
                                                                 ------       ----       ----
Net cash paid...............................................     $1,589       $292       $ --
                                                                 ======       ====       ====

(11)  SEGMENT AND GEOGRAPHIC INFORMATION--

    Based on its organizational structure, MCI group operates in four reportable segments: Consumer, Wholesale, Alternative channels and small business and Dial-up Internet. MCI group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. Consumer includes domestic voice communications services for consumer customers. Wholesale includes voice and data domestic communications services for wholesale customers. Alternative channels and small business includes domestic long distance voice and data, agents, prepaid calling cards and paging services provided to alternative wholesale and small business customers. Dial-up Internet includes dial-up Internet access services.

    The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's network facilities, which do not make a distinction between the types of services. Profit and loss information is reported only on a combined basis to the chief operating decision-maker and the Company's Board of Directors.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(11)  SEGMENT AND GEOGRAPHIC INFORMATION-- (CONTINUED)
    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Information about MCI group's segments is as follows (in millions):

                                     REVENUES FROM                   SELLING, GENERAL AND                       CAPITAL
                                  EXTERNAL CUSTOMERS                ADMINISTRATIVE EXPENSES                  EXPENDITURES
                           ---------------------------------   ---------------------------------   ---------------------------------
                              1998         1999       2000        1998         1999       2000        1998         1999       2000
                           -----------   --------   --------   -----------   --------   --------   -----------   --------   --------
                           (UNAUDITED)                         (UNAUDITED)                         (UNAUDITED)
Consumer.................    $2,204      $ 7,590    $ 7,778      $  904       $3,275     $2,823       $139         $235       $146
Wholesale................     2,896        3,943      3,388         581          620        538        263          192         94
Alternative channels and
  small business.........     1,706        3,142      3,541         665          808      1,030         94          182         75
Dial-up Internet.........     1,002        1,497      1,628         291          368        426         98          178        185
Corporate--other
  charges................        --           --         --          --           --        345         --           --         --
                             ------      -------    -------      ------       ------     ------       ----         ----       ----
Total....................    $7,808      $16,172    $16,335      $2,441       $5,071     $5,162       $594         $787       $500
                             ======      =======    =======      ======       ======     ======       ====         ====       ====

    The following is a reconciliation of the segment information to income before income taxes and cumulative effect of accounting change (in millions):

                                                  1998        1999      2000
                                               -----------   -------   -------
                                               (UNAUDITED)
Revenues.....................................    $7,808      $16,172   $16,335
Operating expenses...........................     7,328       12,915    13,223
                                                 ------      -------   -------
Operating income.............................       480        3,257     3,112
Other income (expense):
  Interest expense...........................      (512)        (506)     (512)
  Miscellaneous..............................        --            5        --
                                                 ------      -------   -------
Income (loss) before income taxes and
  cumulative effect of accounting change.....    $  (32)     $ 2,756   $ 2,600
                                                 ======      =======   =======

    Information about MCI group's operations by geographic areas are as follows (in millions):

                                   1998                            1999                            2000
                       -----------------------------   -----------------------------   -----------------------------
                                (UNAUDITED)
                       REVENUES    LONG-LIVED ASSETS   REVENUES    LONG-LIVED ASSETS   REVENUES    LONG-LIVED ASSETS
                       ---------   -----------------   ---------   -----------------   ---------   -----------------
United States........   $ 7,628         $1,873          $15,961         $2,330          $16,066         $2,173
International........       180             46              211             61              269             73
                        -------         ------          -------         ------          -------         ------
Total................   $ 7,808         $1,919          $16,172         $2,391          $16,335         $2,246
                        =======         ======          =======         ======          =======         ======

(12)  RELATED PARTY TRANSACTIONS--

   See Note 18 to the Company's consolidated financial statements for information pertaining to the Company's related party transactions.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(13)  UNAUDITED QUARTERLY FINANCIAL DATA--

                                                                                QUARTER ENDED
                                            -------------------------------------------------------------------------------------
                                                 MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                                              1999       2000       1999       2000       1999       2000       1999       2000
                                              ----       ----       ----       ----       ----       ----       ----       ----
                                                                                (IN MILLIONS)
Revenues:
  Previously reported.....................   $4,096     $4,428     $4,116     $4,450     $4,343     $4,351     $4,434     $3,912
  Revenue reclassifications...............     (217)      (244)      (191)      (263)      (209)      (157)      (200)      (138)
  SAB 101.................................       --         (1)        --         (1)        --         (1)        --         (1)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  Revenues, as reported...................    3,879      4,183      3,925      4,186      4,134      4,193      4,234      3,773

Operating income:
  Previously reported.....................      824      1,047        790      1,036        867        726        776        354
  SAB 101.................................       --        (13)        --        (13)        --        (13)        --        (12)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  Operating income, as reported...........      824      1,034        790      1,023        867        713        776        342

Income before cumulative effect of
  accounting change:
  Previously reported.....................      419        555        397        548        443        360        388        132
  SAB 101.................................       --         (8)        --         (7)        --         (8)        --         (7)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  As reported.............................      419        547        397        541        443        352        388        125

Net income:
  Previously reported.....................      419        555        397        548        443        360        388        132
  SAB 101.................................       --        (18)        --         (7)        --         (8)        --         (7)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  Net income, as reported.................      419        537        397        541        443        352        388        125

    See Note 1 for additional information related to MCI group's revenue reclassifications and adoption of SAB 101.

    Results for the quarter ended December 31, 2000 reflect contract repricings in the second quarter of 2000 for Dial-up Internet services as well as continued competitive pricing on the Dial-up Internet business, which effectively held the average cost per hour constant although average dial-up revenue per hour increased 33% for the fourth quarter of 2000 versus the fourth quarter of 1999.

    Fourth quarter 2000 results were also impacted by non-core wholesale actions in the fourth quarter of 2000, which lowered revenues, but had little or no effect on selling, general and administrative expenses for both the wholesale and alternative channels and small business segments. These revenue reductions were the result of services being de-emphasized at the MCI group segment as MCI group shifts its focus from revenue growth to cash generation.

    Results for the quarter ended September 30, 2000 include a $345 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

                                                                         ANNEX A

                               ARTICLES OF AMENDMENT
                                 TO THE SECOND
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                 WORLDCOM, INC.

                                       1.

    The name of the Corporation is WorldCom, Inc.

                                       2.

    Effective the date hereof, Section A of Article Four of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting the text thereof and substituting therefor the text of the amendments attached hereto as Exhibit A.

                                       3.

    All other provisions of the Second Amended and Restated Articles of Incorporation shall remain in full force and effect.

                                       4.

    The provisions of Section A of Article Four of the Second Amended and Restated Articles of Incorporation were duly approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the
Georgia Business Corporation Code on the       day of             , 2001.

                                       5.

    The provisions of Section A of Article Four of the Second Amended and Restated Articles of Incorporation were duly adopted and authorized by the Board
of Directors of the Corporation on             , 2001.

    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment
to be executed by its duly authorized officer, this   day of           , 2001.

                                                       WORLDCOM, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                                       EXHIBIT A

    A. COMMON STOCK. There shall be two series of common stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

        (i) WORLDCOM STOCK. One series of common stock of the Corporation is hereby created and designated as "WorldCom, Inc.--WorldCom Group Common Stock" ("WorldCom Stock") consisting of 4.85 billion shares.

        (ii) MCI STOCK. One series of common stock of the Corporation is hereby created and designated as "WorldCom, Inc.--MCI Group Common Stock" ("MCI Stock") consisting of 150 million shares.

        (iii) Upon the date on which this Section A of Article 4 shall become effective, and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's common stock, par value $0.01 per share, that is issued and outstanding shall be changed into one share of WorldCom Stock and 1/25 (0.04) of a share of MCI Stock.

        (iv) For the purpose of making "lawful and adequate provision" to implement the existing right of the holders of the Company's Series B Convertible Preferred Stock to acquire and receive upon the conversion of the Series B Convertible Preferred Stock such shares of stock issuable with respect to or in exchange for each outstanding share of the Company's "Common Stock" (as such term is defined in Exhibit B to these Second Amended and Restated Articles of Incorporation) as would have been received upon conversion of the Series B Convertible Preferred Stock at the "Conversion Rate" (as such term is defined in Section 5(a) of said Exhibit B) then in effect, all references to a share of "Common Stock" of the Company in
    Section 5 and Section 7 of Exhibit B shall be deemed, from and after the date on which this Section A of Article 4 shall become effective, to refer to one share of WorldCom Stock and 0.04 of a share of MCI Stock (or such other number and designation of shares as may then be applicable following lawful adjustment pursuant to Section 6 of Exhibit B).

    SECTION 1. DISTRIBUTIONS AND SHARE DIVIDENDS. Subject to the prior and superior or other rights of the holders of the preferred stock or any other shares of the Corporation and subject to the limitations provided for below in this Section 1, distributions and share dividends may be declared and paid upon either series of common stock, as the board of directors may determine and with the effects provided for in these Second Amended and Restated Articles of Incorporation.

    (A) DISTRIBUTIONS ON WORLDCOM STOCK. Distributions on WorldCom Stock may be declared and paid only out of the lesser of:

        (i) the funds legally available for that purpose; and

        (ii) the WorldCom Group Available Distribution Amount.

    (B) DISTRIBUTIONS ON MCI STOCK. Distributions on MCI Stock may be declared and paid only out of the lesser of:

        (i) the funds legally available for that purpose; and

        (ii) the MCI Group Available Distribution Amount.

    (C) ADDITIONAL LIMITATIONS ON DISTRIBUTIONS AND SHARE DIVIDENDS. The board of directors may declare and pay share dividends of WorldCom Stock and MCI Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of WorldCom Stock or MCI Stock) or distributions of assets (including securities) or properties attributed to the WorldCom Group or the MCI Group on shares of common stock only as follows or as permitted by Section 4:

        (i) on shares of WorldCom Stock-share dividends of WorldCom Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of WorldCom Stock) or distributions of assets (including securities) or properties attributed to the WorldCom Group;

        (ii) on shares of MCI Stock-share dividends of MCI Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of MCI Stock) or distributions of assets (including securities) or properties attributed to the MCI Group;

        (iii) on shares of MCI Stock-share dividends of WorldCom Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of WorldCom Stock), but only if (x) the MCI Group is a Holder Group holding an Inter-Group Interest in the WorldCom Group and
    (y) the sum of:

           (1) the number of shares of WorldCom Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

           (2) the number of shares of WorldCom Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the MCI Group is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group;

        (iv) on shares of WorldCom Stock-share dividends of MCI Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of MCI Stock), but only if (x) the WorldCom Group is a Holder Group holding an Inter-Group Interest in the MCI Group and (y) the sum of:

           (1) the number of shares of MCI Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

           (2) the number of shares of MCI Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the WorldCom Group is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group;

        (v) on shares of MCI Stock-distributions of assets (including securities) or properties attributed as an asset to the WorldCom Group, but only if the number or amount of such assets (including securities) or properties to be so paid is less than or equal to the product of:

           (1) the number or amount of such assets (including securities) or properties to be paid concurrently to holders of outstanding WorldCom Stock; and

           (2) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group and the denominator of which is equal to the number of outstanding shares of WorldCom Stock, in each case, on the record date for such distribution; and

        (vi) on shares of WorldCom Stock-distributions of assets (including securities) or properties attributed as an asset to the MCI Group, but only if the number or amount of such assets (including securities) or properties to be so paid is less than or equal to the product of:

           (1) the number or amount of such assets (including securities) or properties to be paid concurrently to holders of outstanding MCI Stock; and

           (2) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group and the denominator of which is equal to the number of outstanding shares of MCI Stock, in each case, on the record date for such distribution.

    For purposes of this Section 1(C), any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for any series of common stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

    (D) DISCRIMINATION BETWEEN SERIES OF COMMON STOCK. The board of directors, subject to the provisions of this Section 1, may at any time declare and pay distributions and share dividends exclusively on WorldCom Stock or exclusively on MCI Stock, in equal or unequal amounts, notwithstanding the relationship between the Available Distribution Amount with respect to either Group, the amount of distributions and share dividends previously declared or paid on either series, the respective voting or liquidation rights of either series or other factor.

    SECTION 2. VOTING RIGHTS.

    (A) GENERAL. Except as otherwise provided by law, by the terms of any outstanding preferred stock or by any provision in these Second Amended and Restated Articles of Incorporation allocating the power to vote on a specified matter to other shareholders or in a different manner, the common stock shall together have unlimited voting rights. Both series of common stock shall vote on all matters together as a single voting group, except as otherwise provided by law or by any provision in these Second Amended and Restated Articles of Incorporation.

    (B) NUMBER OF VOTES FOR EACH SERIES OF COMMON STOCK. On each matter to be voted on by the holders of each series of common stock voting together as a single voting group, the number of votes per share of each series shall be as follows:

        (i) each outstanding share of WorldCom Stock shall have one vote; and

        (ii) each outstanding share of MCI Stock shall have a number of votes (including a fraction of one vote) equal to the quotient, rounded to the nearest 1/10,000 (.0001), of (1) the average Market Value of one share of MCI Stock during the 20-Trading Day period ending on the tenth Trading Day prior to the record date for determining the shareholders entitled to vote, divided by (2) the average Market Value of one share of WorldCom Stock during such 20-Trading Day period.

Notwithstanding the foregoing provisions of this Section 2(B), if shares of only one series of common stock are outstanding on the record date for determining the holders of common stock entitled to vote on any matter, then each share of that series shall be entitled to one vote and, if either series of common stock is entitled to vote as a separate voting group with respect to any matter, each share of that series shall, for the purpose of such vote, be entitled to one vote on such matter.

    SECTION 3. LIQUIDATION RIGHTS.

    (A) GENERAL. In the event of any voluntary or involuntary dissolution of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for any outstanding preferred stock and any other shares prior and superior to common stock as to payments upon dissolution (regardless of the Group to which such shares are attributed), the holders of WorldCom Stock and MCI Stock shall be entitled to receive the net assets of the Corporation remaining for distribution to holders of the common stock (regardless of the Group to which such assets are then attributed) in an amount determined on a per share basis in proportion to the liquidation units per share of such series.

    For purposes of this Section 3, neither (x) the voluntary sale, lease, exchange or other disposition of all or substantially all of the property or assets of the Corporation; (y) a merger of the Corporation or a share exchange by the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such merger or the acquiring company in such share exchange); nor (z) any transaction or event pursuant to Section 4 shall be deemed a voluntary or involuntary dissolution of the Corporation.

    (B) LIQUIDATION UNITS FOR EACH SERIES OF COMMON STOCK. The liquidation units per share of each series of common stock shall be as follows:

        (i) each share of WorldCom Stock shall have one liquidation unit; and

        (ii) each share of MCI Stock shall have 1/25 of one liquidation unit.

provided that, if the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of either series of common stock, or declare and pay a share dividend of either series of common stock to holders of such series, the per share liquidation units of the series of common stock, as adjusted from time to time, shall be appropriately adjusted, as determined by the board of directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of either series of common stock.

    SECTION 4. SPECIAL DISTRIBUTIONS ON, AND CONVERSION OR REDEMPTION OF, WORLDCOM STOCK AND MCI STOCK.

    (A) SPECIAL DISTRIBUTIONS ON, AND CONVERSION OR REDEMPTION OF, WORLDCOM STOCK IF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL ASSETS OF THE WORLDCOM GROUP OCCURS.

        (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Corporation and/or its subsidiaries of all or substantially all of the businesses, assets, properties and liabilities attributed to the WorldCom Group, the Corporation shall, on or prior to the 120th Trading Day after the Disposition Date, as determined by the board of directors in its sole discretion:

           (1) provided that there are funds legally available for the purpose:

               (a) subject to compliance with Section 1, pay to the holders of the shares of WorldCom Stock a distribution pro rata in accordance with the number of shares of WorldCom Stock held by each such holder in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                   (x) the Outstanding Interest Fraction with respect to
               WorldCom Stock as of the record date for determining holders entitled to receive such distribution; and

                   (y) the Fair Value as of the Disposition Date of the Net
               Proceeds of such Disposition; or

               (b) (I) subject to the last sentence of this Section 4(A)(i), if such Disposition involves all (not merely substantially all) of the businesses, assets, properties and liabilities attributed to the WorldCom Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iii)(2), all outstanding shares of WorldCom Stock in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                   (x) the Outstanding Interest Fraction with respect to
               WorldCom Stock as of the record date for determining holders entitled to receive such distribution; and

                   (y) the Fair Value of the Disposition Date of the Net
               Proceeds of such Disposition; or

               (II) subject to the last sentence of this Section 4(A)(i), if such Disposition involves substantially all (but not all) of the businesses, assets, properties and liabilities attributed to the WorldCom Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iv)(2), the number of whole shares of WorldCom Stock equal to the lesser of:

                   (x) the number of shares of WorldCom Stock outstanding; and

                   (y) such number of shares of WorldCom Stock as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 51st Trading Day immediately succeeding the Disposition Date closest to the product of:

                       (AA) the Outstanding Interest Fraction with respect to
                   WorldCom Stock as of the record date for determining such shares selected for redemption or exchange; and

                       (BB) the Fair Value as of the Disposition Date of the Net
                   Proceeds of such Disposition,

in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of the Corporation's common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

           (2) declare that each outstanding share of MCI Stock shall be converted as of the Conversion Date, determined as provided by
       Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock, equal to the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of MCI Stock over the period of ten consecutive Trading Days beginning on the 51st Trading Day following the Disposition Date to the average Market Value of one share of WorldCom Stock during such ten-Trading Day period.

Notwithstanding the foregoing provisions of this Section 4(A)(i), the Corporation shall redeem or exchange shares of WorldCom Stock as provided by
Section 4(A)(i)(1)(b)(I) or (II) only if the amount to be paid in redemption or exchange of such stock is less than or equal to the WorldCom Group Available Distribution Amount as of the Redemption Date.

        (ii) For purposes of this Section 4(A):

           (1) as of any date, "substantially all of the businesses, assets, properties and liabilities" attributed to the WorldCom Group shall mean a portion of such businesses, assets, properties and liabilities that represents at least 80% of the Fair Value of the businesses, assets, properties and liabilities attributed to the WorldCom Group as of such date;

           (2) in the case of a Disposition of the businesses, assets, properties and liabilities attributed to the WorldCom Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

           (3) the board of directors may pay any distribution or redemption price referred to in Section 4(A)(i)(1) in cash, securities (other than shares of a series of the Corporation's common stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

        (iii) After the payment of any distribution or redemption price with respect to the WorldCom Stock as provided for by Section 4(A)(i)(1), the board of directors may declare that each share of WorldCom Stock remaining outstanding shall be converted as of a Conversion Date, determined as provided by Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of MCI Stock equal to the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of WorldCom Stock during the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of such conversion required by Section 4(G)(v) to the average Market Value of one share of MCI Stock during such 20-Trading Day period.

    (B) SPECIAL DISTRIBUTIONS ON, AND CONVERSION AND REDEMPTION OF, MCI STOCK IF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL ASSETS OF THE MCI GROUP OCCURS.

        (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Corporation and/or its subsidiaries of all or substantially all of the businesses, assets, properties and liabilities attributed to the MCI Group, the Corporation shall, on or prior to the 120th Trading Day after the Disposition Date, as determined by the board of directors in its sole discretion:

           (1) provided that there are funds legally available for the purpose:

               (a) subject to compliance with Section 1, pay to the holders of the shares of MCI Stock a distribution pro rata in accordance with the number of shares of MCI Stock held by each such holder, in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                   (x) the Outstanding Interest Fraction with respect to MCI
               Stock as of the record date for determining holders entitled to receive such distribution; and

                   (y) the Fair Value as of the Disposition Date of the Net
               Proceeds of such Disposition; or

               (b) (I) subject to the last sentence of this Section 4(B)(i), if such Disposition involves all (not merely substantially all) of the businesses, assets, properties and liabilities attributed to the MCI Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iii)(2), all outstanding shares of MCI Stock in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                   (x) the Outstanding Interest Fraction with respect to MCI
               Stock as of such Redemption Date; and

                   (y) the Fair Value as of the Disposition Date of the Net
               Proceeds of such Disposition; or

               (II) subject to the last sentence of this Section 4(B)(i), if such Disposition involves substantially all (but not all) of the businesses, assets, properties and liabilities attributed to the MCI Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iv)(2), the number of whole shares of MCI Stock equal to the lesser of:

                   (x) the number of shares of MCI Stock outstanding; and

                   (y) such number of MCI Stock as have in the aggregate an
               average Market Value during the period of ten consecutive Trading Days beginning on the 51st Trading Day immediately succeeding the Disposition Date closest to the product of:

                       (AA) the Outstanding Interest Fraction with respect to
                   MCI Stock as of the record date for determining such shares selected for redemption or exchange; and

                       (BB) the Fair Value as of the Disposition Date of the Net
                   Proceeds of such Disposition,

in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of the Corporation's common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

           (2) declare that each outstanding share of MCI Stock shall be converted as of the Conversion Date, determined as provided by
       Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock equal to 110% (if the disposition is consummated within three years of the date of the Initial Issuance Date or 100% thereafter), of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of MCI Stock over the period of ten consecutive Trading Days beginning on the 51st Trading Day following the Disposition Date to the average Market Value of one share of WorldCom Stock during such ten-Trading Day period.

Notwithstanding the foregoing provisions of this Section 4(B)(i), the Corporation shall redeem or exchange shares of MCI Stock as provided by
Section 4(B)(i)(1)(b)(I) or (II) only if the amount to be paid in redemption or exchange of such stock is less than or equal to the MCI Group Available Distribution Amount as of the Redemption Date.

        (ii) For purposes of this Section 4(B):

           (1) as of any date, "substantially all of the businesses, assets, properties and liabilities" attributed to the MCI Group shall mean a portion of such businesses, assets, properties and liabilities that represents at least 80% of the Fair Value of the businesses, assets, properties and liabilities attributed to the MCI Group as of such date;

           (2) in the case of a Disposition of the businesses, assets, properties and liabilities attributed to the MCI Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

           (3) the board of directors may pay any distribution or redemption price referred to in Section 4(B)(i)(1) in cash, securities (other than shares of a series of the Corporation's common stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

    (C) CONVERSION OF MCI STOCK AT CORPORATION'S OPTION AT ANY TIME OR IF A TAX EVENT OCCURS.

        (i) The Board of Directors may at any time declare that each outstanding share of MCI Stock shall be converted, as of the Conversion Date, determined as provided by Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock, equal to the applicable percentage set forth in the following sentence of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of MCI Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by
    Section 4(G)(v) to the average Market Value of one share of WorldCom Stock during such 20-Trading Day period. The applicable percentage referred to in the preceding sentence shall equal:

           (1) prior to the third anniversary of the Initial Issuance Date, 110%; and

           (2) on or after the third anniversary of the Initial Issuance Date, 100%.

        (ii) If a Tax Event occurs, the board of directors may at any time declare that each outstanding share of MCI Stock shall be converted, as of the Conversion Date, determined as provided by Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock equal to 100% of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of MCI Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 4(G)(v) to the average Market Value of one share of WorldCom Stock or Additional Group Stock, as applicable, during such 20-Trading Day period.

    (D) REDEMPTION OF WORLDCOM STOCK FOR WORLDCOM SUBSIDIARY STOCK. At any time at which all of the businesses, assets, properties and liabilities attributed to the WorldCom Group (and no other businesses, assets, properties or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (each, a "WorldCom Subsidiary"), the board of directors may, subject to the satisfaction of such conditions that it determines are appropriate, provided that there are funds legally available for the purpose:

        (i) if neither Group holds an Inter-Group Interest in the other Group, redeem or exchange all of the outstanding shares of WorldCom Stock, on a Redemption Date of which notice is delivered in accordance with
    Section 4(G)(vi), in exchange for all of the shares of common stock of each WorldCom Subsidiary as will be outstanding immediately following such exchange of shares; such shares of common stock of each WorldCom Subsidiary shall be delivered to the holders of shares of WorldCom Stock on the Redemption Date either directly or indirectly through the delivery of shares of another WorldCom Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of WorldCom Stock pro rata in accordance with the number of shares of WorldCom Stock held by each such holder on such Redemption Date; each share of common stock of such WorldCom Subsidiary shall be, upon such delivery, fully paid and nonassessable;

        (ii) if the MCI Group holds an Inter-Group Interest in the WorldCom Group, redeem or exchange all of the outstanding shares of WorldCom Stock, on a Redemption Date of which notice is delivered in accordance with
    Section 4(G)(vi), in exchange for the number of shares of common stock of each WorldCom Subsidiary equal to the product of:

                   (x) the Outstanding Interest Fraction with respect to
               WorldCom Stock; and

                   (y) the number of shares of common stock of such WorldCom
               Subsidiary as will be outstanding immediately following such exchange of shares;

such shares of common stock of each WorldCom Subsidiary shall be delivered to the holders of shares of WorldCom Stock on the Redemption Date either directly or indirectly through the delivery of shares of another WorldCom Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of WorldCom Stock pro rata in accordance with the number of shares of WorldCom Stock held by each such holder on such Redemption Date; each share of common stock of such WorldCom Subsidiary shall be, upon such delivery, fully paid and nonassessable; or

        (iii) if the WorldCom Group holds an Inter-Group Interest in the MCI Group, either:

           (1) redeem or exchange all of the outstanding shares of WorldCom Stock, on a Redemption Date of which notice is delivered in accordance with Section 4(G)(vi), in exchange for:

               (a) all of the shares of common stock of each WorldCom Subsidiary as will be outstanding immediately following such exchange of shares; and

               (b) with respect to the MCI Group, a number of shares of MCI Stock equal to the related Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group;

such shares of common stock of each WorldCom Subsidiary shall be delivered to the holders of shares of WorldCom Stock on the Redemption Date either directly or indirectly through the delivery of shares of another WorldCom Subsidiary that owns directly or indirectly all such shares, and the shares of common stock of each WorldCom Subsidiary and the shares of MCI Stock equal to the related Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group shall be divided among the holders of WorldCom Stock pro rata in accordance with the number of shares of WorldCom Stock held by each such holder on such Redemption Date; each share of common stock of each WorldCom Subsidiary and share of MCI Stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable; or

           (2) (a) redeem or exchange all of the outstanding shares of WorldCom Stock as contemplated by clause (1)(a) above and (b) issue to one or more of the WorldCom Subsidiaries a number of shares of MCI Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group.

    (E) REDEMPTION OF MCI STOCK FOR MCI SUBSIDIARY STOCK. At any time at which all of the businesses, assets, properties and liabilities attributed to the MCI Group (and no other businesses, assets, properties or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (each, a "MCI Subsidiary"), the Board of Directors may, subject to the satisfaction of such conditions that it determines are appropriate, provided that there are funds legally available for the purpose:

        (i) if neither Group holds an Inter-Group Interest in the other Group, redeem or exchange all of the outstanding shares of MCI Stock, on a Redemption Date of which notice is delivered in accordance with
    Section 4(G)(vi), in exchange for all of the shares of common stock of each MCI Subsidiary as will be outstanding immediately following such exchange of shares; such shares of common stock of each MCI Subsidiary shall be delivered to the holders of shares of MCI Stock on the Redemption Date either directly or indirectly through the delivery of shares of another MCI Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of MCI Stock pro rata in accordance with the number of shares of MCI Stock held by each such holder on such Redemption Date; each share of common stock of such MCI Subsidiary shall be, upon such delivery, fully paid and nonassessable;

        (ii) if the WorldCom Group holds an Inter-Group Interest in the MCI Group, redeem or exchange all of the outstanding shares of MCI Stock, on a Redemption Date of which notice is delivered in accordance with
    Section 4(G)(vi), in exchange for the number of shares of common stock of each MCI Subsidiary equal to the product of:

                   (x) the Outstanding Interest Fraction with respect to MCI
               Stock; and

                   (y) the number of shares of common stock of such MCI
               Subsidiary as will be outstanding immediately following such exchange of shares;

such shares of common stock of each MCI Subsidiary shall be delivered to the holders of shares of MCI Stock on the Redemption Date either directly or indirectly through the delivery of shares of another MCI Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of MCI Stock pro rata in accordance with the number of shares of MCI Stock held by each such holder on such Redemption Date; each share of common stock of such MCI Subsidiary shall be, upon such delivery, fully paid and nonassessable; or

        (iii) if the MCI Group holds an Inter-Group Interest in the WorldCom Group, either:

           (1) redeem or exchange all of the outstanding shares of MCI Stock, on a Redemption Date of which notice is delivered in accordance with
       Section 4(G)(vi), in exchange for:

               (a) all of the shares of common stock of each MCI Subsidiary as will be outstanding immediately following such exchange of shares; and

               (b) with respect to the WorldCom Group, a number of shares of WorldCom Stock equal to the related Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group;

such shares of common stock of each MCI Subsidiary shall be delivered to the holders of shares of MCI Stock on the Redemption Date either directly or indirectly through the delivery of shares of another MCI Subsidiary that owns directly or indirectly all such shares, and the shares of common stock of each MCI Subsidiary and the shares of common stock of each series equal to the related Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group shall be divided among the holders of MCI Stock pro rata in accordance with the number of shares of MCI Stock held by each such holder on such Redemption Date; each share of common stock of each MCI Subsidiary and share of common stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable; or

           (2) (a) redeem or exchange all of the outstanding shares of MCI Stock as contemplated by clause (1)(a) above and (b) issue to one or more of the MCI Subsidiaries a number of shares of WorldCom Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group.

    (F) TREATMENT OF CONVERTIBLE SECURITIES. After any Redemption Date or Conversion Date on which all outstanding shares of either WorldCom Stock or MCI Stock are redeemed or converted, any share of any series of common stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its board of directors or the holder of such Convertible
Security:

        (i) in the event the shares of such series of common stock outstanding on such Redemption Date were redeemed pursuant to Section 4(A)(i)(1)(b)(I),
    Section 4(B)(i)(1)(b)(I), Section 4(D) or Section 4(E), be redeemed, to the extent of funds legally available therefor, for $.01 per share in cash for each share of such series of common stock that otherwise would be issued upon such exchange, conversion or exercise; or

        (ii) in the event the shares of such series of common stock outstanding on such Conversion Date were converted into shares of another series of common stock pursuant to Section 4(A)(i)(2), Section 4(A)(iii),
    Section 4(B)(i)(2) or Section 4(C), be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that shares of such series of common stock would have received had such shares been converted and outstanding on such Conversion Date.

The provisions of the immediately preceding sentence of this Section 4 shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of a series of common stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

    (G) NOTICE AND OTHER PROVISIONS. (i) Not later than the 45th Trading Day following the Disposition Date referred to in Section 4(A)(i) (in the case of WorldCom Stock) or Section 4(B)(i) (in the case of MCI Stock), the Corporation shall announce publicly by press release:

           (1) the Net Proceeds of such Disposition;

           (2) the number of shares outstanding of the series of common stock relating to the Group subject to such Disposition;

           (3) the number of shares of such series of common stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

           (4) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice.

Not earlier than the 61st Trading Day and not later than the 65th Trading Day following the Disposition Date, the Corporation shall announce publicly by press release which of the actions specified in Section 4(A)(i) or Section 4(B)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

        (ii) If the Corporation determines to pay a distribution pursuant to
    Section 4(A)(i)(1)(a) (in the case of WorldCom Stock) or
    Section 4(B)(i)(1)(a) (in the case of MCI Stock), the Corporation shall, not later than the 65th Trading Day following the Disposition Date, cause notice to be given to each holder of shares of the series of common stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

           (1) the record date for determining holders entitled to receive such distribution, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice;

           (2) the anticipated payment date of such distribution (which shall not be more than 120 Trading Days following the Disposition Date);

           (3) the type of property to be paid as such distribution in respect of the outstanding shares of such series of common stock;

           (4) the Net Proceeds of such Disposition;

           (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice;

           (6) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

           (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such distribution only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence.

        (iii) If the Corporation determines to undertake a redemption pursuant to Section 4(A)(i)(1)(b)(I) (in the case of WorldCom Stock) or
    Section 4(B)(i)(1)(b)(I) (in the case of MCI Stock), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of the series of common stock relating to the Group subject to the Disposition referred to in such Section and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

           (1) a statement that all shares of such series of common stock outstanding on the Redemption Date shall be redeemed;

           (2) the Redemption Date (which shall not be more than 120 Trading Days following the Disposition Date);

           (3) the type of property in which the redemption price for the shares of such series of common stock to be redeemed is to be paid;

           (4) the Net Proceeds of such Disposition;

           (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice;

           (6) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of cash and/or securities or other property;

           (7) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof;

           (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (1) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities; and

           (9) a statement to the effect that, except as otherwise provided by
       Section 4(G)(x), distributions on shares of such series of common stock shall cease to be paid as of such Redemption Date.

        (iv) If the Corporation determines to undertake a redemption pursuant to
    Section 4(A)(i)(1)(b)(II) (in the case of WorldCom Stock) or
    Section 4(B)(i)(1)(b)(II) (in the case of MCI Stock), the Corporation shall, not later than the 65th Trading Day following the Disposition Date referred to in such Section, cause notice to be given to each holder of shares of the series of common stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

           (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of such series of common stock shall be selected for redemption;

           (2) the anticipated Redemption Date (which shall not be more than 120 Trading Days following the Disposition Date);

           (3) the type of property in which the redemption price for the shares of such series of common stock to be redeemed is to be paid;

           (4) the Net Proceeds of such Disposition;

           (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice;

           (6) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof;

           (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities; and

           (8) a statement that the Corporation will not be required to register a transfer of any shares of such series of common stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence.

Promptly following the date referred to in clause (1) of the preceding sentence, the Corporation shall cause a notice to be given to each holder of record of shares of such series of common stock to be redeemed setting forth:

           (1) the number of shares of such series of common stock held by such holder to be redeemed;

           (2) a statement that such shares of such series of common stock shall be redeemed;

           (3) the Redemption Date;

           (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of such series of common stock to be redeemed, including details as to the calculation thereof;

           (5) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property;

           (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date; and

           (7) a statement to the effect that, subject to Section 4(G)(x), dividends on such shares of such series of common stock shall cease to be paid as of the Redemption Date.

        (v) If the Corporation determines to convert WorldCom Stock or MCI Stock into the other series of common stock pursuant to Section 4(A)(iii) (in the case of WorldCom Stock) or Section 4(A)(i)(2), Section 4(B)(i)(2),
    Section 4(B)(iii) or Section 4(C) (in the case of MCI Stock), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of the series of common stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

           (1) a statement that all outstanding shares of such series of common stock shall be converted;

           (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 120 Trading Days following the Disposition Date);

           (3) the number of shares of the series of common stock to be received with respect to each share of such series of common stock, including details as to the calculation thereof;

           (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such series of common stock;

           (5) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof;

           (6) a statement to the effect that, subject to Section 4(G)(x), dividends on shares of such series of common stock shall cease to be paid as of such Conversion Date; and

           (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of such series of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities.

        (vi) If the Corporation determines to redeem shares of WorldCom Stock pursuant to Section 4(D) or MCI Stock pursuant to Section 4(E), the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of such series of common stock to be redeemed and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

           (1) a statement that all shares of such series of common stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of each WorldCom Subsidiary or MCI Subsidiary, as applicable (and, if such redemption is pursuant to Section 4(D)(iii)(1) or Section 4(D)(iv)(1) (in the case of WorldCom Stock) or pursuant to

       Section 4(E)(iii)(1) or Section 4(E)(iv)(1) (in the case of MCI Stock), shares of the series of common stock specified in such Sections);

           (2) if such redemption is conditioned upon the satisfaction of one or more conditions on or prior to the Redemption Date, a description of such conditions and whether such conditions may be waived by the Corporation or another Person;

           (3) the Redemption Date;

           (4) if applicable for the series of common stock subject to such redemption, the Outstanding Interest Fraction for such series of common stock on the date of such notice;

           (5) the place or places where certificates for shares of the series of common stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of each WorldCom Subsidiary or MCI Subsidiary, as applicable (and, if such redemption is pursuant to Section 4(D)(iii)(1) or Section 4(D)(iv)(1) (in the case of WorldCom Stock) or pursuant to Section 4(E)(iii)(1) or
       Section 4(E)(iv)(1) (in the case of MCI Stock), shares of the series of common stock specified in such Sections);

           (6) a statement to the effect that, subject to Section 4(G)(x), dividends on shares of such series of common stock shall cease to be paid as of such Redemption Date;

           (7) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

           (8) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of each WorldCom Subsidiary or MCI Subsidiary, as applicable (and, if such redemption is pursuant to Section 4(D)(iii)(1) or Section 4(D)(iv)(1) (in the case of a redemption of WorldCom Stock) or pursuant to Section 4(E)(iii)(1) or
       Section 4(E)(iv)(1) (in the case of a redemption of MCI Stock), shares of the series of common stock specified in such Sections), upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this
       Section 4, if such holder thereafter converts, exchanges or exercises such Convertible Securities.

        (vii) Any notice required to be given each holder of shares of common stock or Convertible Securities pursuant to this Section 4(G) shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation or the Corporation's transfer agent or registrar on the record date fixed for such notice. Neither the failure to mail any notice required by this
    Section 4(G) to any particular holder of the common stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of the common stock or of Convertible Securities or the validity of any such redemption or conversion.

        (viii) If less than all of the outstanding shares of either series of common stock are to be redeemed pursuant to Section 4(A)(i)(1)(b)(II) (in the case of WorldCom Stock) or Section 4(B)(i)(1)(b)(II) (in the case of MCI Stock), the shares to be redeemed by the Corporation shall be selected from among the holders of shares of such series of common stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

        (ix) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of either series of common stock upon any dividend or other distribution, redemption or conversion pursuant to this Section 4. If more than one share of a series of common stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable in respect of such series to such holder upon any dividend or other distribution, redemption or conversion (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of any series of common stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

        (x) No adjustments in respect of dividends shall be made upon the redemption or conversion of shares of either series of common stock; provided, however, that if the Redemption Date or Conversion Date, as the case may be, with respect to shares of either series of common stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such series of common stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

        (xi) Before any holder of shares of either series of common stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such series of common stock pursuant to this Section 4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of the common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of the common stock deliver to the person for whose account such shares of the common stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 4(G)(ix), in each case without interest. If less than all of the shares of either series of common stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of such series of common stock not redeemed.

        (xii) From and after any applicable Redemption Date or Conversion Date, as the case may be, all rights of a holder of shares of either series of common stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of the common stock as required by Section 4(G)(xi), to receive the certificates representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were redeemed or converted, together with any payment in respect of fractional shares contemplated by
    Section 4(G)(ix) and rights to dividends as provided in Section 4(G)(x), in each case without interest. No holder of a certificate that immediately prior to the applicable Redemption Date or Conversion Date represented shares of a series of common stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such series of common stock was redeemed or converted until the surrender as required by this Section 4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Redemption Date or Conversion Date, the Corporation shall be entitled, however, to treat the certificates for a series of common stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of such series of common stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

        (xiii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon redemption or conversion of shares of any series of common stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such series of common stock so redeemed or converted were registered, and no such issuance or delivery shall be made unless the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

        (xiv) The board of directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this
    Section 4 as the Board of Directors shall determine to be appropriate.

    SECTION 5. INTER-GROUP INTEREST AND RELATED TRANSFERS BETWEEN AND AMONG GROUPS.

    (A) CHANGES IN INTER-GROUP INTEREST. The Number of Shares Issuable with Respect to the Inter-Group Interest in any Issuer Group held by any Holder Group shall from time to time be:

        (i) adjusted, if before such adjustment such number is greater than zero, as determined by the board of directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the series of common stock related to such Issuer Group;

        (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the board of directors by:

           (1) such the number of shares of the series of common stock related to such Issuer Group issued or sold by the Corporation that, immediately prior to such issuance or sale, was included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group;

           (2) the number of shares of such series of common stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group;

           (3) the number of shares of such series of common stock issued by the Corporation as a share dividend or in connection with any reclassification or exchange of shares, including an exchange offer, to holders of the series of common stock related to such Holder Group;

           (4) the number of shares of such series of common stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a distribution or in connection with any reclassification or exchange of shares, including an exchange offer, to holders of the series of common stock related to such Holder Group;

           (5) the number of shares (rounded, if necessary, to the nearest whole number) of such series of common stock equal to the product of (x) the number of shares of such series of common stock redeemed or exchanged pursuant to Section 4(A)(i)(1)(b)(I) or (II) or
       Section 4(B)(i)(1)(b)(I) or (II) and (y) a fraction (which may be greater than one), the numerator of which is the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group, and the denominator of which is the number of shares of series of common stock outstanding, in each case, on the record date for determining such shares selected for such redemption or exchange; and

           (6) the number of shares (rounded, if necessary, to the nearest whole number) of such series of common stock equal to the quotient of (x) the aggregate Fair Value as of the date of transfer of (i) businesses, assets (including cash) or properties transferred from such Issuer Group to such Holder Group or (ii) liabilities transferred from such Holder Group to such Issuer Group, in either case, for the purpose of reducing the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group, divided by (y) the average Market Value of one share of the series of common stock related to such Issuer Group during the period of 20 consecutive Trading Days ending on the date of such contribution or transfer,

        (iii) increased by action of the Board of Directors by:

           (1) the number of outstanding shares of the series of common stock related to such Issuer Group repurchased by the Corporation for consideration that was attributed as an asset as provided by
       Section 7(O) or 7(CC) to such Holder Group;

           (2) the number of shares of such series of common stock equal to the product of (x) the quotient of (i) the number of shares of such series of common stock issued by the Corporation as a share dividend or in connection with any reclassification to holders of such series of common stock divided by (ii) the number of shares of such series of common stock outstanding on the record date for such share dividend or reclassification and (y) the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group on such record date;

           (3) the number of shares of such series of common stock into or for which Convertible Securities attributed as a liability to, or equity interest in, such Issuer Group are deemed converted, exchanged or exercised by such Holder Group pursuant to Section 5(C); and

           (4) the number of shares (rounded to the nearest whole number) of such series of common stock equal to the quotient of (x) the aggregate Fair Value as of the date of (i) contribution of businesses, assets (including cash) or properties transferred from such Holder Group to such Issuer Group or (ii) transfer of liabilities from such Issuer Group to such Holder Group, in consideration of an increase in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group, divided by (y) the average Market Value of one share of the series of common stock related to such Issuer Group during the period of 20 consecutive Trading Days ending on the date of such contribution or transfer;

        (iv) increased or decreased under such other circumstances as the board of directors determines appropriate to reflect the economic substance of any other event or circumstance; provided that, in each case, the adjustment shall be made in a manner that is fair and equitable to holders of common stock and intended to reflect the relative economic interest in one Group held by the other Group.

    (B) REATTRIBUTION UPON CERTAIN DISTRIBUTIONS.

        (i) If the Corporation shall make a distribution with respect to shares of either series of common stock (payable in consideration other than securities of the Corporation), effective on the payment date of such distribution, the Holder Group holding an Inter-Group Interest in the Issuer Group in respect of which such distribution has been paid shall be attributed as an asset an amount of assets or properties, previously attributed to such Issuer Group, of the same kind as were paid in such distribution, as have a Fair Value on the record date for such distribution equal to the product of:

           (1) the Fair Value on such record date of the aggregate distribution to holders of shares of such series of common stock; and

           (2) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group and the denominator of which is equal to the number of outstanding shares of the series of common stock related to such Issuer Group, in each case, on the record date for such distribution.

        (ii) If the Corporation shall make a distribution with respect to shares of either series of common stock payable in securities of the Corporation that are attributed to the related Issuer Group as a liability of, or an equity interest in, such Issuer Group, the Holder Group holding an Inter-Group Interest in such Issuer Group shall be attributed as assets the number or amount of such securities equivalent to such liability or equity interest that is equal to the product of:

                   (x) the number or amount of securities so distributed to
               holders of outstanding shares of the series of common stock related to such Issuer Group; and

                   (y) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group and the denominator of which is equal to the number of outstanding shares of the series of common stock related to such Issuer Group, in each case, on the record date for such dividend or other distribution;

and, to the extent interest is or distributions are paid on the securities so distributed, the Holder Group shall be attributed at the time of such payment a corresponding ratable amount of the kind of assets paid as such interest or distributions as would have been paid in respect of such securities so deemed to be held by such Holder Group if such securities were outstanding.

    (C) DEEMED CONVERSION OF CERTAIN CONVERTIBLE SECURITIES HELD BY THE HOLDER GROUP. To the extent Convertible Securities are paid as a distribution to the holders of either series of common stock, the Corporation may (in addition to making an adjustment pursuant to Section 5(B)(ii)) when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of such series of common stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group pursuant to Section 5(A)(iii)(3), and must do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, such Holder Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such Issuer Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of common stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by such Holder Group and such Convertible Securities shall no longer be deemed to be held by such

Holder Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the other Group in consideration of such conversion, exchange or exercise shall be filed in the records of the actions of the board of directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

    (D) PERMITTED INTER-GROUP INTERESTS. Either Group may hold an Inter-Group Interest in the other Group; provided that neither Group may hold an Inter-Group Interest in the other Group if, immediately after the creation of such Inter-Group Interest, the Groups would hold Inter-Group Interests in each other.

    SECTION 6. APPLICATION OF THE PROVISIONS OF SECTION A OF ARTICLE 4.

    (A) CERTAIN DETERMINATIONS BY THE BOARD OF DIRECTORS. The board of directors shall make such determinations with respect to (a) the businesses, assets, properties and liabilities to be attributed to the WorldCom Group and the MCI Group, (b) the application of the provisions of these Second Amended and Restated Articles of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of either series of common stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this
Section 6. A record of any such determination shall be filed with the records of the actions of the board of directors.

        (i) Upon any acquisition by the Corporation or its subsidiaries of any businesses, assets or properties, or any assumption of liabilities, outside of the ordinary course of business of either Group, the board of directors shall determine whether such businesses, assets, properties and liabilities (or an interest therein) shall be for the benefit of the WorldCom Group or the MCI Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with Section 7(O) or 7(CC), as the case may be.

        (ii) Upon any issuance of shares of any series of common stock at a time when the Number of Shares Issuable with Respect to the Inter-Group Interest in the Issuer Group related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Shares Issuable with Respect to the Inter-Group Interest.

        (iii) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of either series of common stock, if at the time such Convertible Securities are issued the Number of Shares Issuable with Respect to the Inter-Group Interest in the Issuer Group related to such series is greater than zero, the board of directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of such series of common stock pursuant thereto shall, in whole or in part, reduce such Number of Shares Issuable with Respect to the Inter-Group Interest.

        (iv) Upon any issuance of any shares of preferred stock (or stock other than common stock) of any series, the board of directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than common stock) in the business of either Group and any other relevant factors, the shares so issued entirely to the WorldCom Group, entirely to the MCI Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

        (v) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of preferred stock (or stock other than common stock) of any class or series or of other securities or debt obligations of the Corporation, the board of directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the WorldCom Group, to the MCI Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than common stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

        (vi) Upon any transfer to either Group of businesses, assets, properties or liabilities attributed to either Group to the other Group, the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of such other Group or, if permitted by Section 5(D), a decrease or an increase in the Number of Shares of Shares Issuable with Respect to the Inter-Group Interest in such other Group, as described in
    Section 5(A)(ii)(6) or Section 5(A)(iii)(4).

    (B) CERTAIN DETERMINATIONS NOT REQUIRED. Notwithstanding the foregoing provisions of this Section 6 or any other provision in these Second Amended and Restated Articles of Incorporation, at any time when there are not outstanding more than one series of common stock (or Convertible Securities convertible into or exchangeable or exercisable for more than one series of common stock), the Corporation need not:

        (i) attribute any of the businesses, assets, properties or liabilities of the Corporation or any of its subsidiaries to the WorldCom Group or the MCI Group; or

        (ii) make any determination required in connection therewith, nor shall the board of directors be required to make any of the determinations otherwise required by this Section A of Article 4,

and in such circumstances the holders of the shares of WorldCom Stock and MCI Stock outstanding, as the case may be, shall (unless otherwise specifically provided in these Second Amended and Restated Articles of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

    (C) BOARD DETERMINATIONS BINDING. Any determinations made in good faith by the board of directors of the Corporation under any provision of this Section 6 or otherwise in furtherance of the application of this Article 4A shall be final and binding on all shareholders.

    SECTION 7. CERTAIN DEFINITIONS AND RULES OF INTERPRETATION. As used in this Section A of Article 4, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. For purposes of this Section A of Article 4, the WorldCom Stock, when issued, shall be considered issued in respect of or related to the WorldCom Group, and the MCI Stock, when issued, shall be considered issued in respect of or related to the MCI Group. As used in this Section 7, a "contribution" or "transfer" of businesses, assets, properties or liabilities from one Group to the other shall refer to the reattribution of such businesses, assets, properties or liabilities from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

    (A) "Available Distribution Amount" shall mean, as the context requires, a reference to the WorldCom Group Available Distribution Amount and MCI Group Available Distribution Amount.

    (B) "Conversion Date" shall mean the date fixed by the board of directors as the effective date for the conversion of shares of WorldCom Stock into shares of MCI Stock or shares of MCI Stock into shares of WorldCom Stock, as shall be set forth in the notice to holders of shares of the series of common stock subject to such conversion and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of the series of common stock subject to such conversion requirements pursuant to
Section 4(G)(v).

    (C) "Convertible Securities" shall mean, at any time, any securities of the Corporation or of any subsidiary thereof (other than shares of common stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any series of common stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

    (D) "Disposition" shall mean a sale, conveyance, assignment or other disposition (whether by merger, share exchange, sale or contribution of assets or stock or otherwise) of businesses, assets (including stock, other securities and goodwill), properties or liabilities.

    (E) "Disposition Date," with respect to the WorldCom Group or the MCI Group, shall mean the date of consummation of the Disposition of such Group referred to in Section 4(A)(i) or Section 4(C)(i), as applicable.

    (F) "Distribution" shall mean a direct or indirect transfer of money or other property (except its own shares or rights to acquire its own shares) or incurrence of indebtedness by the Corporation to or for the benefit of its shareholders in respect of any of its shares. A distribution may be in the form of: (i) a declaration or payment of a dividend; (ii) a purchase, redemption, or other acquisition of shares; (iii) a distribution of indebtedness; or otherwise; provided that for purposes of this Section A of Article 4 a distribution shall not include (x) payments made pursuant to Section 3 or (y) for purposes of
Section 1(C)(v) and 1(C)(vi), a repurchase of shares of common stock.

    (G) "Excluded Transaction" shall mean, with respect to the WorldCom Group or the MCI Group, as applicable:

        (i) the Disposition by the Corporation of all or substantially all of its businesses, assets, properties and liabilities in one transaction or a series of related transactions in connection with the dissolution of the Corporation and the distribution of assets to shareholders as referred to in
    Section 3;

        (ii) the Disposition of the businesses, assets, properties and liabilities of such Group as contemplated by Section 4(D) or 4(E) or otherwise (x) to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such series outstanding or
    (y) if the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group is greater than zero, to all holders of shares of the series of common stock related to such Group and the Corporation or subsidiaries thereof, divided among such holders and the Corporation or subsidiaries thereof on a pro rata basis in accordance with the number of shares of common stock of such series outstanding and the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group;

        (iii) the Disposition to any person or entity controlled (as determined by the board of directors) by the Corporation;

        (iv) the Disposition in connection with a Related Business Transaction in respect of such Group; or

        (v) a Disposition conditioned upon the approval of the holders of common stock related to such Group, voting as a separate voting group.

    (H) "Fair Value" shall mean:

        (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such Market Value, as so defined, can be determined);

        (ii) in the case of an equity security or debt security that has not been Publicly Traded for at least 15 months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the board of directors, or, if no such investment banking firm is, as determined in the good faith judgment of the board of directors, available to make such determination, in good faith by the board of directors;

        (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the board of directors based upon such information as the board of directors shall in good faith determine to be appropriate; and

        (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the board of directors based upon such appraisals, valuation reports or opinions of such experts as the board of directors shall in good faith determine to be appropriate.

Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the board of directors.

    (I) "Group" shall mean, as of any date, the WorldCom Group or the MCI Group.

    (J) "Holder Group" shall mean any Group which holds or, as a result of the issuance of Convertible Securities, may hold an Inter-Group Interest in the other Group.

    (K) "Initial Issuance Date" shall mean the date of first issuance of WorldCom Stock and MCI Stock.

    (L) "Inter-Group Interest" shall mean, as of any date, the Number of Shares Issuable with Respect to the Inter-Group Interest in either Issuer Group that are held or permitted to be held, as applicable, as of such date by the other Holder Group.

    (M) "Issuer Group" shall mean any Group in which the other Group holds or, as a result of the issuance of Convertible Securities, may hold an Inter-Group Interest.

    (N) "Market Value" shall mean, with respect to a share of any class or series of capital stock of the Corporation on any day,

        (i) the average of the high and low reported sales prices of a share of such class or series on such Trading Day, as reported on the Nasdaq National Market; or

        (ii) in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, as reported on the Nasdaq National Market; or

        (iii) if the shares of such class or series are not listed or admitted to trading on the Nasdaq National Market on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading; or

        (iv) if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day, as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation; or

        (v) if such closing bid and asked prices are not made available by any such Nasdaq National Market broker/dealer on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value;

provided that, for purposes of determining the market value of a share of any class or series of capital stock for any period:

                   (x) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (y)(2) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution; and

                   (y) the "Market Value" of any share of capital stock on any day prior to:

           (1) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period; or

           (2) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock;

shall be appropriately adjusted, as determined by the board of directors, to reflect such subdivision, combination, dividend or distribution.

    (O) "MCI Group" shall mean, as of any date:

        (i) the interest of the Corporation and any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities reflected in the combined financial statements of the MCI Group as of September 30, 2000, which were publicly filed by the Corporation with the Securities and Exchange Commission in Registration Statement on Form S-4, as amended
    (File No. 333-52920);

        (ii) the interest of the Corporation or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Corporation or any of its subsidiaries and attributed to the MCI Group, as determined by the board of directors as contemplated by Section 6(A);

        (iii) all businesses, assets, properties and liabilities transferred to the MCI Group from the WorldCom Group (other than in a transaction pursuant to clause (v) or (vi) of this Section 7(O)) pursuant to transactions in the ordinary course of business of the MCI Group and the WorldCom Group or otherwise as the board of directors may have directed as permitted by these Second Amended and Restated Articles of Incorporation;

        (iv) a proportionate undivided interest in each and every business, asset, property and liability attributed to the WorldCom Group equal to the Inter-Group Interest in the WorldCom Group held by the MCI Group as of such date;

        (v) all businesses, assets, properties and liabilities transferred to the MCI Group from the WorldCom Group in connection with an increase in the Inter-Group Interest in the MCI Group held by the WorldCom Group;

        (vi) all businesses, assets, properties and liabilities transferred to the MCI Group from the WorldCom Group in connection with a decrease in the Inter-Group Interest in the WorldCom Group held by the MCI Group;

        (vii) any assets (including securities) or properties attributed to the MCI Group pursuant to Section 5(B) or Section 5(C); and

        (viii) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

provided that from and after any transfer of any businesses, assets, properties or liabilities from the MCI Group to the WorldCom Group as permitted by these Second Amended and Restated Articles of Incorporation, the MCI Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in the WorldCom Group held by the MCI Group).

    (P) "MCI Group Available Distribution Amount" shall mean, on any date the product of:

        (i) the Outstanding Interest Fraction with respect to MCI Stock; and

        (ii) the lesser of:

                   (x) any amount in excess of the minimum amount necessary to pay debts attributed to the MCI Group as they become due in the usual course of business; and

                   (y) the total assets attributed to the MCI Group, less the sum of its total liabilities plus (unless these Second Amended and Restated Articles of Incorporation provide otherwise) the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shares of stock attributed to the MCI Group superior to the MCI Stock.

Notwithstanding the foregoing provisions of this Section 7(P), and consistent with Section 6(B), at any time when there are not outstanding both:

        (i) one or more shares of MCI Stock or Convertible Securities convertible into or exchangeable or exercisable for MCI Stock; and

        (iii) one or more shares of WorldCom Stock or Convertible Securities convertible into or exchangeable or exercisable for WorldCom Stock,

the "Available Distribution Amount," on any calculation date during such time period, with respect to the MCI Stock or the WorldCom Stock (depending on which of such series of common stock or Convertible Securities convertible into or exchangeable or exercisable for such series of common stock is outstanding), shall mean the amount available for the payment of dividends on such common stock in accordance with law.

    (Q) "Net Proceeds" shall mean, as of any date with respect to any Disposition of any of the businesses, assets, properties and liabilities attributed to either the WorldCom Group or the MCI Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the board of directors for:

        (i) any taxes the Corporation estimates will be payable by the Corporation (or which the Corporation estimates would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 4(A)(i)(1)(a), Section 4(A)(i)(1)(b),
    Section 4(B)(i)(1)(a) or Section 4(B)(i)(1)(b);

        (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

        (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group.

For purposes of this definition, any businesses, properties and assets attributed to the Group, the businesses, assets, properties and liabilities of which are subject to such Disposition, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such businesses, properties and assets.

    (R) "Number of Shares Issuable with Respect to the Inter-Group Interest" shall mean with respect to any Issuer Group, a number of shares of the series of common stock related to such Issuer Group that are deemed to be held by a Holder Group. The Number of Shares Issuable with Respect to the Inter-Group Interest with respect to the WorldCom Stock and MCI Stock shall initially each be zero and in each case shall be adjusted, increased or decreased from time to time pursuant to Section 5.

    (S) "Outstanding Interest Fraction" shall mean, as of any date with respect to WorldCom Stock or MCI Stock, the fraction (which may simplify to 1/1), the numerator of which shall be the number of outstanding shares of such series of common stock on such date and the denominator of which shall be the sum of the number of outstanding shares of such series of common stock on such date and the Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such series of common stock on such date. A statement setting forth the Outstanding Interest Fraction for any series of common stock as of the record date for the payment of any distribution or share dividend on any series of common stock shall be filed by the secretary of the Corporation in the records of the actions of the board of directors not later than ten days after such date.

    (T) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

    (U) "Publicly Traded" shall mean, with respect to any security:

        (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law); and

        (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the Nasdaq National Market (or any successor market system).

    (V) "Redemption Date" shall mean the date fixed by the board of directors as the effective date for a redemption of shares of any series of common stock, as set forth in a notice to holders thereof required pursuant to
Section 4(G)(iii), Section 4(G)(iv) or Section 4(G)(vi).

    (W) "Related Business Transaction" shall mean any Disposition of all or substantially all of the businesses, assets, properties and liabilities attributed to the WorldCom Group or the MCI Group, as the case may be, in a transaction or series of related transactions that result in the Corporation, one or more of its Subsidiaries or the holders of common stock receiving in consideration of such businesses, assets, properties and liabilities primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which:

        (i) acquires such assets or properties or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such assets or properties or controls such acquiror or successor; and

        (ii) the board of directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition.

    (X) "Share dividend" shall have the meaning contained in the Georgia Business Corporation Code, as in effect on the Initial Issuance Date.

    (Y) "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

    (Z) "Substantially all of the businesses, assets, properties and liabilities" shall have the meaning specified in Section 4(A)(ii) or
Section 4(B)(ii), as applicable.

    (AA) "Tax Event" shall mean receipt by the Corporation of an opinion of its tax counsel to the effect that, as a result of any amendment to, clarification of, or change or proposed change in, the laws (or any interpretation or application of the laws) of the United States or any political subdivision or taxing authority thereof or therein (including, but not limited to, the enactment of any legislation, the publication of any judicial or regulatory decision, determination or pronouncement or any announced proposed change in law by an applicable legislative committee or the chair thereof), regardless of whether such amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving the Corporation, the WorldCom Group or the MCI Group and whether or not subject to appeal, there is more than an insubstantial risk that:

        (i) for tax purposes, any issuance of WorldCom Stock or MCI Stock would be treated as a sale or other taxable disposition by the Corporation or any of its subsidiaries of any of the assets, operations or relevant subsidiaries to which the WorldCom Stock or MCI Stock relates;

        (ii) the issuance or existence of WorldCom Stock or MCI Stock would subject the Corporation, its subsidiaries or affiliates, or any of their respective successors or shareholders to the imposition of tax or to other adverse tax consequences; or

        (iii) for tax purposes, either WorldCom Stock or MCI Stock is not or, at any time in the future will not be, treated solely as common stock of the Corporation.

    For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

    (BB) "Trading Day" shall mean each weekday other than any day on which the relevant series of common stock is not traded on any national securities exchange or quoted on the Nasdaq National Market or otherwise in the over-the-counter market.

    (CC) "WorldCom Group" shall mean, as of any date:

        (i) the interest of the Corporation and any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation and any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with these Second Amended and Restated Articles of Incorporation to the MCI Group pursuant to Section 7(O)(i);

        (ii) the interest of the Corporation or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Corporation or any of its subsidiaries and attributed to the WorldCom Group, as determined by the board of directors as contemplated by Section 6(A);

        (iii) all businesses, assets, properties and liabilities transferred to the WorldCom Group from the MCI Group (other than in a transaction pursuant to clause (v) and (vi) of this Section 7(CC)) pursuant to transactions in the ordinary course of business of the WorldCom Group and the MCI Group or otherwise as the board of directors may have directed as permitted by these Second Amended and Restated Articles of Incorporation;

        (iv) a proportionate undivided interest in each and every business, asset, property and liability attributed to the MCI Group equal to the Inter-Group Interest in the MCI Group held by the WorldCom Group as of such date;

        (v) all businesses, assets, properties and liabilities transferred to the WorldCom Group from the MCI Group in connection with an increase in the Inter-Group Interest in the WorldCom Group held by the MCI Group;

        (vi) all businesses, assets, properties and liabilities transferred to the WorldCom Group from the MCI Group in connection with a decrease in the Inter-Group Interest in the MCI Group held by the WorldCom Group;

        (vii) any assets (including securities) or properties attributed to the WorldCom Group pursuant to Section 5(B) or Section 5(C); and

        (viii) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

provided that from and after any transfer of any businesses, assets, properties or liabilities from the WorldCom Group to the MCI Group as permitted by these Second Amended and Restated Articles of Incorporation, the WorldCom Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in the MCI Group held by the WorldCom Group).

    (DD) "WorldCom Group Available Distribution Amount" shall mean, on any date, the product of:

        (i) the Outstanding Interest Fraction with respect to WorldCom Stock;
    and

        (ii) the lesser of:

                   (x) any amount in excess of the minimum amount necessary for the WorldCom Group to pay debts attributed to the WorldCom Group as they become due in the usual course of business; and

                   (y) the total assets attributed to the WorldCom Group, less the sum of its total liabilities plus (unless these Second Amended and Restated Articles of Incorporation provide otherwise) the amount that would be needed if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shares of stock attributed to the WorldCom Group superior to the WorldCom Stock.

Notwithstanding the foregoing provisions of this Section 7(DD), and consistent with Section 6(B), at any time when there are not outstanding both:

        (i) one or more shares of WorldCom Stock or Convertible Securities convertible into or exchangeable or exercisable for WorldCom Stock; and

        (iii) one or more shares of MCI Stock or Convertible Series convertible into or exchangeable or exercisable for MCI Stock,

the "Available Distribution Amount," on any calculation date during such time period, with respect to the WorldCom Stock or the MCI Stock (depending on which of such series of common stock or Convertible Securities convertible into or exchangeable or exercisable for such series of common stock is outstanding), shall mean the amount available for the payment of dividends on such common stock in accordance with law.

    SECTION 8. SEVERABILITY OF PROVISIONS. If any term of any provision with respect to voting powers, preferences, designations, rights, qualifications, limitations or restrictions of the WorldCom Stock or the MCI Stock set forth in this Section A of Article 4 (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms and provisions with respect to voting powers, preferences, designations, rights, qualifications, limitations or restrictions of the WorldCom Stock or the MCI Stock set forth in this Section A of Article 4 (as it may be amended from time to time) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences, designations, rights, qualifications, limitations or restrictions of such series shall, nevertheless, remain in full force and effect, and no term of such series of common stock herein set forth shall be deemed dependent upon any other terms with respect to such voting powers, preferences, designations, rights, qualifications, limitations or restrictions of the WorldCom Stock or the MCI Stock unless so expressed herein.

                                                                         ANNEX B

                               ARTICLES OF AMENDMENT
                                 TO THE SECOND
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                 WORLDCOM, INC.

                                       1.

    The name of the Corporation is WorldCom, Inc.

                                       2.

    Effective the date hereof, Article Eleven of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting the text thereof and substituting therefor the text of the amendments attached hereto as Exhibit A.

                                       3.

    All other provisions of the Second Amended and Restated Articles of Incorporation shall remain in full force and effect.

                                       4.

    The provisions of Article Eleven of the Second Amended and Restated Articles of Incorporation were duly approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business
Corporation Code on the       day of             , 2001.

                                       5.

    The provisions of Article Eleven of the Second Amended and Restated Articles of Incorporation were duly adopted and authorized by the Board of Directors of
the Corporation on             , 2001.

    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment
to be executed by its duly authorized officer, this       day of             ,
2001.

                                                       WORLDCOM, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                                       EXHIBIT A

                                     ELEVEN

    (a) In addition to the requirements of the provisions of any series of preferred stock which may be outstanding, and whether or not a vote of the shareholders is otherwise required, the affirmative vote of the holders of not less than seventy percent (70%) of the voting power of the Corporation's Voting Stock shall be required for the approval or authorization of any Business Transaction with a Related Person, or any Business Transaction in which a Related Person has an interest (other than only a proportionate interest as a shareholder of the corporation); provided, however, that the seventy percent (70%) voting requirement shall not be applicable if (i) the Business Transaction is Duly Approved by the Continuing Directors, or (ii) all of the following conditions are satisfied:

        (i) the aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share, (on the date of effectiveness of such Business Transaction) for a particular class or series of a class if there is more than one series in a class, by holders of capital stock of the Corporation (other than such Related Person) in connection with such Business Transaction is at least equal in value to such Related Person's Highest Stock Purchase Price for such class or series;

        (ii) the consideration to be received by holders of capital stock of the Corporation in connection with such Business Transaction is in (a) cash, or
    (b) if the majority of the shares of any particular class or series of stock of the Corporation as to which the Related Person is the Beneficial Owner shall have been acquired for a consideration in a form other than cash, in the same form of consideration used by the Related Person to acquire the largest number of shares of such class or series of stock;

        (iii) after such Related Person has become a Related Person and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of capital stock of the Corporation or securities convertible into capital stock of the Corporation, except (i) as a part of the transaction which resulted in such Related Person becoming a Related Person or (ii) as a result of a pro rata stock dividend or stock split;

        (iv) prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, except as Duly Approved by the Continuing Directors (i) received the benefit (other than only a proportionate benefit as a shareholder of the corporation) of any loans, advances, guarantees, pledges or other financial assistance or tax credits or tax advantages provided by the Corporation or any of its subsidiaries, (ii) caused any material change in the Corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation, or other securities convertible into or exercisable for such shares, or (iii) caused the Corporation to fail to declare and pay at the regular date therefor quarterly cash dividends on the outstanding capital stock of the Corporation entitled to receive dividends, on a per share basis at least equal to the cash dividends being paid thereon by the corporation immediately prior to the date on which the Related Person became a Related Person; and

        (v) a proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Act or such rules or regulations) shall be mailed to shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Transaction (whether or not such proxy or information statement is required to be mailed pursuant to the Act and such rules and regulations or subsequent provisions).

    (b) For the purpose of this Article ELEVEN:

        (i) The term "Affiliate", used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

        (ii) The term "Associate", used to indicate a relationship with a specified person, shall mean (A) any corporation, partnership or other organization of which such specified person is an officer or partner,
    (B) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person who has the same home as such specified person or who is a director or officer of the corporation or any of its subsidiaries, and
    (D) any person who is a director, officer or partner of such specified person or of any corporation (other than the corporation or any wholly-owned subsidiary of the corporation), partnership or other entity which is an Affiliate of such specified person.

        (iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Act as in effect on September 15, 1993; provided, however, that any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any capital stock of the corporation having voting power at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such capital stock.

        (iv) The term "Business Transaction" shall mean: (A) any merger, share exchange or consolidation involving the Corporation or a subsidiary of the Corporation; (B) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions), including, without limitation, a mortgage, pledge or any other security device of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of the Corporation; (C) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or any Substantial Part of the assets of any entity to the Corporation or a subsidiary of the Corporation; (D) the issuance, sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) by the Corporation or a subsidiary of the Corporation of any securities of the Corporation or any subsidiary of the Corporation in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $15 million or more; (E) any merger, share exchange or consolidation of the Corporation with any of its subsidiaries or any similar transaction in which the Corporation is not the survivor and the charter or certificate or articles of incorporation of the consolidated or surviving Corporation do not contain provisions substantially similar to those in this Article ELEVEN; (F) any recapitalization or reorganization of the Corporation or any reclassification of the securities of the Corporation (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person or reducing the number of shares of each class of voting securities outstanding; (G) any liquidation, spin-off, split-off, split-up or dissolution of the Corporation; and (H) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction or having a similar purpose or effect.

        (v) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation on September 15, 1993, or who became a director of the Corporation subsequent to such date and whose election or nomination for election by the Corporation's shareholders was Duly Approved by the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board of Directors in which such person is named as nominee for director; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person has an interest (other than only a proportionate interest as a shareholder of the Corporation).

        (vi) The term "Duly Approved by the Continuing Directors" shall mean an action approved by the vote of at least a majority of the Continuing Directors then on the Board; provided, however, that if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the Board of Directors (if a vote by the entire Board of Directors were to have been taken), then such term shall mean an action approved by the unanimous vote of the Continuing Directors so long as there are at least three (3) Continuing Directors on the Board of Directors at the time of such unanimous vote.

        (vii) The term "Fair Market Value", in the case of stock, means the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange^ Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith.

        (viii) The term "Highest Stock Purchase Price" with respect to shares of a particular class, or series of a class if there are more than one series in a class, shall mean the greatest of the following:

           (A) the highest amount of consideration paid by a Related Person for a share of such class or series of capital stock of the Corporation (including any brokerage commissions, transfer taxes and soliciting dealers' fees) in the transaction which resulted in such Related Person becoming a Related Person or within two years prior to the first public announcement of the Business Transaction (the "Announcement Date"), whichever is higher; provided, however, that the Highest Stock Purchase Price calculated under this subsection (A) shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock-split, reverse stock-split or other similar corporate readjustment in the number or kind of outstanding shares of capital stock of the Corporation between the last date upon which such Related Person paid the Highest Stock Purchase Price up to the effective date of the merger, share exchange or consolidation or the date of distribution to shareholders of the Corporation of the proceeds from the sale of substantially all of the assets of the Corporation referred to in subparagraph (i) of Section (a)(ii) of this Article Eleven;

           (B) the Fair Market Value per share of^ such classes^ or series of stock of the Corporation on the Announcement Date;

           (C) the Fair Market Value per share of^ such classes^ or series of stock of the Corporation on the date that the Related Person becomes a Related Person;

           (D) if applicable, the Fair Market Value per share determined pursuant to subsection (b)(viii)(B) or (C) of this Article ELEVEN, whichever is higher, multiplied by the ratio of (i) the highest price per share (including any brokerage commissions, transfer taxes or soliciting dealers' fees and adjusted for any subsequent stock dividends, splits, combinations, recapitalizations, reclassifications or other such reorganizations) paid to acquire any shares of such^ classes^ or series Beneficially Owned by the Related Person within the two years prior to the Announcement Date, to (ii) the Fair Market Value per share (adjusted for any subsequent stock dividends, splits, combinations, recapitalizations, reclassifications or other such reorganizations) of shares of such^ classes^ or series on the first day in the two-year period ending on the Announcement Date on which such shares Beneficially Owned by the Related Person were acquired; or

           (E) the amount per share of any preferential payment to which holders of shares of such^ classes^ or series are entitled in the event of a liquidation, dissolution or winding up of the Corporation.

        (ix)^ The phrase "property, securities or other consideration to be received", for the purpose of subparagraph (i) of Section (a)(ii) of this Article ELEVEN and in the event of a merger in which the corporation is the surviving corporation, shall include, without limitation, common stock of the Corporation retained by its shareholders (other than such Related Person).

        (x) The term "Related Person" shall mean and include (A) any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of not less than ten percent (10%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote or was the Beneficial Owner of not less than ten percent (10%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote
    (x) at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, (y) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation, or (z) as of the record date for the determination of shareholders entitled to notice of and to vote on or consent to the Business Transaction, and (B) any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding any thing in the foregoing to the contrary, that the term "Related Person" shall not include the Corporation, a more than 90% owned subsidiary of the Corporation, any employee stock ownership or other employee benefit plan of either the Corporation or any more than 90% owned subsidiary of the Corporation, or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

        (xi) The term "Substantial Part" shall mean more than twenty percent (20%) of the total assets of the entity in question, as reflected on the most recent consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

        (xii) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation whose holders are present at a meeting of shareholders, in person or by proxy, and which entitle their holders to vote generally in the election of directors, and considered for the purpose of this Article ELEVEN as one class.

    (c) For the purpose of this Article ELEVEN, so long as Continuing Directors constitute at least two-thirds ( 2/3) of the entire Board of Directors of the Corporation, the Board of Directors shall have the power to make a good faith determination, on the basis of information known to them, of (i) the number of shares of Voting Stock of which any person is the Beneficial Owner,
(ii) whether a person is a Related Person or is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (iv) whether the assets subject to any Business Transaction constitute a Substantial Part, (v) whether any Business Transaction is with a Related Person or is one in which a Related Person has an interest (other than only a proportionate interest as a shareholder of the corporation), (vi) whether a Related Person has, directly or indirectly, received the benefits or caused any of the changes referred to in subparagraph (iv) of clause (ii) of Section (a) of this Article ELEVEN, (vii) the fair market value of any consideration to be received in a Business Transaction and (viii) such other matters with respect to which a determination is required under this Article ELEVEN; and such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article ELEVEN.

    (d) Nothing contained in this Article ELEVEN shall be construed to relieve any Related Person of any fiduciary obligation imposed by law.

    (e) The fact that any Business Transaction complies with the provisions of Section (a) of this Article ELEVEN shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Transaction or recommend its adoption or approval to the shareholders of the corporation.

    (f) Notwithstanding any other provisions of these Second Amended and Restated Articles of Incorporation or the Bylaws of the corporation (and notwithstanding that a lesser percentage may be permitted by law), the provisions of this Article ELEVEN may not be repealed or amended, directly or indirectly in any respect, unless such action is approved by the affirmative vote of the holders of not less than seventy percent (70%) of the voting power of the Corporation's Voting Stock.

                                                                         ANNEX C

                                 WORLDCOM, INC.
                               BOARD OF DIRECTORS
                        TRACKING STOCK POLICY STATEMENT
                            REGARDING WORLDCOM GROUP
                             AND MCI GROUP MATTERS

1.  GENERAL POLICY

    All material matters as to which the holders of WorldCom group stock and the holders of MCI group stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of WorldCom Inc. (the "Company") or any special committee appointed by the Board of Directors to so act (a "Special Committee") determines to be in the best interests of the Company as a whole, after giving due consideration to the potentially divergent interests and all other interests of the separate series of common stock of the Company that the Board of Directors or any Special Committee, as the case may be, deems relevant.

2.  AMENDMENT AND MODIFICATION

    The Board of Directors or any Special Committee may, without shareholder approval, change the policies set forth in this or any subsequent policy statement (the "Policy Statement"), including any resolution implementing the provisions of the Policy Statement. The Board of Directors or any Special Committee also may, without shareholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in the Policy Statement in connection with particular facts and circumstances, all as the Board of Directors or any Special Committee may determine to be in the best interests of the Company as a whole. Any such change, adoption or exception shall be final, binding and conclusive unless otherwise determined by the Board of Directors or any Special Committee.

3.  CORPORATE OPPORTUNITIES

    (A) ALLOCATION. The Board of Directors or any Special Committee will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the WorldCom group and the MCI group, in whole or in part, in a manner it considers to be in the best interests of the Company as a whole. Any allocation of this type may involve the consideration of a number of factors that the Board of Directors or any Special Committee determines to be relevant including, without limitation:

    (i) whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the then existing scope of one group's business;

    (ii) whether one group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business or assumed liability; and

   (iii) the WorldCom group's objective to achieve long-term sustainable growth and the MCI group's objective to maximize its cash flow while retiring debt allocated to it.

    (B) NO PROHIBITION. Except under the Policy Statement and any other policies adopted by the Board of Directors or any Special Committee, a group will not be prohibited from:

    (i) engaging in the same or similar business activities or lines of business as the other group,

    (ii) doing business with any potential or actual supplier, competitor or customer of the other group, or

   (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other group.

    (C) NO DUTY, RESPONSIBILITY OR OBLIGATION. In addition, except under the Policy Statement and any other policies adopted by the Board of Directors or any Special Committee, neither the Company nor a group will have any duty, responsibility or obligation:

    (i) to communicate or offer any business or other corporate opportunity that one group has to the other group, including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that is, from its nature, in the line of either group's business and is of practical advantage to either group,

    (ii) to have one group provide financial support to the other group, or

   (iii) otherwise to have one group assist the other group.

4.  RELATIONSHIP BETWEEN THE GROUPS

    The Company will manage the businesses in the WorldCom group and the businesses in the MCI group in a manner intended to maximize the operations, assets and value of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

    (A) COMMERCIAL INTER-GROUP TRANSACTIONS. The MCI group will be allocated a portion, based on usage, of the Company's applicable costs for use of the fiber optic systems, which are attributed to the WorldCom group. In addition, the WorldCom group will be allocated a portion, based on usage, of the Company's switching costs for use of the business voice switched services, which are attributed to the MCI group. All other material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties and will be subject to the review and approval of the Board of Directors or any Special Committee. Neither group is under any obligation to use services provided by the other group, and each group may use services provided by a competitor of the other group if the Board of Directors or any Special Committee determines it is in the best interests of the Company as a whole.

    It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of the WorldCom group and the MCI group will control the pricing of its respective services and receive the associated revenues. The group which sells the service to the public will receive an appropriate fee from the other group for selling the service.

    In a bundled offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and the method to be used to allocate the revenues between the groups, which method will be subject to the review and approval of the Board of Directors or any Special Committee.

    (B) OTHER TRANSFERS OF ASSETS AND LIABILITIES. The Board of Directors or any Special Committee may, without shareholder approval, reallocate assets and liabilities between the WorldCom group and the MCI group not in the ordinary course of their respective businesses. The Board of Directors or any Special Committee may do so, for example, if the Company acquires a company whose business activities relate to both those of the WorldCom group and the MCI group and the Company issues only one series of stock as consideration for this acquisition.

    Any reallocation of assets and liabilities between the groups not in the ordinary course of their respective businesses will be effected by:

    (i) the reallocation by the transferee group to the transferor group of other assets or consideration or liabilities;

    (ii) the creation of inter-group debt owed by the transferee group to the transferor group;

   (iii) the reduction of inter-group debt owed by the transferor group to the transferee group;

    (iv) the creation of, or an increase in, the number of shares of stock of the transferor group reserved for issuance for the benefit of the transferee group or to the holders of stock of the transferee group;

    (v) the reduction in the number of shares of stock of any group reserved for issuance for the benefit of another group or to the holders of the stock of that group; or

    (vi) a combination of any of the above;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group. For these purposes, the fair value of the assets or liabilities transferred will be determined by the Board of Directors in its sole discretion. Any creation of, or increase or decrease in, the number of shares of stock of one group reserved for issuance for the benefit of the other group or to the holders of stock of the other group is subject to approval by the Board of Directors or any Special Committee.

    (C) CASH MANAGEMENT. Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by the Company's corporate headquarters on behalf of the groups. Under this centralized cash management system, the MCI group will generally not be allocated any cash balances. No property will be attributed to the MCI group upon issuance of MCI group stock in connection with the Intermedia Merger.

    (D) FINANCING ARRANGEMENTS. As of January 1, 1999, the MCI group will be notionally allocated $6.0 billion of long-term debt with the remaining
$15.2 billion of debt allocated to the WorldCom group. Each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, dividend payments, share repurchases and other financing activities.

    Interest will be charged to each group based on the amount of such group's allocated debt. Debt allocated to the MCI group, including any loans made by the WorldCom group to the MCI group, will bear interest at a rate indicative of the rate at which the MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which the Company or members of the WorldCom group may have acquired the funds. Interest expense on borrowings incurred by the Company and allocated to the WorldCom group will reflect the difference between the Company's actual interest expense and the interest expense allocated to the MCI group. Interest rates will be calculated on a quarterly basis. Expenses related to the debt are to be reflected in the weighted average interest rate of the Company's debt.

    (E) INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been attributed to the respective groups based on specific identification and where acquired companies have been divided between the WorldCom group and the MCI group, the intangible assets have been allocated based on the respective fair values at the date of purchase of the related operations attributed to each group.

    All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to the WorldCom group. The MCI group is allocated an expense and the WorldCom group will be allocated a corresponding decrease in costs for the use of the MCI tradenames for the next five years based on the following schedule:

    2001: $27.5 million
    2002: $30.0 million
    2003: $35.0 million
    2004: $40.0 million
    2005: $45.0 million

    Any renewal or termination of use of the MCI tradename by the businesses attributed to the MCI group will be subject to the general policy that the Board of Directors or any Special Committee will act in the best interests of the Company as a whole.

5.  DIVIDEND POLICY

    Subject to the limitations on dividends set forth in the Company's Articles of Incorporation and to the limitations of Georgia law, the holders of WorldCom group stock and the holders of MCI group stock will be entitled to receive dividends on that stock when, as and if the Board of Directors authorizes and declares dividends on that stock.

    Because the businesses in the WorldCom group are expected to require significant capital commitments to finance their operations and fund their future growth, the Company does not expect to pay any cash dividends on shares of WorldCom group stock. If and when the Board of Directors determines to pay any cash dividends on shares of WorldCom group stock, that determination will be based primarily on the results of operations, financial condition and capital requirements of the WorldCom group and of the Company as a whole and other factors that the Board of Directors considers relevant.

    The payment of dividends on MCI group stock will be a business decision that the Board of Directors makes from time to time based primarily on the results of operations, financial condition and capital requirements of the MCI group and of the Company as a whole and other factors that the Board of Directors considers relevant.

6.  FINANCIAL REPORTING; ALLOCATION MATTERS

    (A) FINANCIAL REPORTING. The Company will prepare and include in its filings with the Securities and Exchange Commission consolidated financial statements of the Company and combined financial statements of the WorldCom group and the MCI group for so long as WorldCom group stock and MCI group stock are outstanding.

    (B) SHARED SERVICES AND SUPPORT ACTIVITIES. The Company will directly charge specifically identifiable costs to the WorldCom group and the MCI group. Where determinations based on specific usage alone are impracticable, the Company will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees and total revenues generated by each group.

    (C) TAXES. Federal and state income tax liabilities incurred by the Company and which are determined on a consolidated, combined, or unitary basis will be allocated between the WorldCom group and the MCI group in the manner described herein. The income tax expense for each group and the balance sheet allocation of the expense will be based on a comparison of the Company's tax expense with the hypothetical tax expense of the MCI group. The tax expense allocable to the MCI group will be the amount that the MCI group would have incurred if it had filed tax returns as a separate taxpayer and the tax expense allocable to the WorldCom group will be the excess, if any, of the Company's tax expense over the tax expense allocable to the MCI group. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits.

                                                                         ANNEX D

                                   MCI GROUP
                       2001 EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE. The purpose of this Plan is to provide employees of certain affiliates of WorldCom, Inc. with an opportunity to purchase shares of Common Stock, as defined below, through accumulated payroll deductions. It is the intention of WorldCom, Inc. that this Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. Accordingly, the provisions of this Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

    2.  DEFINITIONS.

       (a) "BOARD" means the Board of Directors of WorldCom, Inc.

       (b) "CODE" means the Internal Revenue Code of 1986, as amended.

       (c) "COMMON STOCK" means WorldCom, Inc.--MCI Group Common Stock, par value $0.01 per share.

       (d) "COMPANY" means WorldCom, Inc.

       (e) "COMPENSATION" means the Employee's base straight-time gross earnings or commissions, exclusive of payments such as overtime, shift premium, incentive compensation, incentive payments, bonuses, severance and other compensation and inclusive of any salary reduction agreement pursuant to a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code or to any similar reduction agreement pursuant to any cafeteria plan within the meaning of Section 125 of the Code.

       (f) "COMMITTEE" means the Compensation and Stock Option Committee of the Board.

       (g) "ELIGIBLE EMPLOYEE" means an Employee who is eligible to participate in the Plan pursuant to Section 3 hereof.

       (h) "EMPLOYEE" means an individual who is employed by a Participating MCI Group Employer. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the employee is on leave of absence approved by his or her employer.

       (i) "ENROLLMENT DATE" means the first Trading Day of each Offering Period, except that:

    (1) if an individual is not an Eligible Employee on the first Trading Day of the Offering Period, either because he or she is not an Employee on that date or because he or she does not satisfy all other eligibility criteria described in Section 3, such individual's Enrollment Date means the first Trading Day of the second month following the month during which the individual becomes an Eligible Employee; and

    (2) if an individual is an Eligible Employee on the first Trading Day of an Offering Period or the first Trading Day of the month following the month during which the individual becomes an Eligible Employee as described in subsection (1) above and either (A) initially elects not to participate and later in the Offering Period elects to participate, or (B) initially elects to participate but later ceases participation during an Offering Period, and then recommences participation, the Eligible Employee's Enrollment Date shall be the first day of the month following the month during which he commences or recommences participation.

       (j) "EXERCISE DATE" means the last Trading Day of each month.

       (k) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

    (1) If the Common Stock is traded on a national market system, then its Fair Market Value shall be the closing sales price for such Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last Trading Day on or before the date of such determination, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable;

    (2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, then its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable; or

    (3) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

       (l) "OFFERING PERIOD" means the period, not to exceed 27 months, during which an option granted pursuant to this Plan may be exercised. The Committee shall establish the Offering Period(s).

       (m) "PARENT" means a "parent corporation" as defined in Section 424(e) of the Code.

       (n) "PARTICIPANT" means an Employee who elects to participate in the Plan pursuant to Section 5 hereof.

       (o) "PARTICIPATING MCI GROUP EMPLOYER" means MCI Payroll Services, LLC, MCI Management Services, Inc., Skytel Payroll Services, LLC and any other entity designated by the Board from time to time from a group consisting of the Company or any Parent or Subsidiary of the Company.

       (p) "PLAN" means this MCI Group 2001 Employee Stock Purchase Plan.

       (q) "PURCHASE PRICE" means eighty-five (85%) of the Fair Market Value of a share of Common Stock on the Participant's Enrollment Date or on the Exercise Date, whichever is lower. Notwithstanding the immediately preceding sentence, if an Employee commences or recommences participation pursuant to Section 2(i)(2) above, Purchase Price means eighty-five percent (85%) of the lesser of (a) the greater of the Fair Market Value of a share of Common Stock on the initial Enrollment Date for the Offering Period, or the Participant's Enrollment Date or (b) the Fair Market Value of a share of Common Stock on the Exercise Date.

       (r) "RESERVES" means the number of shares of Common Stock covered by each option under this Plan that have not yet been exercised and the number of shares of Common Stock that have been made available under this Plan but not yet placed under option.

       (s) "SUBSIDIARY" means a "subsidiary corporation" as defined in
           Section 424(f) of the Code.

       (t) "TRADING DAY" means a day on which the New York Stock Exchange is open for trading.

    3.  ELIGIBILITY.

       (a) Except as provided below, each Employee on a given Enrollment Date is eligible to participate in this Plan.

       (b) Notwithstanding anything to the contrary contained herein, no Employee shall be granted an option under this Plan:

    (1) whose customary employment with the Participating MCI Group Employer is not at least twenty (20) hours per week and more than five (5) months in any calendar year.

    (2) until the Employee has been employed for three consecutive months by the Company, a Parent or Subsidiary.

    (3) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to
Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such capital stock equaling five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary of the Company, or

    (4) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate that exceeds twenty-five thousand dollars ($25,000) worth of stock (determined based on the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

       (c) Upon a Participant's ceasing to be eligible to participate in the Plan because he or she does not work at least twenty (20) hours per week or more than five (5) months in any calendar year, all payroll deductions accumulated while the Participant was eligible in the then current Offering Period shall be applied toward the purchase of shares of Common Stock as provided in Section 8 hereof, and no further payroll deductions shall be made and no further shares of Common Stock shall be purchased for the Participant unless and until he or she again becomes eligible to participate in the Plan.

    4. OFFERING PERIODS. This Plan shall be implemented through a series of consecutive Offering Periods. The Committee shall have the power to change the duration of Offering Periods, including the commencement dates thereof.

    5.  PARTICIPATION.

       (a) An eligible Employee may participate in this Plan by completing a participation agreement and an enrollment form authorizing payroll deductions and by filing such participation agreement and enrollment form with the Company's Corporate Human Resource Department prior to the applicable Enrollment Date. The participation agreement enrollment form and other forms related to participation in the Plan shall be in the form prescribed by the Committee and may include electronic forms, in the sole discretion of the Committee.

       (b) Payroll deductions for a Participant will begin on the first payroll following the Enrollment Date, or as soon thereafter as administratively practicable, and will end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant.

    6.  PAYROLL DEDUCTIONS.

       (a) At the time a Participant files his or her enrollment form, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation that he or she receives on each pay day during the Offering Period.

       (b) All payroll deductions made for a Participant shall be credited to his or her account under this Plan and shall be withheld in whole percentages only. A Participant may not make any additional payments into such account.

       (c) Once each month, a Participant may increase or decrease the rate of his or her future payroll deductions by completing and filing with the Company's Human Resources Department a new enrollment form authorizing a change in payroll deduction rate. The change in such rate shall be effective as soon thereafter as administratively practicable. A Participant's enrollment form shall remain in effect for successive payroll periods unless a new enrollment form is completed and delivered to the Company's Human Resources Department.

       (d) Notwithstanding anything to the contrary contained herein, to the extent necessary to comply with Section 423(b)(8) of the Code and
           Section 3(b) hereof, a Participant's payroll deduction rate may be decreased to zero percent (0%) at any time during an Offering Period. A Participant's discontinuance of participation shall remain in effect for successive payroll periods unless a new enrollment form is completed and delivered to the Company.

       (e) At the time the option is exercised, in whole or in part, or at the time some or all of the shares of Common Stock issued under this Plan are disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the option or upon the disposition of the shares of Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant's Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of the shares of Common Stock by the Employee.

    7. GRANT OF OPTION. On each Enrollment Date, each Employee shall be granted a right to purchase, as of each Exercise Date during the Offering Period, as many shares of Common Stock as may be purchased by dividing 15% of the Employee's Compensation for the period beginning on the immediately preceding Exercise Date and ending on the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 11 hereof. The Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock an Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof. The option shall expire on the last day of the Offering Period.

    8.  EXERCISE OF OPTION.

       (a) Each Participant's option for the purchase of shares of Common Stock shall be exercised automatically on each Exercise Date, and the maximum number of shares of Common Stock (including fractional shares) under the option shall be purchased for such Participant at the applicable Purchase Price as may be purchased with the accumulated payroll deductions in his or her account, subject to the limitations set forth in Sections 3(b), 7 and 11 hereof. During a Participant's lifetime, a Participant's option to purchase shares of Common Stock hereunder is exercisable only by him or her.

       (b) Unless otherwise requested in writing by the Participant, Common Stock purchased under the Plan will be held by and in the name of, or in the name of a nominee of, the custodian for the benefit each Participant, who shall thereafter be a beneficial shareholder of record of the Company. Until the Participant terminates employment, a certificate for shares of Common Stock purchased under the Plan will not be issued to a participant unless requested in writing.

       (c) If the Committee determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed the number of shares of Common Stock that were available for sale under this Plan, then the Committee, in its sole discretion, may:

    (1) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase in as uniform a manner as shall be practicable and equitable among all Participants exercising options to purchase shares of Common Stock on such Exercise Date, and

    (2) continue the Offering Period then in effect, or terminate any Offering Period then in effect pursuant to Section 18 hereof.

    The Company may make pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under this Plan by the Company's shareholders subsequent to such Enrollment Date.

    9. TERMINATION OF EMPLOYMENT. Upon a Participant's ceasing to be an Employee due to termination of employment with a Participating MCI Group Employer, all payroll deductions accumulated while an Employee in the then current Offering Period shall be applied toward the purchase of shares of Common Stock as provided in Section 8 above. As soon as practicable after the Participant's termination of employment, the Participant shall receive a certificate representing the number of full shares of Common Stock credited to the Participant's account as of the date of termination and a check for the value of any fractional shares as of said date.

    10. INTEREST. No interest shall accrue on the payroll deductions of a Participant in this Plan.

    11. COMMON STOCK. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of Common Stock that shall be made available for sale under this Plan is thirty million (30,000,000) shares. The shares of Common Stock that may be offered under the Plan may be unissued stock, treasury stock or stock purchased by the Company.

    12. ADMINISTRATION. The Committee shall administer the Plan on behalf of the Company. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of this Plan, to determine eligibility and to adjudicate all disputed claims filed under this Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

    13.  DESIGNATION OF BENEFICIARY.

       (a) In the form and manner prescribed by the Committee, a Participant may designate a beneficiary to receive any shares of Common Stock, and cash from the Participant's account, may change such designation of beneficiary at any time in the form and manner prescribed by the Committee.

       (b) If the Participant dies and no beneficiary has been validly designated under this Plan or the designated beneficiary predeceases the Participant, the Participant's beneficiary shall be the Participant's surviving spouse or, if none, the Participant's surviving children, in equal shares per stirpes, or, if none, the Participant's estate.

       (c) The designation of beneficiary and any changes thereto should be filed with the Company's Corporate Human Resource Department.

    14. TRANSFERABILITY. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 13 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

    15. USE OF FUNDS. The Company may use all payroll deductions received or held by the Company under this Plan for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

    16. REPORTS. Individual accounts shall be maintained for each Participant in this Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price and the number of shares of Common Stock purchased.

    17. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

       (a) Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares of Common Stock each Participant may purchase each Offering Period (pursuant to Section 7 hereof), as well as the price per share of Common Stock and the number of shares of Common Stock covered by each option under this Plan that has not yet been exercised may be adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

       (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date") and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date.

       (c) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date and the Offering Period then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Committee shall notify each Participant in writing, at least ten
           (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date.

    18.  AMENDMENT OR TERMINATION.

       (a) The Board may at any time and for any reason terminate or amend this Plan. Except as provided in Section 17 hereof, no such termination may affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or this Plan is in the best interests of the Company and its shareholders. Except as provided in Section 17 hereof and in this Section 18, no amendment may make any change in any option theretofore granted that adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as is required.

       (b) Without shareholder consent and without regard to whether any Participant's rights may be considered to have been adversely affected, the Committee may change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with this Plan.

       (c) In the event the Committee determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend this Plan to reduce or eliminate such accounting consequences including, but not limited to:

    (1) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

    (2) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Committee action; and

    (3)  allocating shares of Common Stock.

    Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

    19. NOTICES. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

    20. CONDITIONS UPON ISSUANCE OF SHARES. Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or system upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

    21. RIGHT TO TERMINATE EMPLOYMENT. The Plan does not confer upon any Employee any right to be continued in the employ of a Participating MCI Group Employer, the Company, or any of its subsidiaries, or to interfere in any way with the right of a Participating MCI Group Employer, the Company, or any of its subsidiaries, to terminate his or her employment at any time, nor shall it interfere in any way with the Employee's right to terminate his or her employment.

    22. REQUIRED GOVERNMENT APPROVALS. The Plan, and all options granted under and other rights inherent in the Plan, are subject to shareholder approval and to receipt by the Company of all necessary approvals or consents of governmental agencies that the Company, in is sole discretion, shall deem necessary or advisable. Notwithstanding any other provision of the Plan, all options granted under the Plan and all other rights inherent in the Plan are subject to such termination and/or modification as may be required or advisable in order to obtain any such approval or consent or that, as a result of the consequences attaching to any such approval or consent, may be required or advisable in the judgment of the Company's Committee in order to avoid adverse impact on the Company's overall wage and salary policy.

    23. EXPENSES. Expenses of administering the Plan, including any expenses incurred in connection with the purchase by the Company of shares for sale to Participants shall be borne by the Company. All costs related to the Participant's sale of shares acquired under the Plan will be borne by the Participant.

    24. GOVERNING LAW; VENUE; LIMITATIONS PERIOD. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States. Any such legal action or proceeding may be initiated only in Clinton, Mississippi or the county in which the employer of the Employee or beneficiary claiming through an Employee has its principal place of business.

    25. TERM OF PLAN. This Plan shall become effective on July 1, 2001, and shall continue in effect until July 1, 2011, unless sooner terminated under
Section 18 hereof.

                                                                         ANNEX E

                                 WORLDCOM, INC.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

PURPOSE

    The primary function of the Audit Committee of the Board of Directors of WorldCom, Inc. (the "Company") is to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities to shareholders, potential shareholders and the investment community relating to the Company's system of internal controls, corporate accounting, financial reporting, legal compliance and ethics that management and the Board have established.

    The Audit Committee's primary duties and responsibilities are to:

    - Serve as an independent and objective party to monitor the Company's financial reporting processes and internal control systems.

    - Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

    - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Members of the Audit Committee shall be considered independent if they have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. All members of the Committee shall have a working familiarity with basic finance and accounting practices including the ability to read and understand fundamental financial statements and at least one member of the Committee shall have accounting or related financial management expertise.

    The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the Vice President of the Internal Audit Department and the independent accountants of the Company in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management of the Company quarterly to review the Company's financial statements.

RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

1. Obtain the full Board's approval of this Charter and review and reassess this Charter periodically, at least annually, as conditions dictate.

2. Review the annual financial statements of the Company contained in the annual report to shareholders with management and the independent auditors of the Company to confirm that the independent auditors are satisfied with the disclosure and content of such financial statements.

3. Review the regular internal reports to management of the Company prepared by the internal auditing department and management's response.

4. Discuss with financial management and the independent accountants of the Company the matters described in AU Section 380, as amended (Communications with the Audit Committee) prior to the filing of the Company's Form 10-Q or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

5. Recommend to the Board of Directors the selection of the independent accountants of the Company, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants.

6. On an annual basis, obtain from the independent auditors a formal written statement delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard One. Engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and take appropriate action to ensure such independence. Consider the nature of non audit services provided by the independent auditor and the effects if any, those services may have on auditor independence.

7. Communicate to the independent auditors that they are ultimately accountable to the Board and the Audit Committee as representatives of the shareholders.

8. Review and concur with management's appointment, termination or replacement of the Vice President of the Internal Audit Department.

9. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present to discuss the Company's accounting, financial reporting, internal controls and other matters of interest to the Audit Committee.

10. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. Review any significant disagreement among management and the independent accountants or the internal auditing department of the Company in connection with the preparation of the financial statements.

12. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "GBCC") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in
Section 14-2-832 of the GBCC. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other non monetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

    The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the GBCC as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law. Sections 14-2-850 to 14-2-859, inclusive, of the GBCC govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the GBCC permits indemnification of an individual for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which the individual is made a party because he or she is or was a director of WorldCom, or, while a director of WorldCom, such individual is or was serving at the request of WorldCom, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

    A Georgia corporation may not indemnify a director under Section 14-2-851:
(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or (2) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit, whether or not involving action in his or her official capacity.

    Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made under Section 14-2-855 of the GBCC by:
(1) a majority vote of a quorum consisting of disinterested directors; (2) a duly designated committee of disinterested directors; (3) duly selected special legal counsel; or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

    Section 14-2-856 of the GBCC provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the GBCC provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

    The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable: (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful distributions under Section 14-2-832 of the GBCC; or (4) for any transaction in which the director obtained an improper personal benefit.

    Section 14-2-857 of the GBCC provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, WorldCom may, as provided by either WorldCom's Second Amended and Restated Articles of Incorporation, as amended, WorldCom's Restated Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

    The indemnification provisions of Article X of WorldCom's Restated Bylaws and Article Twelve of WorldCom's Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the GBCC. However, WorldCom's Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, WorldCom's best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause his or her conduct was unlawful, or in the case of a proceeding by or in the right of WorldCom, to which such director was adjudged liable to WorldCom, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. WorldCom's Restated Bylaws extend the indemnification available to officers under the GBCC to employees and agents.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        2.1             Agreement and Plan of Merger between WorldCom, Wildcat
                        Acquisition Corp. and Intermedia Communications, Inc. dated as of September 1, 2000 (filed as Annex A to the Proxy
                        Statement/Prospectus included in WorldCom's Registration
                        Statement on Form S-4, Registration No. 333-48012 and
                        incorporated herein by reference)

        3.1             Form of Articles of Amendment to the Second Amended and
                        Restated Articles of Incorporation of WorldCom, Inc.
                        (included as Annex A and Annex B to the Proxy Statement/
                        Prospectus)

        3.2             Second Amended and Restated Articles of Incorporation of
                        WorldCom (including preferred stock designations), as
                        amended as of May 1, 2000 (incorporated herein by reference to Exhibit 4.1 of WorldCom's Quarterly Report on Form 10-Q
                        dated March 31, 2000 (File No. 0-11258)

        3.3             Restated Bylaws of WorldCom (incorporated by reference to
                        Exhibit 3.2 to WorldCom's Current Report on Form 8-K dated
                        September 14, 1998) (filed September 29, 1998)) (File No.
                        0-11258)

        4.1             Rights Agreement dated as of August 25, 1996, between
                        WorldCom and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value
                        $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase
                        Rights as Exhibit C (incorporated herein by reference to
                        Exhibit 4 to WorldCom's Current Report on Form 8-K dated
                        August 26, 1996 filed by WorldCom with the Securities and
                        Exchange Commission on August 26, 1996 (as amended on Form
                        8-K/A filed on August 31, 1996) (File No. 0-11258))

        4.2             Amendment No. 1 to Rights Agreement dated as of May 22,
                        1997, by and between WorldCom and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit
                        4.2 of WorldCom's Current Report on Form 8-K dated May 22,
                        1997 (filed June 5, 1997) (File No. 0-11258))

        4.3*            Form of Restated Rights Agreement

        5.1* Opinion of Alston & Bird LLP as to the validity of the WorldCom group stock and MCI group stock

        8.1*            Opinion of Simpson Thacher & Bartlett as to tax matters

       23.1             Consent of Arthur Andersen LLP

       23.2             Consent of Alston & Bird LLP (contained in Exhibit 5.1)

       23.3             Consent of Simpson Thacher & Bartlett (contained in Exhibit
                        8.1)

       24.1*            Powers of Attorney (included on signature pages hereof)

       99.1*            Form of Proxy

       99.2             WorldCom and MCI Group Policy Statement (included as Annex C to the Proxy Statement/ Prospectus)

------------------------

*   Previously filed.

**  To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date corresponding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi, on April 26, 2001.

                                                       WORLDCOM, INC.

                                                       By:            /s/ SCOTT D. SULLIVAN
                                                            -----------------------------------------
                                                                        Scott D. Sullivan
                                                                     CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                          *
     -------------------------------------------       Director                         April 26, 2001
             Clifford L. Alexander, Jr.

                          *
     -------------------------------------------       Director                         April 26, 2001
                   James C. Allen

                          *
     -------------------------------------------       Director                         April 26, 2001
                    Judith Areen

                          *
     -------------------------------------------       Director                         April 26, 2001
                   Carl J. Aycock

                          *
     -------------------------------------------       Director                         April 26, 2001
                   Max E. Bobbitt

                          *                            Director, President and Chief
     -------------------------------------------         Executive Officer (Principal   April 26, 2001
                  Bernard J. Ebbers                      Executive Officer)

                          *
     -------------------------------------------       Director                         April 26, 2001
                  Francesco Galesi

                          *
     -------------------------------------------       Director                         April 26, 2001
               Stiles A. Kellett, Jr.

                          *
     -------------------------------------------       Director                         April 26, 2001
                  Gordon S. Macklin

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                          *
     -------------------------------------------       Director                         April 26, 2001
                Bert C. Roberts, Jr.

                          *
     -------------------------------------------       Director                         April 26, 2001
                  John W. Sidgmore

                                                       Director and Chief Financial
                          *                              Officer (Principal Financial
     -------------------------------------------         Officer and Principal          April 26, 2001
                  Scott D. Sullivan                      Accounting Officer)

*   By: /s/ SCOTT D. SULLIVAN
      ---------------------------------------
          Scott D. Sullivan,
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

        2.1             Agreement and Plan of Merger between WorldCom, Wildcat
                        Acquisition Corp. and Intermedia Communications, Inc. dated as of September 1, 2000 (filed as Annex A to the Proxy
                        Statement/Prospectus included in WorldCom's Registration
                        Statement on Form S-4, Registration No. 333-48012 and
                        incorporated herein by reference)

        3.1             Form of Articles of Amendment to the Second Amended and
                        Restated Articles of Incorporation of WorldCom, Inc.
                        (included as Annex A and Annex B to the Proxy Statement/
                        Prospectus)

        3.2             Second Amended and Restated Articles of Incorporation of
                        WorldCom (including preferred stock designations), as
                        amended as of May 1, 2000 (incorporated herein by reference to Exhibit 4.1 of WorldCom's Quarterly Report on Form 10-Q
                        dated March 31, 2000 (File No. 0-11258)

        3.3             Restated Bylaws of WorldCom (incorporated by reference to
                        Exhibit 3.2 to WorldCom's Current Report on Form 8-K dated
                        September 14, 1998) (filed September 29, 1998)) (File No.
                        0-11258)

        4.1             Rights Agreement dated as of August 25, 1996, between
                        WorldCom and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value
                        $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase
                        Rights as Exhibit C (incorporated herein by reference to
                        Exhibit 4 to WorldCom's Current Report on Form 8-K dated
                        August 26, 1996 filed by WorldCom with the Securities and
                        Exchange Commission on August 26, 1996 (as amended on Form
                        8-K/A filed on August 31, 1996) (File No. 0-11258))

        4.2             Amendment No. 1 to Rights Agreement dated as of May 22,
                        1997, by and between WorldCom and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit
                        4.2 of WorldCom's Current Report on Form 8-K dated May 22,
                        1997 (filed June 5, 1997) (File No. 0-11258))

        4.3*            Form of Restated Rights Agreement

        5.1* Opinion of Alston & Bird LLP as to the validity of the WorldCom group stock and MCI group stock

        8.1*            Opinion of Simpson Thacher & Bartlett as to tax matters

       23.1             Consent of Arthur Andersen LLP

       23.2             Consent of Alston & Bird LLP (contained in Exhibit 5.1)

       23.3             Consent of Simpson Thacher & Bartlett (contained in Exhibit
                        8.1)

       24.1*            Powers of Attorney (included on signature pages hereof)

       99.1*            Form of Proxy

       99.2             WorldCom and MCI Group Policy Statement (included as Annex C to the Proxy Statement/ Prospectus)

------------------------

*   Previously filed.

**  To be filed by amendment.